Form 10-K405, Exhibit 13
period 2001-12-31
DCB FINANCIAL CORP
filed 2002-03-28
CIK 1025877

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS











                                                                            20.

                              DCB FINANCIAL CORP.





                                                        2001

                                                        ANNUAL

                                                        REPORT

                  MISSION STATEMENT

                  The Mission of The Delaware County Bank and Trust Company is to provide comprehensive banking services of the highest quality to our customers by:

                  Remaining a trusted, independent community bank of the highest integrity.

                  Recruiting and developing a professional, courteous, knowledgeable staff through education and internal advancement when qualified.

                  Prudently managing quality assets, deposits, and facilities to enhance growth and shareholder equity.

                  Attracting new and nurturing existing banking relationships in our service area.

TABLE OF CONTENTS

Message to Shareholders

4-5

Managements' Discussion and
Analysis of Financial Conditions
and Results of Operations

5-12

Consolidated Financial Statements

13-26

   Consolidated Balance Sheets

   13

   Consolidated Statements of Income

   14

   Consolidated Statements of Income
   in Shareholders' Equity

   15

   Consolidated Statements of
   Cash Flows

   16                                                   [PHOTO]

   Notes to Consolidated Financial
   Statements

   17-26

   Report of Independent Auditors

   12

   Directors and Officers

   27

   Officers and Divisions

LETTER TO OUR SHAREHOLDERS



Photo of Larry
 to go here

Dear Shareholder:




I am pleased to share information about our performance this past year and forward planning.

We have shared information in past reports about our five year plan for growth and improved earnings. This was to have been a year when those plans began to show results. Through the first three quarters, we projected a net after tax income of approximately $5.2 million. This would have resulted in an increase of 6.34% over our best year ever.

During the fourth quarter 2001, we were faced with the issue of recognizing a reevaluation of certain fixed assets and other non cash assets on our balance sheet. We determined 2001 was the appropriate time to write down these assets which resulted in a decrease in earnings of approximately $938,000 after tax. This certainly was not a pleasant decision but we feel the right one. Our net after tax income, after the adjustments, was $4,498,000. This speaks to our strength in being able to absorb the additional expense and still be able to reflect earnings of $1.08 per share. We feel good about our performance given the extreme economic climate of 2001. There are few who could have anticipated the velocity at which interest rates fell this past year and even fewer who were not negatively impacted by the market.


Even through the economic turmoil this past year, our stock valuation was very promising. At the end of 2000, DCB Financial Corp was trading at a high of $13.00. At year end 2001, trades were a high of $14.30. This represents an increase of 10% in market price. In recent days we have seen trades in the range of $14.85 per share.

As you know from past reports, we have invested in ventures outside the conventional scope of banking. Our investment in ProFinance Holdings, a niche insurance company, has proven to be worthwhile. The company met all projections for income and our equity position has grown beyond original projections. Our investment, along with two other community banks, in a title insurance agency, has also proven to be a good decision. Revenue far exceeded our projections even though our ownership was less than a full year.

As most of you know, we completed the move to our new Corporate Center in the first week of June 2001. The reaction from employees and customers has been fantastic. Those who work in the facility clearly enjoy the environment and visitors are pleased with the surroundings. We remain very optimistic as to what this facility will do for us in terms of growth and improved efficiency.

We are excited about prospects for continued growth in assets and earnings. Your Board of Directors and management have spent extensive time in developing a strategic plan and vision for your company. As a result, we have several projects in various stages of development that we look forward to sharing with you in the months ahead.

During the fourth quarter of 2001, we also began an extensive Quality Initiative Program involving the entire staff. From this, we expect significant improvement in our delivery system and better efficiency. We recognize that it is important to continually seek better ways to be of service to our customers and less expensive means by which we deliver services. As always, I extend our appreciation on behalf of your directors and officers for your support.




Sincerely,




Larry D. Coburn
President and Chief Executive Officer

BUSINESS OF DCB FINANCIAL CORP

DCB Financial Corp ("DCB") was incorporated under the laws of the State of Ohio on March 14, 1997, at the direction of management and approval of the shareholders of The Delaware County Bank and Trust Company (the "Bank") for the purpose of becoming a bank holding company by acquiring all outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is the wholly owned subsidiary of DCB.

The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, and from its 16 full-service branch offices located in Delaware and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and paying services. Through its information systems department, the Bank provides data processing services to other financial institutions, however, such services are not a significant part of operations or revenue.

DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the DCB's market area have been sound. Unemployment statistics have historically been among the lowest in the State of Ohio, and real estate values have been stable to rising. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage- backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, loan and security sales and principal repayments.

As a financial holding company, DCB is subject to regulation, supervision and examination by the Federal Reserve Board. As a commercial bank chartered under the laws of the State of Ohio, the Bank is subject to regulation, supervision and examination by the State of Ohio Superintendent of Financial Institutions and the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC insures deposits in the Bank up to applicable limits. The Bank is also a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati.

COMMON STOCK AND STOCKHOLDER MATTERS

DCB had 4,178,200 common shares outstanding on February 22, 2002, held of record by approximately 1,561 shareholders. DCB's common stock is not traded on any established securities market. However, several central Ohio brokerage firms maintain daily bid and ask prices for DCB's common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. are reported below. These transactions are without retail mark-up, mark-down or commissions.

Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB's stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2001 and 2000 that were not registered under the Securities Acts.


                                                                     Quarter ended
                                  March 31,           June 30,        September 30,      December 31,
                                     2001              2001               2001               2001
                                  ---------           -------        --------------      ------------
High                                $11.75            $14.00             $14.50             $14.30
Low                                  10.25             11.25              13.25              11.50
Dividends per share                   0.07              0.07               0.08               0.08


                                  March 31,           June 30,        September 30,      December 31,
                                     2000              2000               2000               2000
                                  ---------           -------        --------------      ------------
High                                $14.25            $14.38             $13.38             $13.00
Low                                  10.13             10.75              12.13              10.25
Dividends per share                    .07               .07                .07                .07

Income of DCB primarily consists of dividends, which are periodically declared and paid by the Board of Directors of the Bank on common shares of the Bank held by DCB. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See
Note 11 to the consolidated financial statements for a description of dividend restrictions.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated. As DCB was formed on March 14, 1997, information before the year ended December 31, 1997 is for the Bank only.

                                                                               At December 31,
Selected financial                           ------------------------------------------------------------------------------------
  condition data:                              2001               2000               1999               1998               1997
                                             --------           --------           --------           --------           --------
(In thousands)
Total assets                                 $519,380           $497,250           $430,005           $418,540           $367,118
Cash and cash equivalents                      17,945             18,496             16,838             15,492             25,283
Securities available for sale                  84,021            101,955             91,909             90,399             53,935
Securities held to maturity                    34,718             29,843             35,245             49,184             53,834
Net loans and leases                          358,960            327,184            274,675            253,341            226,792
Deposits                                      430,714            418,946            371,799            368,918            322,484
Borrowed funds                                 37,336             30,422             16,889              9,450              7,005
Shareholders' equity                           49,121             44,899             40,387             38,309             36,040


                                                                           Year ended December 31,
                                             ------------------------------------------------------------------------------------
Selected Operating Data:                       2001               2000               1999               1998               1997
                                             --------           --------           --------           --------           --------
(In thousands, except per share data)
Interest and dividend income                  $36,409            $36,717            $30,483            $28,928            $26,409
Interest expense                               16,369             19,607             14,322             14,323             12,369
Net interest income                            20,040             17,110             16,161             14,605             14,040
Provision for loan and lease losses              ,872               ,908              1,495                469                320
Net interest income after
  provision for loan and lease losses          19,168             16,202             14,666             14,136             13,720
Noninterest income                              5,119              4,030              4,233              4,139              3,324
Noninterest expense                            17,544             13,134             11,963             11,373              9,772
Income before income tax                        6,743              6,831              6,936              6,902              7,272
Income tax expense                              2,245              2,206              2,154              2,168              2,382
Net income                                     $4,498             $4,625             $4,782             $4,734             $4,890
                                              =======            =======            =======            =======            =======

Per Share Data:
Basic and diluted earnings per share           $1.08              $1.11              $1.14              $1.13              $1.14
                                              =======            =======            =======            =======            =======
Dividends declared per share                   $0.30              $0.28              $0.25              $0.21              $0.27
                                              =======            =======            =======            =======            =======


                                                                     At or for the year ended December 31,
                                             ------------------------------------------------------------------------------------
Selected Financial Ratios:                     2001               2000               1999               1998               1997
                                             --------           --------           --------           --------           --------

Interest rate spread                            3.56%              2.92%              3.20%              3.01%              3.42%
Net interest margin                             4.24               3.83               4.07               3.95               4.37
Return on average equity                        9.40              11.12              12.18              13.64              14.00
Return on average assets                        0.89               0.97               1.13               1.21               1.44
Average equity to average assets                9.43               8.74               9.31               8.89              10.29
Dividend payout ratio                          27.78              25.23              21.93              18.58              23.68
Allowance for loan and lease losses as
  a percentage of nonperforming loans         100.17             224.81             444.75             180.71             129.17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

INTRODUCTION
In the following pages, management presents an analysis of DCB's financial condition and results of operations as of and for the year ended December 31, 2001, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this report.

FORWARD-LOOKING STATEMENTS
When used in this document, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in DCB's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in DCB's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors listed above could affect DCB's financial performance and could cause DCB's actual results for future periods to differ materially from any statements expressed with respect to future periods.

DCB does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



ANALYSIS OF FINANCIAL CONDITION
DCB's assets totaled $519,380 at year-end 2001 compared to $497,250 at year-end 2000, an increase of $22,130, or 4.5%. The growth in assets was the result of the investment of funds provided by borrowings and deposit growth into loans.

Total securities decreased to $118,739 at year- end 2001 compared to $131,798 at year-end 2000. The decrease in securities was the result of the majority of proceeds from maturities, calls and principal repayments being used to fund higher yielding loans. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies and corporations, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") participation certificates and collateralized mortgage obligations ("CMOs"). Securities classified as available for sale totaled $84,021, or 70.8% of the total securities portfolio, at year-end 2001. Management classifies securities as available for sale to provide DCB with the flexibility to move funds into loans as demand warrants. The mortgage- backed securities portfolio, totaling $59,171 at year-end 2001, provides DCB with a constant cash flow stream from principal repayments. DCB held no derivative securities or structured notes during any period presented.

Total loans increased $32,038, or 9.7%, from $330,518 at year-end 2000 to $362,556 at year- end 2001. Growth was experienced in the majority of loan categories, however, the largest increases were in real estate loans. Commercial real estate loans increased $22,646, or 22.2%, from $101,891 at year-end 2000 to $124,537 at year-end 2001. In addition, residential real estate and home equity loans increased $3,810, or 4.5%, from $84,987 at year- end 2000 to $88,797 at year-end 2001. The continued growth in total real estate loans is related to growth in the DCB's market area, as DCB has not changed its philosophy regarding pricing or underwriting standards during the year. In addition, DCB has been able to take advantage of a strong local economy and the large number of businesses moving into the market. Commercial and industrial loans increased $4,272, or 8.9%. There is no concentration of lending to any one industry. Premises and equipment increased $3,817 in 2001 from $8,503 at year-end 2000 to $12,320 at year-end 2001. The increase in fixed assets is primarily due to construction costs and equipment related to the new corporate headquarters.

Total deposits increased $11,768 or 2.8%, from $418,945 at year-end 2000 to $430,714 at year- end 2001. Noninterest-bearing deposits increased $7,149, or 11.4%, while interest- bearing deposits increased $4,619, or 1.3%. Interest-bearing demand and money market deposits decreased from 56.1% of total interest-bearing deposits at year-end 2000 to 49.7% of total interest-bearing deposits at year- end 2001, as DCB experienced a $20,214, or 10.1%, decrease in volume of such accounts. The decrease in such deposits has been primarily due to economic trends resulting in the shift of customer funds from lower yielding deposit accounts to higher yielding savings accounts and certificates of deposit. DCB experienced an increase of $8,351 in savings deposits while such accounts increased from 11.8% of total interest-bearing deposits at year- end 2000 to 14.0% of total interest-bearing deposits at year-end 2001. Certificates of deposit increased $16,482, or 14.4%, comprising 36.3% of total interest-bearing deposits at year-end 2001 compared to 32.1% at year-end 2000.

Borrowed funds totaled $37,336 at year-end 2001 compared to $30,422 at year-end 2000. The increase was a result of an additional $5,000 advance from the Federal Home Loan Bank to fund the construction of DCB's new corporate headquarters and to fund other loan growth.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

NET INCOME. Net income for 2001 totaled $4,498, decreasing slightly compared to net income for 2000 of $4,625. Earnings per share were $1.08 for 2001 and $1.11 for 2000. Return on average assets was 0.89% and 0.97% for 2001 and 2000, while return on average shareholders' equity was 9.40% and 11.12% over the same two years.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of the DCB's income and is affected by the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $20,040 for 2001 compared to $17,110 for 2000. The $2,930 increase in 2001 over 2000 was the result of an increase in DCB's net interest margin in 2001. The significant decrease in DCB's cost of funds resulted from higher yielding certificates of deposit repricing in 2001 and slightly offset by the reduction in DCB's yield earned on interest- earning assets. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 3.83% in 2000 to 4.24% in 2001.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES.
The provision for loan and lease losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management's assessment of the losses inherent in the Bank's loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.

The provision for loan and lease losses totaled $872 in 2001 compared to $908 in 2000. Net charge-offs for 2001 were $610, which represents 0.17% of average loans, compared to net charge-offs of $367, or .11% of average loans in 2000. DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews.

The allowance for loan and lease losses increased from $3,334 at year-end 2000 to $3,596 at year-end 2001. As a percent of gross loans and leases, the allowance decreased slightly to 0.99% at year-end 2001 from 1.01% at year-end 2000. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Management performs an analysis of the loan portfolio on a monthly basis to assess the adequacy of the allowance for loan and lease losses. The allowance balance and the provision charged to expense are determined by management based upon past loan loss experience, economic conditions and various other circumstances that are subject to change over time. The collectibility of certain specific loans is evaluated based upon various factors including the financial position of the borrower and estimated collateral values. Historical loss information of DCB are considered in establishing allowances on its remaining portfolio.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $1,089, or 27.0% to $5,119 in 2001 compared to $4,030 in 2000. The increase was due primarily to increased gains from sales of loans, service charges on deposit accounts due to increased volume and higher revenues from the trust department.

Total noninterest expense increased $4,410, or 33.6%, in 2001 compared to 2000. The increase was primarily the result of increases in salaries and employee benefits, occupancy and other expenses, which comprised $3,950 of the total increase. The increase in compensation and employee benefits and occupancy expense were planned increases relating to increased staffing and increased operating costs associated with DCB's overall growth and its move into its new corporate headquarters in the second quarter of 2001. In addition, the increase in other expenses resulted from a one-time charge to expense of approximately $1,440 relating to the disposal of several obsolete fixed assets from DCB's move to the new corporate headquarters and re- assessment of the useful lives of certain prepaid expenses and other assets. With its broad line of products and services, DCB expects to be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with the new corporate headquarters and new branch operations.

INCOME TAXES. The change of income tax expense is primarily attributable to the change in income before income taxes. See Note 9 to the consolidated financial statements. The provision for income taxes totaled $2,245 in 2001 and $2,206 in 2000 resulting in effective tax rates of 33.3% and 32.3%.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

NET INCOME. Net income for 2000 totaled $4,625, decreasing slightly compared to net income for 1999 of $4,782. Earnings per share were $1.11 for 2000 and $1.14 for 1999. Return on average assets was 0.97% and 1.13% for 2000 and 1999, while return on average shareholders' equity was 11.12% and 12.18% over the same two years.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of the DCB's income and is affected by the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $17,110 for 2000 compared to $16,161 for 1999. The $949 increase in 2000 over 1999 was the result of an increase in the average level of interest-earning assets partially offset by an increase in the average level of interest-bearing liabilities. Growth in net interest income was also partly constrained by an increase in the average yield paid on interest-bearing liabilities from 4.48% in 1999 to 5.30% in 2000, while the average yield earned on interest-earning assets increased from 7.68% in 1999 to 8.22% in 2000. The increases in the average yield paid on interest-bearing liabilities and the average yield earned on interest-earning assets was the result for the most part of the rising interest rate environment experienced in 2000.

As a result of the aforementioned shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, the DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 4.07% in 1999 to 3.83% in 2000.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management's assessment of the losses inherent in the Bank's loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Bank maintains a loan review function that regularly evaluates individual credit relationships as well as overall loan-portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio-loss reserves.

The provision for loan and lease losses totaled $908 in 2000 compared to $1,495 in 1999. The decrease in the provision was due to a decrease in net charge-offs for 2000 partially offset by continued growth in the loan portfolio. Net charge-offs for 2000 were $367, which represents .11% of average loans, compared to net charge-offs of $650, or .25% of average loans in 1999.

The allowance for loan and lease losses increased from $2,793 at year-end 1999 to $3,334 at year-end 2000. As a percent of gross loans and leases, the allowance remained constant at 1.01% at year-end 1999 and 2000. Nonperforming loans, defined as loans on 8 nonaccrual status plus accruing loans past due 90 days or more, were $1,483, or 0.45% of gross loans, at year-end 2000 compared to $628, or .23% of gross loans, at year-end 1999. Such loans have been considered in management's analysis of the allowance for loan and lease losses. The allowance was 224.81% of nonperforming loans at year-end 2000, compared to 444.75% at year-end 1999.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income decreased $203, or 4.8%, in 2000 compared to 1999. The decrease was due primarily to a decrease in gains from sales of loans and data service fees partially offset by increased fee income from deposit and cash management accounts and DCB's trust department.

Total noninterest expense increased $1,171, or 9.8%, in 2000 compared to 1999. The increase was primarily the result of increases in salaries and employee benefits and other expense, which comprised $793 of the total increase. These were planned increases relating to increased staffing and the full year's effect of a new branch facility opened in 1999. The new branch is strategically located in an area of Franklin County currently experiencing strong population growth rates. With its broad line of products and services, DCB expects to be able to meet the needs of the market and obtain the business needed to sustain the new branch and contribute to overall profitability. Management expects noninterest expense to increase in the future due to the depreciation of the new corporate headquarters once complete.

INCOME TAXES. The change of income tax expense is primarily attributable to the change in income before income taxes. See Note 9 to the consolidated financial statements. The provision for income taxes totaled $2,206 in 2000 and $2,154 in 1999 resulting in effective tax rates of 32.3% and 31.1%.

                                                                             Year ended December 31,
                                                                      2001                                 2000
                                                   -------------------------------------   -----------------------------------
                                                     Average       Interest                  Average      Interest
                                                   outstanding      earned/       Yield/   outstanding     earned/      Yield/
                                                     balance         paid          rate      balance        paid         rate
                                                    ---------      --------       ------    ---------     --------      ------
Interest-earning assets:
     Federal funds sold                                $6,576          $275         4.18%      $4,894         $297        6.07%
     Taxable securities(1)                            111,476         7,135         6.40      117,666        7,900        6.71
     Tax-exempt securities(2)                          11,508           533         4.63       11,621          556        4.78
     Loans and leases(3)                              342,809        28,466         8.30      312,482       27,964        8.95
                                                    ---------      --------       ------    ---------     --------      ------

      Total interest-earning assets                   472,369        36,409         7.71      446,663       36,717        8.22

Noninterest-earning assets                             35,505                                  29,240
                                                    ---------                               ---------
      Total assets                                   $507,874                                $475,903
                                                    =========                               =========


Interest-bearing liabilities:
     Demand and money market deposits                 195,416         6,869         3.52     $193,699       10,496        5.42%
     Savings deposits                                  45,570         1,141         2.50       42,950        1,168        2.72
     Certificates of deposit                          120,250         6,384         5.31      108,985        6,374        5.85
                                                    ---------      --------       ------    ---------     --------      ------
      Total deposits                                  361,236        14,394         3.98      345,634       18,038        5.22

     Borrowed funds                                    33,297         1,975         5.93       24,298        1,569        6.46
                                                    ---------      --------       ------    ---------     --------      ------

      Total interest-bearing liabilities              394,533        16,369         4.15      369,932       19,607        5.30

Noninterest-bearing liabilities                        65,473                                  64,366
                                                    ---------                               ---------

      Total liabilities                               460,006                                 434,298

Shareholders' equity                                   47,868                                  41,605
                                                    ---------                               ---------

      Total liabilities & shareholders'
        equity                                      $507,874                                 $475,903
                                                    =========                               =========


Net interest income; interest rate spread                           $20,040        3.56%                   $17,110        2.92%
                                                                   ========       =====                   =======       ======

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                           4.24%                                 3.83%
                                                                                  ======                                ======

Average interest-earning assets to average
  interest-bearing liabilities                                                    119.73%                               120.74%
                                                                                  ======                                ======


                                                              Year ended December 31,
                                                                      1999
                                                    ---------------------------------------
                                                      Average        Interest
                                                    outstanding        earned/       Yield/
                                                      balance           paid          rate
                                                      ---------       --------      ------
Interest-earning assets:
     Federal funds sold                                  $6,443           $348        5.40%
     Taxable securities(1)                              112,718          6,988        6.20
     Tax-exempt securities(2)                            12,936            621        4.80
     Loans and leases(3)                                264,737         22,526        8.51
                                                      ---------       --------      ------

      Total interest-earning assets                     396,834         30,483        7.68

Noninterest-earning assets                              25,020
                                                      ---------
      Total assets                                    $421,854
                                                      =========


Interest-bearing liabilities:
     Demand and money market deposits                  $183,594          8,262        4.50%
     Savings deposits                                    42,316          1,190        2.81
     Certificates of deposit                             83,571          4,331        5.18
                                                      ---------       --------      ------
      Total deposits                                    309,481         13,783        4.45

     Borrowed funds                                      10,330            539        5.22
                                                      ---------       --------      ------

      Total interest-bearing liabilities                319,811         14,322        4.48

Noninterest-bearing liabilities                          62,769
                                                      ---------

      Total liabilities                                 382,580

Shareholders' equity                                     39,274
                                                      ---------

      Total liabilities & shareholders'
        equity                                         $421,854
                                                      =========


Net interest income; interest rate spread                              $16,161        3.20%
                                                                      ========      ======

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                             4.07%
                                                                                    ======

Average interest-earning assets to average
  interest-bearing liabilities                                                      124.08%
                                                                                    ======

(1) Average balance includes unrealized gains and losses while yield is based on amortized cost.

(2) Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $808 in 2001, $844 in 2000, and $941 in 1999.

(3) Calculated net of deferred loan fees, loan discounts, unearned interest and loans in process. Includes nonaccrual loans.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest- bearing liabilities have affected DCB's interest income and expense during the years indicated. For each category of interest- earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate); (2) changes in rate (multiplied by prior year volume); and, (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:

                                                                         Year ended December 31,
                                            ----------------------------------------------------------------------------------
                                                         2001 vs. 2000                               2000 vs.1999
                                                           Increase                                    Increase
                                                          (decrease)                                  (decrease)
                                                            due to                                      due to
                                             Volume          Rate          Total         Volume           Rate          Total
                                            -------        -------        -------        -------        -------        -------
Interest income attributable to:
     Federal funds sold                     $    85        $  (107)       $   (22)       $   (90)       $    39        $   (51)
     Taxable securities                        (405)          (360)          (765)           316            596            912
     Tax-exempt securities                       (5)           (18)           (23)           (63)            (2)           (65)
     Loans and leases                         2,602         (2,100)           502          4,226          1,212          5,438
                                            -------        -------        -------        -------        -------        -------

        Total interest income                 2,277         (2,585)          (308)         4,389          1,845          6,234
                                            -------        -------        -------        -------        -------        -------

Interest expense attributable to:
     Demand and money market deposits            92         (3,719)        (3,627)           474          1,760          2,234
     Savings deposits                            69            (96)           (27)            18            (40)           (22)
     Certificates of deposit                    627           (617)            10          1,436            607          2,043
     Borrowed funds                             542           (136)           406            876            154          1,030
                                            -------        -------        -------        -------        -------        -------

        Total interest expense                1,330         (4,568)        (3,238)         2,804          2,481          5,285
                                            -------        -------        -------        -------        -------        -------

Increase (decrease) in net
  interest income                           $   947        $ 1,983        $ 2,930        $ 1,585        $  (636)       $   949
                                            =======        =======        =======        =======        =======        =======

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

DCB's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Interest rate risk is the risk that the DCB's financial condition will be adversely affected due to movements in interest rates. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. Accordingly, DCB places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB's primary operating subsidiary, The Delaware County Bank and Trust Company, to changes in the interest rate environment are referred to as asset/liability management. One method used to analyze DCB's sensitivity to changes in interest rates is the "net portfolio value" ("NPV") methodology.

NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel shifts of 100 to 300 basis points in market rates.

Presented below is an analysis depicting the changes in DCB's interest rate risk as of December 31, 2001, and December 31, 2000, as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 to 300 basis points in market interest rates.

As illustrated in the tables, the institution's NPV is more sensitive to rising rates than declining rates. From an overall perspective, such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, because DCB has many fixed-rate loans in its loan portfolio, the amount of interest DCB would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest DCB would pay on its deposits would increase rapidly because DCB's deposits generally have shorter periods to repricing. Additional consideration should also be given to today's current interest rate levels. Several deposit products are within 200 basis points of zero percent and other products within 300 basis points. Should rates continue to decline, fewer liabilities could be repriced down to offset potentially lower yields on loans. Thus decreases could also impact future earnings and DCB's NPV.

                                      December 31, 2001                         December 31, 2000
   Change in                          -----------------                         -----------------
 Interest Rate               $ Change      % Change      NPV           $ Change    % Change         NPV
 (Basis Points)               In NPV       In NPV       Ratio           In NPV       In NPV       Ratio
---------------              ---------     --------     -----          --------    ---------      ------
      +300                   $(21,166)       (41)%      6.07%          $(15,742)       (33)%      6.90%
      +200                     (9,269)       (18)       8.26            (10,756)       (22)       7.90
      +100                     (2,968)        (6)       9.35             (5,971)       (12)       8.70
      Base                      --           --         9.84               --          --         9.80
      (100)                    (4,018)        (8)       9.10                 975         2        9.90
      (200)                    (8,052)       (16)       8.36               1,437         3        9.90
      (300)                    (6,089)       (12)       8.68               1,390         3        9.80

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making risk calculations.

In a rising interest rate environment, DCB's net interest income could be negatively affected. Moreover, rising interest rates could negatively affect DCB's earnings due to diminished loan demand. As part of its interest rate risk strategy, DCB has attempted to utilize adjustable-rate and short-term-duration loans and investments.

If overall rates and loan yields continue to decline, the Bank's ability to reduce deposits rates will be limited by the zero interest rate floor. This could negatively affect earnings and future NPV. The above table indicates the decline in NPV as rates decrease from 200 to 300 basis points.

DCB intends to limit the addition of fixed-rate long-duration loans and securities to its portfolio. In addition to this restructuring, the Bank offers home equity products that reprice on a monthly basis and has pursued more aggressively commercial and commercial real estate loans with shorter average lives and variable interest rates. It is expected that as the size of these portfolio segments grows, the interest rate risk will be lessened, though not eliminated.

LIQUIDITY

Liquidity is the ability of DCB to fund customers' needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for business expansion. This ability depends on the institution's financial strength, asset quality and types of deposit and investment instruments offered by DCB to its customers. DCB's principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Bank also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage- backed security prepayments are more influenced by interest rates, general economic conditions and competition. DCB maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

Cash and cash equivalents decreased $551, or 3.00%, from $18,496 at year-end 2000 to $17,945 at year-end 2001. Cash and cash equivalents at year-end 2001 represented 3.46% of total assets compared to 3.72% of total assets at year-end 2000. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should DCB need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. Management believes the DCB's liquidity position is strong based on its high level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB's level of cash and cash equivalents, cash flows and liquidity during 2001 were securities purchases of $59,659; the net increase in loans of $32,037; the net increase in deposits of $11,768; securities sales of $5,658; the proceeds from long-term debt of $5,000; the receipt of proceeds from maturities and repayments of securities of $68,527 and the net increase in short-term borrowings of $2,287.

CAPITAL RESOURCES

Total shareholders' equity increased $4,222, primarily due to earnings retained and the $977 after tax increase in the fair value of securities available for sale. The increase is net of cash dividends paid of $1,253. DCB did not purchase any shares of treasury stock during 2001. However, management may purchase shares in the future, as opportunities arise. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of the DCB's Board of Directors or management, affect the advisability of purchasing shares.

Tier 1 capital is shareholders' equity excluding the unrealized gain or loss on securities classified as available for sale and intangible assets. Total capital includes Tier 1 capital plus the allowance for loan and lease losses, not to exceed 1.25% of risk weighted assets. Risk weighted assets are the DCB's total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk.

DCB and its subsidiaries meet all regulatory capital requirements. DCB's ratio of total capital to risk-weighted assets was 11.8% at year-end 2001, while the Tier 1 risk-based capital ratio was 11.0%. Regulatory minimums call for a total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. DCB's leverage ratio, defined as Tier 1 capital divided by average assets, of 9.4% at year-end 2001 exceeded the regulatory minimum for capital adequacy purposes of 4.0%.

IMPACT OF NEW ACCOUNTING STANDARDS

Beginning January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard did not affect DCB's financial statements, as it had no derivative holdings.

A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under another new standard, whereas goodwill arising from business combinations, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of these standards on January 1, 2002 did not impact DCB's financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes included herein have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Presently, GAAP requires DCB to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.



--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio




We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2001 and 2000, and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ Crow, Chizek and Company LLP

Crow, Chizek and Company LLP
Columbus, Ohio
February 15, 2002

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000
                  (Dollars in thousands, except share amounts)


                                                                                      2001            2000
                                                                                   ---------       ---------
ASSETS
Cash and due from financial institutions                                           $  17,945       $  17,796
Federal funds sold                                                                        --             700
                                                                                   ---------       ---------
  Total cash and cash equivalents                                                     17,945          18,496
Securities available for sale                                                         84,021         101,955
Securities held to maturity (fair value of $35,274 in 2001 and $29,956 in 200         34,718          29,843
Loans held for sale                                                                    2,588           1,105
Loans and leases                                                                     362,556         330,518
Less allowance for loan and lease losses                                              (3,596)         (3,334)
                                                                                   ---------       ---------
  Net loans and leases                                                               358,960         327,184
Premises and equipment, net                                                           12,320           8,503
Investment in unconsolidated affiliate                                                 1,951           1,931
Accrued interest receivable and other assets                                           6,877           8,233
                                                                                   ---------       ---------

       Total assets                                                                $ 519,380       $ 497,250
                                                                                   =========       =========




LIABILITIES
Deposits
  Noninterest-bearing                                                              $  69,859       $  62,710
  Interest-bearing                                                                   360,855         356,236
                                                                                   ---------       ---------
     Total deposits                                                                  430,714         418,946
Federal funds purchased and other short-term borrowings                                4,174           1,887
Federal Home Loan Bank advances                                                       33,162          28,535
Accrued interest payable and other liabilities                                         2,209           2,983
                                                                                   ---------       ---------
  Total liabilities                                                                  470,259         452,351


SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,200 issued              3,779           3,779
Retained earnings                                                                     46,720          43,475
Treasury stock, 95,000 shares, at cost                                                (1,978)         (1,978)
Accumulated other comprehensive income (loss)                                           ,600            (377)
                                                                                   ---------       ---------
  Total shareholders' equity                                                          49,121          44,899
                                                                                   ---------       ---------

       Total liabilities and shareholders' equity                                  $ 519,380       $ 497,250
                                                                                   =========       =========

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2001, 2000 and 1999
                  (Dollars in thousands, except share amounts)

                                                                                 2001          2000           1999
                                                                               --------      --------       --------
Interest and dividend income
     Loans, including fees                                                     $ 28,466      $ 27,964       $ 22,526
     Taxable securities                                                           7,135         7,900          6,988
     Tax-exempt securities                                                          533           556            621
     Federal funds sold and other                                                   275           297            348
                                                                               --------      --------       --------
                                                                                 36,409        36,717         30,483

Interest expense
     Deposits                                                                    14,394        18,038         13,783
     Borrowings                                                                   1,975         1,569            539
                                                                               --------      --------       --------
                                                                                 16,369        19,607         14,322

Net interest income                                                              20,040        17,110         16,161

Provision for loan and lease losses                                                 872           908          1,495
                                                                               --------      --------       --------

Net interest income after provision for loan and lease losses                    19,168        16,202         14,666

Noninterest income
     Service charges on deposit accounts                                          2,293         2,074          1,887
     Trust department income                                                        566           383            306
     Net gains (losses) on sales of securities                                        4           (19)            21
     Net gains on sales of loans                                                    621           337            539
     Cash management fees                                                           394           320            307
     Data processing service fees                                                   300           267            443
     Other                                                                          941           668            730
                                                                               --------      --------       --------
                                                                                  5,119         4,030          4,233
Noninterest expense
     Salaries and employee benefits                                               8,163         6,813          6,406
     Occupancy                                                                    3,782         2,465          2,283
     Professional services                                                          484           433            142
     Advertising                                                                    412           415            344
     Postage, freight and courier                                                   444           367            326
     Supplies                                                                       361           320            264
     State franchise taxes                                                          541           514            510
     Other                                                                        3,357         2,074          1,688
                                                                               --------      --------       --------
                                                                                 17,544        13,401         11,963
                                                                               --------      --------       --------

Income before income taxes                                                        6,743         6,831          6,936

Income tax expense                                                                2,245         2,206          2,154
                                                                               --------      --------       --------

Net income                                                                     $  4,498      $  4,625       $  4,782
                                                                               ========      ========       ========

Basic and diluted earnings per common share                                    $   1.08      $   1.11       $   1.14
                                                                               ========      ========       ========

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2001, 2000 and 1999
                (Dollars in thousands, except per share amounts)


                                                                                Accumulated
                                                                                   Other           Total
                                       Common       Retained       Treasury    Comprehensive    Shareholders'
                                       Stock        Earnings         Stock      Income (Loss)     Equity
                                      --------      --------       --------       --------       --------
Balance at January 1, 1999            $  3,779      $ 36,283       $ (1,978)      $    225       $ 38,309

Comprehensive income:
   Net income                               --         4,782             --             --          4,782
   Other comprehensive income
    (loss), net of tax                      --            --             --         (1,659)        (1,659)
     Total comprehensive income
                                                                                                    3,123

Cash dividends ($0.25 per share)            --        (1,045)            --             --         (1,045)
                                      --------      --------       --------       --------       --------
Balance at December 31, 1999             3,779        40,020         (1,978)        (1,434)        40,387

Comprehensive income:
   Net income                               --         4,625             --             --          4,625
   Other comprehensive income
    (loss), net of tax                      --            --             --          1,057          1,057
     Total comprehensive income          5,682

Cash dividends ($0.28 per share)            --        (1,170)            --             --         (1,170)
                                      --------      --------       --------       --------       --------

Balance at December 31, 2000             3,779        43,475         (1,978)          (377)        44,899

Comprehensive income:
   Net income                               --         4,498             --             --          4,498
   Other comprehensive income
    (loss), net of tax                      --            --             --            977            977
     Total comprehensive income          5,475

Cash dividends ($0.30 per share)            --        (1,253)            --             --         (1,253)
                                      --------      --------       --------       --------       --------

Balance at December 31, 2001          $  3,779      $ 46,720       $ (1,978)      $    600       $ 49,121
                                      ========      ========       ========       ========       ========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in thousands)



                                                                  2001           2000           1999
                                                                --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $  4,498       $  4,625       $  4,782
     Adjustments to reconcile net income to net cash from
        operating activities
         Depreciation                                              1,363            912            741
         Provision for loan and lease losses                         872            908          1,495
         Deferred income taxes                                       (94)           (51)          (106)
         Net (gains) losses on sales of securities                    (4)            19            (21)
         Net securities amortization (accretion)                     143           (226)            59
         FHLB stock dividends                                       (138)          (117)           (85)
         Net change in loans held for sale                        (1,483)          (619)         6,411
         Net changes in other assets and other liabilities          (217)           177         (1,767)
                                                                --------       --------       --------
            Net cash from operating activities                     4,940          5,628         11,509

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
         Purchases                                               (42,544)       (58,108)       (44,335)
         Maturities, principal payments, and calls                56,426         18,297         27,977
         Sales                                                     5,658         31,765         13,342
     Securities held to maturity
         Purchases                                               (17,115)        (2,846)       (21,256)
         Maturities, principal payment, and calls                 12,109          8,177         35,234
     Net change in loans                                         (32,027)       (53,802)       (29,240
     Premises and equipment expenditures                          (5,484)        (5,031)        (1,160)
     Proceeds from sale of premises and equipment                     77             --             --
     Investment in unconsolidated affiliate                          (20)        (1,931)            --
                                                                --------       --------       --------
            Net cash from investing activities                   (22,920)       (63,479)       (19,438)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                       11,768         47,146          2,881
     Net change in federal funds purchased
        and other short-term borrowings                            2,287        (11,113)         7,775
     Proceeds from Federal Home Loan Bank advances                 5,000         25,000             --
     Repayment of Federal Home Loan Bank advances                   (373)          (354)          (336)
     Cash dividends paid                                          (1,253)        (1,170)        (1,045)
                                                                --------       --------       --------
            Net cash from financing activities                    17,429         59,509          9,275
                                                                --------       --------       --------

Net change in cash and cash equivalents                             (551)         1,658          1,346
Cash and cash equivalents at beginning of year                    18,496         16,838         15,492
                                                                --------       --------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 17,945       $ 18,496       $ 16,838
                                                                ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid during the year for
         Interest                                               $ 16,978       $ 18,702       $ 14,312
         Income taxes                                              3,108          2,032          2,295

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly owned subsidiary, The Delaware County Bank and Trust Company (Bank), together referred to as the Corporation. The financial statements of the Bank include accounts of its wholly owned subsidiaries, D.C.B. Corporation and 362 Corp. Intercompany transactions and balances are eliminated in consolidation.

During 2000, DCB purchased a 9% interest in ProFinance Holdings Corporation, the holding company for Century Surety Company, a property and casualty insurance company. Accordingly, the investment is being carried at cost and is shown as investment in unconsolidated affiliate on the consolidated balance sheet. The investment is reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the investment is recorded at a discounted amount.

NATURE OF OPERATIONS: DCB provides financial services through its sixteen banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. 17 Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow operations of businesses. Real estate loans are secured by both residential and commercial real estate. DCB also operates a trust department and engages in mortgage banking operations.

BUSINESS SEGMENTS: While DCB's chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a corporation- wide basis. Accordingly, all of the DCB's operations are considered by management to be aggregated in one reportable operating segment.

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan and lease losses, fair value of financial instruments and status of contingencies are particularly subject to change.

CASH FLOWS: Cash and cash equivalents include cash on hand, deposits with other financial institutions and federal funds sold. Net cash flows are reported net for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost

Interest income includes amortization of purchase premiums and discounts. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS AND LEASES: Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan and lease losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loan held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN AND LEASE LOSSES: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged- off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

CONCENTRATIONS OF CREDIT RISK: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, Ohio, and surrounding areas. Loans for commercial real estate, farmland, construction and land development purposes comprise 44% of loans. Loans for commercial purposes comprise 14% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 24% of loans. Loans and leases for consumer purposes are primarily secured by consumer assets and represent 18% of total loans. The borrowers' ability to honor their contracts is not dependent on the economic status of any single industry.

PREMISES AND EQUIPMENT: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using straight line and accelerated methods. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or market when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

SERVICING ASSETS: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $184 and $192 at December 31, 2001 and 2000.

INCOME TAXES: Income tax expense is the sum of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts of temporary differences between carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect the estimates.

NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard did not affect DCB's financial statements, as it had no derivative holdings.

A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under another new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of these standards on January 1, 2002 did not impact DCB's financial statements

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

RESTRICTIONS OF CASH: Cash on hand or on deposit with the Federal Reserve Bank of $6,952 and $6,490 was required to meet regulatory reserve and clearing balance requirements at year-end 2001 and 2000. These balances do not earn interest.

DIVIDEND RESTRICTION: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders.

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 4,178,200 for all periods presented. DCB does not have any shares which could potentially dilute earnings per share.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders' equity.

RECLASSIFICATION: Some items in prior financial statements have been reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gains and losses reported in accumulated other comprehensive income (loss) were as follows.

                                                        Gross         Gross
                                           Fair       Unrealized    Unrealized
                                           Value        Gains        Losses
                                          -------      -------      -------
2001
U.S. government agencies                  $43,756      $   804      $   (52)
States and political subdivisions           7,276           16         (132)
Corporate bonds                              ,208           --           (4)
Mortgage-backed                            30,587          350          (83)
                                          -------      -------      -------
    Total debt securities                  81,827        1,170         (271)
Other securities                            2,194           10           --
                                          -------      -------      -------

    Total                                 $84,021      $ 1,180      $  (271)
                                          =======      =======      =======

                                                         Gross          Gross
                                            Fair       Unrealized    Unrealized
                                            Value        Gains         Losses
2000
U.S.Treasury                              $  1,016      $     4       $   --
U.S. government agencies                    60,683          205         (480)
States and political subdivisions            6,071            2         (106)
Mortgage-backed                             32,141          128         (326)
                                          --------      -------       ------
     Total debt securities                  99,911          339         (912)
Other securities                             2,044            6           --
                                          --------      -------       ------
     Total                                $101,955      $   345       $ (912)
                                          ========      =======       ======


The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

                                                     Gross        Gross
                                       Carrying   Unrecognized Unrecognized     Fair
                                        Amount       Gains        Losses        Value
                                       -------      -------      -------       -------
2001
States and political subdivisions      $ 6,004      $   134      $   (11)      $ 6,127
Corporate bonds                            130           --           --          ,130
Mortgage-backed                         28,584          498          (65)       29,017
                                       -------      -------      -------       -------

        Total                          $34,718      $   632      $   (76)      $35,274
                                       =======      =======      =======       =======

                                                                                  2000
States and political subdivisions      $ 5,727      $   103      $   (36)      $ 5,794
Mortgage-backed                         24,116          138          (92)       24,162
                                       -------      -------      -------       -------

        Total                          $29,843      $   241      $  (128)      $29,956
                                       =======      =======      =======       =======




The fair value of debt securities and carrying amount, if different, at year-end 2001 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                   Available for sale      Held to maturity
                                         Fair          Carrying         Fair
                                         Value          Amount         Value
                                        -------        -------        -------

Due in one year or less                 $   752        $   615        $   625
Due from one to five years                4,256          2,880          2,997
Due from five to ten years               27,303            913            912
Due after ten years                      18,929          1,726          1,723
Mortgage-backed securities               30,587         28,584         29,017
                                        -------        -------        -------

                                        $81,827        $34,718        $35,274
                                        =======        =======        =======




Sales of securities available for sale and the gross realized gains and losses were as follows.

                                     2001              2000               1999
                                     ----              ----               ----

Proceeds from sales                $  5,658          $ 31,765          $ 13,342
Gross gains                               8                22                32
Gross losses                             (4)              (41)              (11)

At year-end 2001 and 2000, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.

Securities with a carrying amount of $44,946 and $46,038 at year-end 2001 and 2000 were pledged to secure public deposits and other obligations.

NOTE 3 - LOANS AND LEASES

Year-end loans and leases were as follows:

                                                         2001            2000
                                                         ----            ----

Commercial and industrial                             $  52,534       $  48,262
Commercial real estate                                  124,537         101,891
Residential real estate and home equity                  88,797          84,987
Real estate construction and land development            34,212          32,493
Consumer and credit card                                 52,993          51,107
Direct lease financing                                    9,520          12,278
                                                      ---------       ---------
                                                        362,593         331,018
Less:Net deferred loan fees                               1,303           1,357
        Unearned income on leases                        (1,340)         (1,957)
                                                      ---------       ---------
                                                      $ 362,556       $ 330,518
                                                      =========       =========

Loans to principal officers, directors, and their related affiliates in 2001 were as follows.

Beginning balance                                                       $ 8,224
New loans                                                                 2,264
Repayments                                                               (2,231)
Effect of changes in related parties                                       ,180
                                                                        -------

Ending balance                                                          $ 8,437
                                                                        =======




NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

Activity in the allowance for loan and lease losses was as follows.

                                              2001         2000          1999
                                            -------       -------       -------

Beginning balance                           $ 3,334       $ 2,793       $ 1,948
Provision for loan and lease losses             872           908         1,495
Loans charged off                              (765)         (506)         (826)
Recoveries                                      155           139           176
                                            -------       -------       -------
Ending balance                              $ 3,596       $ 3,334       $ 2,793
                                            =======       =======       =======



Nonperforming loans were as follows at year-end.
                                                           2001          2000
                                                          -------       -------

Loans past due over 90 days still accruing interest          $200          $205
Nonaccrual loans                                            3,390         1,278



Impaired loans (most of which are included in nonperforming loans above) were as follows at year-end.
                                                            2001          2000
                                                          -------       -------

Year-end loans with no allocated allowance for loan losses   $648       $    --
Year-end loans with allocated allowance for loan losses     2,915            --
                                                           ------       -------
     Total                                                 $3,563       $    --
                                                           ======       =======
Amount of the allowance for loan losses allocated          $1,110       $    --
                                                           ======       =======

                                                   2001       2000      1999
                                                   ----       ----      ----

Average of impaired loans during the year          $2,998     $  --    $  --
Interest income recognized during impairment          494        --       --
Cash basis interest income recognized                 476        --       --

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                     2001                2000
                                                     ----                ----

Land                                               $  1,226            $  1,226
Buildings                                             8,871               3,940
Furniture and equipment                               6,503               5,920
Construction in progress                                 --               2,015
                                                   --------            --------
                                                     16,600              13,101
Accumulated depreciation                             (4,280)             (4,598)
                                                   --------            --------

                                                   $ 12,320            $  8,503
                                                   --------            --------



DCB has long-term operating leases for branch offices and equipment, which expire at various dates through 2019, and provide options for renewals. Rental expense on lease commitments for 2001, 2000 and 1999 amounted to $865, $771 and $678. At December 31, 2001, the total future minimum lease commitments under these leases are summarized as follows.

               2002                                 $613
               2003                                  612
               2004                                  612
               2005                                  571
               2006                                  250
               Thereafter                          2,826
                                                  ------

                                                  $5,484
                                                  ======

DCB has entered into three leases for branch facilities with a partnership in which a director of the Corporation holds a controlling interest. The leases commenced on April 1, 1997, September 1, 1997 and May 24, 1999 and have original terms of 20 years with annual rental payments of $84, $71 and $94.





NOTE 6 - INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows.

                                                        2001            2000
                                                        ----            ----

Interest-bearing demand                               $ 27,051        $ 29,808
Money market                                           151,335         169,929
Savings                                                 50,515          42,164
Time deposits
     In denominations under $100,000                    82,723          75,682
     In denominations of $100,000 or more               49,231          38,653
                                                      --------        --------

                                                      $360,855        $356,236
                                                      ========        ========



At year-end 2001, the scheduled maturities of time deposits were as follows:

               2002                                            $106,426
               2003                                              23,689
               2004                                               1,736
               2005                                                   3
               2006                                                 100
                                                               --------

                                                               $131,954
                                                               ========

NOTE 7 - BORROWED FUNDS

Federal funds purchased and other short-term borrowings at year-end 2001 was comprised of federal funds purchased totaling $3,900 and a demand note to the U.S. Treasury totaling $274. The balance of $1,887 at year-end 2000 was a demand note to the U.S. Treasury.

Advances from the Federal Home Loan Bank at year-end were as follows.

                                                               2001         2000
                                                               ----         ----

     Fixed-rate FHLB advance, 6.72%, due December 2001        $    --      $10,000
     Fixed-rate FHLB advance, 6,67%, due February 2002         15,000       15,000
     Fixed-rate FHLB advance, 2.25%, due May 2002               2,500           --
     Fixed-rate FHLB advance, 2.40%, due October 2002           2,500           --
     Variable-rate FHLB advance, 2.05%, due October 2003        5,000           --
     Fixed-rate FHLB advance, 5.50%, due May 2011               5,000           --
     Fixed-rate FHLB advance, 5.10%, due October, 2008          3,162        3,535
                                                              -------      -------
                                                              $33,162      $28,535
                                                              =======      =======

As a member of the Federal Home Loan Bank of Cincinnati ("FHLB"), the Bank has the ability to obtain additional borrowings up to a maximum total of 50% of Bank assets, subject to the level of qualified one- to four-family residential real estate loans to pledge and FHLB stock owned. FHLB advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and all shares of FHLB stock up to $44,770 and $2,111 at December 31, 2001 and $38,523 and $1,965 at December 31, 2000.



At year-end 2001, required annual principal payments on borrowed funds were as follows:

                  2002                                   $20,390
                  2003                                     5,412
                  2004                                       433
                  2005                                       455
                  2006                                       480
                  Thereafter                               5,992
                                                         -------

                                                         $33,162
                                                         =======

NOTE 8 - RETIREMENT PLANS

The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must have at least 1,000 hours of service during a 12-consecutive-month period and must be 20 or more years of age. Participants are permitted to make voluntary contributions to the Plan of up to 10% of individual compensation. The Corporation matches 50% of those contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also provide an additional discretionary contribution. Employee voluntary contributions are vested at all times and Corporation contributions are fully vested after three years. The 2001, 2000 and 1999 expense related to this plan was $125, $207 and $192.

The Corporation maintains a supplemental post-retirement benefit plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer's benefit will depend on their salary at retirement as well as their other sources of retirement income. The Corporation accrues the cost of these post-retirement benefits during the working careers of the officers. Expense under this plan was $227, $108 and $100 in 2001, 2000 and 1999.

The Corporation has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Corporation as the beneficiary. While no direct connection exists between the supplemental post-retirement benefit plan and the life insurance contracts, it is management's current intent that the revenue from the insurance contracts be used as a funding source for the plan.

     NOTE 9 - INCOME TAXES

     Income tax expense was as follows.

                                 2001            2000            1999
                               -------         -------         -------

         Current               $ 2,339         $ 2,257         $ 2,260
         Deferred                  (94)            (51)           (106)
                               -------         -------         -------

                               $ 2,245         $ 2,206         $ 2,154
                               =======         =======         =======



     The difference between financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes was as follows.

                                                              2001           2000           1999
                                                             -------        -------        -------
         Income taxes computed at the statutory federal
           income tax rate                                   $ 2,293        $ 2,322        $ 2,358
              Tax exempt income                                 (154)          (171)          (210)
              Other                                              106             55              6
                                                             -------        -------        -------

                                                             $ 2,245        $ 2,206        $ 2,154
                                                             =======        =======        =======

         Effective tax rate                                     33.3%          32.3%          31.1%
                                                             =======        =======        =======



     Year-end deferred tax assets and liabilities were due to the following.


                                                                  2001          2000
                                                                 -------       -------
         Deferred tax assets
           Allowance for loan and lease losses                   $ 1,056       $   948
           Unrealized loss on securities available for sale           --           194
           Deferred compensation                                     148            71
           Other                                                       4             7
                                                                 -------       -------
                                                                   1,208         1,220
         Deferred tax liabilities
           Investment accretion                                      (11)          (16)
           FHLB stock dividends                                     (181)         (133)
           Unrealized gain on securities available for sale         (309)           --
           Deferred loan fees and costs                             (207)         (159)
           Leases                                                 (1,006)       (1,111)
           Accumulated depreciation                                 (297)         (193)
           Mortgage servicing rights                                 (63)          (65)
                                                                 -------       -------
                                                                  (2,074)       (1,677)
                                                                 -------       -------

         Net deferred tax liability                              $  (866)      $  (457)
                                                                 =======       =======





NOTE 10 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Some financial instruments such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs. These are arrangements to provide credit or to support credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exits up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financing instruments with off-balance-sheet risk were as follows at year-end.

                                                                  2001                       2000
                                                                  ----                       ----
                                                            Fixed      Variable         Fixed    Variable
                                                            Rate         Rate           Rate       Rate
                                                            ----         ----           ----       ----

         Commitments to extend credit                      $ 2,642      $46,489      $ 4,049      $35,144
         Unused lines of credit and letters of credit           --       31,947           --       32,692

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 6.75% to 8.38% for 2001 and 4.96% to 12.50% in 2000. Maturities for these fixed rate commitments range from 15 to 30 years for both years.

The Corporation has entered into employment agreements with certain officers of the Bank. The agreements provide for terms of one year that renew automatically unless prior written notice is provided to the officer.

NOTE 11 - REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective-action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Corporation and the Bank met the well- capitalized requirements, as previously defined, at December 31, 2001 and 2000. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators that would have changed the classification. Actual and required capital ratios are presented below at year-end.

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                  For Capital               Prompt Corrective
                                                      ------------------        ------------------        --------------------
                                                            Actual              Adequacy Purposes           Action Provisions
                                                      ------------------        ------------------        --------------------
                                                      Amount       Ratio        Amount       Ratio        Amount        Ratio
2001
Total capital to risk-weighted assets
         Consolidated                                 $52,103      11.8%        $35,177        8.0%       $43,971       10.0%
         Bank                                          48,133      11.6          33,255        8.0          41,569      10.0
Tier 1 (core) capital to risk
     weighted assets
         Consolidated                                  48,503      11.0          17,588        4.0          26,383       6.0
         Bank                                          44,534      10.7          16,627        4.0          24,941       6.0
Tier 1 (core) capital to average assets
         Consolidated                                  48,503       9.4          20,551        4.0          25,689       5.0
         Bank                                          44,534       8.8          20,316        4.0          25,395       5.0



2000
Total capital to risk-weighted assets
         Consolidated                                 $48,718      13.7%        $28,477        8.0%       $35,596       10.0%
         Bank                                          44,786      12.7          28,310        8.0          35,387      10.0
Tier 1 (core) capital to risk
  weighted assets)
         Consolidated                                  45,381      12.8          14,238        4.0          21,357       6.0
         Bank                                          41,449      11.7          14,155        4.0          21,232       6.0
Tier 1 (core) capital to average assets
         Consolidated                                  45,381       9.5          19,035        4.0          23,794       5.0
         Bank                                          41,449       8.8          18,932        4.0          23,665       5.0

Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under the most restrictive of these requirements, DCB estimates retained earnings available for payment of dividends by the Bank to DCB approximates $6,564 in order to maintain the well capitalized status at year- end 2001.

NOTE 12 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                       2001                             2000
                                                       ----                             ----
                                             Carrying          Fair         Carrying           Fair
                                             Amount            Value         Amount           Value
                                             ------            -----         ------           -----
Financial assets
         Cash and cash equivalents          $  17,945       $  17,945       $  18,496       $  18,496
         Securities available for sale         84,021          84,021         101,955         101,955
         Securities held to maturity           34,718          35,274          29,843          29,956
         Loans held for sale                    2,588           2,610           1,105           1,105
         Loans (excluding leases)             356,964         360,053         317,466         317,778
         Accrued interest receivable            2,912           2,912           3,620           3,620

Financial liabilities
         Noninterest-bearing deposits         (69,859)        (69,859)        (62,710)        (62,710)
         Interest-bearing deposits           (360,855)       (362,087)       (356,236)       (358,403)
         Federal funds purchased and
       other short-term borrowings             (4,174)         (4,174)         (1,887)         (1,887)
         FHLB advances                        (33,162)        (33,100)        (28,535)        (28,270)
         Accrued interest payable              (1,338)         (1,338)         (1,947)         (1,947)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes.

Fair value of long-term borrowed funds is based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

NOTE 13 - OTHER COMPREHENSIVE INCOME

Other comprehensive income (loss) components and related taxes were as follows.


                                                                                            2001          2000          1999
                                                                                            ----          ----          ----

         Unrealized holding gains and losses on available-for-sale securities              $ 1,480       $ 1,586       $(2,493)
         Reclassification adjustments for gains and losses later recognized in income           (4)           19           (21)
                                                                                           -------       -------       -------
         Net unrealized gains and losses                                                     1,476         1,605        (2,514)
         Tax effect                                                                           ,499          (548)         ,855
                                                                                           -------       -------       -------

         Other comprehensive income (loss)                                                 $   977       $ 1,057       $(1,659)
                                                                                           =======       =======       =======

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of DCB Financial Corp was as follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                       2001          2000
                                                     --------      --------
Assets
Cash and cash equivalents                            $    492      $  1,965
Investment in subsidiary                               45,151        40,941
Investment in unconsolidated affiliate                  1,951         1,931
Other assets                                            1,547            51
                                                     --------      --------

     Total assets                                    $ 49,141      $ 44,888
                                                     --------      --------

Liabilities
Other liabilities                                    $     20      $    (11)

Shareholders' Equity                                   49,121        44,899
                                                     --------      --------

     Total liabilities and shareholders' equity      $ 49,141      $ 44,888
                                                     ========      ========

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2001, 2000 and 1999

                                                                                    2001          2000          1999
                                                                                    ----          ----          ----
Income
Dividends from Bank subsidiary                                                     $ 1,253       $ 3,101       $ 1,045
Other                                                                                   69            42            --
                                                                                   -------       -------       -------
Total income                                                                         1,322         3,143         1,045

Operating expenses                                                                      64            64           136
                                                                                   -------       -------       -------

Income before income taxes and equity in undistributed earnings of subsidiary        1,258         3,079          ,909
Income tax benefit                                                                      (5)          (11)          (45)
                                                                                   -------       -------       -------
Income before equity in undistributed earnings of subsidiary                         1,263         3,090          ,954
Equity in undistributed earnings of subsidiary                                       3,235         1,535         3,828
                                                                                   -------       -------       -------

Net income                                                                         $ 4,498       $ 4,625       $ 4,782
                                                                                   =======       =======       =======



                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999

                                                                                    2001          2000          1999
                                                                                    ----          ----          ----
Cash flows from operating activities
Net income                                                                         $ 4,498       $ 4,625       $ 4,782
Adjustments to reconcile net income to cash provided by operations:
     Equity in undistributed income of subsidiary                                   (3,235)       (1,535)       (3,828)
     Net change in other assets and liabilities                                     (1,463)           21            11
                                                                                   -------       -------       -------
      Net cash from operating activities                                              (200)        3,111          ,965

Cash flows from investing activities
Investment in unconsolidated affiliate                                                 (20)       (1,931)           --
                                                                                   -------       -------       -------
      Net cash from investing activities                                               (20)       (1,931)           --

Cash flows from financing activities
Cash dividends paid                                                                 (1,253)       (1,170)       (1,045)
                                                                                   -------       -------       -------
      Net cash from financing activities                                            (1,253)       (1,170)       (1,045)
                                                                                   -------       -------       -------

Net change in cash and cash equivalents                                             (1,473)           10           (80)
Cash and cash equivalents at beginning of period                                     1,965         1,955         2,035
                                                                                   -------       -------       -------

Cash and cash equivalents at end of year                                           $   492       $ 1,965       $ 1,955
                                                                                   =======       =======       =======



NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         Interest          Net Interest             Net              Earnings
                                         Income               Income              Income             Per Share
                                         ------               ------              ------             ---------
2001
           First quarter                  $9,470              $4,572              $1,407              $0.34
           Second quarter                  9,115               4,771               1,452               0.35
           Third quarter                   8,701               4,682                ,950               0.23
           Fourth quarter                  9,123               6,015                ,689               0.16

2000
           First quarter                  $8,143              $3,980              $1,062              $0.25
           Second quarter                  8,724               4,130               1,220               0.30
           Third quarter                   9,338               4,057               1,228               0.30
           Fourth quarter                  9,862               4,293               1,115               0.26

The increase in fourth quarter net interest income is a result of the Bank lowering rates offered on deposit accounts. Also, fourth quarter net income decreased from previous quarters due to a one-time expense related to the disposal of obsolete fixed assets and re-assessment of the useful lives of certain prepaid expenses.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

LARRY D. COBURN
President and Chief Executive Officer

G. WILLIAM PARKER, M.D.
Chairman of the Board, Surgeon (Retired)

CHARLES W. BONNER
Real Estate Developer

JEROME J. HARMEYER
CEO, Fisher Cast Steel Products

MERRILL KAUFMAN
President, Peoples Store, Inc.

TERRY M. KRAMER
Owner, Kramer Exploration Co.

VICKI J. LEWIS
Vice President, Grady Memorial Hospital

WILLIAM R. OBERFIELD
President, Oberfield's Concrete Products

THOMAS T. PORTER
President, Garth's Auctions, Inc.

EDWARD A. POWERS
President, R.B. Powers Co.

GARY M. SKINNER
President, Hardscrabble Farms

OFFICERS
DONALD R. BLACKBURN
Secretary to the Board

HONORARY DIRECTORS
Mearl E. Kline
Joseph W. Conklin
Richard L. Firestone
Ralph J. Gooding
George G. Hoffman
R. Dwight Humes
Harry A. Humes
Rodney B. Hurl
F. Francis Hutchinson
Robert B. Morris
Eldon T. Smith
Dr. David L. Warren
Donald W. Wilson
Alfred B. Wise

[PHOTOS]

Not Picured:

Charles W. Bonner
Jerome J. Harmeyer

OFFICERS                                OPERATIONS DIVISION

ADMINISTRATIVE DIVISION                 LARRY E. WESTBROOK
                                        Senior Vice President
LARRY D. COBURN
President and Chief Executive Officer   BRIAN E. STANFILL
                                        Vice President,
CHUCK F. LAURENCE                       Operations
Auditor
                                        KEN D. BLEVINS
FINANCE DIVISION                        Assistant Vice President,
                                        Product Enhancement
JOHN USTASZEWSKI
Vice President, Controller              KEVIN A. COUGHLIN
Chief Financial Officer                 Assistant Vice President,
                                        Account Services
LENDING DIVISION
                                        DAVID A. MCKENZIE
DAVID G. BERNON                         Assistant Vice President,
Senior Vice President                   Item Processing

ROY L. MOORE                            JAMES L. NELSON
Vice President,                         Facilities/Security Officer
Consumer Lending
                                        REGULATORY DIVISION

MICHAEL J. NAGY                         STEVEN M. JOLLIFF
Vice President,                         Compliance Officer

DAVID P. NOLL                           DIVISIONS
Vice President,
Commercial Lending                      TRUST DIVISION

                                        THOMAS R. WHITNEY
FRANK J. REINHARD                       Vice President and
Vice President,                         Senior Trust Officer
Commercial Lending
                                        SUSAN M. WOLF
GREG M. ROY                             Trust Officer
Vice President,
Commercial Lending                      HUMAN RESOURCE
                                        DIVISION

GREGORY D. SIRC                         DONNA M. WARBEL
Vice President,                         Vice President
Mortgage Lending
                                        NAOMI L. HEAVLIN
JERRY S. WHITTINGTON                    Human Resources Officer
Vice President,
Corporate Banking                       CUSTOMER RELATIONS
                                        DIVISION

JAMES L. BANDEEN                        DONALD R. BLACKBURN
Assistant Vice President,               Vice President
Commercial Lending
                                        KAREN L. RAY
CHARLES D. BRIDGE                       Assistant Vice President,
Assistant Vice President,               Corporate Services
Construction Lending
                                        JAY D. WOLF
W. CRAIG WATTS                          Assistant Vice President,
Assistant Vice President,               Marketing
Agricultural Lending

PAUL T. BURNSIDE
Credit Officer

DAVID R. HOLSTEIN
Credit Officer



BANKING CENTER DIVISION

JOHN E. TAYLOR
Vice President,
Retail Administration

RHONDA S. SHEELY
Assistant Vice President,
Retail Administration

SUSAN P. BECKLEY
Banking Center Officer,
Ostrander Office

NORREEN BIGGS
Banking Center Officer,
Marysville Plaza Office

PATRICIA A. BLUE
Banking Center Officer,
Main Office

THOMAS J. BROWN
Banking Center Officer,
Ashley Office

LARRY A. DAUBER
Banking Center Officer,
Delaware Center Office

BARBARA L. KLINGER
Banking Center Officer,
Marysville Downtown Office

JUDY L. OBERLEY
Banking Center Officer,
Buehler Office

KEVIN W. REINHARDT
Banking Center Officer,
Highland Lakes Office

MARGUERITE E. RUSSELL
Banking Center Officer,
Galena Office

RHONDA S. SHEELY
Banking Center Officer,
Sawmill Parkway Office

TRACIE S. TORMASI
Banking Center Officer,
Sawmill Parkway Office

PAMELA J. WOLFE
Banking Center Officer,
Green Meadows Office

CINDY E. WOMELDORF
Banking Center Officer,
Sunbury Office

                [LANDSCAPE PHOTO]

DCB Financial Corp.

110 Riverbend Ave.  Lewis Center,
Ohio  45035

740-757-7000

The Annual Report Form 10-K, as filed with The
Security and Exchange Commission, is available
to shareholders without cost by contacting: The
Compliance and Regulatory Officer of The Delaware
County Bank and Trust Company, 41 North
Sandusky Street, Delaware, Ohio  43015

GR2500-04/01