Form 10-K, Exhibit 13
period 2002-12-31
DCB FINANCIAL CORP
filed 2003-03-31
CIK 1025877

                                                                      EXHIBIT 13

                                                                             36.

BUSINESS OF DCB FINANCIAL CORP

DCB Financial Corp ("DCB") was incorporated under the laws of the State of Ohio on March 14, 1997, at the direction of management and approval of the shareholders of The Delaware County Bank and Trust Company (the "Bank") for the purpose of becoming a bank holding company by acquiring all outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is the wholly-owned subsidiary of DCB.

The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, and from its 16 full-service branch offices located in Delaware and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment services. Through its information systems department, the Bank provides data processing services to other financial institutions; however, such services are not a significant part of operations or revenue.

DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics have historically been among the lowest in the State of Ohio, and real estate values have been stable to rising. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and loan and security sales and principal repayments.

As a financial holding company, DCB is subject to regulation, supervision and examination by the Federal Reserve Board. As a commercial bank chartered under the laws of the State of Ohio, the Bank is subject to regulation, supervision and examination by the State of Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC insures deposits in the Bank up to applicable limits. The Bank is also a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati.

COMMON STOCK AND SHAREHOLDER MATTERS

DCB had 4,168,234 common shares outstanding on February 22, 2003, held of record by approximately 1,537 shareholders. DCB's common stock is not traded on any established securities market. However, several central Ohio brokerage firms maintain daily bid and ask prices for DCB's common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. are reported below. These transactions are without retail mark-up, mark-down or commissions.

Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB's stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2002 and 2001 that were not registered under the Securities Acts.

                            ----------------------------Quarter ended------------------------
                             March 31,          June 30,        September 30,    December 31,
                               2002              2002               2002             2002
                            -----------        ----------       -------------    ------------
High                        $     16.00        $    21.00       $       19.85    $      20.50
Low                               12.75             15.10               16.15           18.00
Dividends per share                0.08              0.08                0.09            0.09

                             March 31,          June 30,        September 30,    December 31,
                               2001               2001              2001             2001
                            -----------        ----------       -------------    ------------
High                        $     11.75        $   14.00          $   14.50      $     14.30
Low                               10.25            11.25              13.25            11.50
Dividends per share                0.07             0.07               0.08             0.08

Income of DCB primarily consists of dividends, which are periodically declared and paid by the Board of Directors of the Bank on common shares of the Bank held by DCB. While management expects to maintain the organization's policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See Note 11 to the consolidated financial statements for a description of dividend restrictions.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated.

                                                               At December 31,
Selected financial                 --------------------------------------------------------------------------
  condition data:                      2002           2001            2000           1999            1998
(In thousands)                     ------------   -------------   ------------   ------------    ------------
Total assets                       $    522,998   $     519,380   $    497,250   $    430,005    $    418,540
Cash and cash equivalents                32,503          17,945         18,496         16,838          15,492
Securities available for sale            96,477          84,021        101,955         91,909          90,399
Securities held to maturity                  --          34,718         29,843         35,245          49,184
Net loans and leases                    366,487         358,960        327,184        274,675         253,341
Deposits                                438,623         430,714        418,946        371,799         368,918
Borrowed funds                           29,802          37,336         30,422         16,889           9,450
Shareholders' equity                     52,528          49,121         44,899         40,387          38,309

                                                                  Year ended December 31,
                                         --------------------------------------------------------------------------
                                             2002           2001            2000           1999            1998
Selected Operating Data:                 ------------   -------------   ------------   ------------    ------------
(In thousands, except per share data)
Interest and dividend income             $     31,566   $      36,409   $     36,717   $     30,483    $     28,928
Interest expense                               10,142          16,369         19,607         14,322          14,323
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                            21,424          20,040         17,110         16,161          14,605
Provision for loan and lease losses             2,950             872            908          1,495             469
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan and lease losses          18,474          19,168         16,202         14,666          14,136
Noninterest income                              5,867           5,119          4,030          4,233           4,139
Noninterest expense                            18,302          17,544         13,134         11,963          11,373
                                         ------------   -------------   ------------   ------------    ------------
Income before income tax                        6,039           6,743          6,831          6,936           6,902
Income tax expense                              2,036           2,245          2,206          2,154           2,168
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      4,003   $       4,498   $      4,625   $      4,782    $      4,734
                                         ============   =============   ============   ============    ============

Per Share Data:
Basic and diluted earnings per share     $       0.96   $        1.08   $       1.11   $       1.14    $       1.13
                                         ============   =============   ============   ============    ============
Dividends declared per share             $       0.34   $        0.30   $       0.28   $       0.25    $       0.27
                                         ============   =============   ============   ============    ============

                                                           At or for the year ended December 31,
                                         --------------------------------------------------------------------------
Selected Financial Ratios:                   2002           2001            2000           1999            1998
                                         ------------   -------------   ------------   ------------    ------------
Interest rate spread                         3.93%           3.56%          2.92%           3.20%           3.01%
Net interest margin                          4.38            4.24           3.83            4.07            3.95
Return on average equity                     7.82            9.40          11.12           12.18           13.64
Return on average assets                     0.76            0.89           0.97            1.13            1.21
Average equity to average assets             9.78            9.43           8.74            9.31            8.89
Dividend payout ratio                       35.42           27.78          25.23           21.93           18.58
Allowance for loan and lease losses as
  a percentage of nonperforming loans      114.55          100.17         224.81          444.75          180.71

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

INTRODUCTION

In the following pages, management presents an analysis of DCB's financial condition and results of operations as of and for the year ended December 31, 2002, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

ANALYSIS OF FINANCIAL CONDITION

DCB's assets totaled $522,998 at year-end 2002 compared to $519,380 at year-end 2001, an increase of $3,618, or .7%. The growth in assets was mainly attributed to the investment of funds provided by deposit growth into loans. During the year, management aligned its balance sheet by allowing the securities portfolio to decline, using the proceeds to reduce borrowings and increase cash and cash equivalents. The increase in cash and cash equivalents will allow management to more actively pursue business initiatives, while increasing liquidity resources during the current economic climate.

Total securities decreased to $96,477 at year-end 2002 compared to $118,739 at year-end 2001. The decrease in securities was the result of the majority of proceeds from maturities, calls and principal repayments being used to fund higher yielding loans. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies and corporations, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") participation certificates and collateralized mortgage obligations ("CMOs"). The mortgage-backed securities portfolio, totaling $49,448 at year-end 2002, provides DCB with a constant cash flow stream from principal repayments, that is utilized by management to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to move funds into loans as demand warrants. During 2002, management sold a security classified held to maturity as was deemed appropriate by management, as the security's attributes no longer met the Corporation's asset/liability guidelines. Subsequent to that decision, the entire held to maturity portfolio was reclassified to available for sale. DCB held no derivative securities or structured notes during any period presented.

Total loans increased $8,025, or 2.2%, from $362,556 at year-end 2001 to $370,581 at year-end 2002. The growth in the overall loan portfolio was attributed to large increases in commercial real estate loans and land development loans offset by declines in the commercial, consumer and credit card and lease financing portfolios. Commercial real estate loans increased $20,109, or 16.2%, from $124,537 at year-end 2001 to $144,646 at year-end 2002.
Residential real estate and home equity loans decreased $1,249, or 1.4%, from $88,797 at year-end 2001 to $87,548 at year-end 2002.

Premises and equipment increased $295 in 2002 from $12,320 at year-end 2001 to $12,615 at year-end 2002. During 2002, the Corporation developed a new branch location in a local area community, replacing previously leased space. Also during the year, the Corporation invested in new software and equipment in order to upgrade its check imaging system. This system allows DCB the ability to create electronic images of customer items in order to improve customer service and create internal efficiencies within the organization.

Total deposits increased $7,909 or 1.8%, from $430,714 at year-end 2001 to $438,623 at year-end 2002. Noninterest-bearing deposits increased $3,672, or 5.3%, while interest-bearing deposits increased $4,237, or 1.2%. Interest-bearing demand and money market deposits decreased from 49.4% of total interest-bearing deposits at year-end 2001 to 39.4% of total interest-bearing deposits at year-end 2002, as DCB experienced a $34,468, or 19.3%, decrease in volume of such accounts. The decrease in such deposits has been primarily due to economic trends resulting in the shift of customer funds from lower yielding deposit accounts to certificates of deposit. At the same time, DCB's trends indicate that customers were also shifting funds into savings accounts, which, during 2002, were yielding higher returns than some other transactional accounts. DCB experienced an increase of $19,287 in savings deposits while such accounts increased from 14.0% of total interest-bearing deposits at year-end 2001 to 19.1% of total interest-bearing deposits at year-end 2002. Certificates of deposit increased $19,418, or 14.7%, comprising 41.5% of total interest-bearing deposits at year-end 2002 compared to 36.6% at year-end 2001. Management attributes these trends to the rate structure of the organization's deposit products and their relationship to the economic conditions under which DCB operated during 2002. Though deposits may continue to grow to varying degrees, there is no assurance that deposit growth in future periods will be similar to those experienced in 2002.

Borrowed funds totaled $29,802 at year-end 2002 compared to $37,336 at year-end 2001. During 2002, management primarily utilized the cash flow from security maturities and paydowns to reduce debt. This debt mainly consisted of FHLB loans that were used to fund loan growth in previous operating periods.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

NET INCOME. Net income for 2002 totaled $4,003, compared to net income for 2001 of $4,498. Earnings per share were $0.96 for 2002 and $1.08 for 2001. Return on average assets was 0.76% and 0.89% for 2002 and 2001, while return on average shareholders' equity was 7.82% and 9.40% over the same two years. Net interest income and fee income both increased during 2002 in comparison to 2001. The decline in net income related principally to an increase in the allowance for loan and lease losses and the charge off of four large commercial loans, as noted below.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB's income and is affected by the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $21,424 for 2002 compared to $20,040 for 2001. The increase of $1,384 is attributed to the higher level of interest-bearing assets and the decrease in the organization's overall funding costs. The significant decrease in DCB's cost of funds resulted from higher yielding certificates of deposit repricing in 2002 and the ability of management to control costs on savings, checking and other deposit accounts. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 4.24% in 2001 to 4.38% in 2002.

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

DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for loan and lease losses totaled $2,950 in 2002 compared to $872 in 2001. Net charge-offs for 2002 were $2,452, which represents 0.66% of average loans, compared to net charge-offs of $610, or 0.18% of average loans in 2001.

The allowance for loan and lease losses increased from $3,596 at year-end 2001 to $4,094 at year-end 2002. As a percent of gross loans and leases, the allowance increased to 1.10% at year-end 2002 from 0.99% at year-end 2001. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Exposure to credit losses in the commercial loan portfolio required the recognition of additional provision compared to the prior year. This increase in charge-offs was due to a number of factors including deteriorating economic conditions that affected the commercial loan portfolio and management's decision to accelerate its workout strategies for certain borrowers.

The increase in net charge-offs was mainly attributed to four large commercial loans. These loans were in the areas of agricultural production, parts manufacturing, medical equipment production, and supply chain software development. The individual companies that participated in these industry segments were not able to overcome the change to their operating environments brought on by deteriorating economic conditions. The net charge-offs associated with these four loans were approximately $1.7 million or 69% of the entire net charge-offs for the entire 2002 fiscal year. Management continues to monitor exposure to industry segments, and believes that the loan portfolios remain adequately diversified.

To assist in identifying and managing potential loan and lease losses, management reviewed its methodology for establishing appropriate loan and lease loss values. Subsequent to the review process, the Board of Directors approved a policy that directs management to "develop and maintain an appropriate, systematic, and consistently applied process to determine the amounts of the Allowance for Loan and Lease Losses (ALLL)." The methodology that management adopted during the fourth quarter 2002 involves identifying both specific and non-specific reserves. The specific reserve portion is determined from information provided through the bank's watch list, loan review function and loan grade status. The non-specific reserve portion is developed by utilizing historical net loss components for each identified segment of the loan portfolio. Additionally, current economic condition factors are used to adjust the historical net loss components. Management performs analysis of the loan portfolio on a monthly basis. Upon implementation of this approved methodology, management increased the allowance for loan and lease losses during the fourth quarter 2002, to a level commensurate with management's estimate of probable losses in the portfolio.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $748, or 14.6% to $5,867 in 2002 compared to $5,119 in 2001. The increase was primarily attributed to the increased revenue generated by selling residential mortgages in the secondary market. During 2002, favorable economic interest rates created a large increase in mortgage refinancing. DCB generated $1.0 million of revenues associated with this activity, an increase of $398, or 64%. Additionally, the organization experienced general increases on account service charges, trust activities and cash management service fees. These increases are generally attributed to a high number of accounts and customers served by the Corporation.

Total noninterest expense increased $758, or 4.3%, in 2002 compared to 2001. The increase was primarily the result of increases in salaries and employee benefits, occupancy and equipment and outside professional services. The increase in outside professional services is attributed to increased audit, consulting and legal fees. These increase in these fees was mainly attributable to legal and consulting fees associated with a legal action filed on behalf of shareholders, for which no resolution was reached at year-end 2002. The increase in compensation and employee benefits were planned increases relating to increased staffing in order to initiate business objectives aimed at capturing a larger portion of the consumer market in Delaware County. With its broad line of products and services, DCB expects to be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with the new corporate headquarters and new branch operations.

INCOME TAXES. The change of income tax expense is primarily attributable to the change in income before income taxes. See Note 9 to the consolidated financial statements. The provision for income taxes totaled $2,036 in 2002 and $2,245 in 2001 resulting in effective tax rates of 33.7% and 33.3%.

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

Net interest income was $20,040 for 2001 compared to $17,110 for 2000. The $2,930 increase in 2001 over 2000 was the result of an increase in DCB's net interest margin in 2001. The significant decrease in DCB's cost of funds resulted from higher yielding certificates of deposit repricing in 2001 and slightly offset by the reduction in DCB's yield earned on interest-earning assets. As a result of these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 3.83% in 2000 to 4.24% in 2001.

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

The provision for loan and lease losses totaled $872 in 2001 compared to $908 in 2000. Net charge-offs for 2001 were $610, which represents 0.18% of average loans, compared to net charge-offs of $367, or 0.11% of average loans in 2000. DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews.

The allowance for loan and lease losses increased from $3,334 at year-end 2000 to $3,596 at year-end 2001. As a percent of gross loans and leases, the allowance decreased slightly to 0.99% at year-end 2001 from 1.01% at year-end 2000. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Management performs an analysis of the loan portfolio on a monthly basis to assess the adequacy of the allowance for loan and lease losses. The allowance balance and the provision charged to expense are determined by management based upon past loan loss experience, economic conditions and various other circumstances that are subject to change over time. The collectibility of certain specific loans is evaluated based upon various factors including the financial position of the borrower and estimated collateral values. Historical loss information of DCB is considered in establishing allowances on its remaining portfolio.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $1,089, or 27.0% to $5,119 in 2001 compared to $4,030 in 2000. The increase was due primarily to increased gains from sales of loans, service charges on deposit accounts due to increased volume and higher revenues from the trust department.

Total noninterest expense increased $4,410, or 33.6%, in 2001 compared to 2000. The increase was primarily the result of increases in salaries and employee benefits, occupancy and other expenses, which comprised $3,950 of the total increase. The increase in compensation and employee benefits and occupancy expense were planned increases relating to increased staffing and increased operating costs associated with DCB's overall growth and its move into its new corporate headquarters in the second quarter of 2001. In addition, the increase in other expenses resulted from a one-time charge to expense of approximately $1,440 relating to the disposal of several obsolete fixed assets from DCB's move to the new corporate headquarters and re-assessment of the useful lives of certain prepaid expenses and other assets. With its broad line of products and services, DCB expects to be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with the new corporate headquarters and new branch operations.

INCOME TAXES. The change of income tax expense is primarily attributable to the change in income before income taxes. See Note 9 to the consolidated financial statements. The provision for income taxes totaled $2,245 in 2001 and $2,206 in 2000 resulting in effective tax rates of 33.3% and 32.3%.


                                                                         Year ended December 31,
                                                 --------------------------------------------------------------------
                                                               2002                                 2001
                                                 ---------------------------------  ---------------------------------
                                                   Average      Interest              Average      Interest
                                                 outstanding    earned/     Yield/  outstanding     earned/    Yield/
                                                   balance        paid       rate     balance        paid       rate
                                                 -----------   ----------   ------  -----------   ----------   ------
Interest-earning assets:
      Federal funds sold                         $     4,974   $       74    1.49%  $     6,576   $      275    4.18%
      Taxable securities                              99,746        5,378    5.39       111,476        7,135    6.40
      Tax-exempt securities (1)                       12,950          596    4.60        11,508          533    4.63
      Loans and leases (2)                           371,507       25,518    6.87       342,809       28,466    8.30
                                                 -----------   ----------   -----   -----------   ----------   ------

           Total interest-earning assets             489,177       31,566    6.45       472,369       36,409    7.71

Noninterest-earning assets                            34,685                             35,505
                                                 -----------                        -----------

           Total assets                          $   523,862                        $   507,874
                                                 ===========                        ===========

Interest-bearing liabilities:
      Demand and money market deposits           $   161,950   $    2,635    1.63%  $   195,416   $    6,869    3.52%
      Savings deposits                                57,131          905    1.58        45,570        1,141    2.50
      Certificates of deposit                        145,647        5,331    3.66       120,250        6,384    5.31
                                                 -----------   ----------   -----   -----------   ----------   ------
           Total deposits                            364,728        8,871    2.43       361,236       14,394    3.98

      Borrowed funds                                  38,375        1,271    3.31        33,297        1,975    5.93
                                                 -----------   ----------   -----   -----------   ----------   ------

           Total interest-bearing liabilities        403,103       10,142    2.52       394,533       16,369    4.15
                                                               ----------                         ----------

                                                            Year ended December 31,
                                                       -----------------------------------
                                                                       2000
                                                       -----------------------------------
                                                         Average        Interest
                                                       outstanding       earned/     Yield/
                                                         balance          paid        rate
                                                       -----------      --------     ------
Interest-earning assets:
      Federal funds sold                               $     4,894           297      6.07%
      Taxable securities                                   117,666         7,900      6.71%
      Tax-exempt securities (1)                             11,621           556      4.78
      Loans and leases (2)                                 312,482        27,964      8.95
                                                       -----------     ---------     -----

           Total interest-earning assets                   446,663        36,717      8.22

Noninterest-earning assets                                  29,240
                                                       -----------
           Total assets                                $   475,903
                                                       ===========

Interest-bearing liabilities:
      Demand and money market deposits                 $   193,699     $  10,496      5.42%
      Savings deposits                                      42,950         1,168      2.72
      Certificates of deposit                              108,985         6,374      5.85
                                                       -----------     ---------     -----
           Total deposits                                  345,634        18,038      5.22

      Borrowed funds                                        24,298         1,569      6.46
                                                       -----------     ---------     -----

           Total interest-bearing liabilities              369,932        19,607      5.30
                                                                       ---------

(Continued on next page)

(Continued)


                                                                         Year ended December 31,
                                                  ---------------------------------------------------------------------
                                                                   2002                               2001
                                                  -------------------------------------  ---------------------------------
                                                    Average        Interest                Average       Interest
                                                  outstanding      earned/      Yield/   outstanding     earned/    Yield/
                                                    balance         paid         rate       balance        paid      rate
                                                  ------------    ---------     ------   -----------    ---------   ------

Noninterest-bearing liabilities                         69,547                              65,473
                                                  ------------                           ---------

           Total liabilities                           472,650                             460,006

Shareholders' equity                                    51,212                              47,868
                                                  ------------                           ---------

           Total liabilities & shareholders'
             equity                               $    523,862                           $ 507,874
                                                  ============                           =========

Net interest income; interest rate spread                         $  21,424       3.93%                 $ 20,040     3.56%
                                                                  =========     ======                  ========    ======

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                         4.38%                               4.24%
                                                                                ======                              ======

Average interest-earning assets to average
  interest-bearing liabilities                                                  121.35%                             119.73%
                                                                                ======                              ======


                                                         Year ended December 31,
                                                ----------------------------------------
                                                                   2000
                                                ----------------------------------------
                                                    Average         Interest
                                                  outstanding        earned/      Yield/
                                                    balance           paid        rate
                                                  -----------      ----------    -------
Noninterest-bearing liabilities                      64,366
                                                  ---------

           Total liabilities                        434,298

Shareholders' equity                                 41,605
                                                  ---------

           Total liabilities & shareholders'
             equity                               $ 475,903
                                                  =========

Net interest income; interest rate spread                          $  17,110      2.92%
                                                                   ==========    ======

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                         3.83%
                                                                                 ======

Average interest-earning assets to average
  interest-bearing liabilities                                                   120.74%
                                                                                 ======

------------------------
(1) Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $903 in 2002, $808 in 2001, and $844 in 2000.

(2)      Includes nonaccrual loans.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected DCB's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate); (2) changes in rate (multiplied by prior year volume); and, (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:


                                                                                Year ended December 31,
                                                  ----------------------------------------------------------------------------
                                                               2002 vs. 2001                           2001 vs. 2000
                                                  ---------------------------------------   ----------------------------------
                                                            Increase                              Increase
                                                           (decrease)                            (decrease)
                                                             due to                               due to
                                                  -------------------------                 -----------------------
                                                     Volume         Rate          Total      Volume         Rate        Total
                                                  ------------   ----------     ---------   ---------    ----------    ------
Interest income attributable to:
        Federal funds sold                        $       (55)   $     (146)    $    (201)   $     85    $     (107)   $   (22)
        Taxable securities                               (703)       (1,054)       (1,757)       (405)         (360)      (765)
        Tax-exempt securities                              66            (3)          63           (5)          (18)       (23)
        Loans and leases                                2,249        (5,197)       (2,948)      2,602        (2,100)       502
                                                  -----------    ----------     ---------    --------    ----------    -------

                      Total interest income             1,557        (6,400)       (4,843)      2,277        (2,585)      (308)
                                                  -----------    ----------     ---------    --------    ----------    -------

Interest expense attributable to:
        Demand and money market deposits               (1,024)       (3,210)       (4,234)         92        (3,719)    (3,627)
        Savings deposits                                  246          (482)         (236)         69           (96)       (27)
        Certificates of deposit                         1,179        (2,232)       (1,053)        627          (617)        10
        Borrowed funds                                    267          (971)         (704)        542          (136)       406
                                                  -----------    ----------     ----------   --------    ----------    -------

                      Total interest expense              668        (6,895)       (6,227)      1,330        (4,568)    (3,238)
                                                  -----------    ----------     ---------    --------    ----------    -------

Increase in net
  interest income                                 $       889    $      495     $   1,384    $    947    $    1,983    $ 2,930
                                                  ===========    ==========     =========    ========    ==========    =======

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

The Asset/Liability Committee (ALCO) of DCB Financial utilizes a variety of tools to measure and monitor interest rate risk. This is defined as the risk that DCB's financial condition will be adversely affected due to movements in interest rates. To a lesser extent, DCB is also exposed to liquidity risk, or the risk that changes in cash flows could adversely affect its ability to honor its financial obligations. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. Accordingly, the ALCO Committee places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB's primary operating subsidiary, The Delaware County Bank and Trust Company, to changes in the interest rate environment are referred to as asset/liability modeling. One method used to analyze DCB's sensitivity to changes in interest rates is the "net portfolio value" ("NPV") methodology.

NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel shifts of +/-100 to +/-300 basis points in market rates

Presented below is an analysis depicting the changes in DCB's interest rate risk as of December 31, 2002, and December 31, 2001, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which DCB Financial operates.

As illustrated in the tables, the institution's NPV is more sensitive to rising rates than declining rates. From an overall perspective, such difference in sensitivity occurs principally because the balance sheet of the bank is liability sensitive. The liability sensitivity of the balance sheet is due to the generally short-term nature of the banks liabilities, (checking, savings and money market accounts) versus the longer-term nature of fixed rate installment loans and commercial loans. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturities, increasing the risk that the institution may hold below market rate loans in a rising rate environment.

The interest rate environment in which DCB currently operates also affects the interest rate risk position. As mentioned above, the current interest rate environment has allowed DCB to price a large portion of its deposit liabilities under 1.0%, with the majority priced under 2.0%. This results in substantially all deposits priced at or near 0% in downward shifts of interest rates. The following table depicts the ALCO's five most likely interest rate scenarios and their affect on NPV. The analysis presented in the table indicates that the benefit in a declining rate environment is due to reduced funding costs or liability sensitive balance sheet accompanied by fixed rate loans and investments that continue to earn interest at their present levels. In a rising rate environment, the same liability sensitive balance sheet results in a decline in NPV.

The dollar and percentage change from 2001 to 2002 are mainly attributed to two factors. First, there was a substantial decline in floating rate liabilities coupled with an increase in fixed rate time deposits. Second, throughout 2002 The Bank reduced its fixed rate investment portfolio and increased its cash and cash equivalent balances. These two factors reduced the overall liability-sensitive nature of the balance sheet, and reduced impairment in an increasing interest rate environment.

                          December 31, 2002              December 31, 2001
  Change in               -----------------              -----------------
Interest Rate       $ Change     % Change    NPV    $ Change    % Change     NPV
(Basis Points)       In NPV       In NPV    Ratio     In NPV     In NPV     Ratio
-------------       --------     --------   -----   --------    --------    -----
   +300             $(12,029)      (32)%    5.15%   $(21,166)     (41)%      6.07%
   +200               (8,189)      (22)     5.83      (9,269)     (18)       8.26
   +100               (4,188)      (11)     6.51      (2,968)      (6)       9.35
   Base                    -         -      7.21           -        -        9.84
   (100)               4,284        11      7.90      (4,018)      (8)       9.10

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

DCB intends to limit the addition of unhedged fixed-rate long-duration loans and securities to its portfolio. In addition to this restructuring, the Bank offers home equity products that reprice on a monthly basis and has pursued more aggressively commercial and commercial real estate loans with shorter average lives and variable interest rates. It is expected that as the size of these portfolio segments grows, the interest rate risk will be lessened, though not eliminated.

LIQUIDITY

Liquidity is the ability of DCB to fund customers' needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for business expansion. This ability depends on the institution's financial strength, asset quality and types of deposit and investment instruments offered by DCB to its customers. DCB's principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Bank also has the ability to obtain funding from other sources including the FHLB, Federal Reserve, and through its correspondent bank relationships. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. DCB maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

Cash and cash equivalents increased $14,558, or 81%, from $17,945 at year-end 2001 to $32,503 at year-end 2002. Cash and cash equivalents at year-end 2002 represented 6.2% of total assets compared to 3.5% of total assets at year-end 2001. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should DCB need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. Also during 2002, management designated its entire held to maturity securities portfolio to available for sale after a held to maturity security was sold for liquidity purposes. The additional available for sale securities will provide a larger base from which to generate additional liquidity as required. In addition to funding maturing deposits and other deposit liabilities DCB Financial also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the organization. The Corporation did not enter into any derivative contracts during 2002. Further, management believes the DCB's liquidity position is strong based on its high level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB's level of cash and cash equivalents, cash flows and liquidity during 2002 were securities purchases of $45,380; the net increase in loans of $9,458; the net increase in deposits of $7,909; securities sales of $4,975; net repayments of borrowed funds totaling $5,634; and the receipt of proceeds from maturities and repayments of securities of $63,624.

CAPITAL RESOURCES

Total shareholders' equity increased $3,407, primarily due to earnings retained and the $997 after tax increase in the fair value of securities available for sale. The increase is net of cash dividends paid of $1,392. In addition, the Corporation purchased 11,510 shares of its common stock in 2002. Management may continue to purchase shares in the future, as opportunities arise. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of DCB's Board of Directors or management, affect the advisability of purchasing shares.

Tier 1 capital is shareholders' equity excluding the unrealized gain or loss on securities classified as available for sale and intangible assets. Total capital includes Tier 1 capital plus the allowance for loan and lease losses, not to exceed 1.25% of risk weighted assets. Risk weighted assets are DCB's total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk.

DCB and its subsidiaries meet all regulatory capital requirements. DCB's ratio of total capital to risk-weighted assets was 12.8% at year-end 2002, while the Tier 1 risk-based capital ratio was 11.8%. Regulatory minimums call for a total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. DCB's leverage ratio, defined as Tier 1 capital divided by average assets, of 9.8% at year-end 2002 exceeded the regulatory minimum for capital adequacy purposes of 4.0%.

                               DCB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except share amounts)

                                                                        2002           2001
                                                                     ---------      ---------
ASSETS
Cash and due from financial institutions                             $  28,622      $  17,945
Federal funds sold                                                       3,881              -
                                                                     ---------      ---------
        Total cash and cash equivalents                                 32,503         17,945
Securities available for sale                                           96,477         84,021
Securities held to maturity (fair value of $35,274 in 2001)                  -         34,718
Loans held for sale                                                      6,442          2,588
Loans and leases                                                       370,581        362,556
Less allowance for loan and lease losses                                (4,094)        (3,596)
                                                                     ---------      ---------
        Net loans and leases                                           366,487        358,960
Premises and equipment, net                                             12,615         12,320
Investment in unconsolidated affilatae                                   1,951          1,951
Accrued interest receivable and other assets                             6,523          6,877
                                                                     ---------      ---------

                      Total assets                                   $ 522,998      $ 519,380
                                                                     =========      =========

LIABILITIES
Deposits
        Noninterest-bearing                                          $  73,531      $  69,859
        Interest-bearing                                               365,092        360,855
                                                                     ---------      ---------
               Total deposits                                          438,623        430,714
Federal funds purchased and other short-term borrowings                  2,000          4,174
Federal Home Loan Bank advances                                         27,802         33,162
Accrued interest payable and other liabilities                           2,045          2,209
                                                                     ---------      ---------
        Total liabilities                                              470,470        470,259

SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized,
  4,273,200 issued                                                       3,780          3,779
Retained earnings                                                       49,303         46,720
Treasury stock, at cost, 104,966 and 95,000
        shares in 2002 and 2001                                         (2,152)        (1,978)
Accumulated other comprehensive income                                   1,597            600
                                                                     ---------      ---------
        Total shareholders' equity                                      52,528         49,121
                                                                     ---------      ---------

                      Total liabilities and shareholders' equity     $ 522,998      $ 519,380
                                                                     =========      =========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2002, 2001 and 2000
                (Dollars in thousands, except per share amounts)


                                                                    2002         2001         2000
                                                                  --------     --------     --------
Interest and dividend income
        Loans, including fees                                     $ 25,518     $ 28,466     $ 27,964
        Taxable securities                                           5,378        7,135        7,900
        Tax-exempt securities                                          596          533          556
        Federal funds sold and other                                    74          275          297
                                                                  --------     --------     --------
                                                                    31,566       36,409       36,717

Interest expense
        Deposits                                                     8,871       14,394       18,038
        Borrowings                                                   1,271        1,975        1,569
                                                                  --------     --------     --------
                                                                    10,142       16,369       19,607
                                                                  --------     --------     --------

Net interest income                                                 21,424       20,040       17,110

Provision for loan and lease losses                                  2,950          872          908
                                                                  --------     --------     --------

Net interest income after provision for loan and lease losses       18,474       19,168       16,202

Noninterest income
        Service charges on deposit accounts                          2,312        2,293        2,074
        Trust department income                                        645          566          383
        Net gains (losses) on sales of securities                       26            4          (19)
        Net gains on sales of loans                                  1,019          621          337
        Cash management fees                                           519          394          320
        Data processing service fees                                   391          300          267
        Other                                                          955          941          668
                                                                  --------     --------     --------
                                                                     5,867        5,119        4,030

Noninterest expense
        Salaries and employee benefits                               8,517        8,163        6,813
        Occupancy and equipment                                      4,061        3,782        2,465
        Professional services                                          624          484          433
        Advertising                                                    386          412          415
        Postage, freight and courier                                   485          444          367
        Supplies                                                       316          361          320
        State franchise taxes                                          590          541          514
        Other                                                        3,323        3,357        2,074
                                                                  --------     --------     --------
                                                                    18,302       17,544       13,401
                                                                  --------     --------     --------

Income before income taxes                                           6,039        6,743        6,831

Income tax expense                                                   2,036        2,245        2,206
                                                                  --------     --------     --------

Net income                                                        $  4,003     $  4,498     $  4,625
                                                                  ========     ========     ========

Basic and diluted earnings per common share                       $    .96     $   1.08     $   1.11
                                                                  ========     ========     ========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2002, 2001 and 2000
                (Dollars in thousands, except per share amounts)


                                                                                  Accumulated
                                                                                     Other         Total
                                            Common      Retained      Treasury   Comprehensive  Shareholders'
                                             Stock      Earnings        Stock    Income (Loss)     Equity
                                           --------     --------      --------   -------------  -------------
Balance at January 1, 2000                 $  3,779     $ 40,020      $ (1,978)     $ (1,434)     $ 40,387

Comprehensive income:
      Net income                                  -        4,625             -             -         4,625
      Other comprehensive income,
        net of tax                                -            -             -         1,057         1,057
                                                                                                  --------
           Total comprehensive income                                                                5,682

Cash dividends ($0.28 per share)                  -       (1,170)            -             -        (1,170)
                                           --------     --------      --------      --------      --------

Balance at December 31, 2000                  3,779       43,475        (1,978)         (377)       44,899

Comprehensive income:
      Net income                                  -        4,498             -             -         4,498
      Other comprehensive income,
        net of tax                                -            -             -           977           977
                                                                                                  --------
           Total comprehensive income                                                                5,475

Cash dividends ($0.30 per share)                  -       (1,253)            -             -        (1,253)
                                           --------     --------      --------      --------      --------

Balance at December 31, 2001                  3,779       46,720        (1,978)          600        49,121

Comprehensive income:
      Net income                                  -        4,003             -             -         4,003
      Other comprehensive income,
        net of tax                                -            -             -           997           997
                                                                                                  --------
           Total comprehensive income                                                                5,000

Purchase of treasury stock -
      11,510 shares at cost                       -            -          (201)            -          (201)

Shares issued in Dividend
      Reinvestment Plan - 1,544 shares            1            -            27             -            28

Cash dividends ($0.34 per share)                  -       (1,420)            -             -        (1,420)
                                           --------     --------      --------      --------      --------

Balance at December 31, 2002               $  3,780     $ 49,303      $ (2,152)     $  1,597      $ 52,528
                                           ========     ========      ========      ========      ========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

                                                                       2002          2001          2000
                                                                      -------      --------      -------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                    $ 4,003      $  4,498      $  4,625
        Adjustments to reconcile net income to net cash from
          operating activities
               Depreciation                                             1,682         1,363           912
               Provision for loan and lease losses                      2,950           872           908
               Deferred income taxes                                      (93)          (94)          (51)
               Net (gains) losses on sales of securities                  (26)           (4)           19
               Net gains on sales of loans                             (1,019)         (621)         (337)
               Net securities amortization (accretion)                    705           143          (226)
               FHLB stock dividends                                      (102)         (138)         (117)
               Net change in loans held for sale                       (3,854)       (1,483)         (619)
               Net changes in other assets and other liabilities          (32)         (217)          177
                                                                      -------      --------      --------
                      Net cash from operating activities                4,214         4,319         5,291

CASH FLOWS FROM INVESTING ACTIVITIES
        Securities available for sale
               Purchases                                              (44,059)      (42,544)      (58,108)
               Maturities, principal payments, and calls               55,002        56,426        18,297
                Sales                                                   4,169         5,658        31,765
        Securities held to maturity
               Purchases                                               (1,321)      (17,115)       (2,846)
               Maturities, principal payment, and calls                 8,622        12,109         8,177
               Sales                                                      806             -             -
        Purchase of Federal Home Loan Bank stock                          (24)            -             -
        Net change in loans                                            (9,458)      (31,406)      (53,465)
        Premises and equipment expenditures                            (2,175)       (5,484)       (5,031)
        Proceeds from sale of premises and equipment                        -            77             -
        Investment in unconsolidated affiliate                              -           (20)       (1,931)
                                                                      -------      --------      --------
                      Net cash from investing activities               11,562       (22,299)      (63,142)

CASH FLOWS FROM FINANCING ACTIVITIES
        Net change in deposits                                          7,909        11,768        47,146
        Net change in federal funds purchased
          and other short-term borrowings                              (2,174)        2,287       (11,113)
        Proceeds from Federal Home Loan Bank advances                  17,000         5,000        25,000
        Repayment of Federal Home Loan Bank advances                  (22,360)         (373)         (354)
        Purchase of treasury stock                                       (201)            -             -
        Cash dividends paid                                            (1,392)       (1,253)       (1,170)
                                                                      -------      --------      --------
                      Net cash from financing activities               (1,218)       17,429        59,509
                                                                      -------      --------      --------
Net change in cash and cash equivalents                                14,558          (551)        1,658
Cash and cash equivalents at beginning of year                         17,945        18,496        16,838
                                                                      -------      --------      --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $32,503      $ 17,945      $ 18,496
                                                                      =======      ========      ========
SUPPLEMENTAL CASH FLOW INFORMATION
               Interest paid                                          $10,482      $ 16,978      $ 18,702
               Income taxes paid                                        2,583         3,108         2,032
SUPPLEMENTAL NON CASH DISCLOSURES
         Non-cash transfer of securities from held to maturity
         to available for sale                                        $26,490             -             -

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly-owned subsidiary, The Delaware County Bank and Trust Company (Bank), together referred to as the Corporation. The financial statements of the Bank include accounts of its wholly-owned subsidiaries, D.C.B. Corporation and 362 Corp. Intercompany transactions and balances are eliminated in consolidation.

During 2000, DCB purchased a 9% interest in ProFinance Holdings Corporation, the holding company for Century Surety Company, a property and casualty insurance company. Accordingly, the investment is being carried at cost and is shown as investment in unconsolidated affiliate on the consolidated balance sheet. The investment is reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the investment is recorded at the fair value.

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

Business Segments: While DCB's chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a corporation-wide basis. Accordingly, all of DCB's operations are considered by management to be aggregated in one reportable operating segment.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes premium amortization and accretion of discounts on securities. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Leases: Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan and lease losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amount contractually due are brought current and future payments are reasonably assured.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future value cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware, Ohio, and surrounding counties. Loans for commercial real estate, farmland, construction and land development purposes comprise 50% of loans at year end 2002. Loans for commercial purposes comprise 12% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 24% of loans. Loans and leases for consumer purposes are primarily secured by consumer assets and represent 14% of total loans. The borrowers' ability to honor their contracts is not dependent on the economic status of any single industry.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using straight line. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or market when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $172 and $184 at December 31, 2002 and 2001.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts of temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 4,171,703 for 2002 and 4,178,200 for 2001 and 2000. The Corporation does not have any securities which could potentially dilute earnings per share.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders' equity.

Newly issued but not yet effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions of Cash: Cash on hand or on deposit with the Federal Reserve Bank of $7,022 and $6,952 was required to meet regulatory reserve and clearing balance requirements at year-end 2002 and 2001. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. These restrictions pose no practical limit on the ability of the Bank or DCB to pay dividends at historical levels.

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

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gains and losses recognized in accumulated other comprehensive income were as follows.


                                                                        Gross          Gross
                                                         Fair         Unrealized     Unrealized
                                                         Value          Gains          Losses
                                                        -------       ----------     ----------
2002
U.S. government agencies                                $29,995         $   735        $    (3)
States and political subdivisions                        14,425             390             (6)
Corporate bonds                                             247              11             --
Mortgage-backed                                          49,448           1,291            (20)
                                                        -------         -------        -------
     Total debt securities                               94,115           2,427            (29)
Other securities                                          2,362              31            (10)
                                                        -------         -------        -------

     Total                                              $96,477         $ 2,458        $   (39)
                                                        =======         =======        =======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)


                                                          Gross         Gross
                                             Fair       Unrealized   Unrealized
                                             Value        Gains        Losses
                                            -------     ----------   ----------
2001
U.S. government agencies                    $43,756     $    804     $   (52)
States and political subdivisions             7,276           16        (132)
Corporate bonds                                 208            -          (4)
Mortgage-backed                              30,587          350         (83)
                                            -------     --------     -------
              Total debt securities          81,827        1,170        (271)
Other securities                              2,194           10           -
                                            -------     --------     -------

     Total                                  $84,021     $  1,180     $  (271)
                                            =======     ========     =======

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows for 2001

                                                              Gross            Gross
                                            Carrying       Unrecognized     Unrecognized      Fair
                                             Amount            Gains           Losses         Value
                                            --------       ------------     ------------     -------
2001
States and political subdivisions           $ 6,004         $   134         $   (11)         $ 6,127
Corporate bonds                                 130               -               -              130
Mortgage-backed                              28,584             498             (65)          29,017
                                            -------         -------         -------          -------

     Total                                  $34,718         $   632         $   (76)         $35,274
                                            =======         =======         =======          =======

During 2002, the Corporation sold a security classified as held to maturity, as was deemed appropriate by management, as the security's attributes no longer met asset/liability guidelines. Consequently, the Corporation will classify all securities as available for sale for the foreseeable future. As a result, the Corporation transferred $26,490 of securities held to maturity to available for sale. The unrealized gain at the time the securities were transferred was $990. The after tax effect of the transfer was to increase shareholders' equity by $653 and is reflected as a cumulative effect adjustment in other comprehensive income.

The fair value of debt securities, at year-end 2002 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                 Fair
                                Value
                               -------
Due in one year or less        $ 2,009
Due from one to five years       7,994
Due from five to ten years      20,760
Due after ten years             13,904
Mortgage-backed securities      49,448
                               -------
                               $94,115
                               =======

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

Sales of securities were as follows.

                   2002          2001          2000
                 --------      --------      --------
Proceeds         $  4,975      $  5,658      $ 31,765
Gross gains            30             8            22
Gross losses           (4)           (4)          (41)

At year-end 2002 and 2001, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders' equity.

Securities with a carrying amount of $60,467 and $44,946 at year-end 2002 and 2001 were pledged to secure public deposits and other obligations.

NOTE 3 - LOANS AND LEASES

Year-end loans and leases were as follows:


                                                    2002           2001
                                                  ---------      ---------
Commercial and industrial                         $  45,543      $  52,534
Commercial real estate                              144,646        124,537
Residential real estate and home equity              87,548         88,797
Real estate construction and land development        37,603         34,212
Consumer and credit card                             48,409         52,993
Direct lease financing                                6,412          9,520
                                                  ---------      ---------
                                                    370,161        362,593
           Net deferred loan fees costs               1,132          1,303
           Unearned income on leases                   (712)        (1,340)
                                                  ---------      ---------

                                                  $ 370,581      $ 362,556
                                                  =========      =========

Loans to principal officers, directors, and their related affiliates in 2002 were as follows.

Beginning balance                        $ 8,437
New loans                                  1,970
Repayments                                  (815)
Effect of changes in related parties         (14)
                                         -------

Ending balance                           $ 9,578
                                         =======

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

Activity in the allowance for loan and lease losses was as follows.


                                                                 2002         2001         2000
                                                               -------      -------      -------
Beginning balance                                              $ 3,596      $ 3,334      $ 2,793
Provision for loan and lease losses                              2,950          872          908
Loans charged off                                               (2,650)        (765)        (506)
Recoveries                                                         198          155          139
                                                               -------      -------      -------

Ending balance                                                 $ 4,094      $ 3,596      $ 3,334
                                                               =======      =======      =======

Impaired loans were as follows at year-end

                                                                             2002         2001
                                                                            -------      -------
Year-end loans with no allocated allowance for loan losses                  $   464      $   648
Year-end loans with allocated allowance for loan losses                       3,735        2,915
                                                                            -------      -------

      Total                                                                 $ 4,199      $ 3,563
                                                                            =======      =======

Amount of the allowance for loan losses allocated                           $ 1,088      $ 1,110
                                                                            =======      =======

                                                                 2002         2001         2000
                                                               -------      -------      -------
Average of impaired loans during the year                      $ 5,204      $ 2,998      $     -
Interest income recognized during impairment                       259          494            -
Cash basis interest income recognized                              234          476            -

Nonperforming loans were as follows at year-end

                                                                               2002         2001
                                                                            -------      -------
Loans past due over 90 days still accruing interest                         $   187      $   200
Nonaccrual loans                                                              3,387        3,390

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:


                                             2002          2001
                                           --------      --------
Land                                       $  1,207      $  1,207
Buildings                                     9,647         8,890
Furniture and equipment                       7,497         6,503
                                           --------      --------
                                             18,351        16,600
Accumulated depreciation                     (5,736)       (4,280)
                                           --------      --------

                                           $ 12,615      $ 12,320
                                           ========      ========

DCB has long-term operating leases for branch offices and equipment, which expire at various dates through 2019, and provide options for renewals. Rental expense on lease commitments for 2002, 2001 and 2000 amounted to $784, $865 and $771. At December 31, 2002, the total future minimum lease commitments under these leases are summarized as follows.

2003         $  760
2004            716
2005            373
2006            352
2007            305
Thereafter    2,577
             ------

             $5,083
             ======

DCB has entered into three leases for branch facilities with a partnership in which a director of the Corporation holds a controlling interest. The leases commenced on April 1, 1997, September 1, 1997 and May 24, 1999 and have original terms of 20 years with annual rental payments of $84, $71 and $94.

NOTE 6 - INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows.


                                                  2002         2001
                                                --------     --------
Interest-bearing demand                         $ 28,983     $ 27,051
Money market                                     114,935      151,335
Savings                                           69,802       50,515
Time deposits
       In denominations under $100,000            93,352       82,723
       In denominations of $100,000 or more       58,020       49,231
                                                --------     --------

                                                $365,092     $360,855
                                                ========     ========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 6 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of time deposits for the next five years were as follows:

2003     $ 90,093
2004       52,567
2005        7,713
2006          999
         --------

         $151,372
         ========

NOTE 7 - BORROWED FUNDS

Federal funds purchased and other short-term borrowings at year-end 2002 and 2001 were comprised of a demand note to the U.S. Treasury totaling $2,000 and $274 respectively. The balance at year-end 2001 also included federal funds purchased totaling $3,900.

Advances from the Federal Home Loan Bank at year-end were as follows.


                                                          2002      2001
                                                        -------    -------
Fixed-rate FHLB advance, 6,67%, due February 2002       $     -    $15,000
Fixed-rate FHLB advance, 2.25%, due May 2002                  -      2,500
Fixed-rate FHLB advance, 2.40%, due October 2002              -      2,500
Fixed-rate FHLB advance, 2.62%, due January 2003          2,000          -
Variable-rate FHLB advance, 1.54%, due October 2003       5,000      5,000
Variable-rate FHLB advance, 1.54%, due August 2003        5,000          -
Fixed-rate FHLB advance, 5.50%, due May 2011              5,000      5,000
Fixed-rate FHLB advance, 5.10%, due October, 2008         2,802      3,162
Fixed-rate FHLB advance, 3.73%, due January, 2004         4,000          -
Fixed-rate FHLB advance, 4.52%, due January, 2005         4,000          -
                                                        -------    -------

                                                        $27,802    $33,162
                                                        =======    =======

As a member of the Federal Home Loan Bank of Cincinnati ("FHLB"), the Bank has the ability to obtain additional borrowings based on DCB Financial's FHLB stock investment and its level of qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and all shares of FHLB stock of $37,492 and $2,267 at December 31, 2002 and $44,770 and $2,111 at December 31, 2001.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 7 - BORROWED FUNDS (Continued)

At year-end 2002, required annual principal payments on borrowed funds were as follows:

2003           $12,443
2004             4,433
2005             4,456
2006               480
2007               505
Thereafter       5,485
               -------

               $27,802
               =======

NOTE 8 - RETIREMENT PLANS

The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must have at least 1,000 hours of service during a one year period and must be 20 or more years of age. Participants are permitted to make voluntary contributions to the Plan of up to 10% of the individual's compensation. The Corporation matches 50% of those contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also provide an additional discretionary contribution. Employee voluntary contributions are vested at all times and Corporation contributions are fully vested after three years. The 2002, 2001 and 2000 expense related to this plan was $184, $125 and $207.

The Corporation maintains a supplemental post-retirement benefit plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer's benefit will depend on their salary at retirement as well as their other sources of retirement income. The Corporation accrues the cost of these post-retirement benefits during the working careers of the officers. Expense under this plan was ($30), $227 and $108 in 2002, 2001 and 2000. The change in expense from 2001 to 2002 is attributable to the reduction of the number of plan participants. Total accrued liability under this plan was $405 and $435 at year-end 2002 and 2001.

The Corporation has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Corporation as the beneficiary. While no direct connection exists between the supplemental post-retirement benefit plan and the life insurance contracts, it is management's current intent that the earnings on the insurance contracts be used as a funding source for the plan.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 9 - INCOME TAXES

Income tax expense was as follows.


               2002         2001         2000
             -------      -------      -------
Current      $ 2,129      $ 2,339      $ 2,257
Deferred         (93)         (94)         (51)
             -------      -------      -------

             $ 2,036      $ 2,245      $ 2,206
             =======      =======      =======

The difference between financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes was as follows.


                                                    2002          2001          2000
                                                   -------       -------       -------
Income taxes computed at the statutory federal
  income tax rate                                  $ 2,053       $ 2,293       $ 2,322
       Tax exempt income                              (180)         (154)         (171)
       Other                                           163           106            55
                                                   -------       -------       -------

                                                   $ 2,036       $ 2,245       $ 2,206
                                                   =======       =======       =======

Effective tax rate                                    33.7%         33.3%         32.3%
                                                   =======       =======       =======

Year-end deferred tax assets and liabilities were due to the following.


                                                              2002         2001
                                                            -------      -------
Deferred tax assets
       Allowance for loan and lease losses                  $ 1,262      $ 1,056
       Deferred compensation                                    137          148
       Other                                                      3            4
                                                            -------      -------
                                                              1,402        1,208
Deferred tax liabilities
       FHLB stock dividends                                    (215)        (181)
       Unrealized gain on securities available for sale        (822)        (309)
       Deferred loan fees and costs                            (144)        (207)
       Leases                                                (1,073)      (1,006)
       Accumulated depreciation                                (366)        (297)
       Mortgage servicing rights                                (58)         (63)
       Other                                                    (10)         (11)
                                                            -------      -------
                                                             (2,688)      (2,074)
                                                            -------      -------

Net deferred tax liability                                  $(1,286)     $  (866)
                                                            =======      =======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 10 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE-SHEET RISK

Some financial instruments such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs. These are arrangements to provide credit or to support credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.


                                                        2002                   2001
                                                        ----                   ----
                                                 Fixed     Variable     Fixed      Variable
                                                  Rate       Rate        Rate        Rate
                                                 -------   --------    -------     --------
Commitments to extend credit                     $ 1,711   $34,283     $ 2,642     $46,489
Unused lines of credit and letters of credit          --    39,566          --      31,947

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 5.50% to 8.13% for 2002 and 6.75% to 8.38% in 2001. Maturities for these fixed rate commitments range from 15 to 30 years for both years.

The Corporation has entered into employment agreements with certain officers of the Bank. The agreements provide for terms of one year that renew automatically unless prior written notice is provided to the officer.

LEGAL PROCEEDINGS

A shareholder, S. Robert Davis ("Plaintiff"), brought an action (the "Suit") as a shareholder derivative action in United States District Court for the Southern District of Ohio, naming the Company, its Board of Directors, the members of the Board of Directors, and the Company's former Chief Executive Officer as defendants. He alleges to have sent correspondence constituting a demand under Ohio law for inspection of the books and records of account of the Company and its subsidiary, The Delaware County Bank and Trust Company, and that defendants did not respond to this correspondence prior to the deadline set forth therein. He alleges that his correspondence is due to inconsistencies in the explanation of what comprises a certain reduction in earnings announced by the Company in a press release issued December 12, 2001. Plaintiff claims material misrepresentation, breach by the Company's directors of fiduciary duty, and failure to follow proper accounting procedures. Plaintiff seeks among other remedies an accounting and inspection of books and records of account. Plaintiff further filed a motion for preliminary injunction on July 2, 2002, to which defendants filed a response and a motion to dismiss the Suit. If defendants' motion to dismiss is denied, defendants intend to vigorously oppose the Suit denying liability.

In the opinion of management, based upon consultation with legal counsel, although legal proceedings cannot be predicted with certainty, the ultimate outcome of this Suit is not expected to have a material impact on the Company's financial position or results of operation.

There is no other pending litigation, other than routine litigation incidental to the business of the Corporation and Bank, or of a material nature involving or naming the Corporation or Bank as a defendant. Further, there are no material legal proceedings in which any director, executive officer, principal shareholder or affiliate of the Corporation is a party or has a material interest, which is adverse to the Corporation or Bank. No routine litigation in which the Corporation or Bank is involved is expected to have a material adverse impact on the financial position or results of operations of the Corporation or Bank.


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

The Corporation and the Bank met the well-capitalized requirements, as previously defined, at December 31, 2002. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators that would have changed the classification.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

Actual and required capital ratios are presented below at year-end.


                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                                                For Capital             Prompt Corrective
                                                       Actual                Adequacy Purposes          Action Provisions
                                                       ------              --------------------       ---------------------
                                                Amount       Ratio          Amount       Ratio        Amount          Ratio
                                               --------     -------        -------      -------       -------         -----
2002
Total capital to risk-weighted assets
    Consolidated                               $55,025        12.8%        $34,427        8.0%        $43,033         10.0%
    Bank                                        51,435        12.1          33,882        8.0          42,352         10.0
Tier 1 (core) capital to risk
  weighted assets
    Consolidated                                50,931        11.8          17,213        4.0          25,820          6.0
    Bank                                        37,332         8.8          16,941        4.0          25,411          6.0
Tier 1 (core) capital to average assets
    Consolidated                                50,931         9.8          20,846        4.0          26,057          5.0
    Bank                                        37,332         7.1          20,954        4.0          26,192          5.0

2001
Total capital to risk-weighted assets
    Consolidated                               $52,103        11.8%        $35,177        8.0%        $43,971         10.0%
    Bank                                        48,133        11.6          33,255        8.0          41,569         10.0
Tier 1 (core) capital to risk
  weighted assets
    Consolidated                                48,503        11.0          17,588        4.0          26,383          6.0
    Bank                                        44,534        10.7          16,627        4.0          24,941          6.0
Tier 1 (core) capital to average assets
    Consolidated                                48,503         9.4          20,551        4.0          25,689          5.0
    Bank                                        44,534         8.8          20,316        4.0          25,395          5.0

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)


Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Currently, the Bank does not meet the requirements discussed above and must obtain prior regulatory approval before declaring any proposed distributions.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.


                                                                   2002                                   2001
                                                                   ----                                   ----
                                                      Carrying              Fair              Carrying              Fair
                                                       Amount               Value              Amount               Value
                                                      ---------           ---------           ---------           ---------
Financial assets
               Cash and cash equivalents              $  32,503           $  32,503           $  17,945           $  17,945
               Securities available for sale             96,477              96,477              84,021              84,021
               Securities held to maturity                   --                  --              34,718              35,274
               Loans held for sale                        6,442               6,458               2,588               2,610
               Loans (excluding leases)                 364,881             369,008             354,376             357,465
               Accrued interest receivable                2,188               2,188               2,912               2,912

Financial liabilities
               Noninterest-bearing deposits           $ (73,531)          $ (73,531)          $ (69,859)          $ (69,859)
               Interest-bearing deposits               (365,092)           (367,027)           (360,855)           (362,087)
               Federal funds purchased and
                 other short-term borrowings             (2,000)             (2,000)             (4,174)             (4,174)
               FHLB advances                            (27,802)            (28,701)            (33,162)            (33,100)
               Accrued interest payable                    (998)               (998)             (1,338)             (1,338)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair values of long-term borrowed funds are based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 13 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.


                                                             2002            2001           2000
                                                           -------         -------         -------
Unrealized holding gains and (losses) on
  available for sale securities                            $   546         $ 1,480         $ 1,586
Reclassification adjustments for (gains) and losses
  later recognized in income                                   (26)             (4)             19
Cumulative effect adjustment for the transfer
  of securities from held to maturity to
  available for sale                                           990               -               -
                                                           -------         -------         -------
Net unrealized gains and losses                              1,510           1,476           1,605
Tax effect                                                    (513)           (499)           (548)
                                                           -------         -------         -------

Other comprehensive income (loss)                          $   997         $   977         $ 1,057
                                                           =======         =======         =======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of DCB Financial Corp was as follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2002 and 2001


                                                             2002             2001
                                                           --------         --------
ASSETS
Cash and cash equivalents                                  $     58         $    492
Investment in Bank subsidiary                                38,946           45,151
Investment in unconsolidated affiliate                        1,951            1,951
Subordinated note from Bank subsidiary                       10,000                -
Other assets                                                  1,705            1,547
                                                           --------         --------

       Total assets                                        $ 52,660         $ 49,141
                                                           ========         ========

LIABILITIES

Other liabilities                                          $    132         $     20

SHAREHOLDERS' EQUITY                                         52,528           49,121
                                                           --------         --------

       Total liabilities and shareholders' equity          $ 52,660         $ 49,141
                                                           ========         ========

          CONDENSED STATEMENTS OF INCOME
   Years ended December 31, 2002, 2001 and 2000


                                                             2002             2001             2000
                                                           --------         --------         --------
Income
Dividends from Bank subsidiary                             $ 11,419         $  1,253         $  3,101
Other                                                            80               69               42
                                                           --------         --------         --------
     Total income                                            11,499            1,322            3,143

Operating expenses                                              293               64               64
                                                           --------         --------         --------

Income before income taxes and equity in
  undistributed (distributions in excess of)
  earnings of subsidiary                                     11,206            1,258            3,079
Income tax benefit                                                -               (5)             (11)
                                                           --------         --------         --------
Income before equity in undistributed
  earnings of subsidiary                                     11,206            1,263            3,090
Equity in undistributed (distribution in excess of)
       earnings of subsidiary                                (7,203)           3,235            1,535
                                                           --------         --------         --------

NET INCOME                                                 $  4,003         $  4,498         $  4,625
                                                           ========         ========         ========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2002, 2001 and 2000

                                                           2002             2001             2000
                                                         --------         --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $  4,003         $  4,498         $  4,625
Adjustments to reconcile net income
  to cash provided by operations:
       (Equity in undistributed) distribution in
        excess of earnings of subsidiary                    7,203           (3,235)          (1,535)
       Net change in other assets and liabilities             (47)          (1,463)              21
                                                         --------         --------         --------
              Net cash from operating activities           11,159             (200)           3,111

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in unconsolidated affiliate                         --              (20)          (1,931)
Increase in subordinated note receivable                  (10,000)              --               --
                                                         --------         --------         --------
              Net cash from investing activities          (10,000)             (20)          (1,931)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                                        (1,392)          (1,253)          (1,170)
Purchase of treasury stock                                   (201)              --               --
                                                         --------         --------         --------
              Net cash from financing activities           (1,593)          (1,253)          (1,170)
                                                         --------         --------         --------

Net change in cash and cash equivalents                      (434)          (1,473)              10
Cash and cash equivalents at beginning of period              492            1,965            1,955
                                                         --------         --------         --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                 $     58         $    492         $  1,955
                                                         ========         ========         ========

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          Interest        Net Interest           Net               Earnings
                                           Income            Income             Income            Per Share
                                          --------        ------------          ------            ---------
2002
         First quarter                      $8,041            $5,387            $1,455            $  0.35
         Second quarter                      8,022             5,474             1,168               0.28
         Third quarter                       7,925             5,377               757               0.18
         Fourth quarter                      7,578             5,186               623               0.15

2001
         First quarter                      $9,470            $4,572            $1,407            $  0.34
         Second quarter                      9,115             4,771             1,452               0.35
         Third quarter                       8,701             4,682               950               0.23
         Fourth quarter                      9,123             6,015               689               0.16

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                             (Dollars in thousands)

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

During the fourth quarter 2002, DCB Financial recognized approximately $623 net income, or $0.15 quarterly earnings per share. These results were $0.03 less than the $0.18 quarterly earnings per share recognized in the third quarter 2002. This decline is mainly attributed to a decline in net interest margin and increased allowance for loan and lease loss expense offset by an increase in non-interest income and a decline in operating expenses.

Net interest income declined by approximately $190 from the third to fourth quarters 2002. This is mainly attributed to a decline in the yield of the loan and investment portfolios, not fully offset by the decrease in deposit rates.

During the fourth quarter DCB Financial recognized $1,250 of allowance for loan and lease losses, which represents a $350 increase compared to the prior quarter. This increase was mainly attributed to the increased funding of the allowance for loan and lease losses after approximately $615 of loans were charged off. Additionally, the new methodology adopted by the board and management during the fourth quarter 2002 places more emphasis on current economic condition components. Therefore, additional provision was recognized in management's estimate, to account for the probable incurred losses associated with the loan portfolio.

Also during the quarter non-interest revenue increased by $229, which is mainly attributed to the increase in profits recognized through the sale of mortgage loans sold in the secondary market. Due to low mortgage interest rates, DCB experienced a high volume of mortgage refinancing. These market conditions were more advantageous than those experienced in the third quarter.

Operating expenses declined by approximately $113, which is mainly attributed to a decline in salary and benefit expense, offset by increases in other operating expenses.

                                   (Continued)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio

We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ Crowe, Chizek and Company LLP

Columbus, Ohio
February 21, 2003