Form 10-K, Exhibit 13
period 2003-12-31
DCB FINANCIAL CORP
filed 2004-03-15
CIK 1025877

                                                                      EXHIBIT 13

BUSINESS OF DCB FINANCIAL CORP

DCB Financial Corp ("DCB" or the "Corporation") was incorporated under the laws of the State of Ohio on March 14, 1997, at the direction of management and approval of the shareholders of The Delaware County Bank and Trust Company (the "Bank") for the purpose of becoming a bank holding company by acquiring all outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is a wholly-owned subsidiary of DCB.

The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 15 full-service branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment agent services. Through its information systems department, the Bank provides data processing, disaster recovery, and check processing services to other financial institutions; however, such services are not a significant part of operations or revenue.

DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio, and real estate values have been stable to rising. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and loan and security sales and principal repayments.

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

COMMON STOCK AND SHAREHOLDER MATTERS

DCB had 3,934,760 common shares outstanding on February 22, 2004, held of record by approximately 1,600 shareholders. DCB's common stock is not traded on any established securities market. At times however, various brokerage firms maintain daily bid and ask prices for DCB's common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are without retail mark-up, mark-down or commissions.

Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB's stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2003 and 2002 that were not registered under the Securities Acts.

                                                                 Quarter ended
                                               -------------------------------------------------------
                                               March 31,     June 30,    September 30,    December 31,
                                                 2003          2003          2003             2003
                                               ---------     --------    -------------    ------------
High                                           $  19.00      $  19.00      $  18.40         $  20.40
Low                                               17.75         16.60         16.10            17.40
Dividends per share                                0.09          0.10          0.10             0.10

                                               March 31,     June 30,    September 30,    December 31,
                                                 2002          2002          2002             2002
                                               ---------     --------    -------------    ------------
High                                           $  16.00      $  21.00      $  19.85         $  20.50
Low                                               12.75         15.10         16.15            18.00
Dividends per share                                0.08          0.08          0.09             0.09

Income of DCB primarily consists of dividends, which are periodically declared and paid by the Board of Directors of the Bank on common shares of the Bank held by DCB. While management of DCB expects to maintain the organization's policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated.

Selected consolidated financial  condition data:

                                                                  At December 31,
                                           --------------------------------------------------------------
     (In thousands)                           2003         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------
Total assets                               $  553,297   $  522,998   $  519,380   $  497,250   $  430,005
Cash and cash equivalents                      20,349       32,503       17,945       18,496       16,838
Securities available for sale                 108,547       96,477       84,021      101,955       91,909
Securities held to maturity                        --           --       34,718       29,843       35,245
Net loans and leases                          400,616      366,487      358,960      327,184      274,675
Deposits                                      442,352      438,623      430,714      418,946      371,799
Borrowed funds                                 54,312       29,802       37,336       30,422       16,889
Shareholders' equity                           49,689       52,528       49,121       44,899       40,387

                                                              Year ended December 31,
                                           --------------------------------------------------------------
Selected Operating Data:                      2003         2002         2001         2000         1999
(In thousands, except per share data)      ----------   ----------   ----------   ----------   ----------
Interest and dividend income               $   26,776   $   30,882   $   35,736   $   36,717   $   30,483
Interest expense                                7,998       10,142       16,369       19,607       14,322
                                           ----------   ----------   ----------   ----------   ----------
Net interest income                            18,778       20,740       19,367       17,110       16,161
Provision for loan and lease losses             1,418        2,950          872          908        1,495
                                           ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan and lease losses          17,360       17,790       18,495       16,202       14,666
Noninterest income                              7,094        6,259        5,625        4,030        4,233
Noninterest expense                            17,138       18,010       17,377       13,134       11,963
                                           ----------   ----------   ----------   ----------   ----------
Income before income tax                        7,316        6,039        6,743        6,831        6,936
Income tax expense                              2,287        2,036        2,245        2,206        2,154
                                           ----------   ----------   ----------   ----------   ----------
Net income                                 $    5,029   $    4,003   $    4,498   $    4,625   $    4,782
                                           ==========   ==========   ==========   ==========   ==========

Per Share Data:
Basic and diluted earnings per share       $     1.26   $      .96   $     1.08   $     1.11   $     1.14
                                           ==========   ==========   ==========   ==========   ==========
Dividends declared per share               $     0.39   $     0.34   $     0.30   $     0.28   $     0.25
                                           ==========   ==========   ==========   ==========   ==========

                                                         At or for the year ended December 31,
                                           --------------------------------------------------------------
Selected Financial Ratios:                    2003         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------
Interest rate spread                             3.52%        3.79%        3.42%        2.92%        3.20%
Net interest margin                              3.78         4.24         4.10         3.83         4.07
Return on average equity                        10.11         7.82         9.40        11.12        12.18
Return on average assets                         0.91         0.76         0.89         0.97         1.13
Average equity to average assets                 8.96         9.78         9.43         8.74         9.31
Dividend payout ratio                           30.95        35.42        27.78        25.23        21.93
Allowance for loan and lease losses as
  a percentage of nonperforming loans          151.18       114.55       100.17       224.81       444.75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

INTRODUCTION

In the following pages, management presents an analysis of DCB's consolidated financial condition and results of operations as of and for the year ended December 31, 2003, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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

The procedures for assessing the adequacy of the allowance for loan losses reflect our evaluation of credit risk after careful consideration of all information available to us. In developing this assessment, we must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank's trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on management's current judgment about the credit quality of the loan portfolio. While the Corporation strives to reflect all known risk factors in its evaluations, judgment errors may occur.

ANALYSIS OF FINANCIAL CONDITION

DCB's assets totaled $553,297 at year-end 2003 compared to $522,998 at year-end 2002, an increase of $30,299, or 5.8%. The growth in assets was mainly attributed to the loan growth the Corporation experienced within its normal markets, particularly in the residential real estate market. Additionally during 2003, management aligned its balance sheet by reducing the Corporation's liquidity to fund loan and investment growth. Additional financing was supplied through increased borrowed funds, consisting mainly of Federal Home Loan Bank advances. The liquidity risk associated with reduced cash and cash equivalent balances were offset with by increased borrowings capability through correspondent bank relationships.

Total securities increased to $108,547 at year-end 2003, compared to $96,477 at year-end 2002. The increase in securities was the result of applying proceeds from maturities, calls and principal repayments to fund additional investment securities and by reducing short term cash equivalents and using the proceeds to purchase higher yielding securities. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") participation certificates and collateralized mortgage obligations ("CMOs"). The mortgage-backed securities portfolio, totaling $38,201 at year-end 2003, provides DCB with a constant cash flow stream from principal repayments, that is utilized by management to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to move funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.

Total loans increased $34,366, or 9.3%, from $370,581 at year-end 2002 to $404,947 at year-end 2003. The growth in the overall loan portfolio was attributed to large increases in residential real estate and home equity, commercial and industrial, and commercial real estate loans offset by declines in the real estate construction, consumer and credit card and lease financing portfolios. Commercial real estate loans increased $12,190, or 8.4%, from $144,646 at year-end 2002 to $156,836 at year-end 2003. Residential real estate and home equity loans increased $29,550, or 33.8%, from $87,548 at year-end 2002 to $117,098 at year-end 2003. The increase in residential real estate loans is attributed to the advantageous refinancing market that existed during 2003, coupled with the strong economic growth in Delaware County.

Premises and equipment decreased $2,668 in 2003 from $12,615 at year-end 2002 to $9,947 at year-end 2003. The decrease is mainly attributable to the sale of real estate and branch buildings, and to a lesser extent, the retiring of various pieces of equipment. During 2003, the Corporation sold a branch office that management deemed unnecessary due to the geographic proximity of other area branch locations.

Total deposits increased $3,729 or .9%, from $438,623 at year-end 2002 to $442,352 at year-end 2003. Noninterest-bearing deposits increased $4,946, or 6.7%, while interest-bearing deposits decreased $1,217, or 0.3%. Interest-bearing demand and money market deposits decreased from 39.4% of total interest-bearing deposits at year-end 2002 to 43.9% of total interest-bearing deposits at year-end 2003, as DCB experienced a $15,921, or 11.1%, increase in volume of such accounts. The increase in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other reinvestment alternatives to liquid savings products. DCB experienced a decrease of $9,176 in savings deposits while such accounts decreased from 19.1% of total interest-bearing deposits at year-end 2002 to 16.7% of total interest-bearing deposits at year-end 2003. Certificates of deposit decreased $7,962, or 5.3%, comprising 39.4% of total interest-bearing deposits at year-end 2003 compared to 41.5% at year-end 2002. Management attributes these trends to the rate structure of the Corporation's deposit products and their relationship to the economic conditions under which DCB operated during 2003. The lack of normal deposit growth is somewhat attributed to the competition in the Bank's geographic area, where the increase of competitors' branch locations has made it increasingly difficult to obtain deposits. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage the growth within its deposit liabilities.

Borrowed funds totaled $54,312 at year-end 2003 compared to $29,802 at year-end 2002. During 2003, management utilized the FHLB to fund loan growth to take advantage of low borrowing costs due to the current economic environment. The borrowings mainly consisted of long term FHLB advances that were used to fund loan growth for commercial and residential loans.

Shareholders' equity declined by $2,839 during 2003, as treasury share repurchases totaling $5,464, dividend payments of $1,557, and an $847 after tax reduction in the fair value of securities designated as available for sale more than offset period earnings of $5,029.

During 2003, the Board entered into an agreement with certain shareholders (the "shareholder group") whereby the Corporation acquired 237,274 of its common shares at an approximate total cost of $6,135 including approximately $427 of legal and other pre-tax period costs charged to operations. Pursuant to the agreement, the shareholder group also withdrew from a proxy contest and agreed to withdraw now and in the future from offering various proposals to change control of the Corporation through sale or otherwise. The Corporation recorded the acquired treasury shares at fair value.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

NET INCOME. Net income for 2003 totaled $5,029, compared to net income for 2002 of $4,003. Basic and diluted earnings per share totaled $1.26 for 2003 and $.96 for 2002. Return on average assets was 0.91% and 0.76% for 2003 and 2002, while return on average equity was 10.11% and 7.82% over the same two years. Net income and fee income both increased during 2003 in comparison to 2002. The increase in net income was related principally to growth in earning assets, the allocation of funds from lower yielding to higher yielding asset categories, reduced loan charge-offs and increased emphasis on operating expense cost control.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB's income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $18,778 for 2003 compared to $20,740 for 2002. The decrease of $1,962 is attributed to reduced margins due to the overall decline in interest rates experienced in 2003. Though DCB was able to reduce its overall cost of funds through strategic initiatives developed through its Asset/Liability Committee (ALCO), a significant portion of the Corporation's loan portfolio is variable rate. This has caused assets to reprice downward at a faster pace than liabilities. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 4.24% in 2002 to 3.78% in 2003. Additionally, because of the increased competition in the Bank's primary marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively effect the Corporation's net interest margin. It is likely that these offerings will continue to be offered to gain a market share.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management's assessment of the losses inherent in the Bank's loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves. Management further evaluates these reserve levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the lending process.

DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for the allowance for loan and lease losses totaled $1,418 in 2003, compared to $2,950 in 2002. Net charge-offs for 2003 were $1,181, which represents 0.31% of average loans, compared to net charge-offs of $2,452, or 0.66% of average loans in 2002.

The allowance for loan and lease losses increased by $237 to $4,331 at year-end 2003 from $4,094 at year-end 2002. As a percent of gross loans and leases, the allowance decreased to 1.07% at year-end 2003 from 1.10% at year-end 2002. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Improved exposure to credit losses in the commercial loan portfolio required a more normalized provision compared to the prior year. This decrease in charge-offs during 2003 was mainly attributed to the improved economic conditions that affected the commercial loan portfolio in the current year, and to management's increased activities related to monetary, collection, and workout of delinquent loans. Management continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.

To assist in identifying and managing potential loan and lease losses, management maintains a methodology for establishing appropriate loan and lease loss values. The Board of Directors has approved a policy that directs management to "develop and maintain an appropriate, systematic, and consistently applied process to determine the amounts of the Allowance for Loan and Lease Losses (ALLL)." The methodology that management adopted involves identifying both specific and non-specific components. The specific allowance allocation is determined from information provided through the Bank's watch list, loan review function and loan grade status applied to specific credits. The allocated allowance is developed by utilizing historical net loss components for each identified segment of the loan portfolio. Additionally, current economic condition factors are used to adjust the historical net loss components. Management performs analysis of the loan portfolio on a monthly basis, and evaluates economic conditions as they relate to potential credit risk within its portfolios on a quarterly basis.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $835, or 13.3% to $7,094 in 2003 compared to $6,259 in 2002. The increase was primarily attributed to the increased revenue generated by selling residential mortgages in the secondary market and the sale of a branch location. During 2003, favorable economic interest rates created a large increase in mortgage refinancing. Additionally, the Corporation experienced increases on account service charges, trust activities and cash management service fees. These increases are generally attributed to a high number of accounts and customers served by the Corporation.

Total noninterest expense decreased $872, or 4.8%, in 2003 compared to 2002. The decrease was primarily the result of decreases in salaries and employee benefits, outside professional services, and various operating costs due to management's new expense control initiatives. The decrease in outside professional services is attributed to decreased consulting and legal fees. The decrease in compensation and employee benefits were planned decreases relating to management's human resource efficiency initiatives implemented during 2003.

INCOME TAXES. The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in income before income taxes. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $2,287 in 2003 and $2,036 in 2002 resulting in effective tax rates of 31.3% and 33.7%.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

NET INCOME. Net income for 2002 totaled $4,003, compared to net income for 2001 of $4,498. Basic and diluted earnings per share totaled $0.96 for 2002 and $1.08 for 2001. Return on average assets was 0.76% and 0.89% for 2002 and 2001, while return on average equity was 7.82% and 9.40% over the comparable two-year period. Net interest income and fee income both increased during 2002 in comparison to 2001. The decline in net income in 2002 related principally to an increase in the allowance for loan and lease losses, as a result of the charge off of four large commercial loans, as noted below.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB's income and is affected by the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $20,740 for 2002 compared to $19,367 for 2001. The increase of $1,373 is attributed to the higher level of interest-bearing assets and the decrease in the Corporation's overall funding costs. The significant decrease in DCB's cost of funds resulted from higher yielding certificates of deposit repricing in 2002 and the overall ability of management to control costs on savings, checking and other deposit accounts. The culmination of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in overall market interest rates, resulted in a modest decline in net interest margin from 4.24% in 2001 to 4.10% in 2002.

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

As stated previously, DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for loan and lease losses totaled $2,950 in 2002 compared to $872 in 2001. Net charge-offs for 2002 were $2,452, which represents 0.66% of average loans, compared to net charge-offs of $610, or 0.18% of average loans in 2001.

The allowance for loan and lease losses increased from $3,596 at year-end 2001 to $4,094 at year-end 2002. As a percent of gross loans and leases, the allowance increased to 1.10% at year-end 2002 from 0.99% at year-end 2001. Exposure to credit losses in the commercial loan portfolio required the recognition of an additional provision compared to the 2001. This increase in the provision was due to a number of factors including deteriorating economic conditions related to specific credits in the commercial loan portfolio and management's decision to accelerate its workout strategies for certain borrowers.

Specifically, the increase in net charge-offs was mainly attributed to four large commercial loans. These loans were in the areas of agricultural production, parts manufacturing, medical equipment production, and supply chain software development. The individual companies that participated in these industry segments were not able to overcome the change to their operating environments brought on by declining economic prospects. The net charge-offs associated with these four loans were approximately $1.7 million or 69% of the total net charge-offs for the year. Management continues to monitor exposure to industry segments, and believes that the loan portfolios remain adequately diversified.

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $634, or 11.27% to $6,259 in 2002 compared to $5,625 in 2001. The increase was primarily attributed to the increased revenue generated by selling residential mortgages in the secondary market. During 2002, favorable economic interest rates created a large increase in mortgage refinancing. DCB generated $1.0 million of revenues associated with this activity, an increase of $398, or 64%. Additionally, the Corporation experienced general increases on account service charges, trust activities and cash management service fees. These increases are generally attributed to a high number of accounts and customers served by the Corporation.

Total noninterest expense increased $633, or 3.6%, in 2002 compared to 2001. The increase was primarily the result of increases in salaries and employee benefits, occupancy and equipment and outside professional services. The increase in outside professional services is attributed to increased audit, consulting and legal fees. The increases in these fees was mainly attributable to legal and consulting fees associated with the aforementioned legal action filed on behalf of shareholders, for which no resolution was reached at year-end 2002. The increase in compensation and employee benefits were planned increases relating to increased staffing in order to initiate business objectives aimed at capturing a larger portion of the consumer market in Delaware County. With its broad line of products and services, DCB expects to be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with the new corporate headquarters and new branch operations.

INCOME TAXES. Income taxes totaled $2,036 for 2002, as compared to $2,245 in 2001. The 9.3% decline in income tax expense is primarily attributable to the 10.5% reduction in income before income taxes. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes resulted in effective tax rates of 33.7% and 33.3% for 2002 and 2001.

                                                                           Year ended December 31,
                                                ---------------------------------------------------------------------------
                                                                  2003                                    2002
                                                -------------------------------------    ----------------------------------
                                                  Average       Interest                   Average      Interest
                                                outstanding      earned/      Yield/     outstanding     earned/     Yield/
                                                  balance         paid         rate        balance        paid        rate
                                                -----------    ----------    --------    -----------   ----------   -------
Interest-earning assets:
      Federal funds sold                        $    14,082    $      143        1.02%   $     4,974   $       74      1.49%
      Taxable securities                             77,882         2,874        3.69         99,746        5,378      5.39
      Tax-exempt securities (1)                      17,049           702        4.12         12,950          596      4.60
      Loans and leases (2)                          387,627        23,057        5.95        371,507       24,834      6.68
                                                -----------    ----------    --------    -----------   ----------   -------
           Total interest-earning assets            496,640        26,776        5.39        489,177       30,882      6.31
Noninterest-earning assets                           58,209                                   34,685
                                                -----------                              -----------
           Total assets                         $   554,849                              $   523,862
                                                ===========                              ===========

Interest-bearing liabilities:
      Demand and money market deposits          $   171,045    $    2,148        1.26%   $   161,950   $    2,635      1.63%
      Savings deposits                               62,792           420        0.67         57,131          905      1.58
      Certificates of deposit                       141,650         4,100        2.89        145,647        5,331      3.66
                                                -----------    ----------    --------    -----------   ----------   -------
           Total deposits                           375,486         6,668        1.78        364,728        8,871      2.43
      Borrowed funds                                 51,146         1,330        2.60         38,375        1,271      3.31
                                                -----------    ----------    --------    -----------   ----------   -------
           Total interest-bearing liabilities       426,633         7,998        1.87        403,103       10,142      2.52
                                                               ----------                              ----------
Noninterest-bearing liabilities                      78,480                                   69,547
                                                -----------                              -----------
           Total liabilities                        505,113                                  472,650

Shareholders' equity                                 49,736                                   51,212
                                                -----------                              -----------
           Total liabilities & shareholders'
             equity                             $   554,849                              $   523,862
                                                ===========                              ===========

Net interest income; interest rate spread                      $   18,778        3.52%                 $   20,740      3.79%
                                                               ==========    ========                  ==========   =======

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                        3.78%                                 4.24%
                                                                             ========                               =======
Average interest-earning assets to average
  interest-bearing liabilities                                                 116.41%                               121.35%
                                                                             ========                               =======

                                                       Year ended December 31,
                                                -------------------------------------
                                                                  2001
                                                -------------------------------------
                                                  Average       Interest
                                                outstanding     earned/       Yield/
                                                  balance         paid         rate
                                                -----------    ----------    --------
Interest-earning assets:
      Federal funds sold                        $     6,576    $      275        4.18%
      Taxable securities                            111,476         7,082        6.35
      Tax-exempt securities (1)                      11,508           533        4.63
      Loans and leases (2)                          342,809        27,846        8.12
                                                -----------    ----------    --------
           Total interest-earning assets            472,369        35,736        7.57
Noninterest-earning assets                           35,505
                                                -----------
           Total assets                         $   507,874
                                                ===========

Interest-bearing liabilities:
      Demand and money market deposits          $   195,416    $    6,869        3.52%
      Savings deposits                               45,570         1,141        2.50
      Certificates of deposit                       120,250         6,384        5.31
                                                -----------    ----------    --------
           Total deposits                           361,236        14,394        3.98
      Borrowed funds                                 33,297         1,975        5.93
                                                -----------    ----------    --------
           Total interest-bearing liabilities       394,533        16,369        4.15
                                                               ----------
Noninterest-bearing liabilities                      65,473
                                                -----------
           Total liabilities                        460,006

Shareholders' equity                                 47,868
                                                -----------
           Total liabilities & shareholders'
             equity                             $   507,874
                                                ===========

Net interest income; interest rate spread                      $   19,367        3.42%
                                                               ==========    ========

Net interest margin (net interest income
  as a percent of average interest-earning
  assets)                                                                        4.10%
                                                                             ========

Average interest-earning assets to average
  interest-bearing liabilities                                                 119.73%
                                                                             ========

------------------------
(1) Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,064 in 2003, $903 in 2002, and $808 in 2001.

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

                                                                             Year ended December 31,
                                               ------------------------------------------------------------------------------------
                                                           2003 vs. 2002                                2002 vs. 2001
                                               ---------------------------------------     ----------------------------------------
                                                       Increase                                    Increase
                                                      (decrease)                                  (decrease)
                                                        due to                                      due to
                                               ------------------------                    -------------------------
                                                 Volume         Rate           Total         Volume          Rate          Total
                                               ----------    ----------     ----------     ----------     ----------     ----------
Interest income attributable to:
        Federal funds sold                     $      136    $      (67)    $       69     $      (55)    $     (146)    $     (201)
        Taxable securities                         (1,179)       (1,325)        (2,504)          (703)        (1,001)        (1,704)
        Tax-exempt securities                         189           (83)           106             66             (3)            63
        Loans and leases                            1,071        (2,848)        (1,777)         2,249         (5,261)        (3,012)
                                               ----------    ----------     ----------     ----------     ----------     ----------

                      Total interest income           217        (4,323)        (4,106)         1,557         (6,411)        (4,854)
                                               ----------    ----------     ----------     ----------     ----------     ----------

Interest expense attributable to:
        Demand and money market deposits              148          (636)          (488)        (1,024)        (3,210)        (4,234)
        Savings deposits                               90          (574)          (484)           246           (482)          (236)
        Certificates of deposit                      (146)       (1,085)        (1,231)         1,179         (2,232)        (1,053)
        Borrowed funds                                422          (363)            59            267           (971)          (704)
                                               ----------    ----------     ----------     ----------     ----------     ----------

                      Total interest expense          514        (2,658)        (2,144)           668         (6,895)        (6,227)
                                               ----------    ----------     ----------     ----------     ----------     ----------

Increase (decrease) in net
  interest income                              $     (297)   $   (1,665)    $   (1,962)    $      889     $      484     $    1,373
                                               ==========    ==========     ==========     ==========     ==========     ==========

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

The ALCO of DCB Financial Corp utilizes a variety of tools to measure and monitor interest rate risk. This is defined as the risk that DCB's financial condition will be adversely affected due to movements in interest rates. To a lesser extent, DCB is also exposed to liquidity risk, or the risk that changes in cash flows could adversely affect its ability to honor its financial obligations. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. Accordingly, the ALCO Committee places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB's primary operating subsidiary, The Delaware County Bank and Trust Company, to changes in the interest rate environment are referred to as asset/liability modeling. One method used to analyze DCB's sensitivity to changes in interest rates is the "net portfolio value" ("NPV") methodology.

NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel shifts of +/-100 to +/-300 basis points in market rates

Presented below is an analysis depicting the changes in DCB's interest rate risk as of December 31, 2003, and December 31, 2002, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which DCB Financial operates.

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

The dollar and percentage change from 2003 to 2002 are mainly attributed to three factors. First, there was a substantial decline in floating rate liabilities coupled with an increase in fixed rate time deposits. Second, throughout 2003 the Bank reduced its fixed rate investment portfolio and increased its cash and cash equivalent balances. These two factors reduced the overall liability-sensitive nature of the balance sheet, and reduced the potential impairment of NPV in a +300 increasing interest rate environment. These favorable trends were more than offset by the effect of a reduction in the Corporation's capital during 2003.

                                                         December 31, 2003                     December 31, 2002
  Change in                                    ------------------------------------      ------------------------------
 Interest Rate                                 $ Change       % Change         NPV       $ Change      % Change    NPV
(Basis Points)                                  In NPV         In NPV         Ratio       In NPV        In NPV    Ratio
--------------                                 --------       --------        -----      --------      --------   -----
+300                                           $(15,668)          (42)%        4.14%     $(12,029)       (32)%     5.15%
+200                                            (10,709)          (29)         4.99        (8,189)       (22)      5.83
+100                                             (5,489)          (15)         5.85        (4,188)       (11)      6.51
Base                                                  -             -          6.71             -          -       7.21
-100                                              4,163         11.26          7.31         4,284         11       7.90

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

Cash and cash equivalents decreased $12,154, or 37.4%, from $32,503 at year-end 2002 to $20,349 at year-end 2003. Cash and cash equivalents at year-end 2003 represented 3.7% of total assets compared to 6.2% of total assets at year-end 2002. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should DCB need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. Also during 2002, management designated its entire securities portfolio as available for sale following the sale of a held to maturity security for liquidity purposes. The change in the available for sale designation will provide a larger base from which to generate additional liquidity as required. In addition to funding maturing deposits and other deposit liabilities DCB Financial also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. The Corporation did not enter into any derivative contracts during 2003. Further, management believes the DCB's liquidity position is strong based on its high level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB's level of cash and cash equivalents, cash flows and liquidity during 2003 were securities purchases of $87,391; the net increase in loans of $34,568; the net increase in deposits of $3,729; securities sales of $27,866; net proceeds from FHLB advances and other short-term borrowings totaling $24,510; and the receipt of proceeds from maturities and repayments of securities of $44,961.

CAPITAL RESOURCES

As previously stated, total shareholders' equity decreased $2,839, primarily due to the purchase of treasury stock totaling $5,464 and a an $847 after tax decrease in the fair value of securities available for sale, both of which were partially offset by period earnings of $5,029. The reduction of shareholders' equity was also attributable to cash dividends of $1,557. Management may continue to purchase shares in the future, as opportunities arise. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of DCB's Board of Directors or management, affect the advisability of purchasing shares.

Tier 1 capital is shareholders' equity excluding the net unrealized gain or loss on securities classified as available for sale and intangible assets. Total capital includes Tier 1 capital plus the allowance for loan and lease losses, not to exceed 1.25% of risk weighted assets. Risk weighted assets are DCB's total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk.

DCB and its subsidiaries meet all regulatory capital requirements. DCB's consolidated ratio of total capital to risk-weighted assets was 11.50% at year-end 2003, while the Tier 1 risk-based consolidated capital ratio was 10.56%. Regulatory minimums call for a total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. DCB's consolidated leverage ratio, defined as Tier 1 capital divided by average assets, of 8.82% at year-end 2003 exceeded the regulatory minimum for capital adequacy purposes of 4.0%.

The following table sets forth the Corporation's obligations and commitments to make future payments under contract as of December 31, 2003.

                                                              PAYMENT DUE BY YEAR
       CONTRACTUAL OBLIGATIONS
                                                       LESS THAN                              MORE THAN
                                           TOTAL         1 YEAR    1-3 YEARS    3-5 YEARS      5 YEARS
Long-Term Debt Obligations                $ 49,693      $ 4,000      $7,000        $  -        $38,693
Capital Lease Obligations                        -            -           -           -              -
Operating Lease Obligations                  5,650          744         817         652          3,437
Loan and Line of Credit
Commitments                                 81,384       81,384           -           -              -
Other Long-Term Liabilities
Reflected on the Corporations's
Balance Sheet under GAAP                         -            -           -           -              -
                                          --------      -------      ------        ----        -------
Total Contractual Obligations             $136,727      $86,128      $7,817        $652        $42,130
                                          ========      =======      ======        ====        =======

                               DCB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002
                  (Dollars in thousands, except share amounts)

                                                                   2003           2002
                                                                   ----           ----
ASSETS
Cash and due from financial institutions                       $    20,349     $    28,622
Federal funds sold                                                      --           3,881
                                                               -----------     -----------
     Total cash and cash equivalents                                20,349          32,503
Securities available for sale                                      108,547          96,477
Loans held for sale                                                     --           6,442
Loans and leases                                                   404,947         370,581
Less allowance for loan and lease losses                            (4,331)         (4,094)
                                                               -----------     -----------
     Net loans and leases                                          400,616         366,487
Premises and equipment, net                                          9,947          12,615
Investment    in unconsolidated affiliate                            1,951           1,951
Accrued interest receivable and other assets                        11,887           6,523
                                                               -----------     -----------

              Total assets                                     $   553,297     $   522,998
                                                               ===========     ===========

LIABILITIES
Deposits
     Noninterest-bearing                                       $    78,477     $    73,531
     Interest-bearing                                              363,875         365,092
                                                               -----------     -----------
         Total deposits                                            442,352         438,623
Federal funds purchased and other short-term borrowings              4,619           2,000
Federal Home Loan Bank advances                                     49,693          27,802
Accrued interest payable and other liabilities                       6,944           2,045
                                                               -----------     -----------
     Total liabilities                                             503,608         470,470

SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized,
  4,273,200 issued                                                   3,780           3,780
Retained earnings                                                   52,775          49,303
Treasury stock, at cost, 338,440 and 104,966
     shares at December 31, 2003 and 2002                           (7,616)         (2,152)
Accumulated other comprehensive income                                 750           1,597
                                                               -----------     -----------
     Total shareholders' equity                                     49,689          52,528
                                                               -----------     -----------

              Total liabilities and shareholders' equity       $   553,297     $   522,998
                                                               ===========     ===========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                   Year ended December 31, 2003, 2002 and 2001
                (Dollars in thousands, except per share amounts)

                                                                        2003         2002         2001
                                                                        ----         ----         ----
Interest and dividend income
     Loans, including fees                                          $   23,057    $  24,834    $   27,846
     Taxable securities                                                  2,874        5,378         7,082
     Tax-exempt securities                                                 702          596           533
     Federal funds sold and other                                          143           74           275
                                                                    ----------    ---------    ----------
         Total                                                          26,776       30,882        35,736

Interest expense
     Deposits                                                            6,668        8,871        14,394
     Borrowings                                                          1,330        1,271         1,975
                                                                    ----------    ---------    ----------
         Total                                                           7,998       10,142        16,369
                                                                    ----------    ---------    ----------

Net interest income                                                     18,778       20,740        19,367

Provision for loan and lease losses                                      1,418        2,950           872
                                                                    ----------    ---------    ----------

Net interest income after provision for loan and lease losses           17,360       17,790        18,495

Noninterest income
     Service charges                                                     3,060        2,996         2,935
     Trust department income                                               609          538           466
     Net gains on sales of securities                                       51           26             4
     Net gains on sale of property                                         649           --            --
     Net gains on sales of loans                                           979        1,019           621
     Cash management fees                                                  522          519           394
     Data processing service fees                                          366          391           300
     Other                                                                 858          770           905
                                                                    ----------    ---------    ----------
                                                                         7,094        6,259         5,625

Noninterest expense
     Salaries and employee benefits                                      8,168        8,517         8,163
     Occupancy and equipment                                             4,006        3,877         3,560
     Professional services                                                 578          624           418
     Advertising                                                           315          386           427
     Postage, freight and courier                                          346          485           444
     Supplies                                                              268          316           363
     State franchise taxes                                                 484          590           541
     Other                                                               2,973        3,215         3,461
                                                                    ----------    ---------    ----------
                                                                        17,138       18,010        17,377
                                                                    ----------    ---------    ----------

Income before income taxes                                               7,316        6,039         6,743

Income tax expense                                                       2,287        2,036         2,245
                                                                    ----------    ---------    ----------

Net income                                                          $    5,029    $   4,003    $    4,498
                                                                    ==========    =========    ==========
Basic and diluted earnings per common share                         $     1.26    $     .96    $     1.08
                                                                    ==========    =========    ==========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  Year ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

                                                    2003       2002       2001
                                                    ----       ----       ----
Net income                                        $ 5,029    $ 4,003    $ 4,498

Less reclassification for realized gains on
     sale of securities included in operations,
     net of tax                                       (34)       (17)        (3)

Unrealized gains (losses) on securities
     available for sale, net of tax                  (813)     1,014        980
                                                  -------    -------    -------

Comprehensive income                              $ 4,182    $ 5,000    $ 5,475
                                                  =======    =======    =======

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   Year ended December 31, 2003, 2002 and 2001
                (Dollars in thousands, except per share amounts)

                                                                                       Accumulated
                                                                                          Other           Total
                                           Common        Retained        Treasury     Comprehensive   Shareholders'
                                           Stock         Earnings         Stock       Income (Loss)      Equity
                                         ----------     ----------      ----------     ----------      ---------
Balance at January 1, 2001               $    3,779     $   43,475      $   (1,978)    $     (377)     $  44,899

Comprehensive income:
    Net income                                    -          4,498               -              -          4,498
    Other comprehensive income,
      net of tax                                  -              -               -            977            977
                                                                                                       ---------
       Total comprehensive income                                                                          5,475

Cash dividends ($0.30 per share)                  -         (1,253)              -              -         (1,253)
                                         ----------     ----------      ----------     ----------      ---------

Balance at December 31, 2001                  3,779         46,720          (1,978)           600         49,121

Comprehensive income:
    Net income                                    -          4,003               -              -          4,003
    Other comprehensive income,
      net of tax                                  -              -               -            997            997
                                                                                                       ---------
       Total comprehensive income                                                                          5,000

Purchase of treasury stock-
    11,510 shares at cost                         -              -            (201)             -           (201)

Shares issued through Dividend
    Reinvestment Plan - 1,544 shares              1              -              27              -             28

Cash dividends ($0.34 per share)                  -         (1,420)              -              -         (1,420)
                                         ----------     ----------      ----------     ----------      ---------
Balance at December 31, 2002                  3,780         49,303          (2,152)         1,597         52,528

Comprehensive income:
    Net income                                    -          5,029               -              -          5,029
    Other comprehensive loss,
      net of tax                                  -              -               -           (847)          (847)
                                                                                                       ---------
       Total comprehensive income                                                                          4,182

Purchase of treasury stock -
    237,274 shares at cost                        -              -          (5,536)             -         (5,536)

Sale of 3,800 shares of treasury stock            -              -              72              -             72

Cash dividends ($0.39 per share)                  -         (1,557)              -              -         (1,557)
                                         ----------     ----------      ----------     ----------      ---------

Balance at December 31, 2003             $    3,780     $   52,775      $   (7,616)    $      750      $  49,689
                                         ==========     ==========      ==========     ==========      =========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Year ended December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

                                                                                 2003         2002          2001
                                                                                 ----         ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                               $    5,029    $   4,003    $    4,498
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
         Depreciation                                                              1,815        1,682         1,363
         Provision for loan and lease losses                                       1,418        2,950           872
         Deferred income taxes                                                       209          (93)          (94)
         Net gains on sales of securities                                            (51)         (26)           (4)
         Net gains on sales of loans                                                (979)      (1,019)         (621)
         Net gains on sales of property                                             (649)           -             -
         Net securities amortization                                               1,356          705           143
         FHLB stock dividends                                                        (92)        (102)         (138)
         Net change in loans held for sale                                         6,442       (3,854)       (1,483)
         Net changes in other assets and other liabilities                          (257)         (32)         (217)
                                                                              ----------    ---------    ----------
              Net cash provided by operating activities                           14,241        4,214         4,319

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
     Securities available for sale
         Purchases                                                               (87,391)     (44,059)      (42,544)
         Maturities, principal payments, and calls                                44,961       55,002        56,426
          Sales                                                                   27,866        4,169         5,658
     Securities held to maturity
         Purchases                                                                     -       (1,321)      (17,115)
         Maturities, principal payment, and calls                                      -        8,622        12,109
         Sales                                                                         -          806             -
     Purchase of Federal Home Loan Bank stock                                          -          (24)            -
     Net change in loans                                                         (33,360)      (9,458)      (31,406)
     Premises and equipment expenditures                                            (281)      (2,175)       (5,484)
     Proceeds from sale of premises and equipment                                    575            -            77
     Investment in unconsolidated affiliate                                            -            -           (20)
                                                                              ----------    ---------    ----------
              Net cash provided by (used in) investing activities                (47,630)      11,562       (22,299)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Net change in deposits                                                        3,729        7,909        11,768
     Net change in federal funds purchased
       and other short-term borrowings                                             2,619       (2,174)        2,287
     Proceeds from Federal Home Loan Bank advances                                37,746       17,000         5,000
     Repayment of Federal Home Loan Bank advances                                (15,855)     (22,360)         (373)
     Purchase of treasury stock, net                                              (5,464)        (201)            -
     Cash dividends paid                                                          (1,540)      (1,392)       (1,253)
                                                                              ----------    ---------    ----------
              Net cash provided by (used in) financing activities                 21,235       (1,218)       17,429
                                                                              ----------    ---------    ----------
Net change in cash and cash equivalents                                          (12,154)      14,558          (551)
Cash and cash equivalents at beginning of year                                    32,503       17,945        18,496
                                                                              ----------    ---------    ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $   20,349    $  32,503    $   17,945
                                                                              ==========    =========    ==========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Year ended December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

                                                                2003      2002       2001
                                                                ----      ----       ----
SUPPLEMENTAL CASH FLOW INFORMATION
      Interest paid                                           $ 7,821    $10,482   $16,978
                                                              =======    =======   =======
      Income taxes paid                                         1,137      2,583     3,108
                                                              =======    =======   =======
SUPPLEMENTAL NON CASH DISCLOSURES
      Non-cash transfer of securities from held to maturity
      to available for sale                                        --     26,490        --
                                                              =======    =======   =======

      Unrealized gains (losses) on securities designated as
      available for sale, net of tax                          $  (847)   $   997   $   977
                                                              =======    =======   =======

      Loan to finance sale of premises and equipment          $ 1,208    $    --   $    --
                                                              =======    =======   =======



          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly-owned subsidiary, The Delaware County Bank and Trust Company (Bank), collectively referred to hereinafter as the Corporation. All intercompany transactions and balances have been eliminated in the consolidated financial statements.

During 2000, DCB purchased a 9% interest in ProCentury Corporation, the holding company for Century Surety Company, a property and casualty insurance company. DCB does not exert significant influence over ProCentury, and accordingly, the investment is being carried at cost and is shown as an investment in unconsolidated affiliate. This investment is reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the ProCentury investment will be recorded at fair value.

Nature of Operations: DCB provides financial services through its fifteen banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow operations of businesses. Real estate loans are secured by both residential and commercial real estate. DCB also operates a trust department, engages in mortgage banking operations, and supplies data processing and business recovery services to other financial institutions.

Business Segments: While DCB's chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a corporation-wide basis. Accordingly, all of DCB's operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan and lease losses, fair value of financial instruments and status of contingencies are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash on hand, deposits with other financial institutions and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.

Securities: Securities may be classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities may be classified as available for sale as such securities might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported as a component of other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost. The Corporation does not operate a securities trading account.

Interest income includes premium amortization and accretion of discounts on securities. Gains and losses on sales are based on the net carrying value of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Leases: Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and the allowance for loan and lease losses. Loans held for sale are reported at the lower of cost or market, determined in the aggregate.

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

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs less recoveries. Management estimates the required allowance balance based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and industrial, commercial real estate, and land development are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future value cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, such loans are not separately identified for impairment disclosures.

Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware, and the surrounding counties. Loans for commercial real estate, farmland, construction and land development purposes comprise 46% of loans at year end 2003. Loans for commercial purposes comprise 13% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 29% of loans. Loans and leases for consumer purposes are primarily secured by consumer assets and represent 12% of total loans.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using the straight line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or market when acquired, establishing a new cost basis. If fair value declines below such amount, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed.

Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $147 and $172 at December 31, 2003 and 2002.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts of temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 4,000,161 for 2003 and 4,171,703 for 2002 and 4,178,200 for 2001. The shareholders approved the issuance of preferred stock during 2003, though no stock was issued under the plan. In addition, the Corporation does not have any securities which could potentially dilute earnings per share.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists solely of net unrealized gains on securities available for sale which is recognized as a separate component of shareholders' equity.

Newly issued but not yet effective Accounting Standards: New accounting standards on hedging, financial instruments, and variable interest entities were issued in 2003. Management determined that when the new accounting standards are adopted they will not have a material impact on the Company's financial condition or results of operations.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $9,649 and $7,022 was required to meet regulatory reserve and clearing balance requirements at year-end 2003 and 2002. These balances do not earn interest.

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. These restrictions pose no practical limit on the ability of the Bank or DCB to pay dividends at historical levels.

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

Reclassification: Certain amounts in the prior consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gains and losses recognized in accumulated other comprehensive income were as follows.

                                                            Gross        Gross
                                               Fair      Unrealized   Unrealized
                                               Value        Gains       Losses
                                            ----------   ----------   ----------
2003
U.S. government agencies                    $   38,597   $      251   $      (47)
States and political subdivisions               21,076          580          (93)
Corporate bonds                                  8,215           11          (45)
Mortgage-backed and related securities          38,201          621         (170)
                                            ----------   ----------   ----------
   Total debt securities                       106,089        1,463         (355)
Other securities                                 2,458           28           --
                                            ----------   ----------   ----------

   Total                                    $  108,547   $    1,491   $     (355)
                                            ==========   ==========   ==========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2003:

                            (Less than 12 months)               (12 months or longer)                          Total
Description of         Number  of    Fair     Unrealized   Number of      Fair   Unrealized     Number of      Fair     Unrealized
Securities            investments    value      losses    investments    value     losses      investments     value      losses
----------            -----------    -----      ------    -----------    -----     ------      -----------     -----      ------
                                                                (Dollars in thousands)
U.S. Government and
  agency obligations        6      $  4,573     $  (47)        -          $  -      $  -             6       $  4,573     $  (47)
State and municipal
  obligations              13         5,649        (94)        -             -         -            13          5,649        (94)
Corporate bonds             1         2,970        (44)        -             -         -             1          2,970        (44)
Mortgage-backed
  securities               31        14,356       (170)        -             -         -            31         14,356       (170)
                          ---      --------     ------       ---          ----      ----          ----       --------     ------
Total temporarily
  impaired securities      51      $ 27,548     $ (355)        -          $  -      $  -            51       $ 27,548     $ (355)
                          ===      ========     ======       ===          ====      ====          ====       ========     ======

Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

                                                       Gross        Gross
                                          Fair      Unrealized   Unrealized
                                          Value        Gains       Losses
                                          -----        -----       ------
2002
U.S. government agencies                 $29,995      $   735      $    (3)
States and political subdivisions         14,425          390           (6)
Corporate bonds                              247           11           --
Mortgage-backed and related securities    49,448        1,291          (20)
                                         -------      -------      -------
         Total debt securities            94,115        2,427          (29)
Other securities                           2,362           31          (10)
                                         -------      -------      -------

   Total                                 $96,477      $ 2,458      $   (39)
                                         =======      =======      =======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities, at year-end 2003 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                  Fair
                                                                  Value
                                                               ----------
Due in one year or less                                        $    2,365
Due from one to five years                                         15,512
Due from five to ten years                                         22,945
Due after ten years                                                27,066
Mortgage-backed securities                                         38,201
                                                               ----------

                                                               $  106,089
                                                               ==========

Sales of securities were as follows.

                 2003        2002        2001
               --------    --------    --------
Proceeds       $ 27,866    $  4,975    $  5,658
Gross gains          53          30           8
Gross losses         (2)         (4)         (4)

At year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. government and agencies thereof, in an amount greater than 10% of shareholders' equity.

Securities with a carrying amount of $55,945 and $60,467 at year-end 2003 and 2002 were pledged to secure public deposits and other obligations.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 3 - LOANS AND LEASES

Year-end loans and leases were as follows:

                                                  2003         2002
                                                ---------    ---------
Commercial and industrial                       $  51,709    $  45,543
Commercial real estate                            156,836      144,646
Residential real estate and home equity           117,098       87,548
Real estate construction and land development      30,120       37,603
Consumer and credit card                           44,467       48,409
Direct lease financing                              3,932        6,412
                                                ---------    ---------
                                                  404,162      370,161
       Net deferred loan origination costs          1,114        1,132
       Unearned income on leases                     (329)        (712)
                                                ---------    ---------

                                                $ 404,947    $ 370,581
                                                =========    =========

Loans to principal officers, directors, and their related affiliates in 2003 were as follows.

Beginning balance                      $  9,578
New loans                                 6,893
Repayments                               (1,822)
Effect of changes in related parties        (38)
                                       --------

Ending balance                         $ 14,548
                                       ========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

Activity in the allowance for loan and lease losses was as follows.

                                        2003       2002       2001
                                      -------    -------    -------
Beginning balance                     $ 4,094    $ 3,596    $ 3,334
Provision for loan and lease losses     1,418      2,950        872
Loans charged off                      (1,345)    (2,650)      (765)
Recoveries                                164        198        155
                                      -------    -------    -------

Ending balance                        $ 4,331    $ 4,094    $ 3,596
                                      =======    =======    =======

Impaired loans were as follows at year-end.

                                                              2003     2002
                                                             ------   ------
Year-end loans with no allocated allowance for loan losses   $   --   $  464
Year-end loans with allocated allowance for loan losses       1,813    3,735
                                                             ------   ------

    Total                                                    $1,813   $4,199
                                                             ======   ======

Amount of the allowance for loan losses allocated            $  580   $1,088
                                                             ======   ======

                                                  2003      2002     2001
                                               ---------   ------   ------
Average of impaired loans during the year      $   2,731   $5,204   $2,998
Interest income recognized during impairment          --      259      494
Cash basis interest income recognized                 --      234      476

Nonperforming loans were as follows at year-end.

                                                       2003     2002
                                                      ------   ------
Loans past due over 90 days still accruing interest   $1,252   $  187
Nonaccrual loans                                       1,614    3,387
                                                      ------   ------
    Total                                             $2,866   $3,574
                                                      ======   ======

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $163,000, $259,000 and $97,000 for 2003, 2002 and 2001, respectively.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                             2003        2002
                           --------    --------
Land                       $    667    $  1,207
Buildings                     8,504       9,647
Furniture and equipment       7,680       7,497
                           --------    --------
                             16,851      18,351
Accumulated depreciation     (6,904)     (5,736)
                           --------    --------

                           $  9,947    $ 12,615
                           ========    ========

During 2003, the Corporation sold two parcels of real estate for $1.8 million, recognizing a gain of $649,000 on the sale.

DCB has entered into operating leases for branch offices and equipment which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2003, 2002 and 2001 amounted to $834, $784 and $865. At December 31, 2003, the total future minimum lease commitments under these leases are summarized as follows.

2004               $  744
2005                  436
2006                  381
2007                  334
2008                  318
Thereafter          3,437
                   ------
                   $5,650
                   ======

NOTE 6 - INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows.

                                              2003       2002
                                            --------   --------
Interest-bearing demand                     $ 38,987   $ 28,983
Money market                                 120,852    114,935
Savings                                       60,626     69,802
Time deposits
     In denominations under $100,000          79,142     93,352
     In denominations of $100,000 or more     64,268     58,020
                                            --------   --------

                                            $363,875   $365,092
                                            ========   ========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 6 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of time deposits for the next five years were as follows:

2004                       $   114,773
2005                            19,363
2006                             2,414
2007                             5,860
2008                             1,000
                           -----------

                           $   143,410
                           ===========

NOTE 7 - BORROWED FUNDS

Federal funds purchased and other short-term borrowings at December 31, 2003 was comprised of a demand note to the U.S. Treasury totaling $1,419 and federal funds purchased totaling $3,200. At December 31, 2002, short-term borrowings consisted solely of a $2,000 demand note from the U.S. Treasury.

Advances from the Federal Home Loan Bank ("FHLB") at year-end were as follows.

                                                        2003            2002
       Interest                   Maturing year        -------       ----------
    rate range                 ending December 31,      (Dollars in Thousands)
    1.54% - 2.62%                  2003                $     -       $   12,000
       3.73%                       2004                  4,000            4,000
       4.52%                       2005                  4,000            4,000
       2.76%                       2006                  3,000                0
         -                         2007                      -                -
    2.79% - 5.50%                  Thereafter           38,693            7,802
                                                       -------      -----------

                                                       $49,693       $   27,802
                                                       =======       ==========

Weighted average interest rate                            3.71%            3.43%
                                                       =======       ==========

As a member of the FHLB of Cincinnati, the Bank has the ability to obtain additional borrowings based on DCB Financial's investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and all shares of FHLB stock totaling $67,385 and $2,359, respectively, at December 31, 2003 and $37,492 and $2,267, respectively, at December 31, 2002.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 7 - BORROWED FUNDS (Continued)

At year-end 2003, required annual principal payments on FHLB advances were as follows:

2004                                              $     4,000
2005                                                    4,000
2006                                                    3,000
2007                                                       --
2008                                                    4,004
Thereafter                                             34,689
                                                  -----------

                                                  $    49,693
                                                  ===========

NOTE 8 - RETIREMENT PLANS

The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must have at least 1,000 hours of service during a one year period and must be 20 or more years of age. Participants are permitted to make voluntary contributions to the Plan of up to 10% of the individual's compensation. The Corporation matches 50% of those contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested at all times and Corporation contributions are fully vested after three years. The 2003, 2002 and 2001 expense related to this plan was $118, $184 and $125.

The Corporation maintains a supplemental post-retirement benefit plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer's benefit will depend on their salary at retirement as well as their other sources of retirement income. The Corporation accrues the cost of these post-retirement benefits during the working careers of the officers. Expense under this plan totaled $227 in 2001. In 2003 and 2002, a number of covered participants withdrew from the plan, resulting in recovery of prior accrued costs totaling $136 and $30, respectively. Total accrued liability under this plan was $269 and $405 at year end 2003 and 2002.

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

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 9 - INCOME TAXES

Income tax expense was as follows.

             2003      2002       2001
           -------   -------    -------
Current    $ 2,078   $ 2,129    $ 2,339
Deferred       209       (93)       (94)
           -------   -------    -------

           $ 2,287   $ 2,036    $ 2,245
           =======   =======    =======

The difference between financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes was as follows.

                                                   2003        2002        2001
                                                 -------     -------     -------
Income taxes computed at the statutory federal
  income tax rate                                $ 2,487     $ 2,053     $ 2,293
     Tax exempt income                              (195)       (180)       (154)
     Other                                            (5)        163         106
                                                 -------     -------     -------

                                                 $ 2,287     $ 2,036     $ 2,245
                                                 =======     =======     =======

Effective tax rate                                  31.3%       33.7%       33.3%
                                                 =======     =======     =======

Year-end deferred tax assets and liabilities were due to the following.

                                                                               2003        2002
                                                                            ---------   ---------
Deferred tax assets
     Allowance for loan and lease losses                                    $   1,472   $   1,262
     Deferred compensation                                                         95         137
     Other                                                                          -           3
                                                                            ---------   ---------
                                                                                1,567       1,402
Deferred tax liabilities
     FHLB stock dividends                                                        (246)       (215)
     Unrealized gain on securities available for sale                            (387)       (822)
     Deferred loan origination fees and costs                                     (38)       (144)
     Leases                                                                    (1,020)     (1,073)
     Accumulated depreciation                                                    (876)       (366)
     Mortgage servicing rights                                                    (50)        (58)
     Other                                                                        (10)        (10)
                                                                            ----------  ----------
                                                                               (2,627)     (2,688)
                                                                            ---------   ---------

Net deferred tax liability                                                  $  (1,060)  $  (1,286)
                                                                            =========   =========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 10 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Some financial instruments such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs. These financing arrangements to provide credit typically have pre-determined expiration dates, but can be withdrawn if certain conditions are not met. The commitments may expire without ever having been drawn on by the customer. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

                                                             2003                      2002
                                                             ----                      ----
                                                      Fixed       Variable      Fixed       Variable
                                                      Rate          Rate         Rate         Rate
                                                      ----          ----         ----         ----
Commitments to extend credit                       $    2,501    $   36,503   $    1,711   $   34,283
Unused lines of credit and letters of credit                -        42,380            -       39,566

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 1.75% to 8.13% for 2003 and 5.50% to 8.13% in 2002. Maturities for these fixed rate commitments range from 15 to 30 years for both years.

LEGAL PROCEEDINGS

There is no pending litigation, other than routine litigation incidental to the business of the Corporation and Bank. Further, there are no material legal proceedings in which any director, executive officer, principal shareholder or affiliate of the Corporation is a party or has a material interest, which is adverse to the Corporation or Bank. Finally, there is no litigation in which the Corporation or Bank is involved which is expected to have a material adverse impact on the financial position or results of operations of the Corporation or Bank.

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

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

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

The Corporation and the Bank met the well-capitalized requirements, as previously defined, at December 31, 2003. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators that would have changed the classification.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

Actual and required capital ratios are presented below at year-end.

                                                                                                  To Be Well
                                                                                              Capitalized Under
                                                                      For Capital             Prompt Corrective
                                               Actual              Adequacy Purposes          Action Provisions
                                               ------              -----------------          -----------------
                                          Amount    Ratio          Amount       Ratio         Amount      Ratio
                                        ---------   -----         ---------     -----        --------     -----
2003
Total capital to risk-weighted assets
   Consolidated                         $  53,260    11.5%        $  37,047      8.0%        $ 46,309     10.0%
   Bank                                    53,565    11.6            36,879      8.0           46,099     10.0
Tier 1 (core) capital to risk
  weighted assets
   Consolidated                            48,921    10.6            18,524      4.0           27,786      6.0
   Bank                                    36,226     7.9            18,440      4.0           27,659      6.0
Tier 1 (core) capital to average assets
   Consolidated                            48,921     8.8            22,194      4.0           27,742      5.0
   Bank                                    36,226     6.8            22,260      4.0           26,575      5.0

2002
Total capital to risk-weighted assets
   Consolidated                         $  55,025    12.8%        $  34,427      8.0%        $ 43,033     10.0%
   Bank                                    51,435    12.1            33,882      8.0           42,352     10.0
Tier 1 (core) capital to risk
  weighted assets
   Consolidated                            50,931    11.8            17,213      4.0           25,820      6.0
   Bank                                    37,332     8.8            16,941      4.0           25,411      6.0
Tier 1 (core) capital to average assets
   Consolidated                            50,931     9.8            20,846      4.0           26,057      5.0
   Bank                                    37,332     7.1            20,954      4.0           26,192      5.0

Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Currently, the Bank has exceeded the requirements discussed above and must obtain prior regulatory approval before declaring any proposed dividend distributions.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                              2003                         2002
                                                              ----                         ----
                                                     Carrying       Fair         Carrying         Fair
                                                      Amount        Value         Amount          Value
                                                   -----------   -----------    ----------     -----------
Financial assets
         Cash and cash equivalents                 $    20,349   $    20,349    $   32,503     $    32,503
         Securities available for sale                 108,547       108,547        96,477          96,477
         Loans held for sale                                 -             -         6,442           6,458
         Loans (excluding leases)                      401,344       400,989       364,881         369,008
         Accrued interest receivable                     2,131         2,131         2,188           2,188

Financial liabilities
         Noninterest-bearing deposits              $   (78,477)  $   (78,477)   $  (73,531)    $   (73,531)
         Interest-bearing deposits                    (363,875)     (365,804)     (365,092)       (367,027)
         Federal funds purchased and
           other short-term borrowings                  (4,619)       (4,619)       (2,000)         (2,000)
         FHLB advances                                 (49,693)      (51,298)      (27,802)        (28,701)
         Accrued interest payable                         (552)         (552)         (998)           (998)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of DCB Financial Corp was as follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                    2003      2002
                                                  -------   -------
ASSETS
Cash and cash equivalents                         $   570   $    58
Investment in Bank subsidiary                      36,977    38,946
Investment in unconsolidated affiliate              1,951     1,951
Subordinated note from Bank subsidiary             13,500    10,000
Other assets                                        1,693     1,705
                                                  -------   -------

     Total assets                                 $54,691   $52,660
                                                  =======   =======

LIABILITIES
Other liabilities                                 $ 5,002   $   132

SHAREHOLDERS' EQUITY                               49,689    52,528
                                                  -------   -------

     Total liabilities and shareholders' equity   $54,691   $52,660
                                                  =======   =======

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2003, 2002 and 2001

                                          2003      2002      2001
                                        -------   -------   -------
Income
Equity in earnings of Bank subsidiary   $ 5,586   $ 4,216   $ 4,488
Other                                        68        80        69
                                        -------   -------   -------
    Total income                          5,654     4,296     4,557

Operating expenses                          625       293        64
                                        -------   -------   -------

Income before income taxes                5,029     4,003     4,493
Income tax benefit                           --        --        (5)
                                        -------   -------   -------

NET INCOME                              $ 5,029   $ 4,003   $ 4,498
                                        =======   =======   =======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                             (Dollars in thousands)

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002 and 2001

                                                     2003        2002        2001
                                                   --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $  5,029    $  4,003    $  4,498
Adjustments to reconcile net income
  to cash provided by operations:
     (Undistributed earnings of ) excess
      distributions from Bank subsidiary              1,102       7,203      (3,235)
     Net change in other assets and liabilities       4,885         (47)     (1,463)
                                                   --------    --------    --------
         Net cash from operating activities          11,016      11,159        (200)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in unconsolidated affiliate                    -           -         (20)
Issuance of subordinated note receivable             (3,500)    (10,000)          -
                                                   --------    --------    --------
         Net cash from investing activities          (3,500)    (10,000)        (20)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                                  (1,540)     (1,392)     (1,253)
Purchase of treasury stock, net                      (5,464)       (201)          -
                                                   --------    --------    --------
         Net cash from financing activities          (7,004)     (1,593)     (1,253)
                                                   --------    --------    --------

Net change in cash and cash equivalents                 512        (434)     (1,473)
Cash and cash equivalents at beginning of period         58         492       1,965
                                                   --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR           $    570    $     58    $    492
                                                   ========    ========    ========

                                   (Continued)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio

We have audited the accompanying consolidated balance sheet of DCB Financial Corp as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity, comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of DCB Financial Corp as of December 31, 2002, and for each of the two years then ended, were audited by other auditors who expressed an unqualified opinion on the consolidated financial statements in their report dated February 21, 2003.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
----------------------

Grant Thornton LLP
Cincinnati, Ohio
February 20, 2004

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio


We have audited the accompanying consolidated balance sheet of DCB Financial Corp as of December 31, 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2002 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ Crowe Chizek and Company LLC
--------------------------------

Crowe Chizek and Company LLC
Columbus, Ohio
February 21, 2003