Form 10-K, Exhibit 13
period 2004-12-31
DCB FINANCIAL CORP
filed 2005-03-16
CIK 1025877

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

The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 15 branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and wealth management services. The Bank also provides treasury management, bond registrar and payment agent services. Through its information systems department, the Bank provides data processing, disaster recovery, and check processing services to other financial institutions; however, such services are not a significant part of operations or revenue.

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

COMMON STOCK AND SHAREHOLDER MATTERS

DCB had 3,934,760 common shares outstanding on February 22, 2005, held of record by approximately 1,600 shareholders. There is no established public trading market for DCB's common shares. DCB's common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB's common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are without retail mark-up, mark-down or commissions.

Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB's stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2004 and 2003 that were not registered under the Securities Acts.

                                          Quarter ended
                      ---------------------------------------------------
                      March 31,   June 30,   September 30,   December 31,
                         2004       2004         2004            2004
                      ---------   --------   -------------   ------------
High                    $23.50     $24.15        $26.00         $29.00
Low                      20.00      23.25         23.45          23.60
Dividends per share       0.10       0.16          0.11           0.11

                      March 31,   June 30,   September 30,   December 31,
                        2003        2003         2003            2003
                      ---------   --------   -------------   ------------
High                    $19.00     $19.00        $18.40         $20.40
Low                      17.75      16.60         16.10          17.40
Dividends per share       0.09       0.10          0.10           0.10

Income of DCB primarily consists of dividends, which are periodically declared and paid by the Board of Directors of the Bank on common shares of the Bank held by DCB. While management of DCB expects to maintain the Corporation's policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated.

                                                     At December 31,
                                  ----------------------------------------------------
(In thousands)                      2004       2003       2002       2001       2000
--------------                    --------   --------   --------   --------   --------
Selected consolidated financial
condition data:
Total assets                      $611,685   $553,297   $522,998   $519,380   $497,250
Cash and cash equivalents           11,238     20,349     32,503     17,945     18,496
Securities available for sale       98,979    108,547     96,477     84,021    101,955
Securities held to maturity             --         --         --     34,718     29,843
Net loans and leases               478,487    400,616    366,487    358,960    327,184
Deposits                           454,574    442,352    438,623    430,714    418,946
Borrowed funds                     101,028     54,312     29,802     37,336     30,422
Shareholders' equity                54,261     49,689     52,528     49,121     44,899

                                                     Year ended December 31,
                                         -----------------------------------------------
(In thousands, except per share data)      2004      2003      2002      2001      2000
-------------------------------------    -------   -------   -------   -------   -------
Selected Operating Data:
Interest and dividend income             $27,813   $26,591   $30,882   $35,736   $36,717
Interest expense                           7,802     7,973    10,142    16,369    19,607
                                         -------   -------   -------   -------   -------
Net interest income                       20,011    18,618    20,740    19,367    17,110
Provision for loan and lease losses        1,696     1,418     2,950       872       908
                                         -------   -------   -------   -------   -------
Net interest income after
   provision for loan and lease losses    18,315    17,200    17,790    18,495    16,202
Noninterest income                         7,618     6,624     6,259     5,625     4,030
Noninterest expense                       15,985    16,508    18,010    17,377    13,134
                                         -------   -------   -------   -------   -------
Income before income tax                   9,948     7,316     6,039     6,743     6,831
Income tax expense                         2,973     2,287     2,036     2,245     2,206
                                         -------   -------   -------   -------   -------
Net income                               $ 6,975   $ 5,029   $ 4,003   $ 4,498   $ 4,625
                                         =======   =======   =======   =======   =======

Per Share Data:

Basic earnings per share                 $  1.77   $  1.26   $   .96   $  1.08   $  1.11
                                         =======   =======   =======   =======   =======
Diluted earnings per share               $  1.77   $  1.26   $   .96   $  1.08   $  1.11
                                         =======   =======   =======   =======   =======
Dividends declared per share             $  0.48   $  0.39   $  0.34   $  0.30   $  0.28
                                         =======   =======   =======   =======   =======

                                            At or for the year ended December 31,
                                         ------------------------------------------
                                          2004     2003     2002     2001     2000
                                         ------   ------   ------   ------   ------
Selected Financial Ratios:
Interest rate spread                       3.55%    3.48%    3.79%    3.42%    2.92%
Net interest margin                        3.72     3.75     4.24     4.10     3.83
Return on average equity                  13.14    10.11     7.82     9.40    11.12
Return on average assets                   1.13     0.91     0.76     0.89     0.97
Average equity to average assets           8.60     8.96     9.78     9.43     8.74
Dividend payout ratio                     27.12    30.95    35.42    27.78    25.23
Allowance for loan and lease losses as
   a percentage of loans past due over
   90 days still accruing interest and
   nonaccrual loans                      140.75   151.18   114.55   100.17   224.81

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

INTRODUCTION

In the following pages, management presents an analysis of DCB's consolidated financial condition and results of operations as of and for the year ended December 31, 2004, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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

OVERVIEW OF 2004

The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services. The Bank also provides treasury management, bond registrar and paying agent services.

The Corporation, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the Corporation's market area have been sound, including unemployment statistics, which have generally remained stable. Real estate values, especially in the Bank's core geographic area, have been stable to rising for the last five years.

Due to the high level of growth in the Corporation's market area, construction lending has become a significant part of the Corporation's overall lending strategy. Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank's construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. Construction loans also are generally made in amounts of 80% or less of the value of collateral.

DCB's assets totaled $611,685 at year-end 2004 compared to $553,297 at year-end 2003, an increase of $58,388, or 10.6%. The growth in assets was mainly attributed to the loan growth the Corporation experienced within its normal markets, particularly in commercial and residential real estate.

Shareholders' equity increased by $4,572 during 2004, as dividends declared of $1,888, and a $515 after tax reduction in the fair value of securities designated as available for sale offset period earnings of $6,975. Also during 2004, in addition to its regular quarterly dividend the Corporation paid a special dividend of $0.05 per share. This special dividend was paid as the result of the gain on the sale of the stock from ProCentury IPO in the second quarter 2004.

Net income for 2004 was $6,975, or $1.77 per share, up $1,946 from $5,029, or $1.26 per share, in 2003. The increase in net income during 2004 was primarily the result of strong loan growth, improved credit quality, improved net interest margin and continued emphasis on cost control programs, and a $1.6 million after-tax gain on the sale of the Corporation's unconsolidated affiliate, ProCentury. The increase in net interest income is attributable to the growth in interest earning assets and increased yields on loans and investments, while maintaining deposit and borrowing costs.

Total non-interest expense for 2004 declined $523, or 3.2% to $15,985, from $16,508 in 2003. The overall expense reduction was primarily the result of a decrease in occupancy and equipment expense, reduced professional and legal fees, and a slight reduction in salaries and benefits expense.

The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in income before income taxes. The provision for income taxes totaled $2,973 in 2004 and $2,287 in 2003 resulting in effective tax rates of 29.9% and 31.3%.

The Bank operates in a highly competitive industry due to statewide and interstate branching by banks, savings and loan associations and credit unions. In its primary market area of Delaware County, Ohio and surrounding counties, the Bank competes for new deposit dollars and loans with several financial service companies, including large regional and smaller community banks, as well as savings and loan associations, credit unions, finance companies, insurance companies, brokerage firms and investment companies. According to the most recent market data, there are approximately fifteen other deposit taking and lending institutions competing in the Bank's market. In addition, according to the market data, the Bank currently ranks first in market share with approximately 36% of the market. The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U.S. Treasury, U. S. Government Agency and State and political subdivision issues which comprise a significant portion of the Bank's investment portfolio, and which rates are used as indices on various loan products. The Bank is competitive with interest rates and loan fees that it charges, in pricing and variety of accounts it offers to the depositor. The dominant pricing mechanism on loans is the Prime interest rate as published in the Wall Street Journal. The interest spread over Prime depends on the overall account relationship and the creditworthiness of the borrower. Deposit rates are reviewed weekly by management and are normally discussed by the Asset/Liability Committee on a monthly basis. The Bank's primary objective in setting deposit rates is to remain competitive in the market area, develop funding opportunities while earning an adequate interest rate margin.

ANALYSIS OF FINANCIAL CONDITION

DCB's assets totaled $611,685 at year-end 2004 compared to $553,297 at year-end 2003, an increase of $58,388, or 10.6%. The growth in assets was mainly attributed to the loan growth the Corporation experienced within its normal markets, particularly in commercial and residential real estate. Additionally during 2004, management realigned its balance sheet by reducing the Corporation's liquidity in order to fund loan and investment growth. Additional financing was supplied through increased borrowings, consisting mainly of Federal Home Loan Bank advances. The liquidity risk associated with reduced cash and cash equivalent balances were offset by increased borrowing capability through correspondent bank relationships.

Total securities decreased to $98,979 at year-end 2004, compared to $108,547 at year-end 2003. The decrease in securities was the result of applying proceeds from maturities, calls and principal repayments to fund growth in the Corporation's loan portfolio. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") participation certificates and collateralized mortgage obligations ("CMOs"). The mortgage-backed securities portfolio, totaling $41,470 at year-end 2004, provides DCB with a constant cash flow stream from principal repayments, which is utilized to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to redeploy funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.

Total loans, including loans held for sale increased $79,480, or 19.6%, from $404,947 at year-end 2003 to $484,427 at year-end 2004. The growth in the overall loan portfolio was attributed to large increases in residential real estate and home equity, commercial real estate loans, real estate construction and land development, offset by declines in commercial and industrial, and direct lease financing. Commercial real estate loans increased $18,960, or 12.1%, from $156,836 at year-end 2003 to $175,796 at year-end 2004. Residential real estate and home equity loans increased $52,912, or 45.2%, from $117,098 at year-end 2003 to $170,010 at year-end 2004. The increase in residential real estate loans is attributed to the advantageous refinancing market that existed during 2004, coupled with the strong economic growth in Delaware County.

Premises and equipment decreased $1,101 in 2004 from $9,947 at year-end 2003 to $8,846 at year-end 2004. The decrease is mainly attributable to the sale of real estate and to a lesser extent, the retiring of various pieces of furniture and equipment. During 2004, the Corporation sold developed real estate utilized as a retail branch location, that management deemed unnecessary due to the geographic proximity of other area branches.

Total deposits increased $12,222 or 2.8%, from $442,352 at year-end 2003 to $454,574 at December 31, 2004. Noninterest-bearing deposits decreased $13,329, or 17.0%, while interest-bearing deposits increased $25,551, or 7.0%. Interest-bearing demand and money market deposits increased from 43.9% of total interest-bearing deposits at year-end 2003 to 49.3% of total interest-bearing deposits at year-end 2004, as DCB experienced a $32,044, or 20.0%, increase in volume of such accounts. The increase in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other investment alternatives to liquid savings products. This increase is mainly attributed to the creation of new products for the Bank's public fund customers. These products are considered more competitive within the Bank's market area. DCB experienced a decrease of $2,099 in savings deposits while such accounts decreased from 16.7% of total interest-bearing deposits at December 31, 2003 to 15.0% of total interest-bearing deposits at year-end 2004. Time deposits decreased $4,394, or 3.1%, comprising 35.7% of total interest-bearing deposits at year-end 2004 compared to 39.4% at year-end 2003. The Bank utilized a variety of new funding sources to compensate for the stagnant deposit growth experienced with in its markets. Therefore, during 2004, the Bank began utilizing brokered certificates of deposits to provide additional funding for the Company's loan portfolios. At year end the Bank had approximately $9,616 in brokered certificates outstanding. The slow growth of core deposits is attributed to the competition in the Bank's geographic area, where the growth of competitors' branch locations has made it increasingly difficult to obtain deposits. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage the growth within its deposit liabilities.

Borrowed funds totaled $101,028 at year-end 2004 compared to $54,312 at year-end 2003. During 2004, management utilized long-term FHLB advances to fund the aforementioned loan growth to take advantage of low borrowing costs due to the current economic environment. Typically, the Company utilized a matched funding methodology for its borrowing. This was done by matching the rates, terms and expected cash flows of its loans to the various products offered by the FHLB. This matching principle was used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed rate loans.

Shareholders' equity increased by $4,572 during 2004, as dividends declared of $1,888, and a $515 after tax reduction in the fair value of securities designated as available for sale were more than offset by period earnings of $6,975. Also during 2004, in addition to its regular quarterly dividend the Corporation paid a special dividend of $0.05 per share. This special dividend was paid as the result of the gain on the sale of the stock from ProCentury IPO in the second quarter of 2004.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

NET INCOME. Net income for 2004 totaled $6,975, an increase of $1,946 or 38.7% over net income for 2003 of $5,029. Basic earnings per share totaled $1.77 for 2004 and $1.26 for 2003, while diluted earnings per share totaled $1.77 for 2004 and $1.26 for 2003. Return on average assets was 1.13% and 0.91% for 2004 and 2003, while return on average equity was 13.14% and 10.11% over the same two years. Net income and fee income both increased during 2004 in comparison to 2003. The increase in net income was related principally to growth in earning assets, the allocation of funds from lower yielding to higher yielding asset categories, increased emphasis on operating expense cost control, and the result of a $1.6 million in after-tax gain on sale of the Corporation's unconsolidated affiliate, ProCentury.

Also, the Corporation developed new products during 2004 to increase revenues associated with noninterest income. In order to provide comprehensive services in the wealth management area, the Corporation partnered with Raymond James financial services to offer a variety of investment and retirement services to complement the trust services currently offered. The Corporation developed a new overdraft assurance program that created additional non-interest revenue when compared to 2003. This program allows the Bank to pay overdraft items for its most creditworthy customers in return for a nominal service charge.

NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB's income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $20,011 for 2004 compared to $18,618 for 2003. The increase of $1,393 is mainly attributed to the overall increase in average loan balances. Though DCB was able to reduce its overall cost of funds through strategic initiatives developed through its Asset/Liability Committee (ALCO), a significant portion of the Corporation's loan portfolio is variable rate. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.75% in 2003 to 3.72% in 2004. Additionally, because of the increased competition in the Bank's primary marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively effect the Corporation's net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management's assessment of the losses known and inherent in the Bank's loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves. Management further evaluates these reserve levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the lending process.

DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for the allowance for loan and lease losses totaled $1,696 in 2004, compared to $1,418 in 2003. Net charge-offs for 2004 were $1,209, which represents 0.28% of average loans, compared to net charge-offs of $1,181, or 0.30% of average loans in 2003.

The allowance for loan and lease losses increased by $487 to $4,818 at year-end 2004 from $4,331 at year-end 2003. As a percent of gross loans and leases, the allowance decreased to 1.00% at year-end 2004 from 1.07% at year-end 2003. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Improved exposure to credit losses in the commercial loan portfolio required a more normalized provision compared to the prior year. The stable level of charge-offs during 2004 was mainly attributed to the improved economic conditions that affected the commercial loan portfolio in the current year, and to management's increased activities related to monitoring, collection, and workout of delinquent loans. Management continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified. During 2004, the Corporation's loan charge-offs largely consisted of commercial loans in a variety of sectors. Five small commercial loans accounted for approximately 30% of the net charge-offs recorded in 2004. These loans were concentrated in production, retail and service sectors.

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

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $994, or 15.0% to $7,618 in 2004 compared to $6,624 in 2003. The increase was mainly the result of a $2.6 million gain on the sale of the Corporation's investment in the unconsolidated affiliate, ProCentury Corporation. The gain recognized on the sale of ProCentury investment was partially offset by a decrease in the volume of loans sold in the secondary market, which is mainly attributed to retaining these loans within the retail portfolios. In addition, transactional volume from the Bank's retail products remained at or below the previous year's levels. The Corporation developed a new overdraft assurance program that created additional non-interest revenue when compared to 2003. This program allows the Bank to pay overdraft items for its most creditworthy customers or return for a nominal service charge. Additionally, the Corporation experienced increases on account service charges, and trust activities. These increases are generally attributed to a higher number of accounts and customers served by the Corporation.

Total noninterest expense decreased $523, or 3.2%, in 2004 compared to 2003. The decrease was primarily the result of decreases in salaries and employee benefits, outside professional services, and various operating costs due to management's expense control initiatives. The decrease in outside professional services is attributed to decreased consulting and legal fees. The decrease in compensation and employee benefits were planned decreases relating to management's human resource efficiency initiatives implemented during 2004.

INCOME TAXES. The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in income before income taxes. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $2,973 in 2004 and $2,287 in 2003 resulting in effective tax rates of 29.9% and 31.3%.

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

Net interest income was $18,618 for 2003 compared to $20,740 for 2002. The decrease of $2,122 is attributed to reduced margins due to the overall decline in interest rates experienced in 2003. Though DCB was able to reduce its overall cost of funds through strategic initiatives developed through its Asset/Liability Committee (ALCO), a significant portion of the Corporation's loan portfolio is variable rate. This has caused assets to reprice downward at a faster pace than liabilities. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 4.24% in 2002 to 3.75% in 2003. Additionally, because of the increased competition in the Bank's primary marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively effect the Corporation's net interest margin. It is likely that these offerings will continue to be offered to gain a market share.

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES. As stated previously, the provision for loan and lease losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management's assessment of the losses known and inherent in the Bank's loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves. Management further evaluates these reserve levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the lending process.

DCB's provision is determined based upon management's estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for the allowance for loan and lease losses totaled $1,418 in 2003, compared to $2,950 in 2002. Net charge-offs for 2003 were $1,181, which represents 0.30% of average loans, compared to net charge-offs of $2,452, or 0.66% of average loans in 2002.

The allowance for loan and lease losses increased by $237 to $4,331 at year-end 2003 from $4,094 at year-end 2002. As a percent of gross loans and leases, the allowance decreased to 1.07% at year-end 2003 from 1.10% at year-end 2002. DCB maintains an allowance for loan and lease losses at a level to absorb management's estimate of probable incurred credit losses in its portfolio. Improved exposure to credit losses in the commercial loan portfolio required a more normalized provision compared to the prior year. This decrease in charge-offs during 2003 was mainly attributed to the improved economic conditions that affected the commercial loan portfolio in the current year, and to management's increased activities related to monitoring, collection, and workout of delinquent loans. Management continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.

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

NONINTEREST INCOME AND NONINTEREST EXPENSE. Total noninterest income increased $365, or 5.8% to $6,624 in 2003 compared to $6,259 in 2002. The increase was primarily attributed to the increased revenue generated by selling residential mortgages in the secondary market and the sale of a branch location. During 2003, favorable economic interest rates created a large increase in mortgage refinancing. Additionally, the Corporation experienced increases on account service charges, trust activities and treasury management service fees. These increases are generally attributed to a high number of accounts and customers served by the Corporation.

Total noninterest expense decreased $1,502, or 8.3%, in 2003 compared to 2002. The decrease was primarily the result of decreases in salaries and employee benefits, outside professional services, and various operating costs due to management's expense control initiatives. The decrease in outside professional services is attributed to decreased consulting and legal fees. The decrease in compensation and employee benefits were planned decreases relating to management's human resource efficiency initiatives implemented during 2003.

INCOME TAXES. The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in income before income taxes. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $2,287 in 2003 and $2,036 in 2002 resulting in effective tax rates of 31.3% and 33.7%.

                                                                            Year ended December 31,
                                            --------------------------------------------------------------------------------------
                                                        2004                         2003                          2002
                                            ---------------------------  ---------------------------  ----------------------------
                                              Average   Interest           Average   Interest           Average   Interest
                                            outstanding  earned/ Yield/  outstanding  earned/ Yield/  outstanding  earned/  Yield/
                                              balance     paid    rate     balance     paid    rate     balance     paid     rate
                                            ----------- -------- ------  ----------- -------- ------  ----------- -------- -------
Interest-earning assets:
   Federal funds sold                         $    451   $     8   1.77%   $ 14,082   $   144   1.02%   $  4,974   $    74   1.49%
   Taxable securities                           78,875     2,855   3.62      77,882     2,876   3.69      99,746     5,378   5.39
   Tax-exempt securities (1)                    19,380       709   3.66      17,049       702   4.12      12,950       596   4.60
   Loans and leases (2)                        438,861    24,241   5.52     387,627    22,869   5.90     371,507    24,834   6.68
                                              --------   ------- ------    --------   ------- ------    --------   ------- ------
      Total interest-earning assets            537,567    27,813   5.17     496,640    26,591   5.35     489,177    30,882   6.31
Noninterest-earning assets                      79,696                       58,209                       34,685
                                              --------                     --------                     --------
      Total assets                            $617,263                     $554,849                     $523,862
                                              ========                     ========                     ========

Interest-bearing liabilities:
   Demand and money market deposits           $168,880   $ 1,441   0.85%   $171,045   $ 2,149   1.26%   $161,950   $ 2,635   1.63%
   Savings deposits                             61,320       303   0.49      62,792       420   0.67      57,131       905   1.58
   Certificates of deposit                     143,359     3,334   2.33     141,650     4,099   2.89     145,647     5,331   3.66
                                              --------   ------- ------    --------   ------- ------    --------   ------- ------
      Total deposits                           373,559     5,078   1.36     375,486     6,668   1.78     364,728     8,871   2.43
   Borrowed funds                              107,826     2,724   2.53      51,146     1,305   2.55      38,375     1,271   3.31
                                              --------   ------- ------    --------   ------- ------    --------   ------- ------
      Total interest-bearing liabilities       481,385     7,802   1.62     426,633     7,973   1.87     403,103    10,142   2.52
Noninterest-bearing liabilities                 82,800   -------             78,480   -------             69,547   -------
                                              --------                     --------                     --------
      Total liabilities                        564,185                      505,113                      472,650

Shareholders' equity                            53,078                       49,736                       51,212
                                              --------                     --------                     --------
      Total liabilities & shareholders'
         equity                               $617,263                     $554,849                     $523,862
                                              ========                     ========                     ========

Net interest income; interest rate spread                $20,011   3.55%              $18,618   3.48%              $20,740   3.79%
                                                         ======= ======               ======= ======               ======= ======

Net interest margin (net interest income
   as a percent of average interest-earning
   assets)                                                         3.72%                        3.75%                        4.24%
                                                                 ======                       ======                       ======

Average interest-earning assets to average
   interest-bearing liabilities                                  111.67%                      116.41%                      121.35%
                                                                 ======                       ======                       ======

----------
(1) Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,076 in 2004, $1,064 in 2003, and $903 in 2002.

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

                                                      Year ended December 31,
                                      ------------------------------------------------------
                                            2004 vs. 2003               2003 vs. 2002
                                      -------------------------   --------------------------
                                          Increase                    Increase
                                         (decrease)                  (decrease)
                                           due to                      due to
                                      ----------------            ----------------
                                      Volume     Rate     Total    Volume    Rate     Total
                                      ------   -------   ------   -------  -------   -------
Interest income attributable to:
   Federal funds sold                 $ (138)  $     2   $ (136)  $   137  $   (67)  $    70
   Taxable securities                     36       (57)     (21)   (1,177)  (1,325)   (2,502)
   Tax-exempt securities                  97       (90)       7       189      (83)      106
   Loans and leases                    3,015    (1,643)   1,372     1,038   (3,003)   (1,965)
                                      ------   -------   ------   -------  -------   -------
      Total interest income            3,010    (1,788)   1,222       187   (4,478)   (4,291)
                                      ------   -------   ------   -------  -------   -------

Interest expense attributable to:
   Demand and money market deposits      (27)     (681)    (708)      148     (634)     (486)
   Savings deposits                      (10)     (107)    (117)       90     (575)     (485)
   Certificates of deposit                49      (814)    (765)     (146)  (1,086)   (1,232)
   Borrowed funds                      1,445       (26)   1,419       366     (332)       34
                                      ------   -------   ------   -------  -------   -------
      Total interest expense           1,457    (1,628)    (171)      458   (2,627)   (2,169)
                                      ------   -------   ------   -------  -------   -------
Increase (decrease) in net
   interest income                    $1,553   $  (160)  $1,393   $  (271) $(1,851)  $(2,122)
                                      ======   =======   ======   =======  =======   =======

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

The ALCO of DCB Financial Corp utilizes a variety of tools to measure and monitor interest rate risk. This is defined as the risk that DCB's financial condition will be adversely affected due to movements in interest rates. To a lesser extent, DCB is also exposed to liquidity risk, or the risk that changes in cash flows could adversely affect its ability to honor its financial obligations. The ALCO monitors changes in the interest rate environment and changes to its lending and deposit rates based on liquidity and profitability analysis. During 2004 several new programs were introduced to mitigate interest rate risk in the balance sheet.

First, the Company developed a matched funding program through the FHLB to match off longer term commercial and real estate loans with liabilities of similar term and rate structures. Secondly, the company offered special deposit programs correlated to prevailing asset maturities. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. Accordingly, the ALCO Committee places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB's primary operating subsidiary, The Delaware County Bank and Trust Company, to changes in the interest rate environment are referred to as asset/liability modeling. One method used to analyze DCB's sensitivity to changes in interest rates is the "net portfolio value" ("NPV") methodology.

NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel shifts of +/-100 to +/-300 basis points in market rates. Presented below is an analysis depicting the changes in DCB's interest rate risk as of December 31, 2004, and December 31, 2003, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which DCB Financial operates.

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

The dollar and percentage change from 2004 to 2003 are mainly attributed to three factors. First, there was a substantial decline in floating rate liabilities coupled with an increase in fixed rate time deposits. Second, throughout 2004, the Bank reduced its fixed rate investment portfolio and increased its cash and cash equivalent balances. These two factors reduced the overall liability-sensitive nature of the balance sheet, and reduced the potential impairment of NPV in a +300 increasing interest rate environment. These favorable trends were more than offset by the effect of a reduction in the Corporation's capital during 2004.

                      December 31, 2004             December 31, 2003
   Change in     ---------------------------   ---------------------------
 Interest Rate   $ Change   % Change    NPV    $ Change   % Change    NPV
(Basis Points)    In NPV     In NPV    Ratio    In NPV     In NPV    Ratio
--------------   --------   --------   -----   --------   --------   -----
     +300        $(17,258)    (40)%     3.75%  $(15,668)    (42)%     4.14%
     +200         (11,614)    (27)      4.54    (10,709)    (29)      4.99
     +100          (6,087)    (14)      6.27     (5,489)    (15)      5.85
     Base              --      --       7.15         --      --       6.71
     -100           6,561      15       8.09      4,163      11       7.31

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

Cash and cash equivalents decreased $9,111, or 44.8%, from $20,349 at year-end 2003 to $11,238 at year-end 2004. Cash and cash equivalents at year-end 2004 represented 1.8% of total assets compared to 3.7% of total assets at year-end 2003. During 2004, management implemented a number of processes to reduce the overall balances of cash on the balance sheet. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should DCB need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. The Bank also has the ability to issue term brokered certificate of deposits in the secondary market to provide additional funding outside of its normal geographical boundaries. In addition to funding maturing deposits and other deposit liabilities, DCB Financial also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. Further, management believes the DCB's liquidity position is strong based on its stable level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB's level of cash and cash equivalents, cash flows and liquidity during 2004 were securities purchases of $48,051; the net increase in loans of $79,528; the net increase in deposits of $12,222; securities sales of $37,039; net proceeds from FHLB advances and other short-term borrowings totaling $46,716; and the receipt of proceeds from maturities and repayments of securities of $18,670.

CAPITAL RESOURCES

As previously stated, total shareholders' equity increased $4,572, primarily due to $6,975 of period earnings, partially offset by the $515 after tax reduction in the fair value of securities designated as available for sale, and cash dividends declared of $1,888. DCB did not purchase any shares of treasury stock during 2004. However, management may purchase shares in the future, as opportunities arise. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of DCB's Board of Directors or management, affect the advisability of purchasing shares.

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

DCB and its subsidiaries meet all regulatory capital requirements. DCB's consolidated ratio of total capital to risk-weighted assets was 11.6% at year-end 2004, while the Tier 1 risk-based consolidated capital ratio was 10.6%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB's consolidated leverage ratio, defined as Tier 1 capital divided by average assets, of 8.8% at year-end 2004 exceeded the regulatory minimum for capital adequacy purposes of 4.0%.

The following table sets forth the Corporation's obligations and commitments to make future payments under contract as of December 31, 2004.

                                                       PAYMENT DUE BY YEAR
                                  ------------------------------------------------------------
                                             LESS THAN 1                           MORE THAN 5
   CONTRACTUAL OBLIGATIONS          TOTAL        YEAR      1-3 YEARS   3-5 YEARS      YEARS
   -----------------------        --------   -----------   ---------   ---------   -----------
Long-Term Debt Obligations        $ 95,813     $ 25,775      $3,000      $4,107      $62,931
Operating Lease Obligations          5,740          707       1,216         692        3,125
Loan and Line of Credit
   Commitments                     114,557      114,557          --          --           --
Other Long-Term Liabilities
Reflected on the Corporation's
   Balance Sheet under GAAP             --           --          --          --           --
                                  --------     --------      ------      ------      -------
Total Contractual Obligations     $216,110     $141,039      $4,216      $4,799      $66,056
                                  ========     ========      ======      ======      =======

                               DCB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except share amounts)

                                                             2004       2003
                                                           --------   --------
ASSETS
Cash and due from financial institutions                   $ 11,238   $ 20,349
Securities available for sale                                98,979    108,547
Loans held for sale                                           1,122         --
Loans and leases                                            483,305    404,947
Less allowance for loan and lease losses                     (4,818)    (4,331)
                                                           --------   --------
   Net loans and leases                                     478,487    400,616
Premises and equipment, net                                   8,846      9,947
Investment in unconsolidated affiliate                          295      1,951
Bank owned life insurance                                     8,457      8,006
Accrued interest receivable and other assets                  4,261      3,881
                                                           --------   --------
      Total assets                                         $611,685   $553,297
                                                           ========   ========

LIABILITIES
Deposits
   Noninterest-bearing                                     $ 65,148   $ 78,477
   Interest-bearing                                         389,426    363,875
                                                           --------   --------
      Total deposits                                        454,574    442,352
Federal funds purchased and other short-term borrowings       5,215      4,619
Federal Home Loan Bank advances                              95,813     49,693
Accrued interest payable and other liabilities                1,822      6,944
                                                           --------   --------
   Total liabilities                                        557,424    503,608

SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized,
   4,273,200 issued                                           3,780      3,780
Retained earnings                                            57,862     52,775
Treasury stock, at cost, 338,440 and 338,440
   shares at December 31, 2004 and 2003                      (7,616)    (7,616)
Accumulated other comprehensive income                          235        750
                                                           --------   --------
   Total shareholders' equity                                54,261     49,689
                                                           --------   --------

      Total liabilities and shareholders' equity           $611,685   $553,297
                                                           ========   ========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                   Year ended December 31, 2004, 2003 and 2002
                (Dollars in thousands, except per share amounts)

                                                                 2004       2003      2002
                                                                -------   -------   -------
Interest and dividend income
   Loans, including fees                                        $24,241   $22,869   $24,834
   Taxable securities                                             2,855     2,876     5,378
   Tax-exempt securities                                            709       702       596
   Federal funds sold and other                                       8       144        74
                                                                -------   -------   -------
      Total                                                      27,813    26,591    30,882

Interest expense

   Deposits                                                       5,078     6,668     8,871
   Borrowings                                                     2,724     1,305     1,271
                                                                -------   -------   -------
      Total                                                       7,802     7,973    10,142
                                                                -------   -------   -------

Net interest income                                              20,011    18,618    20,740

Provision for loan and lease losses                               1,696     1,418     2,950
                                                                -------   -------   -------

Net interest income after provision for loan and lease losses    18,315    17,200    17,790

Noninterest income
   Service charges                                                2,543     2,634     2,996
   Trust department income                                          646       609       538
   Net gains (losses) on sales of securities                         (4)       51        26
   Gains (losses) on sale of assets                                (140)      649        --
   Gains on sales of loans                                          179       979     1,019
   Gain on sale of unconsolidated affiliate                       2,638        --        --
   Treasury management fees                                         512       547       519
   Data processing service fees                                     288       366       391
   Other                                                            956       789       770
                                                                -------   -------   -------
                                                                  7,618     6,624     6,259

Noninterest expense
   Salaries and employee benefits                                 7,941     8,226     8,517
   Occupancy and equipment                                        3,802     4,030     3,877
   Professional services                                            274       578       624
   Advertising                                                      337       321       386
   Postage, freight and courier                                     376       347       485
   Supplies                                                         243       257       316
   State franchise taxes                                            544       484       590
   Other                                                          2,468     2,265     3,215
                                                                -------   -------   -------
                                                                 15,985    16,508    18,010
                                                                -------   -------   -------

Income before income taxes                                        9,948     7,316     6,039

Income tax expense                                                2,973     2,287     2,036
                                                                -------   -------   -------

Net income                                                      $ 6,975   $ 5,029   $ 4,003
                                                                =======   =======   =======

Basic earnings per common share                                 $  1.77   $  1.26   $   .96
                                                                =======   =======   =======
Diluted earnings per common share                               $  1.77   $  1.26   $   .96
                                                                =======   =======   =======

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  Year ended December 31, 2004, 2003, and 2002
                  (Dollars in thousands, except per share data)

                                                     2004     2003     2002
                                                    ------   ------   ------
Net income                                          $6,975   $5,029   $4,003

Less reclassification for realized (gains) losses
   on sale of securities included in operations,
   net of tax                                            3      (34)     (17)

Unrealized gains (losses) on securities
   available for sale, net of tax effects             (518)    (813)   1,014
                                                    ------   ------   ------

Comprehensive income                                $6,460   $4,182   $5,000
                                                    ======   ======   ======

Accumulated comprehensive income                    $  235   $  750   $1,597
                                                    ======   ======   ======

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   Year ended December 31, 2004, 2003 and 2002
                (Dollars in thousands, except per share amounts)

                                                                         Accumulated
                                                                            Other           Total
                                         Common   Retained   Treasury   Comprehensive   Shareholders'
                                          Stock   Earnings     Stock        Income          Equity
                                         ------   --------   --------   -------------   -------------
Balance at January 1, 2002               $3,779   $46,720    $(1,978)      $  600          $49,121

Comprehensive income:
   Net income                                --     4,003         --           --            4,003
   Other comprehensive income,
      net of tax                             --        --         --          997              997
                                                                                           -------
      Total comprehensive income                                                             5,000

Purchase of treasury stock-
   11,510 shares at cost                     --        --       (201)          --             (201)

Shares issued through Dividend
   Reinvestment Plan - 1,544 shares           1        --         27           --               28

Dividends ($0.34 per share)                  --    (1,420)        --           --           (1,420)
                                         ------   -------    -------       ------          -------
Balance at December 31, 2002              3,780    49,303     (2,152)       1,597           52,528

Comprehensive income:
   Net income                                --     5,029         --           --            5,029
   Other comprehensive loss,
      net of tax                             --        --         --         (847)            (847)
                                                                                           -------
      Total comprehensive income                                                             4,182

Purchase of treasury stock -
   237,274 shares at cost                    --        --     (5,536)          --           (5,536)

Sale of 3,800 shares of treasury stock       --        --         72           --               72

Dividends ($0.39 per share)                  --    (1,557)        --           --           (1,557)
                                         ------   -------    -------       ------          -------
Balance at December 31, 2003              3,780    52,775     (7,616)         750           49,689

Comprehensive income:
   Net income                                --     6,975         --           --            6,975
   Other comprehensive loss,
      net of tax                             --        --         --         (515)            (515)
                                                                                           -------
      Total comprehensive income                                                             6,460

Dividends ($0.48 per share)                  --    (1,888)        --           --           (1,888)
                                         ------   -------    -------       ------          -------
Balance at December 31, 2004             $3,780   $57,862    $(7,616)      $  235          $54,261
                                         ======   =======    =======       ======          =======

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Year ended December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

                                                                  2004       2003       2002
                                                               ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $   6,975   $  5,029   $  4,003
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities
      Depreciation                                                 1,508      1,815      1,682
      Provision for loan and lease losses                          1,696      1,418      2,950
      Deferred income taxes                                          (80)       209        (93)
      Net (gains) losses on sales of securities                        4        (51)       (26)
      Net gains on sales of loans                                   (179)      (979)    (1,019)
      Net (gains) losses on sale of assets                           140       (649)        --
      Gain on sale of unconsolidated affiliate                    (2,638)        --         --
      Net securities amortization                                  1,201      1,356        705
      FHLB stock dividends                                          (106)       (92)      (102)
      Net change in loans held for sale                           (1,122)     6,442     (3,854)
      Net changes in other assets and other liabilities           (5,616)      (257)       (32)
                                                               ---------   --------   --------
         Net cash provided by operating activities                 1,783     14,241      4,214

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Securities available for sale
      Purchases                                                  (48,051)   (87,391)   (44,059)
      Maturities, principal payments, and calls                   18,670     44,961     55,002
      Sales                                                       37,039     27,866      4,169
   Securities held to maturity
      Purchases                                                       --         --     (1,321)
      Maturities, principal payment, and calls                        --         --      8,622
      Sales                                                           --         --        806
   Purchase of Federal Home Loan Bank stock                           --         --        (24)
   Net change in loans                                           (79,528)   (33,360)    (9,458)
   Premises and equipment expenditures                              (499)      (281)    (2,175)
   Proceeds from sale of unconsolidated affiliate                  4,394         --         --
   Proceeds from sale of premises and equipment                       91        575         --
   Investment in unconsolidated affiliate                           (100)        --         --
                                                               ---------   --------   --------
         Net cash provided by (used in) investing activities     (67,984)   (47,630)    11,562

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
   Net change in deposits                                         12,222      3,729      7,909
   Net change in federal funds purchased
      and other short-term borrowings                                596      2,619     (2,174)
   Proceeds from Federal Home Loan Bank advances                 154,459     37,746     17,000
   Repayment of Federal Home Loan Bank advances                 (108,339)   (15,855)   (22,360)
   Purchase of treasury stock, net                                    --     (5,464)      (201)
   Cash dividends paid                                            (1,848)    (1,540)    (1,392)
                                                               ---------   --------   --------
         Net cash provided by (used in) financing activities      57,090     21,235     (1,218)
                                                               ---------   --------   --------
Net change in cash and cash equivalents                           (9,111)   (12,154)    14,558
Cash and cash equivalents at beginning of year                    20,349     32,503     17,945
                                                               ---------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  11,238   $ 20,349   $ 32,503
                                                               =========   ========   ========

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Year ended December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

                                                            2004     2003      2002
                                                           ------   ------   -------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                           $7,086   $7,821   $10,482
                                                           ======   ======   =======
   Income taxes paid                                        3,625    1,137     2,583
                                                           ======   ======   =======
SUPPLEMENTAL NON CASH DISCLOSURES
   Non-cash transfer of securities from held to maturity
      to available for sale                                    --       --    26,490
                                                           ======   ======   =======
   Unrealized gains (losses) on securities designated as
      available for sale, net of tax                       $ (515)  $ (847)  $   997
                                                           ======   ======   =======
   Loan to finance sale of premises and equipment          $   --   $1,208   $    --
                                                           ======   ======   =======

          See accompanying notes to consolidated financial statements.

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

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

During 2000, DCB purchased a 9% interest in ProCentury Corporation, the holding company for Century Surety Company, a specialty property and casualty insurance company. During 2004, the Corporation sold the investment in ProCentury Corporation, as part of ProCentury's initial public offering (IPO) on April 20, 2004. The Corporation originally bought into ProCentury as a passive investment to monitor and review the revenue stream and various products and services.

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

Business Segments: While DCB's management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a corporation-wide basis. Accordingly, all of DCB's operations are considered by management to be aggregated in one reportable operating segment.

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

Cash Flows: Cash and cash equivalents include cash on hand and deposits with other financial institutions. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.

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

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes premium amortization and accretion of discounts on securities. Gains and losses on sales are based on the net carrying value of the security sold, using the specific identification method. Securities are written down to fair value when a decline in fair value is other than temporary.

Loans and Leases: Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and the allowance for loan and lease losses. Loans held for sale are reported at the lower of cost or market, determined in the aggregate.

Interest income is reported using the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs net of recoveries. Management estimates the required allowance balance based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware, and the surrounding counties. Loans for commercial real estate, farmland, construction and land development purposes comprise 44% of loans at year end 2004. Loans for commercial purposes comprise 10% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 35% of loans. Loans and leases for consumer purposes are primarily secured by consumer assets and represent 11% of total loans.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using the straight line method. An accelerated depreciation method is used for tax purposes. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

Foreclosed Assets: Assets acquired through loan foreclosure are initially recorded at the lower of cost or market when acquired, establishing a new cost basis. If fair value declines below such amount, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed as incurred.

Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $100 and $147 at December 31, 2004 and 2003.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or its net realizable value.

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

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock options.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The computation were as follows for the years ended December 31:

                                         2004        2003        2002
                                      ---------   ---------   ---------
Weighted-average common shares
   outstanding (basic)                3,934,760   4,000,161   4,171,703

Dilutive effect of assumed exercise
   of stock options                          --          --          --
                                      ---------   ---------   ---------
Weighted-average common shares
   outstanding (diluted)              3,934,760   4,000,161   4,171,703
                                      =========   =========   =========

Stock Options Plan: The Company's shareholders approved an employee share option plan in May 2004. This plan grants certain employees the right to purchase shares at a pre-determined price. The plan is limited to 300,000 shares. The shares granted to employee's vest 20% per year over a five year period. The options expire after ten years. During 2004 15,105 shares were issued to employees under the plan, at a price of $23.40. Approximately 3,000 share options will become exercisable during 2005.

The Corporation accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation, " which contains a fair-value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings per share, as if the fair-value based method of accounting defined is SFAS No. 123 had been applied.

The Corporation utilizes APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost the for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share would have been reported as the pro forma amounts indicated below:

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

Stock Options Plan (continued)

                                                             2004     2003     2002
                                                            ------   ------   ------
                                                              (In thousands, except
                                                                 per share data)
NET EARNINGS                                  As reported   $6,975   $5,029   $4,033
                     Stock-based compensation, net of tax       (6)      --       --
                                                            ------   ------   ------
                                                Pro-forma   $6,969   $5,029   $4,033
                                                            ======   ======   ======
EARNINGS PER SHARE
   BASIC                                      As reported   $ 1.77   $ 1.26   $ 0.96
                     Stock-based compensation, net of tax       --       --       --
                                                            ------   ------   ------
                                                Pro-forma   $ 1.77   $ 1.26   $ 0.96
                                                            ======   ======   ======

   DILUTED                                    As reported   $ 1.77   $ 1.26   $ 0.96
                     Stock-based compensation, net of tax       --       --       --
                                                            ------   ------   ------
                                                Pro-forma   $ 1.77   $ 1.26   $ 0.96
                                                            ======   ======   ======

A summary of the status of the Corporation's stock option plan as of December 31, 2004, and changes during the year is presented below:

                                                    2004
                                                  WEIGHTED
                                                   AVERAGE
                                                  EXERCISE
                                         SHARES     PRICE
                                         ------   --------
Outstanding at beginning of year             --         --
Granted                                  15,105    $ 23.40
Exercised                                    --         --
Forfeited                                    --         --
                                         ------    -------
Outstanding at end of year               15,105    $ 23.40
                                         ======    =======

Options exercisable at year-end              --         --

Weighted-average fair value of options
   granted during the year                         $  3.44

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

Stock Options Plan (continued)

The following information applies to options outstanding at December 31, 2004:

NUMBER OUTSTANDING   RANGE OF EXERCISE PRICES
------------------   ------------------------
      15,105                  $23.40

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists solely of net unrealized gains (losses) on securities available for sale, which is recognized as a separate component of shareholders' equity.

Newly issued Accounting Standards: In December 2004, the Financial Accounting Standards Board (the "FASB") issued a revision to Statement of Financial Accounting Standards ("SFAS") No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This Statement, SFAS No. 123 (R), requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

Initially, the cost of employee services received in exchange for an award of equity instruments will be measured based on current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

Excess tax benefits, as defined by SFAS No. 123(R) will be recognized as an addition to additional paid in capital. Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital to which it can be offset.

Compensation cost is required to be recognized in the beginning of the first interim or annual period that begins after June 15, 2005, or July 1, 2005 as to the Corporation. Management believes the effect on operations will approximate the economic effects set forth in the pro-forma stock option disclosure set forth above.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $2,717 and $9,649 was required to meet regulatory reserve and clearing balance requirements at year-end 2004 and 2003. These balances do not earn interest.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

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

                                                      Gross        Gross
                                           Fair    Unrealized   Unrealized
                                          Value       Gains       Losses
                                         -------   ----------   ----------
2004
U.S. Government agencies                 $26,787      $ 50        $(143)
States and political subdivisions         19,710       380          (80)
Corporate bonds                            8,073         3          (72)
Mortgage-backed and related securities    41,470       374         (187)
                                         -------      ----        -----
   Total debt securities                  96,040       807         (482)
Other securities                           2,939        30           --
                                         -------      ----        -----
   Total                                 $98,979      $837        $(482)
                                         =======      ====        =====

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004:

                                 (Less than 12 months)             (12 months or longer)                     Total
                           --------------------------------  --------------------------------  --------------------------------
Description of              Number of     Fair   Unrealized   Number of     Fair   Unrealized   Number of     Fair   Unrealized
Securities                 investments   value     losses    investments   value     losses    investments   value     losses
--------------             -----------  -------  ----------  -----------  -------  ----------  -----------  -------  ----------
                                                                  (Dollars in thousands)
U.S. Government
   agencies obligations         23      $19,299    $(134)          1      $   491    $  (9)         24      $19,790    $(143)
State and political
   subdivisions                 13        5,452      (44)          3        1,654      (36)         16        7,106      (80)
Corporate bonds                  1        4,962      (37)          1        2,978      (35)          2        7,940      (72)
Mortgage-backed
   securities and related       46       12,896      (78)         13        5,492     (109)         59       18,388     (187)
                                --      -------    -----          --      -------    -----         ---      -------    -----
Total temporarily
   impaired securities          83      $42,609    $(293)         18      $10,615    $(189)        101      $53,224    $(482)
                                ==      =======    =====          ==      =======    =====         ===      =======    =====

     Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

                                                       Gross        Gross
                                           Fair     Unrealized   Unrealized
                                           Value       Gains       Losses
                                         --------   ----------   ----------
2003
U.S. government agencies                 $ 38,597     $  251       $ (47)
States and political subdivisions          21,076        580         (93)
Corporate bonds                             8,215         11         (45)
Mortgage-backed and related securities     38,201        621        (170)
                                         --------     ------       -----
      Total debt securities               106,089      1,463        (355)
Other securities                            2,458         28          --
                                         --------     ------       -----
   Total                                 $108,547     $1,491       $(355)
                                         ========     ======       =====

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities, at year-end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                               Fair
                              Value
                             -------
Due in one year or less      $ 2,290
Due from one to five years    14,046
Due from five to ten years    13,055
Due after ten years           25,179
Mortgage-backed securities    41,470
                             -------
                             $96,040
                             =======

Sales of securities were as follows.

                 2004      2003     2002
               -------   -------   ------
Proceeds       $37,039   $27,866   $4,975
Gross gains         --        53       30
Gross losses        (4)       (2)      (4)

At year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. government and agencies thereof, in an amount greater than 10% of shareholders' equity.

Securities with a carrying amount of $86,204 and $55,945 at year-end 2004 and 2003 were pledged to secure public deposits and other obligations.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 3 - LOANS AND LEASES

Year-end loans and leases were as follows:

                                                       2004       2003
                                                     --------   --------
Commercial and industrial                            $ 49,184   $ 51,709
Commercial real estate                                175,796    156,836
Residential real estate and home equity               170,010    117,098
Real estate construction and land development          34,199     30,120
Consumer and credit card                               51,844     44,467
Direct lease financing                                  1,405      3,932
                                                     --------   --------
                                                      482,438    404,162
Add (deduct): Net deferred loan origination costs         960      1,114
              Unearned income on leases                   (93)      (329)
                                                     --------   --------
   Total loans receivable                            $483,305   $404,947
                                                     ========   ========

Loans to principal officers, directors, and their related affiliates in 2004 were as follows.

Beginning balance   $ 14,548
New loans                629
Repayments            (2,771)
                    --------
Ending balance      $ 12,406
                    ========

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

Activity in the allowance for loan and lease losses was as follows.

                                        2004      2003      2002
                                      -------   -------   -------
Beginning balance of period           $ 4,331   $ 4,094   $ 3,596
Provision for loan and lease losses     1,696     1,418     2,950
Loans charged off                      (1,385)   (1,345)   (2,650)
Recoveries                                176       164       198
                                      -------   -------   -------
Balance at end of period              $ 4,818   $ 4,331   $ 4,094
                                      =======   =======   =======

Impaired loans were as follows at year-end.

                                                             2004    2003
                                                             ----   ------
Year-end loans with no allocated allowance for loan losses   $ --   $   --
Year-end loans with allocated allowance for loan losses       601    1,813
                                                             ----   ------

   Total                                                     $601   $1,813
                                                             ====   ======

Amount of the allowance for loan losses allocated            $360   $  580
                                                             ====   ======

                                               2004    2003     2002
                                               ----   ------   ------
Average of impaired loans during the year      $709   $2,731   $5,204
Interest income recognized during impairment     --       --      259
Cash basis interest income recognized            --       --      234

Nonperforming loans were as follows at year-end.

                                                       2004     2003
                                                      ------   ------
Loans past due over 90 days still accruing interest   $1,544   $1,252
Nonaccrual loans                                       1,879    1,614
                                                      ------   ------
   Total                                              $3,423   $2,866
                                                      ======   ======

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $128,000, $163,000 and $259,000 for years ended December 31, 2004, 2003 and 2002, respectively.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                             2004      2003
                           -------   -------
Land                       $   667   $   667
Buildings                    8,427     8,504
Furniture and equipment      8,118     7,680
                           -------   -------
                            17,212    16,851
Accumulated depreciation    (8,366)   (6,904)
                           -------   -------
                           $ 8,846   $ 9,947
                           =======   =======

DCB has entered into operating leases agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2004, 2003 and 2002 amounted to $914, $834 and $784. At December 31, 2004, the total future minimum lease commitments under these leases are summarized as follows.

2005         $  707
2006            637
2007            579
2008            380
2009            312
Thereafter    3,125
             ------
             $5,740
             ======

NOTE 6 - INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows.

                                            2004       2003
                                          --------   --------
Interest-bearing demand                   $105,635   $ 38,987
Money market                                86,248    120,852
Savings deposits                            58,527     60,626
Time deposits
   In denominations under $100,000          71,198     79,142
   In denominations of $100,000 or more     67,818     64,268
                                          --------   --------
                                          $389,426   $363,875
                                          ========   ========

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 6 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of time deposits for the next five years were as follows:

2005   $ 76,406
2006     48,079
2007      8,421
2008      2,874
2009      3,236
       --------
       $139,016
       ========

NOTE 7 - BORROWED FUNDS

Federal funds purchased and other short-term borrowings at December 31, 2004 were comprised of a demand note to the U.S. Treasury totaling $1,515 and federal funds purchased totaling $3,700. At December 31, 2003, short-term borrowings were comprised of a demand note to the U.S. Treasury totaling $1,419 and federal funds purchased totaling $3,200.

Advances from the Federal Home Loan Bank ("FHLB") at year-end were as follows.

    Interest         Maturing year
   rate range      ending December 31,      2004         2003
   ----------      -------------------   ----------   ---------
                                         (Dollars in Thousands)
1.57% - 2.73%                 2004        $    --      $ 4,000
2.38%                         2005         25,775        4,000
2.76%                         2006          3,000        3,000
2.79% - 4.21%                 2008          4,107           --
2.59% - 5.44%           Thereafter         62,931       38,693
                                          -------      -------
                                          $95,813      $49,693
                                          =======      =======
Weighted average
   interest rate                             3.56%        3.71%
                                          =======      =======

As a member of the FHLB of Cincinnati, the Bank has the ability to obtain additional borrowings based on DCB Financial's investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and all shares of FHLB stock totaling $139,963 and $2,856, respectively, at December 31, 2004 and $67,385 and $2,359, respectively, at December 31, 2003.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 7 - BORROWED FUNDS (Continued)

At year-end 2004, required annual principal payments on FHLB advances were as follows:

2005         $25,775
2006           3,000
2008           4,107
2009           2,500
Thereafter    60,431
             -------
             $95,813
             =======

NOTE 8 - RETIREMENT PLANS

The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must have at least 1,000 hours of service during a one year period and must be 20 or more years of age. Participants are permitted to make voluntary contributions to the Plan of up to 10% of the individual's compensation. The Corporation matches 50% of those contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested at all times and Corporation contributions are fully vested after three years. The 2004, 2003 and 2002 expense related to this plan was $128, $118 and $184.

The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer's benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of these deferred compensation plan during the working careers of the officers. Expense under this plan totaled $90 in 2004. In 2003 and 2002, a number of covered participants withdrew from the plan, resulting in recovery of prior accrued costs totaling $136 and $30, respectively. Total accrued liability under this plan was $366 and $269 at year end 2004 and 2003, respectively.

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

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 9 - INCOME TAXES

Income tax expense was as follows.

            2004     2003     2002
           ------   ------   ------
Current    $3,053   $2,078   $2,129
Deferred      (80)     209      (93)
           ------   ------   ------
           $2,973   $2,287   $2,036
           ======   ======   ======

The difference between financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes was as follows.

                                                  2004     2003     2002
                                                 ------   ------   ------
Income taxes computed at the statutory federal
   income tax rate                               $3,382   $2,487   $2,053
      Tax exempt income                            (468)    (195)    (180)
      Other                                          59       (5)     163
                                                 ------   ------   ------
                                                 $2,973   $2,287   $2,036
                                                 ======   ======   ======
Effective tax rate                                 29.9%    31.3%    33.7%
                                                 ======   ======   ======

Year-end deferred tax assets and liabilities were due to the following.

                                                        2004      2003
                                                      -------   -------
Deferred tax assets
   Allowance for loan and lease losses                $ 1,638   $ 1,472
   Deferred compensation                                   74        95
                                                      -------   -------
                                                        1,712     1,567
Deferred tax liabilities
   FHLB stock dividends                                  (282)     (246)
   Unrealized gain on securities available for sale      (121)     (387)
   Deferred loan origination fees and costs              (102)      (38)
   Leases                                                (935)   (1,020)
   Accumulated depreciation                            (1,208)     (876)
   Mortgage servicing rights                              (34)      (50)
   Other                                                  (10)      (10)
                                                      -------   -------
                                                       (2,692)   (2,627)
                                                      -------   -------
Net deferred tax liability                            $  (980)  $(1,060)
                                                      =======   =======

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

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

The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

                                                      2004               2003
                                               -----------------   -----------------
                                                Fixed   Variable    Fixed   Variable
                                                Rate      Rate      Rate      Rate
                                               ------   --------   ------   --------
Commitments to extend credit                   $4,978    $51,787   $2,501    $36,503
Unused lines of credit and letters of credit       --     57,792       --     42,380

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 4.75% to 7.00% for 2004 and 1.75% to 8.13% in 2003. Maturities for these fixed rate commitments range from up to 1 to 30 years for both years.

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

NOTE 11 - REGULATORY CAPITAL

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

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Corporation and the Bank met the well-capitalized requirements, as previously defined, at December 31, 2004. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators that would have changed the classification.

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 11 - REGULATORY CAPITAL (Continued)

Actual and required capital ratios are presented below at year-end.

                                                                                    To Be Well
                                                                                Capitalized Under
                                                               For Capital      Prompt Corrective
                                               Actual       Adequacy Purposes   Action Provisions
                                          ---------------   -----------------   -----------------
                                           Amount   Ratio     Amount   Ratio      Amount   Ratio
                                          -------   -----    -------   -----     -------   -----
2004

Total capital to risk-weighted assets
   Consolidated                           $58,834   11.6%    $40,760    8.0%     $50,950   10.0%
   Bank                                    55,563   10.9      40,727    8.0       50,909   10.0
Tier 1 (core) capital to risk
   weighted assets
   Consolidated                            54,016   10.6      20,380    4.0       30,570    6.0
   Bank                                    35,745    7.0      20,364    4.0       30,545    6.0
Tier 1 (core) capital to average assets
   Consolidated                            54,016    8.8      24,690    4.0       30,863    5.0
   Bank                                    35,745    5.8      24,690    4.0       30,863    5.0

2003

Total capital to risk-weighted assets
   Consolidated                           $53,260   11.5%    $37,047    8.0%     $46,309   10.0%
   Bank                                    53,565   11.6      36,879    8.0       46,099   10.0
Tier 1 (core) capital to risk
   weighted assets
   Consolidated                            48,921   10.6      18,524    4.0       27,786    6.0
   Bank                                    36,226    7.9      18,440    4.0       27,659    6.0
Tier 1 (core) capital to average assets
   Consolidated                            48,921    8.8      22,194    4.0       27,742    5.0
   Bank                                    36,226    6.8      22,260    4.0       26,575    5.0

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

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                             2004                    2003
                                    ---------------------   ---------------------
                                     Carrying      Fair      Carrying      Fair
                                      Amount      Value       Amount      Value
                                    ---------   ---------   ---------   ---------
Financial assets
   Cash and cash equivalents        $  11,238   $  11,238   $  20,349   $  20,349
   Securities available for sale       98,979      98,979     108,547     108,547
   Loans held for sale                  1,122       1,122          --          --
   Loans (excluding leases)           481,992     480,637     401,344     400,989
   Accrued interest receivable          2,364       2,364       2,131       2,131

Financial liabilities
   Noninterest-bearing deposits     $ (65,148)  $ (65,148)  $ (78,477)  $ (78,477)
   Interest-bearing deposits         (389,426)   (391,490)   (363,875)   (365,804)
   Federal funds purchased and
      other short-term borrowings      (5,215)     (5,215)     (4,619)     (4,619)
   FHLB advances                      (95,813)    (98,908)    (49,693)    (51,298)
   Accrued interest payable              (548)       (548)       (552)       (552)

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

                                  (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of DCB Financial Corp was as follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                  2004      2003
                                                -------   -------
ASSETS
Cash and cash equivalents                       $    67   $   570
Investment in Bank subsidiary                    35,970    36,977
Investment in unconsolidated affiliate              295     1,951
Subordinated note from Bank subsidiary           16,152    13,500
Other assets                                      1,972     1,693
                                                -------   -------

   Total assets                                 $54,456   $54,691
                                                =======   =======

LIABILITIES
Other liabilities                               $   195   $ 5,002

SHAREHOLDERS' EQUITY                             54,261    49,689
                                                -------   -------

   Total liabilities and shareholders' equity   $54,456   $54,691
                                                =======   =======


                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2004, 2003 and 2002

                                          2004     2003     2002
                                         ------   ------   ------
Income
Equity in earnings of Bank subsidiary    $5,411   $5,586   $4,216
Gain on sale of ProCentury Corporation    2,638       --       --
Other                                        46       68       80
                                         ------   ------   ------
   Total income                           8,095    5,654    4,296

Operating expenses                          323      625      293
                                         ------   ------   ------

Income before income taxes                7,772    5,029    4,003
Federal Income tax expense                  797       --       --
                                         ------   ------   ------

NET INCOME                               $6,975   $5,029   $4,003
                                         ======   ======   ======

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2004, 2003 and 2002

                                                   2004      2003      2002
                                                 -------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $ 6,975   $ 5,029   $  4,003
Adjustments to reconcile net income
to cash provided by operations:
   Excess distributions from Bank subsidiary         452     1,102      7,203
   Net change in other assets and liabilities     (3,330)    4,885        (47)
                                                 -------   -------   --------
      Net cash from operating activities           4,097    11,016     11,159

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in unconsolidated affiliate              (100)       --         --
Issuance of subordinated note receivable          (2,652)   (3,500)   (10,000)
                                                 -------   -------   --------
      Net cash from investing activities          (2,752)   (3,500)   (10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                               (1,848)   (1,540)    (1,392)
Purchase of treasury stock, net                       --    (5,464)      (201)
                                                 -------   -------   --------
      Net cash from financing activities          (1,848)   (7,004)    (1,593)
                                                 -------   -------   --------

Net change in cash and cash equivalents             (503)      512       (434)
Cash and cash equivalents at beginning of year       570        58        492
                                                 -------   -------   --------

CASH AND CASH EQUIVALENTS AT END OF YEAR         $    67   $   570   $     58
                                                 =======   =======   ========

The Corporation sold its investment of 450,000 shares in ProCentury Corporation, a specialty property and casualty insurance holding company based in Westerville, OH, as a part of ProCentury's initial public offering (IPO) on April 20, 2004. DCB Financial Corp recognized a pre-tax gain of approximately $2.6 million on the sale. DCBF retained a $295,000 investment in ProAlliance, a specialty line insurance company, which was spun-off from ProCentury in the IPO.

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables summarizes the Corporation's quarterly results for the years ended December 31, 2004 and 2003.

                                                 THREE MONTHS ENDED
                                ---------------------------------------------------
                                December 31,   September 30,   June 30,   March 31,
                                ------------   -------------   --------   ---------
2004:                                  (In thousands, except per share data)
-----
Total interest income              $7,660          $7,071       $6,385      $6,697
Total interest expense              2,258           1,946        1,799       1,799
                                   ------          ------       ------      ------

Net interest income                $5,402          $5,125       $4,586      $4,898
Provision for losses on loans         378             497          443         378
Noninterest income                  1,267           1,316        3,874       1,161
Noninterest expense                 4,007           3,828        4,328       3,822
                                   ------          ------       ------      ------

Income before income taxes         $2,284          $2,116       $3,689      $1,859
Federal income tax expense            680             609        1,131         553

Net income                         $1,604          $1,507       $2,558      $1,306
                                   ======          ======       ======      ======

Earnings per share:

Basic                              $ 0.41          $ 0.38       $ 0.65      $ 0.33
Diluted                            $ 0.41          $ 0.38       $ 0.65      $ 0.33

                                   (Continued)

                               DCB FINANCIAL CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002
                             (Dollars in thousands)

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

                                                 THREE MONTHS ENDED
                                ---------------------------------------------------
                                December 31,   September 30,   June 30,   March 31,
                                ------------   -------------   --------   ---------
2003:                                  (In thousands, except per share data)
-----
Total interest income              $6,643          $6,558       $6,621      $6,769
Total interest expense              1,958           2,103        1,859       2,053
                                   ------          ------       ------      ------

Net interest income                $4,685          $4,455       $4,762      $4,716
Provision for losses on loans         355             375          355         333
Noninterest income                  1,596           1,440        1,887       1,701
Noninterest expense                 4,033           4,039        4,517       3,919
                                   ------          ------       ------      ------

Income before income taxes         $1,893          $1,481       $1,777      $2,165
Federal income tax expense            582             469          569         667

Net income                         $1,311          $1,012       $1,208      $1,498
                                   ======          ======       ======      ======

Earnings per share:

Basic                              $ 0.33          $ 0.26       $ 0.31      $ 0.36
Diluted                            $ 0.33          $ 0.26       $ 0.31      $ 0.36

                                  (Continued)

             REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio

We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2004, and 2003, and the related consolidated statements of income, changes in shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financials of DCB Financial Corp as of December 31, 2002 and the year then ended were audited by other auditors who expressed an unqualified opinion on those financial statements in their report dated
February 21, 2003.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2004, and 2003, and the results of its operations and its cash flows for each of the then years ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ GRANT THORNTON, LLP
----------------------------------------
Grant Thornton, LLP

Cincinnati, Ohio
March 11, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders
DCB Financial Corp
Delaware, Ohio


We have audited the accompanying consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows of DCB Financial Corp for the year ended December 31, 2002. These financial statements are the responsibility of DCB Financial Corp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, DCB Financial Corp's results of operations and cash flows for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.




                                        Crowe Chizek and Company LLC

Columbus, Ohio
February 21, 2003