Form 10-K, Exhibit 13
period 2005-12-31
DCB FINANCIAL CORP
filed 2006-03-16
CIK 1025877

EXHIBIT 13
Business of DCB Financial Corp
DCB Financial Corp (“DCB” or the “Corporation”) was incorporated under the laws of the State of Ohio on March 14, 1997, upon approval by the shareholders of The Delaware County Bank and Trust Company (the “Bank”) for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is a wholly-owned subsidiary of DCB.
The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 16 branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and wealth management services. The Bank also provides treasury management, bond registrar and payment agent services. Through its information systems department, the Bank provides data processing, disaster recovery, and check processing services to other financial institutions; however, such services are not a significant part of operations or revenue.
DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio, and real estate values have been stable to rising. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities from loan or security sales.
As a financial holding company, DCB is subject to regulation, supervision and examination by the Federal Reserve Board. As a commercial bank chartered under the laws of the State of Ohio, the Bank is subject to regulation, supervision and examination by the State of Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (the “FDIC”). The FDIC insures deposits in the Bank up to applicable limits. The Bank is also a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati.
Common Stock and Shareholder Matters
DCB had 3,826,098 common shares outstanding on February 22, 2006, held of record by approximately 1,531 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
High	$29.00	$27.15	$27.90	$28.85
Low	20.75	25.00	26.05	25.55
Dividends per share	0.11	0.12	0.12	0.13

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
High	$23.50	$24.15	$26.00	$29.00
Low	20.00	23.25	23.45	23.60
Dividends per share	0.10	0.16	0.11	0.11
Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2005 or 2004 that were not registered under the Securities Acts.
Income of DCB primarily consists of dividends, which are periodically declared and paid by the Board of Directors of the Bank on common shares of the Bank held by DCB. While management of DCB expects to maintain the Corporation’s policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.
Selected Consolidated Financial Information and Other Data
The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated.

Selected consolidated financial condition data:	At December 31,
(In thousands)	2005	2004	2003	2002	2001
Total assets	$690,896	$611,685	$553,297	$522,998	$519,380
Cash and cash equivalents	18,069	11,238	20,349	32,503	17,945
Securities available for sale	96,580	96,123	108,547	96,477	84,021
Securities held to maturity	—	—	—	—	34,718
Net loans	547,510	478,487	400,616	366,487	358,960
Deposits	503,906	454,574	442,352	438,623	430,714
Borrowed funds	128,535	101,028	54,312	29,802	37,336
Shareholders’ equity	56,254	54,261	49,689	52,528	49,121

Selected Operating Data	Year ended December 31,
(In thousands, except per share data)	2005	2004	2003	2002	2001
Interest and dividend income	$36,566	$27,813	$26,591	$30,882	$35,736
Interest expense	13,750	7,802	7,973	10,142	16,369

Net interest income	22,816	20,011	18,618	20,740	19,367
Provision for loan losses	2,000	1,696	1,418	2,950	872

Net interest income after provision for loan losses	20,816	18,315	17,200	17,790	18,495
Noninterest income	5,654	7,618	6,624	6,259	5,625
Noninterest expense	15,665	15,985	16,508	18,010	17,377

Income before income tax	10,805	9,948	7,316	6,039	6,743
Income tax expense	3,249	2,973	2,287	2,036	2,245

Net income	$7,556	$6,975	$5,029	$4,003	$4,498

Per Share Data:
Basic earnings per share	$1.94	$1.77	$1.26	$0.96	$1.08

Diluted earnings per share	$1.94	$1.77	$1.26	$0.96	$1.08

Dividends declared per share	$0.48	$0.48	$0.39	$0.34	$0.30

	At or for the year ended December 31,
	2005	2004	2003	2002	2001
Selected Financial Ratios:
Interest rate spread	3.37%	3.55%	3.48%	3.79%	3.42%
Net interest margin	3.66	3.72	3.75	4.24	4.10
Return on average equity	13.68	13.14	10.11	7.82	9.40
Return on average assets	1.15	1.13	0.91	0.76	0.89
Average equity to average assets	8.41	8.60	8.96	9.78	9.43
Dividend payout ratio	24.74	27.12	30.95	35.42	27.78
Allowance for loan losses as a percentage of loans past due over 90 days still accruing interest and nonaccrual loans	142.73	140.75	151.18	114.55	200.17
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share amounts)
Introduction
In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2005, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
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
The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank’s trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on management’s current judgment about the credit quality of the loan portfolio. While the Corporation strives to reflect all known risk factors in its evaluations, judgment errors may occur.
Overview of 2005
The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services. The Bank also provides treasury management, bond registrar and paying agent services.
The Corporation, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the Corporation’s market area have been sound, including unemployment statistics, which have generally remained stable. Real estate values, especially in the Bank’s core geographic area, have been stable to rising for the last five years.
Due to the high level of growth in the Corporation’s market area, construction lending has become a significant part of the Corporation’s overall lending strategy. Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank’s construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. Construction loans also are generally made in amounts of 80% or less of the value of collateral.
DCB’s assets totaled $690,896 at year-end 2005 compared to $611,685 at year-end 2004, an increase of $79,211, or 12.9%. The growth in assets was mainly attributed to the loan growth the Corporation experienced within its normal markets, particularly in its commercial real estate and residential real estate portfolios.
Shareholders’ equity increased by $1,993 during 2005, as dividends paid of $1,866, repurchase of 108,672 shares for a total of $2.9 million, and an $807 after tax reduction in the fair value of securities designated as available for sale partially offset period earnings of $7,556.
During 2005, DCB Financial Corp announced its Board of Directors had authorized the repurchase of up to 200,000 of its outstanding shares of common stock over a two year period commencing June 16, 2005. The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions. On June 16, 2005, prior to this announcement, the Company had 3,934,760 shares of common stock outstanding. On December 31, 2005, 91,328 shares remained available for purchase under the Corporation’s stock repurchase program.
Net income for 2005 was $7,556, or $1.94 per share, up $581 from $6,975, or $1.77 per share in 2004. The increase in net income during 2005 was related primarily to growth in earning assets, the allocation of funds from lower yielding to higher yielding asset categories, stable credit trends, and increased efficiency as a result of continuing cost controls.

The increase in net interest income is mainly attributable to the growth in interest earning assets coupled with the rising rate environment. The Company’s net interest margin experienced some pressure in 2005 as the continuing loan growth was mainly funded with borrowings and higher cost deposits. These pressures are mainly due to the overall increased competition experienced in the Bank’s market areas.
The Bank operates in a highly competitive industry due to statewide and interstate branching by banks, savings and loan associations and credit unions. In its primary market area of Delaware County, Ohio and surrounding counties, the Bank competes for new deposit dollars and loans with several financial service companies, including large regional and smaller community banks, as well as savings and loan associations, credit unions, finance companies, insurance companies, brokerage firms and investment companies. The most recent market data indicates there are approximately fifteen other deposit taking and lending institutions competing in the Bank’s primary market. According to this market data, the Bank currently ranks first in market share in Delaware County with approximately 34.1% of the market.
Total noninterest expense for 2005 declined $320, or 2.0% to $15,665, from $15,985 in 2004. The overall expense reduction was primarily the result of a decrease in occupancy and equipment expense, and reduced State franchise taxes. Additionally, management has developed a comprehensive cost controls and efficiencies that have reduced operating expenses in a number of different operational areas. The reduced operating costs are best exemplified by the Corporation’s efficiency ratios of 54.2% for the year ending December 31, 2005 and 57.9% for the year ending December 31, 2004.
The change in income tax expense is primarily attributable to the increase in tax exempt earnings during 2005, offset by the growth in pre-tax income year over year. The provision for income taxes totaled $3,249 in 2005 and $2,973 in 2004, resulting in effective tax rates of 30.1% and 29.9%.
The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U.S. Treasury, U. S. Government Agency and State and political subdivision issues which comprise a significant portion of the Bank’s investment portfolio. The Bank is competitive with interest rates and loan fees that it charges, in pricing and variety of accounts it offers to the depositor. The Corporation confirms this by completing regular rate shops and comparisons versus competing financial services companies. The dominant pricing mechanism on loans is the prime interest rate as published in the Wall Street Journal, on a fixed rate plus spread over funding costs. The interest spread depends on the overall account relationship and the creditworthiness of the borrower.
Deposit rates are reviewed weekly by management and are generally discussed by the Asset/Liability Committee on a monthly basis. The Bank’s primary objective in setting deposit rates is to remain competitive in the market area, develop funding opportunities while earning an adequate interest rate margin.
Analysis of Financial Condition
DCB’s assets totaled $690,896 at year-end 2005 compared to $611,685 at year-end 2004, an increase of $79,211, or 12.9%. The growth in assets was mainly attributed to loan growth the Corporation experienced within its normal markets, particularly in commercial real estate and residential real estate. The Corporation has also seen improved loan growth in its consumer retail products, particularly credit cards and home equity loans. The funding that accommodated this loan growth was supplied through increased borrowings, consisting mainly of Federal Home Loan Bank advances.

Total securities, including FHLB securities increased slightly to $99,907 at year-end 2005, compared to $98,979 at year-end 2004. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) participation certificates and collateralized mortgage obligations (“CMOs”). The mortgage-backed securities portfolio, totaling $38,016 at year-end 2005, provides DCB with a constant cash flow stream from principal repayments, which is utilized to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to redeploy funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.
Total loans, including loans held for sale, increased $70,258, or 14.5%, from $484,427 at year-end 2004 to $554,685 at year-end 2005. The growth in the overall loan portfolio was attributed to increases in commercial real estate loans, residential real estate and home equity, real estate construction and land development, offset by a decline in commercial and industrial. Other loan categories in which the Corporation participates remained relatively stable or experienced small increases in loans outstanding. Commercial real estate loans increased $26,853, or 15.3%, from $175,796 at year-end 2004 to $202,649 at year-end 2005. Residential real estate and home equity loans increased $23,777, or 14.0%, from $170,010 at year-end 2004 to $193,787 at year-end 2005. The geographic area in which the Corporation operates continues to experience increases in the commercial and residential real estate activity.
Total deposits increased $49,332 or 10.9%, to $503,906 at year-end 2005 from $454,574 at December 31, 2005. Noninterest-bearing deposits increased $3,829, or 5.9%, while interest-bearing deposits increased $45,503, or 11.7%. The increase is mainly attributed to increased deposit activity from the Corporation’s larger public fund customers. The Corporation utilizes a variety of alternative deposit funding sources to overcome the competitive challenges experienced within its primary market. Utilizing brokered certificates of deposits and money market sweeps, the Corporation is able to provide additional funding for the Company’s loan portfolio. At year end, the Bank had approximately $23,231 in brokered certificates of deposit outstanding. The slower growth of core deposits is attributed to the competition in the Corporation’s geographic area, where the growth of competitors’ branch locations have made it increasingly difficult to obtain deposits. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage the growth within its deposit liabilities. In addition, the Corporation has used other borrowings, generally from the FHLB, to fund its loan growth. Continued reliance on outside funding rather than lower cost deposits could increase the Corporation’s overall cost of funds. Interest-bearing demand and money market deposits increased from 49.3% of total interest-bearing deposits at year-end 2004 to 49.7% of total interest-bearing deposits at year-end 2005, as DCB experienced a $24,336, or 12.7%, increase in volume of such accounts. The increase in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other investment alternatives to liquid savings products, such as the creation of new products for the Bank’s public fund customers. DCB experienced a decrease of $12,368 in savings deposits while such accounts decreased from 15.0% of total interest-bearing deposits at December 31, 2004 to 10.6% of total interest-bearing deposits at year-end 2005. Time deposits increased $33,535, or 24.1%, comprising 39.7% of total interest-bearing deposits at year-end 2005 compared to 35.7% at year-end 2004.
Borrowed funds totaled $128,535 at year-end 2005 compared to $101,028 at year-end 2004. During 2005, management utilized long-term FHLB advances to fund the loan growth with lower long-term borrowing costs in the current economic environment. Typically, the Company utilized a matched funding methodology for its long-term borrowing. This was done by matching the rates, terms and expected cash flows of its loans to the various products offered by the FHLB. This matching principle was used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed rate loans. The Corporation utilizes a number of additional borrowing alternatives of which provide additional balances that are available for the Corporation to use. As of year ending December 31, 2005 additional unused borrowings totaled $78,993 available to the Corporation through its various wholesale funding avenues with other bank credit facilities.
Shareholders’ equity increased by $1,993 during 2005, as dividends paid of $1,866, repurchase of 108,672 shares for a total of $2.9 million, and an $807 after-tax reduction in the fair value of securities designated as available for sale partially offset period earnings of $7,556.
During 2005, DCB Financial Corp announced its Board of Directors had authorized the repurchase of up to 200,000 of its outstanding shares of common stock over a two year period commencing June 16, 2005. The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions. Prior to this announcement, the Company had 3,934,760 shares of common stock outstanding. On December 31, 2005, 91,328 shares remained available for repurchase under the Corporation’s stock repurchase program.
Comparison of Results of Operations for the Years Ended December 31, 2005 and December 31, 2004
Net Income. Net income for 2005 totaled $7,556, an increase of $581 or 8.3% over net income for 2004 of $6,975. Basic and diluted earnings per share totaled $1.94 for 2005 and $1.77 for 2004. Return on average assets was 1.15% and 1.13% for 2005 and 2004, while return on average equity was 13.68% and 13.14% over the same two years. The increase in net income was related principally to growth in earning assets, the allocation of funds from lower yielding to higher yielding asset categories, stable credit trends and increased operating efficiencies.
The Corporation developed new products during 2004 to increase revenues associated with noninterest income. In order to provide comprehensive services in the wealth management area, the Corporation entered into an agreement with Raymond James Financial Services to offer a variety of investment and retirement services to complement the trust services currently offered.
Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.
Net interest income was $22,816 for 2005 compared to $20,011 for 2004. The $2,805 increase was mainly attributed to the continued increase in earning assets, coupled with the rising rate environment during the year ended December 31, 2005. However, the Company’s net interest margin continues to experience some pressure as much of the continued loan growth has been funded with borrowings and higher cost deposits. To attract the additional deposits needed to fund loan growth, the Company continues to utilize products such as time deposits, brokered deposits and money market accounts, which generally carry higher costs compared to checking and savings products. These higher cost deposit products and other borrowings may continue to be utilized by management, which may negatively impact the net interest margin in future periods.
As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.72% in 2004 to 3.66% in 2005. Additionally, because of the increased competition in the Bank’s marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively effect the Corporation’s net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.

Provision and Allowance for Loan Losses. The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the losses known and inherent in the Bank’s loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss allowances and overall portfolio loss allowances. Management further evaluates these reserve levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the lending process.
DCB’s provision is determined based upon management’s estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for the allowance for loan and lease losses totaled $2,000 in 2005, compared to $1,696 in 2004. Net charge-offs for 2005 were $1,283, which represents 0.24% of average loans, compared to net charge-offs of $1,209, or 0.28% of average loans in 2004.
The allowance for loan losses increased by $717 to $5,535 at year-end 2005 from $4,818 at year-end 2004. As a percent of gross loans, the allowance was proportional at 1.00% at year-end 2005 and 2004. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The stable percentage of charge-offs during 2005 was mainly attributed to the improved economic conditions that affected the commercial loan portfolio in the current year, and to management’s continuing focus on activities related to monitoring, collection, and workout of delinquent loans.
Management continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified. During 2005, the Corporation’s loan charge-offs largely consisted of retail loans that were originated indirectly through its auto dealer network. The Corporation’s provision for loan losses for 2005 was heavily influenced by portfolio growth as well as an increase in the provision related to impaired loans.
To assist in identifying potential loan losses, management maintains a methodology for establishing appropriate loan loss values. The Board of Directors has approved a policy that directs management to “develop and maintain an appropriate, systematic, and consistently applied process to determine the amounts of the Allowance for Loan Losses (ALLL).” The methodology that management adopted involves identifying both specific and non-specific components. The specific allowance allocation is determined from information provided through the Bank’s watch list, loan review function and loan grade status applied to specific credits. The allocated allowance is developed by utilizing historical net loss components for each identified segment of the loan portfolio. Additionally, current economic condition factors are used to adjust the historical net loss components. Management performs analysis of the loan portfolio on a monthly basis, and evaluates economic conditions as they relate to potential credit risk within its portfolios on a quarterly basis.
Noninterest Income. Total noninterest income decreased $1,964, or 25.8% to $5,654 in 2005 compared to $7,618 in 2004. The decrease was mainly a result of the sale of the Corporation’s investment in ProCentury Corporation, a specialty property and casualty insurance holding company on April 20, 2004. The absence of the gain recognized on the sale of ProCentury investment was partially offset by an increase in the gain on loans sold in the secondary market in 2005. The Corporation also experienced increases in account service charges, trust, and wealth management activities. These increases are generally attributed to a higher number of accounts and customers served by the Corporation. Data processing services and transactional volume from the Bank’s retail products remained at or slightly higher than the previous year’s levels.

Noninterest Expense.
Total noninterest expense decreased $320, or 2.0%, for the year ended December 31, 2005, compared to the same period in 2004. The decrease was primarily the result of a decline in state franchise taxes, and other noninterest expenses, and occupancy and equipment expenses due to certain capitalized assets becoming fully depreciated. The aforementioned decreases in noninterest expenses for the year ended December 31, 2005, were partially offset by an increase in advertising expenses incurred related to the Corporation’s promotions, increase in professional expenses incurred mainly attributable to services related to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and salaries and benefits due to commission and bonus expenses incurred. The increases in compensation and employee benefits were planned increases related to normal merit increases and staffing associated with the Corporation’s continuing growth. The additions were mainly associated with revenue generating positions, or infrastructure positions associated with compliance and credit operations. With its broad line of products and services, the Corporation expects to continue to manage and be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with new operations.
Income Taxes. The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in pre-tax income. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $3,249 in 2005 and $2,973 in 2004 resulting in effective tax rates of 30.1% and 29.9%.
Comparison of Results of Operations for the Years Ended December 31, 2004 and December 31, 2003
Net Income. Net income for 2004 totaled $6,975, an increase of $1,946 or 38.7% over net income for 2003 of $5,029. Basic earnings per share totaled $1.77 for 2004 and $1.26 for 2003, while diluted earnings per share totaled $1.77 for 2004 and $1.26 for 2003. Return on average assets was 1.13% and 0.91% for 2004 and 2003, while return on average equity was 13.14% and 10.11% over the same two years. The increase in net income was related principally to growth in earning assets, the allocation of funds from lower yielding to higher yielding asset categories, increased emphasis on operating expense cost control, and the result of a $1.6 million in after-tax gain on sale of the Corporation’s unconsolidated affiliate, ProCentury.
Also, the Corporation developed new products during 2004 to increase revenues associated with noninterest income. In order to provide comprehensive services in the wealth management area, the Corporation entered into an agreement with Raymond James financial services to offer a variety of investment and retirement services to complement the trust services currently offered. The Corporation developed a new overdraft assurance program that created additional non-interest revenue when compared to 2003. This program allows the Bank to pay overdraft items for its most creditworthy customers in return for a nominal service charge.
Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.

Net interest income was $20,011 for 2004 compared to $18,618 for 2003. The increase of $1,393 is mainly attributed to the overall increase in average loan balances. Though DCB was able to reduce its overall cost of funds through strategic initiatives developed through its Asset/Liability Committee (ALCO), a significant portion of the Corporation’s loan portfolio is variable rate. As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.75% in 2003 to 3.72% in 2004. Additionally, because of the increased competition in the Bank’s primary marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates negatively affected the Corporation’s net interest margin.
Provision and Allowance for Loan Losses.
DCB’s provision is determined based upon management’s estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for the allowance for loan and lease losses totaled $1,696 in 2004, compared to $1,418 in 2003. Net charge-offs for 2004 were $1,209, which represents 0.28% of average loans, compared to net charge-offs of $1,181, or 0.31% of average loans in 2003.
The allowance for loan losses increased by $487 to $4,818 at year-end 2004 from $4,331 at year-end 2003. As a percent of gross loans and leases, the allowance decreased to 1.00% at year-end 2004 from 1.07% at year-end 2003. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable incurred credit losses in its portfolio. Improved exposure to credit losses in the commercial loan portfolio required a more normalized provision compared to the prior year. The stable level of charge-offs during 2004 was mainly attributed to the improved economic conditions that affected the commercial loan portfolio in the 2004, and to management’s increased activities related to monitoring, collection, and workout of delinquent loans. Management continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified. During 2004, the Corporation’s loan charge-offs largely consisted of commercial loans in a variety of sectors. Five small commercial loans accounted for approximately 30% of the net charge-offs recorded in 2004. These loans were concentrated in production, retail and service sectors. The provision for loan losses in 2004 was primarily influenced by growth in the loan portfolio.
Noninterest Income. Total noninterest income increased $994, or 15.0% to $7,618 in 2004 compared to $6,624 in 2003. The increase was mainly the result of a $2.6 million gain on the sale of the Corporaton’s investment in the unconsolidated affiliate, ProCentury Corporation. The gain recognized on the sale of ProCentury investment was partially offset by a decrease in the volume of loans sold in the secondary market, which is mainly attributed to retaining these loans within the retail portfolios. In addition, transactional volume from the Bank’s retail products remained at or below the previous year’s levels. The Corporation developed a new overdraft assurance program that created additional non-interest revenue when compared to 2003. This program allows the Bank to pay overdraft items for its most creditworthy customers or return for a nominal service charge. Additionally, the Corporation experienced increases in earnings on bank owned life insurance, account service charges, and trust activities. These increases are generally attributed to a higher number of accounts and customers served by the Corporation.
Noninterest Expense.
Total noninterest expense decreased $523, or 3.2%, in 2004 compared to 2003. The decrease was primarily the result of decreases in salaries and employee benefits, outside professional services, and various operating costs due to management’s expense control initiatives. The decrease in outside professional services is attributed to decreased consulting and legal fees. The decrease in compensation and employee benefits were planned decreases relating to management’s human resource efficiency initiatives implemented during 2004.

Income Taxes. The change in income tax expense is primarily attributable to the increase in tax exempt earnings offset by the growth in pre-tax income. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $2,973 in 2004 and $2,287 in 2003, resulting in effective tax rates of 29.9% and 31.3%.

	Year ended December 31,
	2005			2004			2003
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Federal funds sold	$238	$13	5.59%	$451	$8	1.77%	$14,082	$144	1.02%
Taxable securities	73,932	3,091	4.18	78,875	2,855	3.62	77,882	2,876	3.69
Tax-exempt securities (1)	23,861	800	3.35	19,380	709	3.66	17,049	702	4.12
Loans (2)	525,233	32,662	6.22	438,861	24,241	5.52	387,627	22,869	5.90

Total interest-earning assets	623,264	36,566	5.87	537,567	27,813	5.17	496,640	26,591	5.35
Noninterest-earning assets	33,609			79,696			58,209

Total assets	$656,873			$617,263			$554,849

Interest-bearing liabilities:
Demand and money market deposits	$195,959	$4,267	2.18%	$168,880	$1,441	0.85%	$171,045	$2,149	1.26%
Savings deposits	54,920	271	0.49	61,320	303	0.49	62,792	420	0.67
Certificates of deposit	173,216	5,128	2.96	143,359	3,334	2.33	141,650	4,099	2.89

Total deposits	424,095	9,666	2.28	373,559	5,078	1.36	375,487	6,668	1.78
Borrowed funds	125,013	4,084	3.27	107,826	2,724	2.53	51,146	1,305	2.55

Total interest-bearing liabilities	549,108	13,750	2.50	481,385	7,802	1.62	426,634	7,973	1.87

Noninterest-bearing liabilities	52,519			82,800			78,480

Total liabilities	601,627			564,185			505,113

Shareholders’ equity	55,246			53,078			49,736

Total liabilities and shareholders’ equity	$656,873			$617,263			$554,849

Net interest income; interest rate spread		$22,816	3.37%		$20,011	3.55%		$18,618	3.48%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.66%			3.72%			3.75%

Average interest-earning assets to average interest-bearing liabilities			113.50			111.67%			116.41%

(1)	Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,222 in 2005, $1,076 in 2004, and $1,064 in 2003.

(2)	Includes nonaccrual loans.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected DCB’s interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate); (2) changes in rate (multiplied by prior year volume); and, (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:

	Year ended December 31,
	2005 vs. 2004			2004 vs. 2003
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income attributable to:
Federal funds sold	$(4)	$9	$5	$(138)	$2	$(136)
Taxable securities	(180)	416	236	36	(57)	(21)
Tax-exempt securities	165	(74)	91	97	(90)	7
Loans	4,770	3,651	8,421	3,015	(1,643)	1,372

Total interest income	4,751	4,002	8,753	3,010	(1,788)	1,222

Interest expense attributable to:
Demand and money market deposits	231	2,595	2,826	(27)	(681)	(708)
Savings deposits	(31)	(1)	(32)	(10)	(107)	(117)
Certificates of deposit	677	1,117	1,794	49	(814)	(765)
Borrowed funds	433	927	1,360	1,445	(26)	1,419

Total interest expense	1,310	4,638	5,948	1,457	(1,628)	(171)

Increase (decrease) in net interest income	$3,441	$(636)	$2,805	$1,553	$(160)	$1,393

Asset and Liability Management and Market Risk
The Asset/Liability Committee (“ALCO”) of DCB Financial Corp utilizes a variety of tools to measure and monitor interest rate risk. This is defined as the risk that DCB’s financial condition will be adversely affected due to movements in interest rates. To a lesser extent, DCB is also exposed to liquidity risk, or the risk that changes in cash flows could adversely affect its ability to honor its financial obligations. The ALCO committee monitors changes in the interest rate environment and changes to its lending and deposit rates based on liquidity and profitability analysis. During 2005 and 2004 several new programs were introduced to mitigate interest rate risk in the balance sheet.
First, the Corporation developed a matched funding program through the FHLB to match off longer term commercial and real estate loans with liabilities of similar term and rate structures. Secondly, the Corporation offered special deposit programs correlated to prevailing asset maturities. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. Accordingly, the ALCO Committee places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB’s primary operating subsidiary, The Delaware County Bank and Trust Company, to changes in the interest rate environment are referred to as asset/liability modeling. One method used to analyze DCB’s sensitivity to changes in interest rates is the “net portfolio value” (“NPV”) methodology.
NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel shifts of +/-100 to +/-300 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2005 and December 31, 2004, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which DCB Financial operates.
As illustrated in the tables, the institution’s NPV is more sensitive to rising rates than declining rates. From an overall perspective, such difference in sensitivity occurs principally because the balance sheet of the Bank is liability sensitive. The liability sensitivity of the balance sheet is due to the generally short-term nature of the Bank’s liabilities, (checking, savings and money market accounts) versus the longer-term nature of fixed rate installment loans and commercial loans. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to daily or weekly time frames for liability. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturities, increasing the risk that the institution may hold below market rate loans in a rising rate environment.
The following table depicts the ALCO’s four most likely interest rate scenarios and their affect on NPV. At year-end 2005, management believes the interest rate cycle is still rising. The analysis presented in the table indicates that the benefit in a declining rate environment is due to reduced funding costs or a liability sensitive balance sheet that is accompanied by fixed rate loans and investments which continue to earn interest at their present levels. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a decline in NPV.
The slight increase in interest rate risk as determined by modeling is due to the increased utilization of short-term liabilities to fund the Corporation’s loan growth. This risk was offset somewhat by management’s use of matched funding principles for longer term loans, and the use of other interest rate management techniques. The Corporation has operated within the ALCO’s interest rate risk limits over the last three years.

Change in	December 31, 2005			December 31, 2004
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	In NPV	In NPV	Ratio	In NPV	In NPV	Ratio
+300	$(20,985)	(45)%	4.05%	$(17,258)	(40)%	3.75%
+200	(14,228)	(30)	5.01	(11,614)	(27)	4.54
+100	(718)	(15)	5.98	(6,087)	(14)	6.27
Base	—	—	6.92	—	—	7.15
-100	8,456	19	8.01	6,561	15	8.09

In a rising interest rate environment, DCB’s net interest income can be negatively affected. Moreover, rising interest rates could negatively affect DCB’s earnings due to diminished loan demand. As part of its interest rate risk strategy, DCB has attempted to utilize adjustable-rate and short-term-duration loans and investments. DCB intends to limit the addition of unhedged fixed-rate long-duration loans and securities to its portfolio.
Liquidity
Liquidity is the ability of DCB to fund customers’ needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for business expansion. This ability depends on the institution’s financial strength, asset quality and types of deposit and investment instruments offered by DCB to its customers. DCB’s principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Bank also has the ability to obtain funding from other sources including the FHLB, Federal Reserve, and through its correspondent bank relationships. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. DCB maintains investments in liquid assets based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.
Cash and cash equivalents increased $6,831, or 60.8%, from $11,238 at year-end 2004 to $18,069 at year-end 2005. Cash and cash equivalents at year-end 2005 represented 2.6% of total assets compared to 1.8% of total assets at year-end 2004. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should DCB need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. The Bank also has the ability to issue term brokered certificate of deposits in the secondary market to provide additional funding outside of its normal geographical boundaries. In addition to funding maturing deposits and other deposit liabilities, DCB Financial also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. Further, management believes the DCB’s liquidity position is strong based on its stable level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.
As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB’s level of cash and cash equivalents, cash flows and liquidity during 2005 were securities purchases of $32,413; the net increase in loans of $70,651; the net increase in deposits of $49,332; securities sales of $15,263; net proceeds from FHLB advances and other short-term borrowings totaling $27,507; and the receipt of proceeds from maturities and repayments of securities of $16,080.

Capital Resources
As previously stated, total shareholders’ equity increased $1,993, primarily due to $7,556 of period earnings, partially offset by cash dividends paid of $1,866, repurchase of 108,672 shares for a total of $2.9 million, and an $807 after tax reduction in the fair value of securities designated as available for sale.
The final number of shares to be purchased through the repurchase plan announced in June 2005 and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of DCB’s Board of Directors or management, affect the advisability of purchasing shares.
Tier 1 capital is shareholders’ equity excluding the net unrealized gains or losses on securities classified as available for sale and a percentage of mortgage-servicing rights. Total capital includes Tier 1 capital plus the allowance for loan losses, not to exceed 1.25% of risk weighted assets. Risk weighted assets are DCB’s total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk.
DCB and its subsidiaries meet all regulatory capital requirements. DCB’s consolidated ratio of total capital to risk-weighted assets was 11.5% at year-end 2005, while the Tier 1 risk-based consolidated capital ratio was 10.5%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 8.3% at year-end 2005 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%.
The following table sets forth the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2005.

	Payment due by year
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
FHLB advances	$102,925	$11,985	$16,964	$7,202	$66,774
Federal funds purchased and other short-term borrowings	25,610	25,610
Operating lease obligations	7,458	858	1,374	1,045	4,181
Loan and line of credit commitments	133,929	133,929	—	—	—

Total contractual obligations	$269,922	$172,382	$18,338	$8,247	$70,955

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(Dollars in thousands, except share amounts)

	2005	2004
ASSETS
Cash and due from financial institutions	$18,069	$11,238
Securities available for sale	96,580	96,123
Loans held for sale	1,640	1,122
Loans	553,045	483,305
Less allowance for loan losses	(5,535)	(4,818)

Net loans	547,510	478,487
Real estate owned	386	—
Investment in FHLB stock	3,327	2,856
Premises and equipment, net	8,854	8,846
Investment in unconsolidated affiliates	614	295
Bank owned life insurance	8,898	8,457
Accrued interest receivable and other assets	5,018	4,261

Total assets	$690,896	$611,685

LIABILITIES
Deposits
Noninterest-bearing	$68,977	$65,148
Interest-bearing	434,929	389,426

Total deposits	503,906	454,574
Federal funds purchased and other short-term borrowings	25,610	5,215
Federal Home Loan Bank advances	102,925	95,813
Accrued interest payable and other liabilities	2,201	1,822

Total liabilities	634,642	557,424

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,200 issued at December 31, 2005 and 2004	3,780	3,780
Retained earnings	63,552	57,862
Treasury stock, at cost, 447,112 and 338,440 shares at December 31, 2005 and 2004	(10,506)	(7,616)
Accumulated other comprehensive income (loss)	(572)	235

Total shareholders’ equity	56,254	54,261

Total liabilities and shareholders’ equity	$690,896	$611,685

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 2005, 2004 and 2003
(Dollars in thousands, except per share amounts)

	2005	2004	2003
Interest and dividend income
Loans	$32,662	$24,241	$22,869
Taxable securities	3,091	2,855	2,876
Tax-exempt securities	800	709	702
Federal funds sold and other	13	8	144

Total interest income	36,566	27,813	26,591

Interest expense
Deposits	9,666	5,078	6,668
Borrowings	4,084	2,724	1,305

Total interest expense	13,750	7,802	7,973

Net interest income	22,816	20,011	18,618

Provision for loan losses	2,000	1,696	1,418

Net interest income after provision for loan losses	20,816	18,315	17,200

Noninterest income
Service charges on deposit accounts	2,592	2,543	2,634
Trust department income	668	646	609
Gains (losses) on sales of securities	—	(4)	51
Gains (losses) on sale of assets	(35)	(140)	649
Gains on sales of loans	407	179	979
Gain on sale of unconsolidated affiliate	—	2,638	—
Treasury management fees	469	512	547
Data processing servicing fees	310	288	366
Earnings on bank owned life insurance	441	450	108
Other	802	506	681

Total noninterest income	5,654	7,618	6,624

Noninterest expense
Salaries and other employee benefits	8,541	7,941	8,226
Occupancy and equipment	3,244	3,802	4,030
Professional services	417	274	578
Advertising	394	337	321
Postage, freight and courier	361	376	347
Supplies	247	243	257
State franchise taxes	458	544	484
Other	2,003	2,468	2,265

Total noninterest expense	15,665	15,985	16,508

Income before income taxes	10,805	9,948	7,316

Income tax expense	3,249	2,973	2,287

Net income	$7,556	$6,975	$5,029

Basic earnings per common share	$1.94	$1.77	$1.26

Diluted earnings per common share	$1.94	$1.77	$1.26

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Year ended December 31, 2005, 2004, and 2003
(Dollars in thousands, except per share data)

	2005	2004	2003
Net income	$7,556	$6,975	$5,029

Reclassification for realized (gains) losses on sale of securities included in net income, net of (taxes) benefits of $1 and $(17)	—	3	(34)

Unrealized losses on securities available for sale, net of tax benefits of $416, $267, and $419	(807)	(518)	(813)

Comprehensive income	$6,749	$6,460	$4,182

Accumulated comprehensive income (loss)	$(572)	$235	$750

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Year ended December 31, 2005, 2004 and 2003
(Dollars in thousands, except per share amounts)

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Earnings	Stock	Income (Loss)	Equity
Balance at January 1, 2003	$3,780	$49,303	$(2,152)	$1,597	$52,528

Net income	—	5,029	—	—	5,029
Unrealized losses on securities designated as available for sale, net of tax benefits	—	—	—	(847)	(847)
Purchase of treasury stock-237,274 shares at cost	—	—	(5,536)	—	(5,536)

Sale of 3,800 shares of treasury stock	—	—	72	—	72

Dividends ($0.39 per share)	—	(1,557)	—	—	(1,557)

Balance at December 31, 2003	3,780	52,775	(7,616)	750	49,689

Net income	—	6,975	—	—	6,975
Unrealized losses on securities designated as available for sale, net of tax benefits	—	—	—	(515)	(515)

Dividends ($0.48 per share)	—	(1,888)	—	—	(1,888)

Balance at December 31, 2004	3,780	57,862	(7,616)	235	54,261

Net income	—	7,556	—	—	7,556
Unrealized losses on securities designated as available for sale, net of tax benefits	—	—	—	(807)	(807)
Purchase of treasury stock-108,672 shares at cost	—	—	(2,890)	—	(2,890)

Dividends ($0.48 per share)	—	(1,866)	—	—	(1,866)

Balance at December 31, 2005	$3,780	$63,552	$(10,506)	$(572)	$56,254

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2005, 2004 and 2003
(Dollars in thousands)

	2005	2004	2003
Cash flows from operating activities
Net income	$7,556	$6,975	$5,029
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,049	1,508	1,815
Provision for loan losses	2,000	1,696	1,418
Deferred income taxes	(2,288)	(80)	209
(Gains) losses on sales of securities	—	4	(51)
(Gains) on sales of loans	(407)	(179)	(979)
(Gains) losses on sale of assets	35	140	(649)
Gain on sale of unconsolidated affiliate	—	(2,638)	—
Net securities amortization	868	1,201	1,356
FHLB stock dividends	(153)	(106)	(92)
Net change in loans held for sale	(518)	(1,122)	6,442
Earnings on bank owned life insurance	(441)	(450)	(108)
Net changes in other assets and other liabilities	144	(5,166)	(149)

Net cash provided by operating activities	7,845	1,783	14,241

Cash flows used in investing activities
Securities available for sale
Purchases	(32,413)	(48,051)	(87,391)
Maturities, principal payments, and calls	16,080	18,670	44,961
Sales	15,263	37,039	27,866
Net increase in loans	(70,651)	(79,528)	(33,360)
Premises and equipment expenditures	(1,057)	(499)	(281)
Proceeds from sale of unconsolidated affiliate	—	4,394	—
Proceeds from sale of premises and equipment	—	91	575
Investment in unconsolidated affiliates	(319)	(100)	—

Net cash used in investing activities	(73,097)	(67,984)	(47,630)

Cash flows provided by (used in) financing activities
Net change in deposits	49,332	12,222	3,729
Net change in federal funds purchased and other short-term borrowings	20,395	596	2,619
Proceeds from Federal Home Loan Bank advances	171,261	154,459	37,746
Repayment of Federal Home Loan Bank advances	(164,149)	(108,339)	(15,855)
Purchase of treasury stock, net	(2,890)	—	(5,464)
Cash dividends paid	(1,866)	(1,848)	(1,540)

Net cash provided by financing activities	72,083	57,090	21,235

Net change in cash and cash equivalents	6,831	(9,111)	(12,154)
Cash and cash equivalents at beginning of year	11,238	20,349	32,503

Cash and cash equivalents at end of year	$18,069	$11,238	$20,349

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2005, 2004 and 2003
(Dollars in thousands)

	2005	2004	2003
Supplemental cash flow information
Interest paid	$12,097	$7,086	$7,821

Income taxes paid	2,950	3,625	1,137

Supplemental non cash disclosures
Unrealized losses on securities designated as available for sale, net of tax benefits	$(807)	$(515)	$(847)

Loan to finance sale of premises and equipment	$—	$—	$1,208

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly-owned subsidiary, The Delaware County Bank and Trust Company (Bank), collectively referred to hereinafter as the Corporation. All intercompany transactions and balances have been eliminated in the consolidated financial statements.
Nature of Operations: DCB provides financial services through its sixteen banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank also operates a trust department, engages in mortgage banking operations, and supplies data processing and business recovery services to other financial institutions.
Business Segments: While DCB’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a corporation-wide basis. Accordingly, all of DCB’s operations are considered by management to be aggregated in one operating segment.
Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments and status of contingencies are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash on hand and deposits with other financial institutions. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.
Securities: Securities may be classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities may be classified as available for sale as such securities might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported as a component of other comprehensive income. Realized gains and losses on sale of securities are recognized using the specific identification method. The Corporation does not engage in securities trading activities.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income includes premium amortization and accretion of discounts on securities. Gains and losses on sales are based on the net carrying value of the security sold, using the specific identification method. Securities are written down to fair value when a decline in fair value is other than temporary. The Corporation reviews the investment portfolio on a regular basis for other than temporary security impairments. In the event a specific security is determined to be other than temporarily impaired, the Corporation will reduce the carrying value of that security for the amount of the impairment.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, determined in the aggregate.
Interest income is reported using the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual status is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs net of recoveries. Management estimates the required allowance balance based on past loan loss experience, augmented by additional estimates related to the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.
A loan is impaired when full payment under the loan terms is not expected. Commercial and industrial loans, commercial real estate, and land development loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future value cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, such loans are not separately identified for impairment disclosures.
Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 46% of loans at year end 2005. Loans for commercial purposes comprise 9% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 35% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 10% of total loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2005, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives, estimated to be 7 to 39 years for buildings and improvements and 5 years for furniture, fixtures, and equipment, using the straight line method. An accelerated depreciation method is used for tax purposes. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.
Foreclosed Assets: Assets acquired through loan foreclosure are initially recorded at the lower of cost or fair value when acquired, establishing a new cost basis. If fair value declines below such amount, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed as incurred.
Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $76 and $100 at December 31, 2005 and 2004.
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the lower of its cash surrender value or its net redemption value.
Investment in unconsolidated affiliates: The Corporation carries its investment in unconsolidated affiliates at cost.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock options.
The computation of earnings per share is as follows for the years ended December 31:

	2005	2004	2003
Weighted-average common shares outstanding (basic)	3,890,717	3,934,760	4,000,161

Dilutive effect of assumed exercise of stock options	2,994	—	—

Weighted-average common shares outstanding (diluted)	3,893,711	3,934,760	4,000,161

There were no option shares excluded from the diluted weighted-average commons shares calculation in 2005.
Stock Option Plan: The Corporation’s shareholders approved an employee share option plan in May 2004. This plan grants certain employees the right to purchase shares at a pre-determined price. The plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years.
The Corporation accounts for its stock option plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, which contains a fair-value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of earnings per share, as if the fair-value based method of accounting defined is SFAS No. 123 had been applied.
The Corporation utilizes APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost the for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation’s net income and earnings per share would have been reported as the pro forma amounts indicated below:
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
     Stock Option Plan (continued)

		2005	2004	2003
		(In thousands, except per share data)
NET INCOME	As reported	$7,556	$6,975	$5,029
	Stock-based compensation, net of tax	(16)	(6)	—

	Pro-forma	$7,540	$6,969	$5,029

EARNINGS PER SHARE
BASIC	As reported	$1.94	$1.77	$1.26
	Stock-based compensation, net of tax	—	—	—

	Pro-forma	$1.94	$1.77	$1.26

DILUTED	As reported	$1.94	$1.77	$1.26
	Stock-based compensation, net of tax	—	—	—

	Pro-forma	$1.94	$1.77	$1.26

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 2005 and 2004: dividend yield of 2.00% and 1.75%, respectively; expected volatility of 14.00% for 2005 and 2004, respectively; risk-free interest rates with 4.75% and 4.25% for 2005 and 2004, respectively; and expected lives of 10 years for each grant.
A summary of the status of the Corporation’s stock option plan as of December 31, 2005, and changes during the year is presented below:

		2005
		WEIGHTED
		AVERAGE
		EXERCISE
	SHARES	PRICE
Outstanding at beginning of year	15,105	$23.40
Granted	26,219	$25.74
Exercised	—	—
Forfeited	(637)	$23.40

Outstanding at end of year	40,687	$25.31

Options exercisable at year-end	2,894	$23.40

Weighted-average fair value of options granted during the year		$4.68

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
Stock Option Plan (continued)
A summary of the status of the Corporation’s stock option plan as of December 31, 2004, and changes during the year is presented below:

		2004
		WEIGHTED
		AVERAGE
		EXERCISE
	SHARES	PRICE
Outstanding at beginning of year	—	—
Granted	15,105	$23.40
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	15,105	$23.40

Options exercisable at year-end	—	—

Weighted-average fair value of options granted during the year		$3.44

The following information applies to options outstanding at December 31, 2005:

NUMBER OUTSTANDING	RANGE OF EXERCISE PRICES
40,687	$23.40 — $27.50
The aggregate unrecognized compensation expense for nonvested options totaled approximately $145,000 at December 31, 2005. The Corporation will recognize this amount over the proximate service period of 3.5 years upon adoption of SFAS No. 123 (R) in 2006.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists solely of net unrealized gains (losses) on securities available for sale, which is recognized as a separate component of shareholders’ equity.
Recent Accounting Standards: In December 2004, the Financial Accounting Standards Board (the “FASB”) issued a revision to Statement of Financial Accounting Standards (“SFAS”) No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This Statement, SFAS No. 123 (R), requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.
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
Compensation cost is required to be recognized in the beginning of the first annual period that begins after June 15, 2005, or January 1, 2006 as to the Corporation. Based on existing option grants, management believes the annual effect on operations will approximate the economic effects set forth in the pro-forma stock option disclosure set forth above.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $3,143 and $2,717 was required to meet regulatory reserve and clearing balance requirements at year-end 2005 and 2004. These balances do not earn interest.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 2 — SECURITIES
The fair value of securities available for sale and the related unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2005
U.S. Government and agency obligations	$24,732	$9	$(351)
States and municipal obligations	25,723	141	(225)
Corporate bonds	8,025	18	(1)
Mortgage-backed securities	38,016	109	(598)

Total debt securities	96,496	277	(1,175)
Other securities	84	38	(7)

Total	$96,580	$315	$(1,182)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2004
U.S. Government and agency obligations	$26,787	$50	$(143)
States and municipal obligations	19,710	380	(80)
Corporate bonds	8,073	3	(72)
Mortgage-backed securities	41,470	374	(187)

Total debt securities	96,040	807	(482)
Other securities	83	30	—

Total	$96,123	$837	$(482)

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 2 – SECURITIES (Continued)
The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

2005	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses
				(Dollars in thousands)
U.S. Government and agency obligations	12	$10,805	$(87)	17	$13,008	$(264)	29	$23,813	$(351)
State and municipal obligations	23	9,851	(149)	14	5,824	(76)	37	15,675	(225)
Corporate bonds	—	—	—	2	3,008	(1)	2	3,008	(1)
Mortgage-backed securities and other	65	17,582	(240)	40	13,936	(365)	105	31,518	(605)

Total temporarily impaired securities	100	$38,238	$(476)	73	$35,776	$(706)	173	$74,014	$(1,182)

2004	(Less than 12 months)			(12 months or longer)				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses
				(Dollars in thousands)
U.S. Government agencies obligations	23	$19,299	$(134)	1	$491	$(9)	24	$19,790	$(143)
State and political subdivisions	13	5,452	(44)	3	1,654	(36)	16	7,106	(80)
Corporate bonds	1	4,962	(37)	1	2,978	(35)	2	7,940	(72)
Mortgage-backed securities and related	46	12,896	(78)	13	5,492	(109)	59	18,388	(187)

Total temporarily impaired securities	83	$42,609	$(293)	18	$10,615	$(189)	101	$53,224	$(482)

Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in market interest rates. Management is of the opinion that all unrealized losses are temporary as the fair values are expected to increase as the securities approach maturity.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 2 – SECURITIES (Continued)
The fair value of debt securities at year-end 2005 by contractual maturity was as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair
Value
Due in one year or less	$6,733
Due from one to five years	14,182
Due from five to ten years	15,379
Due after ten years	22,186
Mortgage-backed securities	38,016

$96,496

Sales of securities were as follows.

	2005	2004	2003
Proceeds	$15,263	$37,039	$27,866
Gross gains	1	—	53
Gross losses	(1)	(4)	(2)
At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. government and agencies thereof, in an amount greater than 10% of shareholders’ equity.
Securities with a carrying amount of $96,156 and $86,204 at year-end 2005 and 2004 were pledged to secure public deposits and other obligations.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 3 — LOANS
At December 31, 2005 and 2004, loans were comprised of the following:

	2005	2004
Commercial and industrial	$47,498	$49,184
Commercial real estate	202,649	175,796
Residential real estate and home equity	193,787	170,010
Real estate construction and land development	49,553	34,199
Consumer and credit card	58,653	53,156

	552,140	482,345
Add: Net deferred loan origination costs	905	960

Total loans receivable	$553,045	$483,305

Loans with a carrying amount of $14,115 at year-end 2005 were pledged to secure public deposits and other obligations.
Loans to principal officers, directors, and their related affiliates in 2005 in the normal course of business were as follows.

Beginning balance	$12,406
New loans	4,069
Repayments	(3,497)

Ending balance	$12,978

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES

	2005	2004	2003
Activity in the allowance for loan losses was as follows.
Beginning balance of year	$4,818	$4,331	$4,094
Provision for loan losses	2,000	1,696	1,418
Loans charged off	(1,457)	(1,385)	(1,345)
Recoveries	174	176	164

Balance at end of year	$5,535	$4,818	$4,331

	2005	2004	2003
Impaired loans were as follows at year-end.
Year-end loans with no allocated allowance for loan losses	$1,845	$—	$—
Year-end loans with allocated allowance for loan losses	2,185	601	1,813

Total	$4,030	$601	$1,813

Amount of the allowance for loan losses allocated	$1,060	$360	$580

	2005	2004	2003
Average of impaired loans during the year	$1,807	$709	$2,731
Interest income recognized during impairment	—	—	—
Cash basis interest income recognized	101	—	—

	2005	2004	2003
Allowance on impaired loans was as follows at year-end.
Beginning balance	$360	$580	$1,088
Provision related to impaired loans	940	535	158
Loans charge-offs (net of recoveries)	(240)	(756)	(665)

Ending balance	$1,060	$360	$580

The allowance for impaired loans is included in the Corporation’s overall allowance for credit losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (continued)

	2005	2004	2003
Nonperforming loans were as follows at year-end.

Loans past due over 90 days still accruing interest	$2,648	$1,544	$1,252
Nonaccrual loans	2,185	1,879	1,813

Total	$4,833	$3,423	$3,065

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $127, $128, and $163, for years ended December 31, 2005, 2004 and 2003, respectively.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2005	2004
Land	$1,266	$667
Buildings	8,403	8,427
Furniture and equipment	8,542	8,118

	18,211	17,212
Accumulated depreciation	(9,357)	(8,366)

	$8,854	$8,846

DCB has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2005, 2004 and 2003 amounted to $821, $914 and $834. At December 31, 2005, the total future minimum lease commitments under these leases are summarized as follows.

2006	$858
2007	788
2008	586
2009	524
2010	521
Thereafter	4,181

$7,458

NOTE 6 — INTEREST-BEARING DEPOSITS
Year-end interest-bearing deposits were as follows.

	2005	2004
Interest-bearing demand	$84,194	$105,635
Money market	132,025	86,248
Savings deposits	46,159	58,527
Time deposits
In denominations under $100,000	74,377	71,198
In denominations of $100,000 or more	98,174	67,818

	$434,929	$389,426

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of time deposits for the next five years were as follows:

2006	$127,203
2007	34,859
2008	4,868
2009	5,182
2010	439

$172,551

At December 31, 2005 and 2004 deposits received from officers, directors and their related affiliates totaled $2,405 and $2,005, respectively.
NOTE 7 — BORROWED FUNDS
Federal funds purchased and other short-term borrowings at December 31, 2005 were comprised of a demand note to the U.S. Treasury totaling $1,681 and federal funds purchased totaling $6,870 and $14.0 million of short-term borrowings from the Federal Reserve Board. At December 31, 2004, short-term borrowings were comprised of a demand note to the U.S. Treasury totaling $1,515 and federal funds purchased totaling $3,700.
Advances from the Federal Home Loan Bank (FHLB) at year-end were as follows.

Interest	Maturing year	2005	2004
rate range	ending December 31,	(Dollars in Thousands)
2.38%	2005	$ —	$25,775
2.76% - 4.33%	2006	11,985	3,000
3.84% - 4.84%	2007	14,000	—
3.01% - 3.98%	2008	2,964	4,107
3.01% - 3.98%	2009	5,585	—
2.59% - 5.72%	Thereafter	68,391	62,931

		$102,925	$95,813

Weighted average interest rate		4.08%	3.56%

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
As a member of the FHLB of Cincinnati, the Bank has the ability to obtain additional borrowings based on DCB Financial’s investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family, multi-family, farm real estate, commercial real estate loan portfolios, and all shares of FHLB stock totaling $172,352 and $3,327, respectively, at December 31, 2005 and $139,963 and $2,856, respectively, at December 31, 2004.
NOTE 7 — BORROWED FUNDS (Continued)
At year-end 2005, required annual principal payments on FHLB advances were as follows:

2006	$11,985
2007	14,000
2008	2,964
2009	5,585
2010	1,617
Thereafter	66,774

$102,925

NOTE 8 — RETIREMENT PLANS
The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested at all times and Corporation contributions are fully vested after three years. The 2005, 2004 and 2003 expense related to this plan were $139, $128 and $118.
The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $77 in 2005 and $90 in 2004. The total accrued liability under this plan was $307 and $366 at year end 2005 and 2004, respectively.
The Corporation has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Corporation as the beneficiary. While no direct connection exists between the deferred compensation plan and the life insurance contracts, it is management’s current intent that the earnings on the insurance contracts be used as a funding source for the plan.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 9 — INCOME TAXES
Income tax expense was as follows.

	2005	2004	2003
Current	$5,537	$3,053	$2,078
Deferred	(2,288)	(80)	209

	$3,249	$2,973	$2,287

The difference between financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows.

	2005	2004	2003
Income taxes computed at the statutory federal income tax rate	$3,674	$3,382	$2,487
Tax exempt income	(486)	(468)	(195)
Other	61	59	(5)

	$3,249	$2,973	$2,287

Effective tax rate	30.1%	29.9%	31.3%

Year-end deferred tax assets and liabilities were comprised of the following.

	2005	2004
Deferred tax assets
Allowance for loan losses	$1,882	$1,638
Deferred compensation	130	74
Unrealized losses on securities available for sale	296	—

	2,308	1,712

Deferred tax liabilities
FHLB stock dividends	(334)	(282)
Unrealized gains on securities available for sale	—	(121)
Deferred loan origination fees and costs	(97)	(102)
Leases	(234)	(935)
Depreciation	(304)	(1,208)
Mortgage servicing rights	(26)	(34)
Other	(4)	(10)

	(999)	(2,692)

Net deferred tax asset (liability)	$1,309	$(980)

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 10 — COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Some financial instruments such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs. These financing arrangements to provide credit typically have predetermined expiration dates, but can be withdrawn if certain conditions are not met. The commitments may expire without ever having been drawn on by the customer; therefore the total commitment amount does not necessarily represent future cash requirements. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used for loans, including obtaining various forms of collateral, such as real estate or securities at exercise of the commitment or letter of credit.
DCB grants retail, commercial and commercial real estate loans in central Ohio. DCB evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by DCB upon extension of credit, is based upon management’s credit evaluation of each customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.
The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

	2005		2004
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit	$8,552	$51,490	$4,978	$51,787
Unused lines of credit and letters of credit	—	73,887	—	57,792
Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 4.75% to 7.99% for 2005 and 4.75% to 7.00% in 2004. Maturities for these fixed rate commitments range from up to 1 to 30 years.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL
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
The Corporation and the Bank met the well-capitalized requirements, as previously defined, at December 31, 2005. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators in 2005 that would have changed the classification.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL (Continued)
Actual and required capital ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total capital to risk-weighted assets
Consolidated	$62,353	11.5%	$43,331	8.0%	$54,163	10.0%
Bank	60,422	11.2	43,237	8.0	54,046	10.0
Tier 1 (core) capital to risk weighted assets
Consolidated	56,818	10.5	21,665	4.0	32,498	6.0
Bank	39,887	7.4	21,618	4.0	32,427	6.0
Tier 1 (core) capital to average assets Consolidated	56,818	8.3	27,263	4.0	34,079	5.0
Bank	39,887	5.9	27,263	4.0	34,079	5.0

2004
Total capital to risk-weighted assets
Consolidated	$58,834	11.6%	$40,760	8.0%	$50,950	10.0%
Bank	55,563	10.9	40,727	8.0	50,909	10.0
Tier 1 (core) capital to risk weighted assets
Consolidated	54,016	10.6	20,380	4.0	30,570	6.0
Bank	35,745	7.0	20,364	4.0	30,545	6.0
Tier 1 (core) capital to average assets
Consolidated	54,016	8.8	24,690	4.0	30,863	5.0
Bank	35,745	5.8	24,690	4.0	30,863	5.0
Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above.
(continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$18,069	$18,069	$11,238	$11,238
Securities available for sale	96,580	96,580	96,123	96,123
Loans held for sale	1,640	1,640	1,122	1,122
Loans	553,045	552,973	483,305	480,637
FHLB stock	3,327	3,327	2,856	2,856

Financial liabilities
Noninterest-bearing deposits	$(68,977)	$(68,977)	$(65,148)	$(65,148)
Interest-bearing deposits	(434,929)	(437,234)	(389,426)	(391,490)
Federal funds purchased and other short-term borrowings	(25,610)	(25,610)	(5,215)	(5,215)
FHLB advances	(102,925)	(106,249)	(95,813)	(98,908)
The estimated fair value of cash and cash equivalents, loans held for sale, FHLB stock, noninterest bearing deposits, fed funds purchased and other short-term borrowings approximates the related carrying amounts. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 13 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of DCB Financial Corp was as follows.
CONDENSED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
Assets
Cash and cash equivalents	$41	$67
Investment in Bank	39,302	35,970
Subordinated note from Bank	16,902	16,152
Investment in unconsolidated affiliates	614	295
Other assets	1,746	1,972

Total assets	$58,605	$54,456

Liabilities
Other liabilities	$2,351	$195

Shareholders’ Equity	56,254	54,261

Total liabilities and shareholders’ equity	$58,605	$54,456

CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income Equity in earnings of Bank	$7,548	$5,411	$5,586
Gain on sale of ProCentury Corporation	—	2,638	—
Other	276	46	68

Total income	7,824	8,095	5,654

Operating expenses	268	323	625

Income before income taxes	7,556	7,772	5,029
Federal income tax expense	—	797	—

Net income	$7,556	$6,975	$5,029

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 14 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$7,556	$6,975	$5,029
Adjustments to reconcile net income to cash provided by operations:
(Undistributed earnings of) excess distributions from Bank	(808)	452	1,102
Net change in other assets and liabilities	(949)	(3,330)	4,885

Net cash from operating activities	5,799	4,097	11,016

Cash flows used in investing activities
Investment in unconsolidated affiliates	(319)	(100)	—
Issuance of subordinated note to Bank	(750)	(2,652)	(3,500)

Net cash used in investing activities	(1,069)	(2,752)	(3,500)

Cash flows from financing activities
Cash dividends paid	(1,866)	(1,848)	(1,540)
Purchase of treasury stock, net	(2,890)	—	(5,464)

Net cash from financing activities	(4,756)	(1,848)	(7,004)

Net change in cash and cash equivalents	(26)	(503)	512
Cash and cash equivalents at beginning of year	67	570	58

Cash and cash equivalents at end of year	$41	$67	$570

The Corporation sold its investment of 450,000 shares in ProCentury Corporation, a specialty property and casualty insurance holding company based in Westerville, Ohio, as a part of ProCentury’s initial public offering (IPO) in April 2004. DCB Financial Corp recognized a pre-tax gain of approximately $2.6 million on the sale. The Corporation retained a $359,000 investment in ProAlliance at December 31, 2005, a specialty line insurance company, which was spun-off from ProCentury in the IPO. The Corporation carries its investment in ProAlliance at cost. In addition to its investments in ProAlliance, the Corporation invested immaterial amounts in real estate developments during 2005.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 15 — CONCENTRATIONS
At December 31, 2005, approximately 19% of the Bank’s deposits were received from public institutions. These concentration pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2005 by the Corporation’s available lending and borrowing capacity.
NOTE 16 — DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2005, 2004, and 2003.

	2005	2004	2003
Bank premises rent	$482	$477	$463
Bank premises maintenance	415	380	304
Bank depreciation	279	286	221
Equipment lease	339	437	371
Equipment maintenance	—	—	361
Equipment depreciation	453	629	665
Software maintenance	507	498	532
Other	769	1,095	1,113

Total	$3,244	$3,802	$4,030

The following table details the composition of other operating expenses for the years ended December 31, 2005, 2004, and 2003.

	2005	2004	2003
ATM and debit cards	$342	$472	$420
Telephone	338	422	358
Other	1,323	1,574	1,487

Total	$2,003	$2,468	$2,265

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited)
The following tables summarizes the Corporation’s quarterly results for the years ended
December 31, 2005 and 2004.

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2005:
Total interest income	$10,055	$9,559	$8,846	$8,106
Total interest expense	4,231	3,700	3,152	2,667

Net interest income	$5,824	$5,859	$5,694	$5,439
Provision for losses on loans	465	545	520	470
Noninterest income	1,435	1,350	1,397	1,472
Noninterest expense	3,861	3,805	3,901	4,098

Income before income taxes	$2,933	$2,859	$2,670	$2,343
Federal income tax expense	878	877	786	708

Net income	$2,055	$1,982	$1,884	$1,635

Earnings per share:
Basic	$0.54	$0.51	$0.48	$0.41
Diluted	$0.54	$0.51	$0.48	$0.41
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2004:
Total interest income	$7,660	$7,071	$6,385	$6,697
Total interest expense	2,258	1,946	1,799	1,799

Net interest income	$5,402	$5,125	$4,586	$4,898
Provision for losses on loans	378	497	443	378
Noninterest income	1,267	1,316	3,874	1,161
Noninterest expense	4,007	3,828	4,328	3,822

Income before income taxes	$2,284	$2,116	$3,689	$1,859
Federal income tax expense	680	609	1,131	553

Net income	$1,604	$1,507	$2,558	$1,306

Earnings per share:
Basic	$0.41	$0.38	$0.65	$0.33
Diluted	$0.41	$0.38	$0.65	$0.33
(Continued)

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2005, and 2004, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DCB Financial Corp as of December 31, 2005, and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the effectiveness of DCB Financial Corp’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of DCB Financial Corp’s internal control over financial reporting and an unqualified opinion on the effectiveness of DCB Financial Corp’s internal control over financial reporting.
/s/ GRANT THORNTON, LLP
Grant Thornton, LLP
Cincinnati, Ohio
March 7, 2006

Report of Independent Registered Public Accounting Firm on Effectiveness of
Internal Control Over Financial Reporting
Board of Directors and Shareholders of DCB Financial Corp
          We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that DCB Financial Corp (DCB) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). DCB Financial Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of DCB’s internal control over financial reporting based on our audit.
          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
          A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.
          In our opinion, management’s assessment that DCB Financial Corp maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the control criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, DCB Financial Corp has maintained effective internal control over financial reporting as of December 31, 2005, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
          We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), DCB Financial Corp’s consolidated balance sheets as of December 31, 2005 and 2004, and the related statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2005, and our report dated March 7, 2006, expressed an unqualified opinion on those financial statements.
GRANT THORNTON LLP
Cincinnati, Ohio
March 7, 2006