Form 10-K, Exhibit 13
period 2007-12-31
DCB FINANCIAL CORP
filed 2008-03-17
CIK 1025877

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
The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 19 branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and wealth management services. The Bank also provides treasury management, bond registrar and payment agent services. Through its information systems department, the Bank provides data processing, disaster recovery, and check processing services to other financial institutions; however, such services are not a significant part of operations or revenue.
DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio. Real estate values have been stable, although during 2007 real estate values declined slightly in DCB’s market area. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities from loan or security sales.
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
Common Stock and Shareholder Matters
DCB had 3,717,385 common shares outstanding on February 20, 2008, held of record by approximately 1,500 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
High	$29.74	$26.00	$23.75	$24.75
Low	25.75	23.00	19.10	15.00
Dividends per share	0.14	0.15	0.15	0.16

	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006
High	$29.50	$31.75	$31.25	$30.25
Low	28.00	29.20	29.25	29.20
Dividends per share	0.13	0.14	0.14	0.14
Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2007 or 2006 that were not registered under the Securities Acts.
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

Selected consolidated financial condition data:	At December 31,
(In thousands)	2007	2006	2005	2004	2003
Total assets	$680,786	$684,004	$690,896	$611,685	$553,297
Cash and cash equivalents	32,068	15,894	18,069	11,238	20,349
Securities available for sale	89,009	88,071	96,580	96,123	108,547
Net loans	512,195	547,021	547,510	478,487	400,616
Deposits	510,874	524,094	503,906	454,574	442,352
Borrowed funds	110,082	95,512	128,535	101,028	54,312
Shareholders’ equity	57,068	61,399	56,254	54,261	49,689

Selected Operating Data	Year ended December 31,
(In thousands, except per share data)	2007	2006	2005	2004	2003
Interest and dividend income	$43,556	$44,407	$36,566	$27,813	$26,591
Interest expense	22,154	21,315	13,750	7,802	7,973

Net interest income	21,402	23,092	22,816	20,011	18,618
Provision for loan losses	10,159	1,808	2,000	1,696	1,418

Net interest income after provision for loan losses	11,243	21,284	20,816	18,315	17,200
Noninterest income	5,928	5,619	5,654	7,618	6,624
Noninterest expense	17,962	16,452	15,665	15,985	16,508

Income (loss) before income tax	(791)	10,451	10,805	9,948	7,316
Income tax expense (benefit)	(930)	3,098	3,249	2,973	2,287

Net income	$139	$7,353	$7,556	$6,975	$5,029

Per Share Data:
Basic earnings per share	$0.04	$1.93	$1.94	$1.77	$1.26

Diluted earnings per share	$0.04	$1.92	$1.94	$1.77	$1.26

Dividends declared per share	$0.60	$0.55	$0.48	$0.48	$0.39

	At or for the year ended December 31,
Selected Financial Ratios:	2007	2006	2005	2004	2003
Interest rate spread	2.90%	2.85%	3.37%	3.55%	3.48%
Net interest margin	3.36	3.48	3.66	3.72	3.75
Return on average equity	0.23	12.55	13.68	13.14	10.11
Return on average assets	0.02	1.05	1.15	1.13	0.91
Average equity to average assets	8.88	8.39	8.41	8.60	8.96
Dividend payout ratio	*	28.50	24.74	27.12	30.95
Allowance for loan losses as a percentage of loans past due over 90 days	63.34	64.05	114.53	140.75	151.18

*	Not meaningful.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share amounts)
Introduction
In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2007, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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
The procedures for assessing the adequacy of the allowance for loan losses reflect our evaluation of credit risk after careful consideration of all information available to us. In developing this assessment, we must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.
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
Overview of 2007
The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services. The Bank also provides treasury management, bond registrar and paying agent services.
The Corporation, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the Corporation’s market area have been under some pressures mainly attributable to market interest rate conditions, competition and a slow down in the economy. Real estate values, especially in the Bank’s core geographic area, had been stable but have declined slightly during 2007.
Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank’s construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. Construction loans also are generally made in amounts of 80% or less of the value of collateral.
•	The Corporation’s assets totaled $680,786 at December 31, 2007, compared to $684,004 at December 31, 2006, a decrease of $3,218, or 0.5%. The decrease in assets is primarily attributed to slower loan growth or a higher volume of loan pay offs.

•	Net income for 2007 totaled $139, a decrease of $7,214, or 98.1%, compared to net income for 2006 of $7,353. The decrease in net income was primarily due to deterioration in the Corporation’s Columbus real estate investment property loan portfolio coupled with the slowdown in the economy, pricing competition and a reduction in interest income due to non-accrual loans.

•	The provision for loan losses totaled $10,159 for the year ended December 31, 2007 compared to $1,808 in 2006. The increase in the provision was primarily due to deterioration in the Corporation’s Columbus real estate investment property portfolio coupled with the effects of a slowdown in the economy in DCB’s market area. The majority of nonperforming loans were those in the investment real estate sector that were not generating sufficient cash flow to service the debt. The Bank realized significant losses centered in this portfolio during the fourth quarter of 2007, recording loan charge-off’s of $4.7 million and an addition to the allowance for loan losses of $7.4 million. Net charge-offs for the year ended December 31, 2007 were $7,302, compared to $1,902 for the same period in 2006.

•	With the flattening of the yield curve during the year, the Corporation’s net interest margin decreased from the preceding year. Net interest income decreased to $21,402 for 2007 compared to $23,092 for 2006. The $1,690 decrease was mainly attributed to a decline in loan balances due to competitive pricing pressures and credit issues attributed to the slower economic environment, coupled with the additions of non-accrual loans.

•	The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U.S. Treasury, U. S. Government Agency and State and political subdivision issues which comprise a significant portion of the Bank’s investment portfolio. The Bank is competitive with interest rates and loan fees that it charges, in pricing and variety of accounts it offers to the depositor. The Corporation confirms this by completing regular rate shops and comparisons versus competing financial services companies. The dominant pricing mechanism on loans is the prime interest rate as published in the Wall Street Journal, on a fixed rate plus spread over funding costs. The interest spread depends on the overall account relationship and the creditworthiness of the borrower.

•	Deposit rates are reviewed weekly by management and are generally discussed by the Asset/Liability Committee on a monthly basis. The Bank’s primary objective in setting deposit rates is to remain competitive in the market area, develop funding opportunities while earning an adequate interest rate margin.

•	The Bank’s wealth management department continues to grow in revenue as the Corporation is able to add additional new products in order to expand its current client base and diversify its services wealth management provides.

•	During 2007, the Bank opened three of its five new office locations throughout the Bank’s geographical market area. These new offices offer a chance to improve current locations and fill gaps in our market. For the most part, these branches were developed with a smaller footprint and more efficient design as The Bank continues to respond to the ever-changing customer needs.
Analysis of Financial Condition
The Corporation’s assets totaled $680,786 at December 31, 2007, compared to $684,004 at December 31, 2006, a decrease of $3,218, or 0.5%. Loans declined on a year to year comparison, while securities were slightly up from year to year.
Cash and cash equivalents increased $16,174, from December 31, 2006 to December 31, 2007. The increase in cash and cash equivalents is mainly due to an increase in overnight funds. Total securities increased $938, or 1.1%, from $88,071 at December 31, 2006 to $89,009 at December 31, 2007. Total securities, including FHLB securities increased to $92,679 at year-end 2007, compared to $91,675 at year-end 2006. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”) and Federal National Mortgage Association (“FNMA”) participation certificates and collateralized mortgage obligations (“CMOs”). The mortgage-backed securities portfolio, totaling $32,773 at year-end 2007, provides DCB with a continuing cash flow stream from principal repayments, which is utilized to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to redeploy funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.
Total loans decreased $31,970, or 5.8%, from $552,463 at December 31, 2006 to $520,493 at December 31, 2007. While business loan and commercial real estate activity remains good within the local market, the Bank has experienced a decline in loan balances due to unscheduled payoffs in the commercial portfolio because of intense competitive pricing and a significant reduction in investment property and indirect auto lending activities. Retail loan balances including direct, credit card and home equity loans also declined. Though slowing, the Bank continues to capture a large percentage of the economic development activity within its geographic region. The geographic area in which the Bank operates continues to experience a slow down in commercial and residential real estate activity. Generally, other loan categories in which the Bank participates remained relatively stable or experienced decreases in loans outstanding.
Total deposits decreased $13,220, or 2.5%, from $524,094 at December 31, 2006 to $510,874 at December 31, 2007. Reflecting the continued shift from low cost to higher rate deposits and intense competitive pricing, non-interest bearing deposit accounts declined $17,316 from December 31, 2006 to December 31, 2007, while interest-bearing deposits increased $4,096 during the same time period. The new CDARS program introduced last year has grown to $58,035 in deposits at December 31, 2007. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities.
Total long term FHLB debt decreased $250 from $93,736 at December 31, 2006 to $93,486 at December 31, 2007. Continued reliance on outside funding rather than lower cost deposits could increase the Corporation’s overall cost of funds. Total borrowings increased $14,570, or 15.3%, from $95,512 at December 31, 2006 to $110,082 at December 31, 2007.
The Corporation utilizes a variety of alternative deposit funding sources to overcome the competitive challenges experienced within its primary market. Utilizing brokered certificates of deposit and money market sweeps, the Corporation is able to provide additional funding for the loan portfolio. In addition, the Corporation has used other borrowings, generally from the FHLB, to fund its loan originations. Continued reliance on outside funding rather than lower cost deposits could increase the Corporation’s overall cost of funds.
Interest-bearing demand and money market deposits decreased from 55.3% of total interest-bearing deposits at year-end 2006 to 53.6% of total interest-bearing deposits at year-end 2007, as DCB experienced a $5,903, or 2.4%, decrease in volume of such accounts. The decrease in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other investment alternatives to liquid savings products, such as the creation of new products for the Bank’s public fund customers. DCB experienced a decrease of $6,264 in savings deposits while such accounts decreased from 7.6% of total interest-bearing deposits at December 31, 2006 to 6.2% of total interest-bearing deposits at year-end 2007. Time deposits increased $15,963, or 9.5%, comprising 40.3% of total interest-bearing deposits at year-end 2007 compared to 37.1% at year-end 2006.
Borrowed funds totaled $110,082 at year-end 2007 compared to $95,512 at year-end 2006. The increase was mainly due to the other short-term borrowings the Corporation utilized. Typically, the Company has utilized a matched funding methodology for its long-term borrowing. This was done by matching the rates, terms and expected cash flows of its loans to the various products offered by the FHLB. This matching principle was used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed rate loans. The Corporation utilizes a number of additional borrowing alternatives of which provide additional balances that are available for the Corporation to use. As of December 31, 2007 additional, unused borrowings available to the Corporation through its various wholesale funding avenues with other bank credit facilities totaled $47,422.
Shareholders’ equity decreased by $4,331, or 7.1%, during 2007, primarily due to net repurchases of 97,579 shares totaling $2,648, and dividends paid of $2,256 somewhat offset by a $434 after-tax increase in the fair value of securities designated as available for sale and period earnings of $139.

Comparison of Results of Operations for the Years Ended December 31, 2007 and December 31, 2006
Net Income. Net income for 2007 totaled $139, a decrease of $7,214 or 98.1% compared to net income for 2006 of $7,353. Diluted earnings per share totaled $.04 for 2007 and $1.92 for 2006. Return on average assets was 0.02% for 2007 and 1.05% for 2006, while return on average equity was 0.23% and 12.55% over the same two years. The decrease in net income was primarily due to deterioration in the Corporation’s Columbus real estate investment property loan portfolio coupled with the slowdown in the economy, pricing competition and a reduction in interest income due to non-accrual loans. Credit costs related to the Corporation’s investment property portfolio caused a significant increase in the provision for loan losses. The opening of three additional branch locations increased expenses due to added staffing and facility costs.
Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.
Net interest income was $21,402 for 2007 compared to $23,092 for 2006. The $1,690, or 7.3%, decrease was mainly attributed to a decrease in loan balances due to an exit from the indirect lending program, higher rate driven loan payoffs and slower economic activity, coupled with the additions of non-accrual loans. Strong pricing competition and lack of loan growth has continued to pressure the net interest margin. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products, but was able to reduce funding costs by reducing its balances of brokered CDs. Increased funding costs may further negatively impact the net interest margin in future periods if the current competitive environment remains in effect.
As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.48% in 2006 to 3.36% in 2007. Additionally, because of the increased competition in the Bank’s marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively affect the Corporation’s net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.
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
DCB’s provision is determined based upon management’s estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $10,159 in 2007, compared to $1,808 in 2006. The increase in the provision was primarily due to deterioration in the Bank’s Columbus real estate investment property portfolio coupled with the slowdown in the economy. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Non-accrual loans at December 31, 2007 were $10,360 compared to $5,189 at December 31, 2006. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Net charge-offs for the year ended December 31, 2007 were $7,303, compared to $1,901 for 2006. Net charge-offs to average loans for the year ending December 31, 2007 were 1.36% compared to 0.34% for the same period in 2006. The Corporation announced in December 2007 that it would record a significant loan loss provision and loan charge-off’s for the fourth quarter 2007, primarily due to recognition of deterioration in its Columbus real estate investment property portfolio. The additional loan loss provision and charge-off’s of loans is a result of collateral value deterioration and defaults in the Bank’s investment property real estate loan portfolio in Columbus.
Delinquent loans over thirty days from period to period increased to 3.31% at December 31, 2007 from 2.96% at December 31, 2006. Management will continue to monitor the credit quality of the lending portfolio and may recognize additional provisions in the future, if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio. The balance of the allowance for loan losses was $8,298, or 1.59% of total loans at December 31, 2007, compared to $5,442, or 0.99% of total loans at December 31, 2006.
To assist in identifying potential loan losses, management maintains a methodology for establishing appropriate loan loss values. A Board-approved policy directs management to “develop and maintain an appropriate, systematic, and consistently applied process to determine the amounts of the Allowance for Loan Losses.” The methodology that management adopted involves identifying both specific and non-specific components. The specific allowance allocation is determined from information provided through the Bank’s watch list, loan review function and loan grade status applied to specific credits. The allocated allowance is developed by utilizing historical net loss components for each identified segment of the loan portfolio. Additionally, current economic condition factors are used to adjust the historical net loss components. Management performs analysis of the loan portfolio on a monthly basis, and evaluates economic conditions as they relate to potential credit risk within its portfolios on a quarterly basis.
Noninterest Income. Total noninterest income increased $309, or 5.5% to $5,928 in 2007 compared to $5,619 in 2006. New revenue sources to enhance noninterest income continue to be actively pursued. The change in noninterest income revenues from period to period is mainly attributed to an increase in trust revenue, increases in bank owned life insurance revenue and an increase in data processing services, offset by an increase in losses on sales of real estate acquired through foreclosure. The increases in revenue components are generally attributed to a higher number of accounts and customers served by the Corporation.
Noninterest Expense. Total noninterest expense increased $1,510, or 9.2%, for the year ended December 31, 2007, compared to 2006. The increase was attributable to increases in salary and employee benefits expenses, occupancy expenses and other administrative expenses, primarily the result of the Corporation’s branch expansion. The branch expansion program remains critical to the Corporation’s long term success in our growing market. The increase in salary and benefits expense is mainly associated with the addition of revenue generating staff and retail branch staff and to the addition of compliance and credit personnel to continue developing the infrastructure to support future growth. The increase in advertising expenses is primarily related to the Corporation’s promotions, while the increase in professional expenses is mainly attributable to services related to the Corporation’s planned branch expansion roll outs and related staffing and consulting expenses. In addition, the increases in compensation and employee benefits were planned increases related to normal merit increases and staffing associated with the Corporation’s continuing growth in retail operations. With its broad line of products and services, the Corporation expects to continue to manage and be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with new operations.
Income Taxes. The Corporation recorded a tax credit totaling $930 for the year ended December 31, 2007, compared to tax expense of $3,098 in 2006. The change in income tax expense (benefit) is primarily attributable to the 2007 reduction in pre-tax income and the nontaxable interest income and revenue from bank-owned life insurance policies. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes.
Comparison of Results of Operations for the Years Ended December 31, 2006 and December 31, 2005
Net Income. Net income for 2006 totaled $7,353, a decrease of $203, or 2.7%, compared to net income for 2005 of $7,556. Diluted earnings per share totaled $1.92 for 2006 and $1.94 for 2005. Return on average assets was 1.05% and 1.15% for 2006 and 2005, while return on average equity was 12.55% and 13.68% over the same two years. The decrease in net income was related principally to slower growth in earning assets, run-off and margin pressures due to credit and pricing competition, higher borrowings and deposit costs associated with the current interest rate environment, and higher delinquencies and credit losses.
Net Interest Income. Net interest income was $21,284 for 2006 compared to $20,816 for 2005. The $468 increase was mainly attributed to the increase in interest earning assets during the year ended December 31, 2006. However, the Company’s net interest margin continued to experience some pressure as much of the loan originations have been funded with borrowings and higher cost deposits. The Company also experienced slower growth in loan balances, competitive pricing pressures and credit issues attributed to the current interest rate environment. To attract the additional deposits needed to fund loans the Company continued to utilize products such as time deposits, brokered deposits and money market accounts, which generally carry higher costs compared to checking and savings products.
As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.66% in 2005 to 3.48% in 2006. Additionally, because of the increased competition in the Bank’s marketplace, management recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively affect the Corporation’s net interest margin.
Provision and Allowance for Loan Losses. The provision for loan losses totaled $1,808 in 2006, compared to $2,000 in 2005. Net charge-offs for 2006 were $1,901, which represented 0.34% of average loans, compared to net charge-offs of $1,283, or 0.24% of average loans in 2005.
The allowance for loan losses decreased by $93 to $5,442 at year-end 2006 from $5,535 at year-end 2005. As a percent of gross loans, the allowance was largely proportional to loans at 0.99% and 1.00% at year-end 2006 and 2005 respectively. However the allocation of the allowance was more heavily weighted toward commercial and commercial real estate at December 31, 2006, as compared to 2005. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The percentage of charge-offs during 2006 was mainly attributed to the economic conditions that affected the commercial loan and indirect portfolios in the current year. Non-accrual loans at December 31, 2006 were $5,189 compared to $2,185 at December 31, 2005. The increase in non-accrual loans was mainly attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days from period to period increased to 2.96% at December 31, 2006 from 1.31% at December 31, 2005, and again were mainly attributed to the real estate investment portfolio. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. The Corporation’s provision for loan losses for 2006 was heavily influenced by the slower portfolio growth as well as an increase in the provision related to commercial real estate loans.
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
Noninterest Income. Total noninterest income decreased $35, or 0.6% to $5,619 in 2006 compared to $5,654 in 2005. The change in noninterest income revenues from period to period was mainly attributed to a decline on gains on residential mortgage loans sold within the secondary market and a decline in other noninterest income, mainly as a result of receiving the final proceeds from the sale of the Corporation’s investment in ProCentury Corporation during 2005. The Corporation experienced increases in account service charges, trust, treasury management revenue and bank owned life insurance revenue. These increases were generally attributed to a higher number of accounts and customers served by the Corporation. Data processing services and transactional volume from the Bank’s retail products also remained slightly higher than the previous year’s levels.
Noninterest Expense. Total noninterest expense increased $787, or 5.0%, for the year ended December 31, 2006, compared to the same period in 2005. The increase was primarily due to increases in salary and employee benefits expenses, increase in professional services, advertising expenses and other operating expenses. The increase in salary and benefits expense was mainly associated with the addition of revenue generating staff in the lending and wealth management divisions, and to the addition of compliance and credit personnel to continue developing the infrastructure to support future growth. Occupancy expenses decreased mainly due to certain capitalized assets becoming fully depreciated. The aforementioned decrease in noninterest expenses for the year ended December 31, 2006, was then offset by an increase in advertising expenses related to the Corporation’s promotions, increase in professional expenses mainly attributable to services related to the Corporation’s planned branch expansion roll outs and related staffing and consulting expenses, and salaries and benefits due to commission and bonus expenses incurred and the addition of staff. The increases in compensation and employee benefits were planned increases related to normal merit increases and staffing associated with the Corporation’s continuing growth in retail operations. With its broad line of products and services, the Corporation expects to continue to manage and be able to meet the needs of the market and obtain the business needed to sustain the additional overhead expenses associated with new operations.
Income Taxes. The change in income tax expense was primarily attributable to the increase in tax exempt earnings offset by the 2006 reduction in pre-tax income. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes. The provision for income taxes totaled $3,098 in 2006 and $3,249 in 2005 resulting in effective tax rates of 29.6% and 30.1%.

	Year ended December 31,
	2007			2006			2005
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Federal funds sold	$4,604	$298	6.47%	$4,499	$177	3.93%	$238	$13	5.59%
Taxable securities	68,588	3,585	5.23	67,384	3,447	5.12	73,932	3,091	4.18
Tax-exempt securities (1)	24,705	892	3.61	29,272	942	3.22	23,861	800	3.35
Loans (2)	538,608	38,781	7.20	561,881	39,841	7.09	525,233	32,662	6.22

Total interest-earning assets	636,505	43,556	6.84	663,036	44,407	6.70	623,264	36,566	5.87
Noninterest-earning assets	44,612			34,927			33,609

Total assets	$681,117			$697,963			$656,873

Interest-bearing liabilities:
Demand and money market deposits	$259,051	$9,618	3.71%	$254,134	$9,749	3.84%	$195,959	$4,267	2.18%
Savings deposits	31,343	151	0.48	39,480	193	0.49	54,920	271	0.49
Certificates of deposit	173,377	8,323	4.80	163,302	7,239	4.43	173,216	5,128	2.96

Total deposits	463,771	18,092	3.90	456,916	17,181	3.76	424,095	9,666	2.28
Borrowed funds	98,459	4,062	4.13	97,224	4,134	4.25	125,013	4,084	3.27

Total interest-bearing liabilities	562,230	22,154	3.94	554,140	21,315	3.85	549,108	13,750	2.50

Noninterest-bearing liabilities	58,379			85,237			52,519

Total liabilities	620,609			639,377			601,627

Shareholders’ equity	60,508			58,586			55,246

Total liabilities and shareholders’ equity	$681,117			$697,963			$656,873

Net interest income; interest rate spread		$21,402	2.90%		$23,092	2.85%		$22,816	3.37%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.36%			3.48%			3.66%

Average interest-earning assets to average interest-bearing liabilities			113.21%			119.65%			113.50%

(1)	Interest on tax-exempt securities is reported on a historical basis without tax–equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,352 in 2007, $1,335 in 2006, and $1,222 in 2005.

(2)	Includes nonaccrual loans.

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

	Year ended December 31,
	2007 vs. 2006			2006 vs. 2005
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income attributable to:
Federal funds sold	$5	$116	$121	$239	$(74)	$165
Taxable securities	62	76	138	(275)	631	356
Tax-exempt securities	(147)	97	(50)	182	(40)	142
Loans	(1,650)	590	(1,060)	2,278	4,900	7,178

Total interest income	(1,730)	879	(851)	2,424	5,417	7,841

Interest expense attributable to:
Demand and money market deposits	189	(320)	(131)	1,266	4,216	5,482
Savings deposits	(40)	(2)	(42)	(76)	(2)	(78)
Certificates of deposit	447	637	1,084	(293)	2,404	2,111
Borrowed funds	52	(124)	(72)	(908)	958	50

Total interest expense	648	191	839	(11)	7,576	7,565

Increase (decrease) in net interest income	$(2,378)	$688	$(1,690)	$2,435	$(2,159)	$276

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

Since income of the Bank is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities, the ALCO Committee places great importance on monitoring and controlling interest rate risk. The measurement and analysis of the exposure of DCB’s primary operating subsidiary, the Bank, to changes in the interest rate environment are referred to as asset/liability modeling. One method used to analyze DCB’s sensitivity to changes in interest rates is the “net portfolio value” (“NPV”) methodology.
NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel and sustained shifts of +/-100 to +/-300 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2007 and December 31, 2006, as measured by changes in NPV for instantaneous and sustained parallel shifts of +100 to -300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which the Corporation operates.
As illustrated in the tables, the institution’s balance sheet NPV is moderately sensitive to a 100 basis point rise in rising rates as it is to a 100 basis point decline in rates. From an overall perspective, such difference in sensitivity occurs principally because of the relatively short term structure of the liability side of the balance sheet. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to daily or weekly time frames for liability. This risk was offset somewhat by management’s use of matched funding principles for longer term loans, and the use of other interest rate management techniques. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturities, increasing the risk that the institution may hold below market rate loans in a rising rate environment.
The following table depicts the ALCO’s four most likely interest rate scenarios and their affect on NPV. At year-end 2007, management expects the interest rate cycle to remain flat or experience a slight down trend. The analysis presented in the table indicates that the Bank’s balance sheet is relatively neutral in either a 100 basis point rising or declining rate environment. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate decline in NPV. The Corporation has operated within the ALCO’s interest rate risk limits over the last three years.

Change in	December 31, 2007			December 31, 2006
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	In NPV	In NPV	Ratio	In NPV	In NPV	Ratio
+100	$(640)	(1)%	12.3%	$(2,145)	(3)%	11.8%
Base	—	—		—	—	—
-100	(1,715)	(2)	11.8	(324)	(1)	11.7
-200	(9,291)	(11)	10.7	(4,855)	(6)	10.9
-300	(20,145)	(24)	9.1	(14,531)	(18)	9.5

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
Liquidity
Liquidity is the ability of DCB to fund customers’ needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow exists to meet all financial commitments and to capitalize on business expansion opportunities. This ability depends on the institution’s financial strength, asset quality and types of deposit and investment instruments offered by the Bank to its customers. DCB’s principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Bank also has the ability to obtain funding from other sources including the FHLB, Federal Reserve, and through its correspondent bank relationships. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. DCB maintains investments in liquid assets based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.
Cash and cash equivalents increased $16,174, or 101.8%, to $32,068 at year-end 2007 from $15,894 at year-end 2006. Cash and cash equivalents at year-end 2007 represented 4.7% of total assets compared to 2.3% of total assets at year-end 2006. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should it need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. The Bank also has the ability to issue term brokered certificate of deposits in the secondary market to provide additional funding outside of its normal geographical boundaries.
In addition to funding maturing deposits and other deposit liabilities, DCB also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. Further, management believes the DCB’s liquidity position is strong based on its stable level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.
As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected the DCB’s level of cash and cash equivalents, cash flows and liquidity during 2007 were securities purchases of $22,711; the net decrease in loans of $24,816; the net decrease in deposits of $13,990; and the receipt of proceeds from maturities and repayments of securities of $21,040.

Capital Resources
As previously stated, total shareholders’ equity decreased $4,331, mainly attributed to stock repurchases of $2,653 and by cash dividends paid of $2,256.
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
DCB and its subsidiaries meet all regulatory capital requirements. DCB’s consolidated ratio of total capital to risk-weighted assets was 11.9% at year-end 2007, while the Tier 1 risk-based consolidated capital ratio was 10.6%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 8.5% at year-end 2007 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%.
The following table sets forth the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2007.

	Payment due by year
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
FHLB advances	$93,486	$10,246	$16,602	$53,771	$12,867
Federal funds purchased and other short-term borrowings	16,596	16,596	—	—	—
Operating lease obligations	6,204	826	1,122	1,119	3,137
Loan and line of credit commitments	106,657	106,657	—	—	—
Total contractual obligations	$229,943	$134,325	$17,724	$54,890	$16,004

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(Dollars in thousands, except share amounts)

	2007	2006
ASSETS
Cash and due from financial institutions	$15,588	$12,910
Federal funds sold	16,480	2,984

Cash and cash equivalents	32,068	15,894
Securities available for sale, at fair value	89,009	88,071
Loans held for sale, at lower of cost or market	1,078	1,455
Loans	520,493	552,463
Less allowance for loan losses	(8,298)	(5,442)

Net loans	512,195	547,021
Real estate owned	1,406	—
Investment in FHLB stock	3,670	3,604
Premises and equipment, net	14,178	9,468
Investment in unconsolidated affiliates	1,270	968
Bank-owned life insurance	14,963	9,396
Accrued interest receivable and other assets	10,949	8,127

Total assets	$680,786	$684,004

LIABILITIES
Deposits
Noninterest-bearing	$53,112	$70,428
Interest-bearing	457,762	453,666

Total deposits	510,874	524,094
Federal funds purchased and other short-term borrowings	16,596	1,776
Federal Home Loan Bank advances	93,486	93,736
Accrued interest payable and other liabilities	2,762	2,999

Total liabilities	623,718	622,605

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,750 issued	3,780	3,780
Retained earnings	66,690	68,807
Treasury stock, at cost, 556,365 and 458,786 shares at December 31, 2007 and 2006, respectively	(13,489)	(10,841)

Accumulated other comprehensive income (loss)	87	(347)

Total shareholders’ equity	57,068	61,399

Total liabilities and shareholders’ equity	$680,786	$684,004

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 2007, 2006 and 2005
(Dollars in thousands, except per share amounts)

	2007	2006	2005
Interest and dividend income
Loans	$38,781	$39,841	$32,662
Taxable securities	3,585	3,447	3,091
Tax-exempt securities	892	942	800
Federal funds sold and other	298	177	13

Total interest income	43,556	44,407	36,566

Interest expense
Deposits	18,092	17,181	9,666
Borrowings	4,062	4,134	4,084

Total interest expense	22,154	21,315	13,750

Net interest income	21,402	23,092	22,816

Provision for loan losses	10,159	1,808	2,000

Net interest income after provision for loan losses	11,243	21,284	20,816

Noninterest income
Service charges on deposit accounts	2,656	2,660	2,592
Trust department income	876	738	668
Loss on sale of assets	(228)	(7)	(35)
Gain on sale of loans	344	350	407
Gain on sale of investment securities	33	—	—
Treasury management fees	551	562	469
Data processing servicing fees	408	336	310
Earnings on bank owned life insurance	567	498	441
Other	721	482	802

Total noninterest income	5,928	5,619	5,654

Noninterest expense
Salaries and other employee benefits	9,643	9,043	8,541
Occupancy and equipment	3,663	3,225	3,244
Professional services	475	455	417
Advertising	427	401	394
Postage, freight and courier	286	317	361
Supplies	290	249	247
State franchise taxes	463	548	458
Other	2,715	2,214	2,003

Total noninterest expense	17,962	16,452	15,665

Income (loss) before income taxes (credit)	(791)	10,451	10,805

Income tax expense (credit)	(930)	3,098	3,249

Net income	$139	$7,353	$7,556

Basic earnings per common share	$0.04	$1.93	$1.94

Diluted earnings per common share	$0.04	$1.92	$1.94

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Year ended December 31, 2007, 2006, and 2005
(In Thousands)

	2007	2006	2005
Net income	$139	$7,353	$7,556

Unrealized gains (losses) on securities available for sale, net of related (taxes) benefits of $(235), $(116) and $416 in 2007, 2006 and 2005	456	225	(807)
Reclassification adjustment for realized gains, net of taxes $11	(22)	—	—

Comprehensive income	$573	$7,578	$6,749

Accumulated other comprehensive income (loss)	$87	$(347)	$(572)

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Year ended December 31, 2007, 2006 and 2005
(Dollars in thousands, except per share amounts)

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Earnings	Stock	Income (Loss)	Equity
Balance at January 1, 2005	$3,780	$57,862	$(7,616)	$235	$54,261

Net income	—	7,556	—	—	7,556
Unrealized losses on securities designated as available for sale, net of tax benefits	—	—	—	(807)	(807)
Purchase of treasury stock- 108,672 shares at cost	—	—	(2,890)	—	(2,890)
Dividends ($0.48 per share)	—	(1,866)	—	—	(1,866)

Balance at December 31, 2005	3,780	63,552	(10,506)	(572)	56,254

Net income	—	7,353	—	—	7,353
Unrealized gains on securities designated as available for sale, net of tax effects	—	—	—	225	225
Purchase of treasury stock- 11,684 shares at cost	—	—	(341)	—	(341)
Issuance of 550 shares of treasury stock	—	—	6	—	6
Dividends ($0.55 per share)	—	(2,098)	—	—	(2,098)

Balance at December 31, 2006	3,780	68,807	(10,841)	(347)	61,399

Net income	—	139	—	—	139
Unrealized gains on securities designated as available for sale, net of tax effects	—	—	—	434	434
Purchase of treasury stock- 97,737 shares at cost	—	—	(2,653)	—	(2,653)
Issuance of 158 shares of treasury stock			5		5
Dividends ($0.60 per share)	—	(2,256)	—	—	(2,256)

Balance at December 31, 2007	$3,780	$66,690	$(13,489)	$87	$57,068

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2007, 2006 and 2005
(Dollars in thousands)

	2007	2006	2005
Cash flows from operating activities
Net income	$139	$7,353	$7,556
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,180	966	1,049
Provision for loan losses	10,159	1,808	2,000
Deferred income taxes	(1,051)	(12)	(2,288)
Gain on sale of security	(33)	—	—
Gain on sale of loans	(344)	(350)	(407)
Loss on sale of assets	228	7	35
Premium amortization on securities, net	270	530	868
FHLB stock dividends	(66)	(210)	(153)
Net change in loans held for sale	377	185	(518)
Earnings on bank owned life insurance	(567)	(498)	(441)
Net changes in other assets and other liabilities	(2,232)	(2,342)	144

Net cash provided by operating activities	8,060	7,437	7,845

Cash flows used in investing activities
Securities available for sale
Purchases	(22,711)	(13,932)	(32,413)
Maturities, principal payments, and calls	22,194	22,183	31,343
Purchase of Federal Home Loan Bank stock	—	(71)	—
Net change in loans	22,632	(976)	(70,651)
Premises and equipment expenditures	(5,890)	(1,580)	(1,057)
Purchase of bank-owned life insurance policies	(5,000)	—	—
Proceeds from sale of real estate owned	745	386	—
Investment in unconsolidated affiliates	(302)	(354)	(319)

Net cash provided by (used in) investing activities	11,668	5,656	(73,097)

Cash flows provided by (used in) financing activities
Net change in deposits	(13,220)	20,189	49,332
Net change in federal funds purchased and other short-term borrowings	14,820	(23,835)	20,395
Proceeds from Federal Home Loan Bank advances	26,500	29,000	171,261
Repayment of Federal Home Loan Bank advances	(26,750)	(38,189)	(164,149)
Purchase of treasury stock	(2,653)	(341)	(2,890)
Issuance of treasury stock	5	6	—
Cash dividends paid	(2,256)	(2,098)	(1,866)

Net cash provided by (used in) financing activities	(3,554)	(15,268)	72,083

Net change in cash and cash equivalents	16,174	(2,175)	6,831
Cash and cash equivalents at beginning of year	15,894	18,069	11,238

Cash and cash equivalents at end of year	$32,068	$15,894	$18,069

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2007, 2006 and 2005
(Dollars in thousands)

	2007	2006	2005
Supplemental cash flow information
Interest paid	$22,160	$20,841	$12,097

Income taxes paid	$1,850	$4,214	$2,950

Supplemental non cash disclosures
Unrealized gain (losses) on securities designated as available for sale, net of related tax effects	$456	$225	$(807)

Transfers from loans to real estate owned	$2,379	$—	$386

Loans originated upon sale of real estate owned	$384	$—	$—

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly-owned subsidiaries, The Delaware County Bank and Trust Company (Bank), DCB Title Services, LLC and DataTasx LLC (collectively referred to hereinafter as the Corporation). All intercompany transactions and balances have been eliminated in the consolidated financial statements.
Nature of Operations: The Corporation provides financial services through its 19 banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank also operates a trust department, engages in mortgage banking operations, and supplies data processing and business recovery services to other financial institutions.
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
Cash Flows: Cash and cash equivalents include cash on hand, federal funds sold and deposits with other financial institutions with original maturities of less than ninety days. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.
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
December 31, 2007, 2006 and 2005
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
Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 47% of loans at year end 2007. Loans for commercial purposes comprise 8% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 39% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 6% of total loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2007, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives, estimated to be 7 to 39 years for buildings and improvements and lease hold improvements and five years for furniture, fixtures, and equipment, using the straight line method. An accelerated depreciation method is used for tax purposes. Premises and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.
Foreclosed Assets: Assets acquired through foreclosure are initially recorded at the lower of cost or fair value less selling costs when acquired. If fair value declines below the recorded amount, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed as incurred.
Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $46 and $57 at December 31, 2007 and 2006.
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the lower of its cash surrender value or its net redemption value.
Investment in unconsolidated affiliates: Unconsolidated affiliates consist of the Corporation’s common stock investments in an insurance services firm and a mezzanine financing fund. The Corporation carries its less than 10% investment in the mezzanine financing fund affiliate at cost. The investment in the insurance services firm is carried using the equity method given significant influence attained via a controlling interest on the Board of Directors of the entity.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted- average number of common shares outstanding during the period. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock options.
The computation of earnings per share is based upon the following weighted-average shares outstanding for the years ended December 31:

	2007	2006	2005
Weighted-average common shares outstanding (basic)	3,743,157	3,816,322	3,890,717

Dilutive effect of assumed exercise of stock options	2,927	17,787	2,994

Weighted-average common shares outstanding (diluted)	3,746,084	3,834,109	3,893,711

Options to purchase 72,616 shares of common stock with a weighted-average exercise price of $27.38 were outstanding as of December 31, 2007, but were excluded from the computation of common share equivalents for the year then ended because the exercise price was greater than the average stock price.
Options to purchase 26,914 shares of common stock with a weighted-average exercise price of $30.70 were outstanding as of December 31, 2006, but were excluded from the computation of common share equivalents for the year then ended because the exercise price was greater than the average stock price. There were no option shares excluded from the diluted weighted-average common shares calculation in 2005.
Stock option plan
The Corporation’s shareholders approved an employee share option plan (the “Plan”) in May 2004. This plan grants certain employees the right to purchase shares at a predetermined price. The plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years. For the year ended December 31, 2007, 44,214 shares were granted to employees, at a weighted-average exercise price of $23.43. Approximately 21,553 shares were exercisable at December 31, 2007. At December 31, 2007 there were 191,363 shares available for grant under this plan.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that cost related to the fair value of all equity-based awards to employees, including grants of employee stock options, be recognized in the financial statements.
The Corporation adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method, as permitted, and therefore has not restated its financial statements for prior periods. Under this method, the Corporation has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Corporation has recognized compensation cost for the portion of unvested equity-based awards for which the requisite service period had not been rendered as of January 1, 2006. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. The Company recorded $83 in compensation cost for equity-based awards that vested during the year ended December 31, 2007, compared to $67 in compensation cost for equity-based awards during 2006. The Corporation has $409 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2007, which is expected to be recognized over a weighted-average period of 4 years.
Prior to the adoption of SFAS No. 123(R), had any stock options been exercised, the Corporation would have presented tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative compensation cost (“excess tax benefits”) be classified as financing cash flows. The Corporation had received no tax benefits from option exercises for the years ended December 31, 2007 or 2006. There were no options exercised during the year ended December 31, 2005.
The Corporation accounted for its equity-based compensation awards prior to the adoption of SFAS No. 123(R) by applying APB Opinion No. 25 and related Interpretations, as permitted by SFAS No. 123. Accordingly, the Corporation did not recognize any compensation cost in its financial statements. Had compensation cost been recognized in accordance with the fair value recognition provisions of SFAS No. 123, the Corporation’s net income and earnings per share would have been reduced to the pro forma amounts indicated below for the year ended December 31, 2005:
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)

		2005
		(In thousands,
		except per share data)
NET INCOME	As reported	$7,556
	Stock-based compensation, net of tax	(16)

	Pro-forma	$7,540

EARNINGS PER SHARE

BASIC	As reported	$1.94
	Stock-based compensation, net of tax	—

	Pro-forma	$1.94

DILUTED	As reported	$1.94
	Stock-based compensation, net of tax	—

	Pro-forma	$1.94

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 2007, 2006 and 2005: dividend yield of 2.75% for both 2007 and 2006 and 2.00% for 2005; expected volatility of 12.00% for both 2007 and 2006, and 14.00% for 2005; risk-free interest rates of 4.75% for 2007, 2006 and 2005; and expected lives of 10 years for each grant.
The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the US Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on historical volatility of the Corporation’s stock.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
A summary of the status of the Corporation’s stock option plan as of December 31, 2007, and changes during the year is presented below:

	Year Ended
	December 31,
	2007
			WEIGHTED
		WEIGHTED	AVERAGE
		AVERAGE	REMAINING	AGGREGATE
		EXERCISE	CONTRACTUAL	INTRINSIC
	SHARES	PRICE	LIFE	VALUE
Outstanding at beginning of year	70,040	$27.19	8.0 years	$—
Granted	44,214	23.43	9.8 years	—
Exercised	(158)	28.69		—
Forfeited	(6,045)	26.20

Outstanding at end of year	108,051	$25.80	8.9 years	$—

Options exercisable at year end	21,553	$26.13		$—

Weighted-average fair value of options granted during the year		$2.57		$—

A summary of the status of the Corporation’s stock option plan as of December 31, 2006 and 2005 and changes during the years is presented below:

		2006		2005
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE
Outstanding at beginning of year	40,687	$25.31	15,105	$23.40
Granted	34,532	$29.94	26,219	$25.74
Exercised	(427)	$30.26	—	—
Forfeited	(4,752)	$28.56	(637)	$23.40

Outstanding at end of year	70,040	$27.19	40,687	$25.31

Options exercisable at year-end	8,959	$24.49	2,894	$23.40

Weighted-average fair value of options granted during the year		$6.19		$4.68

The following information applies to options outstanding at December 31, 2007:

NUMBER OUTSTANDING	RANGE OF EXERCISE PRICES
108,051	$23.00 - $30.70
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists solely of net unrealized gains (losses) on securities available for sale, which is recognized as a separate component of shareholders’ equity.
Recent Accounting Standards: The Corporation adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. Previously, the Corporation had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” As required by Interpretation 48, which clarifies Statement No. 109, “Accounting for Income Taxes,” the Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Corporation applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, the Corporation was not required to record any liability for unrecognized tax benefits as of January 1, 2007. There have been no material changes in unrecognized tax benefits since January 1, 2007.
The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S. federal, state and local, or non U.S. income tax examinations by tax authorities for the years before 2004.
The Corporation will recognize, if applicable, interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments — an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” to allow a qualifying special purpose entity to hold a derivative instrument that pertains to a beneficial interest other than another derivative financial instrument.
SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation. The Corporation adopted SFAS No. 155 as of January 1, 2007 without material effect on the Corporation’s financial position or results of operations.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
• Separately recognize servicing assets or servicing liabilities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;
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
SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation. The Corporation adopted SFAS No. 156 as of January 1, 2007, applying the amortization method without financial statement effect. The Corporation’s mortgage servicing assets total less than $46,000 at December 31, 2007 and, therefore, the remaining disclosures required under SFAS No. 156 have been omitted.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 as to the Corporation, and interim periods within those fiscal years. The Corporation adopted this Statement effective January 1, 2008, as required, without material effect on the Corporation’s consolidated statements of financial position or results of operations.
In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods. The Corporation adopted EITF 06-4 effective January 1, 2008, as required without material effect on the Corporation’s consolidated statements of financial position or results of operations.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
In September 2006, the Financial Accounting Standards Board ratified a consensus opinion reached by the Emerging Issues Task Force (EITF) on EITF Issue 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized with FASB Technical Bulletin No. 85-4.” The guidance in EITF Issue 06-5 requires policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract.
If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy.
The Company holds a number of life insurance policies, however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies. The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The Company applied the guidance in EITF Issue 06-5 effective January 1, 2007 without effect on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with FASB’s long term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or January 1, 2008 as to the Corporation. The Corporation is currently evaluating the impact the adoption of SFAS No. 159 will have on the financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $801 and $1,000 was required to meet regulatory reserve and clearing balance requirements at year-end 2007 and 2006, respectively. The balances maintained do not earn interest, but do provide an earnings credit used to offset transaction fees.
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. These restrictions pose no practical limit on the ability of the Bank or DCB to pay dividends at historical levels as of December 31, 2007. However, due to limitations imposed at the Bank attributable to reduced 2007 earnings, the Bank is now required to receive regulatory approval prior to paying dividends to DCB.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
Advertising and Marketing: Advertising and other marketing costs are expensed as incurred. Advertising and other marketing expenses totaled $81, $78, and $143 for the years ended December 31, 2007, 2006 and 2005.
Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.
NOTE 2 — SECURITIES
The fair value of securities available for sale and the related unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost
2007
U.S. Government and agency obligations	$24,540	$87	$(10)	$24,463
States and municipal obligations	23,708	163	(20)	23,565
Corporate bonds	7,894	—	(108)	8,002
Mortgage-backed securities	32,773	135	(152)	32,790

Total debt securities	88,915	385	(290)	88,820
Other securities	94	45	(9)	58

Total	$89,009	$430	$(299)	$88,878

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost
2006
U.S. Government and agency obligations	$21,360	$2	$(191)	$21,549
States and municipal obligations	24,510	106	(78)	24,482
Corporate bonds	8,532	54	(1)	8,479
Mortgage-backed securities	33,576	36	(488)	34,028

Total debt securities	87,978	198	(758)	88,538
Other securities	93	42	(8)	59

Total	$88,071	$240	$(766)	$88,597

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses
2007
U.S. Government and agency obligations	—	$—	$—	6	$4,783	$(10)	6	$4,783	$(10)
State and municipal obligations	4	1,245	(8)	7	2,839	(12)	11	4,084	(20)
Corporate bonds	2	7,894	(108)	—	—	—	2	7,894	(108)
Mortgage-backed securities and other	51	5,804	(44)	45	12,389	(117)	96	18,193	(161)

Total temporarily impaired securities	57	$14,943	$(160)	58	$20,011	$(139)	115	$34,954	$(299)

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses
2006
U.S. Government and agency obligations	5	$4,330	$(12)	18	$14,522	$(179)	23	$18,852	$(191)
State and municipal obligations	13	3,861	(19)	17	7,124	(59)	30	10,985	(78)
Corporate bonds	1	472	(1)	—	—	—	1	472	(1)
Mortgage-backed securities and other	21	4,544	(26)	79	23,488	(470)	100	28,032	(496)

Total temporarily impaired securities	40	$13,207	$(58)	114	$45,134	$(708)	154	$58,341	$(766)

Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value was primarily due to an increase in market interest rates. Management is of the opinion that all unrealized losses are temporary as the fair values are expected to continue to increase as these securities approach maturity.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The fair value of debt securities only at year-end 2007 by contractual maturity was as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair
Value
Due in one year or less	$9,467
Due from one to five years	9,536
Due from five to ten years	18,426
Due after ten years	18,713
Mortgage-backed securities	32,773

$88,915

Sales and calls of securities were as follows.

	2007	2006	2005
Proceeds from sales and/or calls	$8,558	$12,397	$15,263
Gross gains	33	—	1
Gross losses	—	—	(1)
At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. government and agencies thereof, in an amount greater than 10% of shareholders’ equity.
Securities with a carrying amount of $88,915 and $87,443 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and other obligations.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 3 — LOANS
At December 31, 2007 and 2006, loans were comprised of the following:

	2007	2006
Commercial and industrial	$41,500	$44,369
Commercial real estate	193,608	200,821
Residential real estate and home equity	200,931	206,488
Real estate construction and land development	49,037	51,584
Consumer and credit card	35,066	48,680

	520,142	551,942
Add: Net deferred loan origination costs	351	521

Total loans receivable	$520,493	$552,463

Loans to principal officers, directors, and their related affiliates in 2007 in the normal course of business were as follows.

Beginning balance	$26,974
New loans	2,601
Repayments	(10,352)

Ending balance	$19,223

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:	2007	2006	2005
Balance beginning of year	$5,442	$5,535	$4,818
Provision for loan losses	10,159	1,808	2,000
Loans charged-off	(7,691)	(2,335)	(1,457)
Recoveries	388	434	174

Balance at end of year	$8,298	$5,442	$5,535

Impaired loans were as follows at year-end:	2007	2006	2005
Loans with no allocated allowance for unconfirmed loan losses	$538	$—	$1,845
Loans with allocated allowance for unconfirmed loan losses	9,800	5,189	2,185

Total	$10,338	$5,189	$4,030

Amount of the allowance for loan losses allocated to unconfirmed losses on impaired loans	$2,114	$1,562	$1,060

	2007	2006	2005
Average of impaired loans during the year	$7,907	$2,584	$1,807
Interest income recognized during impairment	—	—	—
Cash basis interest income recognized	—	—	101

Allowance on impaired loans was as follows at year-end:	2007	2006	2005
Beginning balance	$1,562	$1,060	$360
Provision related to impaired loans	6,608	945	940
Loans charge-offs (net of recoveries)	(6,056)	(443)	(240)

Ending balance	$2,114	$1,562	$1,060

The allowance for impaired loans is included in the Corporation’s overall allowance for loan losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (continued)

Nonperforming loans were as follows at year-end:	2007	2006	2005
Loans past due over 90 days still accruing interest	$2,740	$3,307	$2,648
Nonaccrual loans	10,360	5,189	2,185

Total	$13,100	$8,496	$4,833

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $893, $303, and $127, for years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, 2006 and 2005, Management viewed all loans past due and still accruing interest as well-secured and in the process of collection.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2007	2006
Land	$1,899	$1,266
Buildings	12,220	8,598
Furniture and equipment	11,569	9,927

	25,688	19,791
Accumulated depreciation	(11,510)	(10,323)

	$14,178	$9,468

The Corporation has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2007, 2006 and 2005 amounted to $882, $737 and $821, respectively. At December 31, 2007, the total future minimum lease commitments under these leases are summarized as follows.

2008	$826
2009	563
2010	559
2011	559
2012	560
Thereafter	3,137

$6,204

NOTE 6 — INTEREST-BEARING DEPOSITS
Year-end interest-bearing deposits were as follows.

	2007	2006
Interest-bearing demand	$65,310	$74,282
Money market	179,820	176,451
Savings deposits	28,359	34,623
Time deposits
In denominations under $100,000	62,326	57,492
In denominations of $100,000 or more	121,947	110,818

	$457,762	$453,666

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of time deposits for the next five years were as follows:

2008	$160,465
2009	16,131
2010	3,898
2011	3,590
2012	189

$184,273

At December 31, 2007 and 2006 deposits received from officers, directors and their related affiliates totaled $2,034 and $3,211, respectively.
NOTE 7 — BORROWED FUNDS
Federal funds purchased and other short-term borrowings at December 31, 2007 were comprised of a demand note to the U.S. Treasury totaling $1,986 and $14,610 of short-term borrowings from the Federal Reserve Bank and other institutions. At December 31, 2006 federal funds purchased and other short-term borrowings were comprised of a demand note to the U.S. Treasury totaling $1,776.
Advances from the Federal Home Loan Bank (FHLB) at year-end were as follows.

Interest	Maturing year
rate range	ending December 31,	2007	2006
3.84% - 5.25%	2007	$—	$19,000
2.79% - 4.70%	2008	1,487	2,671
3.62% - 4.67%	2009	3,760	4,258
3.77% - 5.50%	2010	1,505	1,562
4.44% - 5.50%	2011	15,000	—
2.59% - 5.72%	Thereafter	71,734	66,245

		$93,486	$93,736

Weighted average interest rate		4.23%	4.24%
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 7 — BORROWED FUNDS (Continued)
As a member of the FHLB of Cincinnati, the Bank has the ability to obtain borrowings based on it’s investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family, multi-family, farm real estate and commercial real estate loan portfolios, and all shares of FHLB stock totaling $242,122 and $3,670, respectively, at December 31, 2007 and $226,570 and $3,604, respectively, at December 31, 2006.
At year-end 2007, required annual principal payments on FHLB advances were as follows:

2008	$10,246
2009	9,490
2010	7,112
2011	19,959
2012	33,812
Thereafter	12,867

$93,486

NOTE 8 — RETIREMENT PLANS
The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the 401(k) Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested immediately and Corporation contributions are fully vested after three years. The 2007, 2006 and 2005 expenses related to this plan were $138, $146 and $139, respectively.
The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $93, $54 and $77 in 2007, 2006 and 2005, respectively. The total accrued liability under this plan was $405 and $335 at December 31, 2007 and 2006, respectively.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 9 — FEDERAL INCOME TAXES
Income tax expense (credits) were as follows.

	2007	2006	2005
Current	$121	$3,110	$5,537
Deferred	(1,051)	(12)	(2,288)

Totals	$(930)	$3,098	$3,249

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows.

	2007	2006	2005
Income taxes (credits) computed at the statutory federal income tax rate	$(269)	$3,553	$3,674
Tax exempt income	(512)	(521)	(486)
Other	(149)	66	61

Totals	$(930)	$3,098	$3,249

Effective federal income tax rate	* %	29.6%	30.1%

*	Not meaningful in net loss year.
Year-end deferred tax assets and liabilities were comprised of the following.

	2007	2006
Deferred tax assets
Allowance for loan losses	$2,822	$1,850
Deferred compensation	138	136
Unrealized loss on securities available for sale	—	179

	2,960	2,165
Deferred tax liabilities
FHLB stock dividends	(406)	(406)
Unrealized gain on securities available for sale	(45)	—
Deferred loan origination fees and costs	(23)	(82)
Leases	(24)	(76)
Depreciation	(330)	(293)
Mortgage servicing rights	(16)	(19)
Other	(4)	(4)

	(848)	(880)

Net deferred tax asset	$2,112	$1,285

Management is of the opinion that no valuation allowance is necessary with respect to the deferred tax asset based on the amount of taxes currently payable and available for carryback.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
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
The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

	2007		2006
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit	$2,267	$76,095	$2,342	$63,356
Unused lines of credit and letters of credit	$—	$28,295	$—	$75,223
Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 4.00% to 9.75% for 2007 and 5.14% to 11.25% in 2006. Maturities for loans subject to these fixed rate commitments range from up to 1 to 30 years. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates at December 31, 2007, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flows from operations and existing excess liquidity.
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
During 2007, Management became aware of potential liability that the Corporation may incur based on its historical membership with Visa USA, Inc. Legal actions by AMEX, Discover Financial Services and other potential litigators against VISA has resulted in, and may result in additional, settlement dollars required by VISA members. The Bank’s historical membership agreement with VISA USA, and the application of “Retrospective Responsibility Plan”, created this potential settlement liability. Management expects, based on information provided by VISA, its potential liability based on this litigation will likely, though not guaranteed, be funded through the proceeds of an IPO. Management expects to participate in this IPO through the redemption of its Class B shares. The IPO is expected to be completed by VISA during 2008. Based on its current knowledge no long-term net liability will be incurred by the Corporation.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
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
The Bank met the well-capitalized requirements, as previously defined, at December 31, 2007. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators in 2007 that would have changed the classification.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL (Continued)
Actual and required capital ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total capital to risk-weighted assets
Consolidated	$63,667	11.9%	$42,824	8.0%	N/A	N/A
Bank	60,207	11.7	41,308	8.0	$51,635	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	56,976	10.6	21,412	4.0	N/A	N/A
Bank	40,753	7.9	20,654	4.0	30,981	6.0
Tier 1 (core) capital to average assets
Consolidated	56,976	8.5	26,872	4.0	N/A	N/A
Bank	40,753	6.1	27,044	4.0	33,805	5.0

2006
Total capital to risk-weighted assets
Consolidated	$67,204	12.1%	$44,354	8.0%	N/A	N/A
Bank	60,639	11.3	42,874	8.0	$53,592	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	61,762	11.1	22,177	4.0	N/A	N/A
Bank	40,197	7.5	21,437	4.0	32,155	6.0
Tier 1 (core) capital to average assets
Consolidated	61,762	9.0	27,425	4.0	N/A	N/A
Bank	40,197	5.9	27,354	4.0	34,193	5.0
Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. At December 31, 2007, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$32,068	$32,068	$15,894	$15,894
Securities available for sale	89,009	89,009	88,071	88,071
Loans held for sale	1,078	1,078	1,455	1,455
Loans	520,493	529,057	552,463	551,851
FHLB stock	3,670	3,670	3,604	3,604
Accrued interest receivable	3,340	3,340	3,609	3,609

Financial liabilities
Noninterest-bearing deposits	$53,112	$53,112	$70,428	$70,428
Interest-bearing deposits	457,762	450,896	453,666	456,372
Federal funds purchased and other short-term borrowings	16,596	16,596	1,776	1,776
FHLB advances	93,486	92,334	93,736	91,936
Accrued interest payable	1,434	1,434	1,440	1,440
The estimated fair value of cash and cash equivalents, FHLB stock, noninterest bearing deposits, fed funds purchased and other short-term borrowings approximates the related carrying amounts. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 13 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of DCB Financial Corp was as follows.
CONDENSED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents	$36	$1,118
Investment in Bank	40,821	39,891
Subordinated note from Bank	16,510	17,652
Investment in affiliates	1,299	979
Other assets	1,040	1,789

Total assets	$59,706	$61,429

Liabilities
Short term borrowings	$2,610	$—
Other liabilities	28	30

Shareholders’ Equity	57,068	61,399

Total liabilities and shareholders’ equity	$59,706	$61,429

CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income
Dividends from Bank subsidiary	$5,300	$7,350	$2,600
Equity in undistributed earnings (excess-distributions) of Bank	(5,002)	308	4,948
Other	1,015	565	276

Total income	1,313	8,223	7,824

Operating expenses	1,174	870	268

Net income	$139	$7,353	$7,556

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 14 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$139	$7,353	$7,556
Adjustments to reconcile net income to cash provided by operating activities:
(Undistributed earnings of) excess distributions from Bank	5,002	(308)	(808)
Net change in other assets and liabilities	3,359	(2,431)	(949)

Net cash from operating activities	8,500	4,614	5,799

Cash flows used in investing activities
Investment in unconsolidated affiliates	(320)	(354)	(319)
(Issuance) repayment of subordinated note to Bank	1,142	(750)	(750)
Investment in Bank	(5,500)	—	—

Net cash used in investing activities	(4,678)	(1,104)	(1,069)

Cash flows from financing activities
Cash dividends paid	(2,256)	(2,098)	(1,866)
Proceeds from exercise of stock options	5	—	—
Purchase of treasury stock, net	(2,653)	(335)	(2,890)

Net cash from financing activities	(4,904)	(2,433)	(4,756)

Net change in cash and cash equivalents	(1,082)	1,077	(26)
Cash and cash equivalents at beginning of year	1,118	41	67

Cash and cash equivalents at end of year	$36	$1,118	$41

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 15 – CONCENTRATIONS
At December 31, 2007, approximately 10.7% of the Bank’s deposits were received from public institutions. These concentrations pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2007 by the Corporation’s available lending and borrowing capacity.
NOTE 16 – DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2007, 2006, and 2005.

	2007	2006	2005
Bank premises rent	$625	$486	$482
Bank premises maintenance	405	398	415
Bank depreciation	356	281	279
Equipment lease	257	251	339
Equipment depreciation	700	493	453
Software maintenance	681	624	507
Other	639	692	769

Total	$3,663	$3,225	$3,244

The following table details the composition of other operating expenses for the years ended December 31, 2007, 2006, and 2005.

	2007	2006	2005
ATM and debit cards	$456	$379	$342
Telephone	308	374	338
Other	1,951	1,461	1,323

Total	$2,715	$2,214	$2,003

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 17 – QUARTERLY FINANCIAL DATA (Unaudited)
The following tables summarize the Corporation’s quarterly results for the years ended December 31, 2007 and 2006.

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
2007:	(In thousands, except per share data)
Total interest income	$10,186	$10,959	$11,192	$11,219
Total interest expense	5,125	5,545	5,744	5,740

Net interest income	5,061	5,414	5,448	5,479
Provision for losses on loans	7,375	1,100	1,069	615
Noninterest income	1,291	1,712	1,446	1,479
Noninterest expense	4,751	4,511	4,509	4,191

Income (loss) before income taxes	(5,774)	1,515	1,316	2,152
Federal income tax expense (credit)	(2,123)	432	120	641

Net income (loss)	$(3,651)	$1,083	$1,196	$1,511

Earnings (loss) per share:
Basic	$(0.97)	$0.29	$0.32	$0.40
Diluted	$(0.97)	$0.29	$0.32	$0.40
A significant increase was recorded to the provision for loan losses during December 2007 as a result of increased charge-off’s recognized and an increase in the level of delinquent and impaired loans.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Dollars in thousands)
NOTE 17 – QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
2006:	(In thousands, except per share data)
Total interest income	$11,206	$11,568	$11,089	$10,544
Total interest expense	5,623	5,731	5,240	4,721

Net interest income	5,583	5,837	5,849	5,823
Provision for losses on loans	438	390	420	560
Noninterest income	1,335	1,427	1,473	1,384
Noninterest expense	4,121	4,116	4,213	4,002

Income before income taxes	2,359	2,758	2,689	2,645
Federal income tax expense	695	823	795	785

Net income	$1,664	$1,935	$1,894	$1,860

Earnings per share:
Basic	$0.44	$0.51	$0.50	$0.49
Diluted	$0.43	$0.51	$0.50	$0.49

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2007, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 2006, and for the two years in the period then ended, were audited by other auditors, whose report dated March 15, 2007 expressed an unqualified opinion on those statements.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DCB Financial Corp as of December 31, 2007, and the consolidated results of its operations and its cash flows for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), DCB Financial Corp’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 17, 2008 expressed an unqualified opinion on the effectiveness of DCB Financial Corp’s internal control over financial reporting.
/s/ BKD LLP
BKD, LLP
Cincinnati, Ohio
March 17, 2008

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheet of DCB Financial Corp as of December 31, 2006 and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the two years in the period ended December 31 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DCB Financial Corp as of December 31, 2006 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
As more fully described in Note 1, the Corporation changed its method of accounting for share-based compensation plans in accordance with Statement of Financial Accounting Standards No. 123(R) as of January 1, 2006.
/s/ GRANT THORNTON, LLP
Grant Thornton, LLP
Cincinnati, Ohio
March 15, 2007

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
     We have audited DCB Financial Corp’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). DCB Financial Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of DCB’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
     In our opinion, DCB Financial Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of DCB Financial Corp as of December 31, 2007, and our report dated March 17, 2008, expressed an unqualified opinion thereon.
/s/ BKD LLP
Cincinnati, Ohio
March 17, 2008