Form 10-K, Exhibit 13
period 2008-12-31
DCB FINANCIAL CORP
filed 2009-03-30
CIK 1025877

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
DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio. Real estate values have been stable, although during 2008 real estate values declined slightly in DCB’s market area. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities from loan or security sales.
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
Common Stock and Shareholder Matters
DCB had 3,717,385 common shares outstanding on February 20, 2009, held of record by approximately 1,470 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

High	$17.00	$16.00	$15.50	$14.75
Low	12.90	13.55	12.50	8.00
Dividends per share	0.16	0.16	0.16	0.08

	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

High	$29.74	$26.00	$23.75	$24.75
Low	25.75	23.00	19.10	15.00
Dividends per share	0.14	0.15	0.15	0.16
Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2008 or 2007 that were not registered under the Securities Acts.
Income of DCB primarily consists of dividends, which are generally declared by the Board of Directors of the Bank and paid on common shares of the Bank held by DCB. While management of DCB expects to maintain the Corporation’s policy of paying regular cash dividends in the future, no assurances can be given that any dividends will be declared or, if declared, what the amount of any such dividends will be. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.
Selected Consolidated Financial Information and Other Data
The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding DCB at the dates and for the periods indicated.

Selected consolidated financial condition data:	At December 31,
(In thousands)	2008	2007	2006	2005	2004

Total assets	$712,564	$680,786	$684,004	$690,896	$611,685
Cash and cash equivalents	33,632	32,068	15,894	18,069	11,238
Securities available for sale	111,360	89,009	88,071	96,580	96,123
Securities held to maturity	8,002	—	—	—	—
Net loans	507,076	512,195	547,021	547,510	478,487
Deposits	565,153	510,874	524,094	503,906	454,574
Borrowed funds	88,384	110,082	95,512	128,535	101,028
Shareholders’ equity	56,059	57,068	61,399	56,254	54,261

	Year ended December 31,
Selected Operating Data	2008	2007	2006	2005	2004
(In thousands, except per share data)

Interest income	$38,405	$43,556	$44,407	$36,566	$27,813
Interest expense	16,743	22,154	21,315	13,750	7,802

Net interest income	21,662	21,402	23,092	22,816	20,011
Provision for loan losses	8,177	10,159	1,808	2,000	1,696

Net interest income after provision for loan losses	13,485	11,243	21,284	20,816	18,315
Noninterest income	5,487	5,928	5,619	5,654	7,618
Noninterest expense	20,884	17,962	16,452	15,665	15,985

Income (loss) before income tax	(1,912)	(791)	10,451	10,805	9,948
Income tax expense (credit)	(2,241)	(930)	3,098	3,249	2,973

Net income	$329	$139	$7,353	$7,556	$6,975

Per Share Data:
Basic earnings per share	$0.09	$0.04	$1.93	$1.94	$1.77

Diluted earnings per share	$0.09	$0.04	$1.92	$1.94	$1.77

Dividends declared per share	$0.56	$0.60	$0.55	$0.48	$0.48

	At or for the year ended December 31,
Selected Financial Ratios:	2008	2007	2006	2005	2004

Interest rate spread	2.97%	2.90%	2.85%	3.37%	3.55%
Net interest margin	3.29	3.36	3.48	3.66	3.72
Return on average equity	0.55	0.23	12.55	13.68	13.14
Return on average assets	0.05	0.02	1.05	1.15	1.13
Average equity to average assets	8.42	8.88	8.39	8.41	8.60
Dividend payout ratio	*	*	28.50	24.74	27.12
Allowance for loan losses as a percentage of loans past due over 90 days	105.01	63.34	64.05	114.53	140.75

*	Not meaningful.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share amounts)
Introduction
In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2008, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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
Overview of 2008
The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services. The Bank also provides treasury management, bond registrar and paying agent services.
The Corporation, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the Corporation’s market area have been under some pressures mainly attributable to market interest rate conditions, competition and a slow down in the economy. Real estate values, especially in the Bank’s core geographic area, had been stable but have declined during 2008.
Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank’s construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. Construction loans also are generally made in amounts of 80% or less of the value of collateral.
•	The Corporation’s assets totaled $712,564 at December 31, 2008, compared to $680,786 at December 31, 2007, an increase of $31,778, or 4.7%. The increase in assets was mainly attributed to investment securities growth coupled with an increase in cash and cash equivalents.

•	Net income for 2008 totaled $329, an increase of $190, compared to net income for 2007 of $139.

•	The provision for loan losses totaled $8,177 for the year ended December 31, 2008 compared to $10,159 in 2007. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio.

•	With the flattening of the yield curve during the year, the Corporation’s net interest margin decreased from the preceding year. Net interest income increased to $21,662 for 2008 compared to $21,402 for 2007. The $260 increase was mainly attributed to a decline in credit issues and non-accrual loans compared to the prior year.

•	The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U.S. Treasury, U. S. Government Agency and State and political subdivision issues which comprise a significant portion of the Bank’s investment portfolio. The Bank is competitive with interest rates and loan fees that it charges, in pricing and variety of accounts it offers to the depositor. The Corporation confirms this by completing regular rate shops and comparisons versus competing financial services companies. The dominant pricing mechanism on loans is the prime interest rate as published in the Wall Street Journal, on a fixed rate plus spread over funding costs. The interest spread depends on the overall account relationship and the creditworthiness of the borrower.

•	Deposit rates are reviewed weekly by management and are generally discussed by the Asset/Liability Committee on a monthly basis. The Bank’s primary objective in setting deposit rates is to remain competitive in the market area, develop funding opportunities while earning an adequate interest rate margin.

•	During 2008, the Bank’s new office locations throughout the Bank’s geographical market area were productive. These new offices offer a chance to improve current locations and fill gaps in our market. For the most part, these branches were developed with a smaller footprint and more efficient design as The Bank continues to respond to the ever-changing customer needs.
Analysis of Financial Condition
The Corporation’s assets totaled $712,564 at December 31, 2008, compared to $680,786 at December 31, 2007, an increase of $31,778, or 4.7%. The increase in assets was attributed to the Corporation’s investment securities growth coupled with an increase in the Corporation’s cash and cash equivalents as a result of an effort to enhance the Bank’s liquidity.
Cash and cash equivalents increased $1,564, from December 31, 2007 to December 31, 2008. The increase in cash and cash equivalents is mainly due to an increase in overnight funds. Total securities increased $30,353, or 34.1%, from $89,009 at December 31, 2007 to $119,362 at December 31, 2008. Total securities, including FHLB securities increased to $123,158 at year-end 2008, compared to $92,679 at year-end 2007. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations, collateralized debt obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”) and Federal National Mortgage Association (“FNMA”) participation certificates and collateralized mortgage obligations (“CMOs”). The mortgage-backed securities portfolio, totaling $48,930 at year-end 2008, provides DCB with a continuing cash flow stream from principal repayments, which is utilized to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to redeploy funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.
During the year ended December 31, 2008, management elected to transfer the Corporation’s investment in collateralized debt obligations from available-for-sale to a held-to-maturity classification. The transfer was affected at estimated fair value based upon a level three calculation of estimated fair value under the provisions of SFAS 157. This transfer was made in consideration of the Corporation’s investment strategy decisions. The Corporation’s investment policy and other risk policies and procedures is intended to be part of an integrated framework of policies and procedures that provide internal controls to guide management in the day-to-day operations of the institution while reducing the risk of loss.
Effective January 1, 2008, the Corporation adopted SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 has been applied prospectively as of the beginning of the period.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government agency bonds and mortgage-backed securities and equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include other less liquid securities. The collateralized debt obligations were priced utilizing a Level 3 methodology due to the inactivity in the market for these types of securities and the unavailability of standard market pricing. Management was able to obtain pricing from a third-party that was based on the third-party’s assumptions regarding cash flow, potential credit losses and the principal prepayment speeds. Management has the intent and ability to hold these securities to maturity, and based on recent analysis expects to receive full principal and interest payments according to the bonds terms based on the underlying strength and performance of the collateral. Management has concluded that the bonds are not other than temporarily impaired at December 31, 2008.
Total loans decreased $7,280, or 1.4%, from $520,493 at December 31, 2007 to $513,213 at December 31, 2008. The Bank experienced a decline in loan balances due to slowing business loan and commercial real estate activity. Another factor was the targeted reduction in investment property and indirect auto lending activities. Retail loan production, including credit card and home equity loans, grew modestly. The Bank has no significant loan concentration in any one industry.
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
Total deposits increased $54,279, or 10.6%, from $510,874 at December 31, 2007 to $565,153 at December 31, 2008. Deposit growth stems primarily from increased CDARS balances, which provide customers with increased levels of FDIC insurance coverage. The Bank has been able to take advantage of new deposit opportunities because of weakened larger competitors within the market. The Bank had approximately $147,000 in CDARS deposits outstanding at December 31, 2008, primarily from public fund customers. Growth of core deposits remains difficult due to the competition’s aggressive pricing as they seek liquidity. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage continued growth of its deposits.
Demand deposit accounts increased $4,535, or 3.9%, regular savings increased $2,051, or 7.2% and certificates < $100 increased $31,623, or 42.1%, during the year ended December 31, 2008. Money market savings balances decreased as short term rates fell to historic levels. The Corporation utilizes a variety of alternative funding sources due to competitive challenges for deposits within its primary market. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities.
DCB experienced an increase of $2,051 in savings deposits while such accounts decreased from 6.2% of total interest-bearing deposits at December 31, 2007 to 5.9% of total interest-bearing deposits at year-end 2008. Time deposits increased $104,749, or 56.8%, comprising 56.0% of total interest-bearing deposits at year-end 2008 compared to 40.3% at year-end 2007. Interest-bearing demand and money market deposits decreased from 53.6% of total interest-bearing deposits at year-end 2007 to 38.1% of total interest-bearing deposits at year-end 2008, as DCB experienced a $48,315, or 19.7%, decrease in volume of such accounts. The decrease in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other investment alternatives to liquid savings products, such as the creation of new products for the Bank’s public fund customers.

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
Borrowed funds totaled $88,384 at year-end 2008 compared to $110,082 at year-end 2007. Total FHLB advances decreased $10,472 from $93,486 at December 31, 2007 to $83,014 at December 31, 2008. Typically, the Company has utilized a matched funding methodology for its long-term borrowing. This was done by matching the rates, terms and expected cash flows of its loans to the various products offered by the FHLB. This matching principle was used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed rate loans. The Corporation utilizes a number of additional borrowing alternatives which provide additional balances that are available for the Corporation to use. As of December 31, 2008 additional, unused borrowings available to the Corporation through its various wholesale funding avenues with other bank credit facilities totaled $46,789.
Shareholders’ equity decreased by $1,009, or 1.8%, during 2008, primarily due to a declaration of $2,086 in dividends, offset by period earnings of $329 and a $748 increase in unrealized gains on available for sale securities.
Comparison of Results of Operations for the Years Ended December 31, 2008 and December 31, 2007
Net Income. Net income for 2008 totaled $329, an increase of $190, or 136.7%, compared to net income for 2007 of $139. Diluted earnings per share totaled $.09 for 2008 and $0.04 for 2007. Return on average assets was 0.05% for 2008 and 0.02% for 2007, while return on average equity was 0.55% and 0.23% over the same two years. The Corporation’s net interest income improved slightly, but net income was negatively impacted by continued losses and related expenses in the Bank’s declining Columbus investment property portfolio. While most other income sources increased, overall they declined due to the losses on disposal of foreclosed real estate. Expenses increased due to continued credit workout costs, expenses of the new branches and increased FDIC insurance costs. During the year the Bank recognized a credit attributable to tax liabilities, primarily due to a change in accounting estimate related to the Corporation’s income taxes.
Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.
Net interest income was $21,662 for 2008 compared to $21,402 for 2007. Strong deposit pricing competition, lower overall rates and lack of loan growth have continued to pressure the net interest margin. The Bank has seen deposit growth primarily in products such as time deposits and CDARS, which generally carry higher costs compared to checking and savings products, but was able to help reduce funding costs by reducing its balances of brokered CDs and borrowed funds. Increased funding costs may further negatively impact the net interest margin in future periods if the current competitive environment remains in effect.
As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased from 3.36% in 2007 to 3.29% in 2008. Additionally, because of the increased competition in the Bank’s marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates tend to negatively affect the Corporation’s net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.
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
DCB’s provision is determined based upon management’s estimate of the overall collectibility of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $8,177 in 2008, compared to $10,159 in 2007.
DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during the year ended December 31, 2008 resulted from Columbus investment property loans. Non-accrual loans at December 31, 2008 decreased to $4,698 compared to $10,360 at December 31, 2007. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days decreased to 1.92% at December 31, 2008 from 3.31% at December 31, 2007, mainly due to the real estate investment portfolio. In addition, charge- offs subsequent to December 31, 2008, totaled $1,691, reflecting aggregate losses incurred in that same period, mitigated by $70 in recoveries for the same period. Additionally, management recorded $2,135 of provision expense in the period subsequent to December 31, 2008 related primarily to unforeseen circumstances where borrowers unexpectedly declared bankruptcy or otherwise discontinued operations. Management attributes the sudden increase of this provision to the current economic climate.
Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio. The balance of the allowance for loan losses was $6,137, or 1.20% of total loans at December 31, 2008, compared to $8,298, or 1.59% of total loans at December 31, 2007.
To assist in identifying potential loan losses, management maintains a methodology for establishing appropriate loan loss values. A Board-approved policy directs management to “develop and maintain an appropriate, systematic, and consistently applied process to determine the amounts of the Allowance for Loan Losses.” The methodology that management adopted involves identifying both specific and non-specific components. The specific allowance allocation is determined from information provided through the Bank’s watch list, loan review function and loan grade status applied to specific credits. The allocated allowance is developed by utilizing historical net loss components for each identified segment of the loan portfolio. Additionally, current economic condition factors are used to adjust the historical net loss components. Management performs an analysis of the loan portfolio on a monthly basis, and evaluates economic conditions as they relate to potential credit risk within its portfolios on a quarterly basis.
Noninterest Income. Total noninterest income decreased $441, or 7.4% to $5,487 in 2008 compared to $5,928 in 2007. The change in noninterest income revenues from period to period is mainly attributed to an increase in losses on sales of real estate acquired through foreclosure. The increases in revenue components are generally attributed to a higher number of accounts and customers served by the Corporation. Excluding losses on the disposal of OREO property, the Bank’s core noninterest revenue generally increased or remained at levels consistent with the prior year. In addition, new revenue sources to enhance noninterest income are being actively pursued.
Noninterest Expense. Total noninterest expense increased $2,922, or 16.3%, for the year ended December 31, 2008, compared to 2007. The increase was due to a rise in occupancy expenses and salary and wages attributable to the Corporation’s branch expansion, and increases in FDIC insurance premiums and consulting and professional expenses. The increase in consulting and professional fees was due to the management of OREO properties and workout loans, a new independent loan review function, increased audit costs and an increase in expense related to various consultants with expertise in risk mitigation strategies.
Income Taxes. The Corporation recorded a tax credit totaling $2,241 for the year ended December 31, 2008, compared to a tax credit of $930 in 2007. The increase in income tax credits was primarily attributable to the 2008 increase in pre-tax losses and increases in nontaxable interest income and revenue from bank-owned life insurance policies. During the year the Bank also recognized a $1,061 credit attributable to tax liabilities, primarily due to a change in accounting estimate related to the Corporation’s income taxes. See Note 9 to the Consolidated Financial Statements for additional information regarding income taxes.
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
DCB’s provision is determined based upon management’s estimate of the overall collectability of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $10,159 in 2007, compared to $1,808 in 2006. The increase in the provision was primarily due to deterioration in the Bank’s Columbus real estate investment property portfolio coupled with the slowdown in the economy. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Non-accrual loans at December 31, 2007 were $10,360 compared to $5,189 at December 31, 2006. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Net charge-offs for the year ended December 31, 2007 were $7,303, compared to $1,901 for 2006. Net charge-offs to average loans for the year ending December 31, 2007 were 1.36% compared to 0.34% for the same period in 2006. The Corporation announced in December 2007 that it would record a significant loan loss provision and loan charge-off’s for the fourth quarter 2007, primarily due to recognition of deterioration in its Columbus real estate investment property portfolio. The additional loan loss provision and charge-off’s of loans is a result of collateral value deterioration and defaults in the Bank’s investment property real estate loan portfolio in Columbus.
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

	Year ended December 31,
	2008			2007			2006
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Federal funds sold	$30,930	$614	1.99%	$4,604	$298	6.47%	$4,499	$177	3.93%
Taxable securities	87,169	3,954	4.54	68,588	3,585	5.23	67,384	3,447	5.12
Tax-exempt securities (1)	23,589	1,010	4.28	24,705	892	3.61	29,272	942	3.22
Loans (2)	517,635	32,827	6.34	538,608	39,781	7.20	561,881	39,841	7.09

Total interest-earning assets	659,323	38,405	5.82	636,505	43,556	6.84	663,036	44,407	6.70
Noninterest-earning assets	53,246			44,612			34,927

Total assets	$712,569			$681,117			$697,963

Interest-bearing liabilities:
Demand and money market deposits	$221,018	$3,128	1.42%	$259,051	$9,618	3.71%	$254,134	$9,749	3.84%
Savings deposits	29,697	136	0.46	31,343	151	0.48	39,480	193	0.49
Certificates of deposit	251,665	9,426	3.75	173,377	8,323	4.80	163,302	7,239	4.43

Total deposits	502,380	12,690	2.53	463,771	18,092	3.90	456,916	17,181	3.76
Borrowed funds	84,825	4,053	4.78	98,459	4,062	4.13	97,224	4,134	4.25

Total interest-bearing liabilities	587,205	16,743	2.85	562,230	22,154	3.94	554,140	21,315	3.85

Noninterest-bearing liabilities	65,395			58,379			85,237

Total liabilities	652,600			620,609			639,377

Shareholders’ equity	59,969			60,508			58,586

Total liabilities and shareholders’ equity	$712,569			$681,117			$697,963

Net interest income; interest rate spread		$21,662	2.97%		$21,402	2.90%		$23,092	2.85%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.29%			3.36%			3.48%

Average interest-earning assets to average interest-bearing liabilities			112.28%			113.21%			119.65%

(1)	Interest on tax-exempt securities is reported on a historical basis without tax—equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,546 in 2008, $1,352 in 2007, and $1,335 in 2006.

(2)	Includes nonaccrual loans.

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

	Year ended December 31,
	2008 vs. 2007			2007 vs. 2006
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total

Interest income attributable to:
Federal funds sold	$1,700	$(1,394)	$306	$5	$116	$121
Taxable securities	971	(603)	368	62	76	138
Tax-exempt securities	(40)	168	128	(147)	97	(50)
Loans	(1,509)	(4,444)	(5,953)	(1,650)	590	(1,060)

Total interest income	1,122	(6,273)	(5,151)	(1,730)	879	(851)

Interest expense attributable to:
Demand and money market deposits	(1,412)	(5,078)	(6,490)	189	(320)	(131)
Savings deposits	(8)	(6)	(14)	(40)	(2)	(42)
Certificates of deposit	3,758	(2,655)	1,103	447	637	1,084
Borrowed funds	(563)	553	(10)	52	(124)	(72)

Total interest expense	1,775	(7,186)	(5,411)	648	191	839

Increase (decrease) in net interest income	$(653)	$913	$260	$(2,378)	$688)	$(1,690)

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
NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel and sustained shifts of +/-100 to +/-300 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2008 and December 31, 2007, as measured by changes in NPV for instantaneous and sustained parallel shifts of +100 to -300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which the Corporation operates.
As illustrated in the tables, the institution’s balance sheet NPV is moderately sensitive to a 100 basis point rise in rates as it is to a 100 basis point decline in rates. From an overall perspective, such difference in sensitivity occurs principally because of the relatively short term structure of the liability side of the balance sheet. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to daily or weekly time frames for liabilities. This risk was offset somewhat by management’s use of matched funding principles for longer term loans, and the use of other interest rate management techniques. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturities, increasing the risk that the institution may hold below market rate loans in a rising rate environment.
The following table depicts the ALCO’s four most likely interest rate scenarios and their affect on NPV. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate decline in NPV. The Corporation has operated within the ALCO’s interest rate risk limits over the last three years.

Change in	December 31, 2008			December 31, 2007
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	In NPV	In NPV	Ratio	In NPV	In NPV	Ratio

+300	$(3,186)	(5.6)%	7.8%	$(5,474)	(6.5)%	11.9%
+200	(775)	(1.4)	8.1	(2,834)	(3.4)	12.2
+100	975	1.7	8.2	(640)	(0.8)	12.3
Base	—	—	—	—	—	—
-100	(3,786)	(6.7)%	7.3%	(1,715)	(2.0)%	11.8%
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
Cash and cash equivalents increased $1,564, or 4.9%, to $33,632 at year-end 2008 from $32,068 at year-end 2007. Cash and cash equivalents represented 4.7% of total assets for both year end 2008 and 2007. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should it need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. The Bank also has the ability to issue term brokered certificates of deposit in the secondary market to provide additional funding outside of its normal geographical boundaries.
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
As summarized in the Consolidated Statements of Cash Flows, the most significant transactions which affected DCB’s level of cash and cash equivalents, cash flows and liquidity during 2008 were securities purchases of $64,798; the net increase in deposits of $54,279; and the receipt of proceeds from maturities and repayments of securities of $33,272.
Capital Resources
As previously stated, total shareholders’ equity decreased $1,009, primarily due the declaration of $2,086 in dividends, offset by a $748 increase in unrealized gains on available for sale securities and period earnings of $329.
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
DCB and its subsidiaries meet all regulatory capital requirements. DCB’s consolidated ratio of total capital to risk-weighted assets was 10.1% at year-end 2008, while the Tier 1 risk-based consolidated capital ratio was 9.1%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 7.8% at year-end 2008 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%.
The following table sets forth the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2008.

	Payment due by year
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
FHLB advances	$83,014	$2,785	$16,445	$34,806	$28,978
Federal funds purchased and other short-term borrowings	5,370	5,370	—	—	—
Operating lease obligations	6,391	966	1,588	1,128	2,709
Loan and line of credit and other commitments	84,997	84,997	—	—	—

Total contractual obligations	$179,772	$94,118	$18,033	$35,934	$31,687

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(Dollars in thousands, except share amounts)

	2008	2007
ASSETS
Cash and due from financial institutions	$19,632	$15,588
Interest-bearing deposits	10,000	—
Federal funds sold	4,000	16,480

Total cash and cash equivalents	33,632	32,068
Securities available for sale, at fair value	111,360	89,009
Securities held to maturity, at amortized cost	8,002	—

Total securities	119,362	89,009
Loans held for sale, at lower of cost or market	1,083	1,078
Loans	513,213	520,493
Less allowance for loan losses	(6,137)	(8,298)

Net loans	507,076	512,195
Real estate owned	5,071	1,406
Investment in FHLB stock	3,796	3,670
Premises and equipment, net	15,537	14,178
Investment in unconsolidated affiliates	1,277	1,270
Bank-owned life insurance	15,623	14,963
Accrued interest receivable and other assets	10,107	10,949

Total assets	$712,564	$680,786

LIABILITIES
Deposits
Noninterest-bearing	$49,018	$53,112
Interest-bearing	516,135	457,762

Total deposits	565,153	510,874
Federal funds purchased and other short-term borrowings	5,370	16,596
Federal Home Loan Bank advances	83,014	93,486
Accrued interest payable and other liabilities	2,968	2,762

Total liabilities	656,505	623,718

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	64,933	66,690
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income	835	87

Total shareholders’ equity	56,059	57,068

Total liabilities and shareholders’ equity	$712,564	$680,786

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 2008, 2007 and 2006
(Dollars in thousands, except per share amounts)

	2008	2007	2006
Interest and dividend income
Loans	$32,827	$38,781	$39,841
Taxable securities	3,954	3,585	3,447
Tax-exempt securities	1,010	892	942
Federal funds sold and other	614	298	177

Total interest income	38,405	43,556	44,407

Interest expense
Deposits	12,690	18,092	17,181
Borrowings	4,053	4,062	4,134

Total interest expense	16,743	22,154	21,315

Net interest income	21,662	21,402	23,092

Provision for loan losses	8,177	10,159	1,808

Net interest income after provision for loan losses	13,485	11,243	21,284
Noninterest income
Service charges on deposit accounts	2,653	2,656	2,660
Trust department income	910	876	738
Loss on sale of assets	(1,080)	(228)	(7)
Gain on sale of loans	193	344	350
Gain on sale of securities	307	33	—
Treasury management fees	533	551	562
Data processing servicing fees	491	408	336
Earnings on bank owned life insurance	660	567	498
Other	820	721	482

Total noninterest income	5,487	5,928	5,619

Noninterest expense
Salaries and employee benefits	9,918	9,643	9,043
Occupancy and equipment	4,452	3,663	3,225
Professional services	1,060	475	455
Advertising	447	427	401
Postage, freight and courier	306	286	317
Supplies	338	290	249
State franchise taxes	499	463	548
Federal deposit insurance premiums	604	90	59
Other	3,260	2,625	2,155

Total noninterest expense	20,884	17,962	16,452

Income (loss) before income taxes (credit)	(1,912)	(791)	10,451

Income tax expense (credit)	(2,241)	(930)	3,098

Net income	$329	$139	$7,353

Basic earnings per common share	$0.09	$0.04	$1.93

Diluted earnings per common share	$0.09	$0.04	$1.92

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Year ended December 31, 2008, 2007, and 2006
(In thousands)

	2008	2007	2006

Net income	$329	$139	$7,353

Unrealized gains on securities available for sale, net of related taxes of $490, $235 and $116 in 2008, 2007 and 2006, respectively	951	456	225
Reclassification adjustment for realized gains included in net income, net of taxes of $104 and $11 in 2008 and 2007, respectively	(203)	(22)	—

Comprehensive income	$1,077	$573	$7,578

Accumulated other comprehensive income (loss)	$835	$87	$(347)

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Year ended December 31, 2008, 2007 and 2006
(Dollars in thousands, except per share amounts)

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders'
	Stock	Earnings	Stock	Income (Loss)	Equity

Balance at January 1, 2006	$3,780	$63,552	$(10,506)	$(572)	$56,254

Net income	—	7,353	—	—	7,353
Unrealized gains on securities designated as available for sale, net of tax effects	—	—	—	225	225
Purchase of treasury stock- 11,684 shares at cost	—	—	(341)	—	(341)
Issuance of 550 shares of treasury stock	—	—	6	—	6
Dividends ($0.55 per share)	—	(2,098)	—	—	(2,098)

Balance at December 31, 2006	3,780	68,807	(10,841)	(347)	61,399

Net income	—	139	—	—	139
Unrealized gains on securities designated as available for sale, net of realized gains and tax effects	—	—	—	434	434
Purchase of treasury stock- 97,737 shares at cost	—	—	(2,653)	—	(2,653)
Issuance of 158 shares	5	—	—	—	5
Dividends ($0.60 per share)	—	(2,256)	—	—	(2,256)

Balance at December 31, 2007	3,785	66,690	(13,494)	87	57,068

Net income	—	329	—	—	329
Unrealized gains on securities designated as available for sale, net of realized gains and tax effects	—	—	—	748	748
Dividends ($0.56 per share)	—	(2,086)	—	—	(2,086)

Balance at December 31, 2008	$3,785	$64,933	$(13,494)	$835	$56,059

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2008, 2007 and 2006
(Dollars in thousands)

	2008	2007	2006
Cash flows from operating activities
Net income	$329	$139	$7,353
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,622	1,180	966
Provision for loan losses	8,177	10,159	1,808
Deferred income taxes	291	(1,051)	(12)
Gain on sale of securities	(307)	(33)	—
Gain on sale of loans	(193)	(344)	(350)
Loss on sale of assets	1,080	228	7
Premium amortization on securities, net	426	270	530
FHLB stock dividends	(192)	(66)	(210)
Loans originated for sale in the secondary market	(17,387)	(23,531)	(27,381)
Proceeds from sale of loans	17,575	23,875	27,731
Earnings on bank owned life insurance	(660)	(567)	(498)
Net changes in other assets and other liabilities	885	(2,199)	(2,507)

Net cash provided by operating activities	11,646	8,060	7,437

Cash flows used in investing activities
Securities available for sale
Purchases	(64,798)	(22,711)	(13,932)
Maturities, principal payments, and calls	35,512	22,194	22,183
Purchase of Federal Home Loan Bank stock	—	—	(71)
Net change in loans	(9,243)	22,632	(976)
Premises and equipment expenditures	(2,981)	(5,890)	(1,580)
Purchase of bank-owned life insurance policies	—	(5,000)	—
Proceeds from sale of real estate owned	1,238	745	386
Investment in unconsolidated affiliates	(7)	(302)	(354)

Net cash provided by (used in) investing activities	(40,279)	11,668	5,656

Cash flows provided by (used in) financing activities
Net change in deposits	54,279	(13,220)	20,189
Net change in federal funds purchased and other short-term borrowings	(11,226)	14,820	(23,835)
Proceeds from Federal Home Loan Bank advances	205	26,500	29,000
Repayment of Federal Home Loan Bank advances	(10,677)	(26,750)	(38,189)
Purchase of treasury stock	—	(2,653)	(341)
Issuance of treasury stock	—	5	6
Cash dividends paid	(2,384)	(2,256)	(2,098)

Net cash provided by (used in) financing activities	30,197	(3,554)	(15,268)

Net change in cash and cash equivalents	1,564	16,174	(2,175)
Cash and cash equivalents at beginning of year	32,068	15,894	18,069

Cash and cash equivalents at end of year	$33,632	$32,068	$15,894

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2008, 2007 and 2006
(Dollars in thousands)

	2008	2007	2006
Supplemental disclosure of cash flow information Cash paid during the year for:
Interest on deposits and borrowings	$16,868	$22,160	$20,841

Income taxes	$1,145	$1,805	$4,214

Supplemental disclosure of non cash investing and financing activities:
Unrealized gains on securities designated as available for sale, net of related tax effects	$951	$456	$225

Transfers from loans to real estate owned	$6,190	$2,379	$—

Loans originated upon sale of real estate owned	$—	$384	$—

Cash dividends declared but unpaid	$298	$595	$534

Transfer of securities from available for sale to the held to maturity classification	$8,002	$—	$—

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (DCB) and its wholly-owned subsidiaries, The Delaware County Bank and Trust Company (Bank), DCB Title Services, LLC, DataTasx LLC and ORECO (collectively referred to hereinafter as the Corporation). All intercompany transactions and balances have been eliminated in the consolidated financial statements.
Nature of Operations: The Corporation provides financial services through its 19 banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank also operates a trust department, engages in mortgage banking operations, and supplies data processing and business recovery services to other financial institutions.
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
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income includes premium amortization and accretion of discounts on securities. Securities are written down to fair value when a decline in fair value is determined to be other than temporary. The Corporation reviews the investment portfolio on a regular basis for other than temporary security impairments. In the event a specific security is determined to be other than temporarily impaired, the Corporation will reduce the carrying value of that security for the amount of the impairment.
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
A loan is impaired when full payment under the original loan terms is not expected. Commercial and industrial loans, commercial and multi-family real estate, and land development loans are individually evaluated for impairment. If a loan is impaired, the loan amount exceeding fair value, based on the most current information available, is charged off. If no specific impairment is identified an allowance based on loss history for similar types of loans may be applied. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, such loans are not separately identified for impairment disclosures.
Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 49% of total loans at December 31, 2008. Loans for commercial purposes comprise 9% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 37% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 5% of total loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At December 31, 2008, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.
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
Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $40 and $46 at December 31, 2008 and 2007.
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
December 31, 2008, 2007 and 2006
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
The computation of earnings per share is based upon the following weighted-average shares outstanding for the years ended December 31:

	2008	2007	2006

Weighted-average common shares outstanding (basic)	3,717,385	3,743,157	3,816,322

Dilutive effect of assumed exercise of stock options	—	2,927	17,787

Weighted-average common shares outstanding (diluted)	3,717,385	3,746,084	3,834,109

Options to purchase 159,284 shares of common stock with a weighted-average exercise price of $22.92 were outstanding as of December 31, 2008, but were excluded from the computation of common share equivalents for the year then ended because the exercise price was greater than the average stock price.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
Stock option plan
The Corporation’s shareholders approved an employee share option plan (the “Plan”) in May 2004. This plan grants certain employees the right to purchase shares at a predetermined price. The plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years. During the twelve months ended December 31, 2008, options for 57,643 shares were granted to employees under the plan, at an exercise price of $16.90. At December 31, 2008, 39,220 shares were exercisable and 140,130 shares were available for grant under this plan.
The Corporation accounts for its stock option plan in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. The fair value of each option was estimated on the date of grant using the modified Black-Scholes options pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.75% for 2008, 2007 and 2006; expected volatility of 12.0% for 2008, 2007 and 2006; risk-free interest rates of 2.25% for 2008 and 4.75% for both 2007 and 2006; and expected lives of 10 years for each grant. At December 31, 2008 and 2007, outstanding options had no intrinsic value.
The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the US Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on historical volatility of the Corporation’s stock.
The Company recorded $75, $83 and $67 in compensation cost for equity-based awards that vested during the years ended December 31, 2008, 2007 and 2006, respectively. The Corporation has $341 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock option plan as of December 31, 2008, which is expected to be recognized over a weighted-average period of 4.5 years.
A summary of the status of the Corporation’s stock option plan as of December 31, 2008, and changes during the year is presented below:

	Year Ended
	December 31,
	2008
			WEIGHTED
		WEIGHTED	AVERAGE
		AVERAGE	REMAINING	AGGREGATE
		EXERCISE	CONTRACTUAL	INTRINSIC
	SHARES	PRICE	LIFE	VALUE
Outstanding at beginning of year	108,051	$25.80	8.9 years	$—
Granted	57,643	16.90	9.8 years	—
Forfeited	(6,410)	22.46

Outstanding at end of year	159,284	$22.92	9.2 years	$—

Options exercisable at year end	39,220	$26.03		$—

Weighted-average fair value of options granted during the year		$1.01		$—

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
A summary of the status of the Corporation’s stock option plan as of December 31, 2007 and 2006 and changes during the years is presented below:

	Year Ended		Year Ended
	December 31, 2007		December 31, 2006
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE
Outstanding at beginning of year	70,040	$27.19	40,687	$25.31
Granted	44,214	23.43	34,532	29.94
Exercised	(158)	28.69	(427)	30.26
Forfeited	(6,045)	26.20	(4,752)	28.56

Outstanding at end of year	108,051	$25.80	70,040	$27.19

Options exercisable at year end	21,553	$26.13	8,959	$24.49

Weighted-average fair value of options granted during the year		$2.57		$6.19

The following information applies to options outstanding at December 31, 2008:

NUMBER OUTSTANDING	RANGE OF EXERCISE PRICES

104,220	$23.00 - $30.70
55,064	$16.90
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists solely of net unrealized gains (losses) on securities available for sale, which is recognized as a separate component of shareholders’ equity.
Recent Accounting Standards:
In September 2006, the Financial Accounting Standards Board (FASB) ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
The Corporation has no split-dollar life insurance arrangements, therefore the adoption of Issue 06-4 effective January 1, 2008, had no material effect on the Corporation’s consolidated statements of financial position or results of operations.
In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with FASB’s long term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or January 1, 2008 as to the Corporation, and interim periods within those fiscal years. The Corporation did not elect the fair value option for any assets or liabilities upon adoption of SFAS No. 159 effective January 1, 2008, therefore the Statement had no material effect on the consolidated statements of financial condition or results of operations.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations", which replaces SFAS 141. The Statement applies to all transactions or other events in which one entity obtains control of one or more businesses. It requires all assets acquired, liabilities assumed and any noncontrolling interest to be measured at fair value at the acquisition date. The Statement requires certain costs such as acquisition-related costs that were previously recognized as a component of the purchase price, and expected restructuring costs that were previously recognized as an assumed liability, to be recognized separately from the acquisition as an expense when incurred.
FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The adoption of SFAS 141 (R) is not expected to have a material effect on the Corporation’s financial statements.
Concurrent with SFAS No. 141 (revised 2007), the FASB recently issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51”. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (formerly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. A subsidiary, as defined by SFAS No. 160, includes a variable interest entity that is consolidated by a primary beneficiary.
A noncontrolling interest in a subsidiary, previously reported in the statement of financial position as a liability or in the mezzanine section outside of permanent equity, will be included within consolidated equity as a separate line item upon the adoption of SFAS No. 160. Further, consolidated net income will be reported at amounts that include both the parent (or primary beneficiary) and the noncontrolling interest with separate disclosure on the face of the consolidated statement of income of the amounts attributable to the parent and to the noncontrolling interest.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of SFAS No. 160 is not expected to have a material effect on the Corporation’s financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,000 and $801 was required to meet regulatory clearing balance requirements at December 31, 2008 and 2007, respectively. The balances maintained do not earn interest, but do provide an earnings credit used to offset transaction fees.
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. These restrictions pose no practical limit on the ability of the Bank or DCB to pay dividends at historical levels as of December 31, 2008. However, due to limitations imposed at the Bank attributable to reduced 2007 earnings, the Bank is required to receive regulatory approval prior to paying dividends to DCB.
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
Advertising and Marketing: Advertising and other marketing costs are expensed as incurred.
Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income.
NOTE 2 — SECURITIES
The fair value of securities available for sale and the related unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost

2008
U.S. Government and agency obligations	$33,197	$705	$—	$32,492
States and municipal obligations	29,161	286	(346)	29,221
Mortgage-backed securities	48,930	658	(52)	48,324

Total debt securities	111,288	1,649	(398)	110,037
Other securities	72	30	(15)	57

Total	$111,360	$1,679	$(413)	$110,094

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost

2007
U.S. Government and agency obligations	$24,540	$87	$(10)	$24,463
States and municipal obligations	23,708	163	(20)	23,565
Corporate bonds	7,894	—	(108)	8,002
Mortgage-backed securities	32,773	135	(152)	32,790

Total debt securities	88,915	385	(290)	88,820
Other securities	94	45	(9)	58

Total	$89,009	$430	$(299)	$88,878

The amortized cost and estimated fair values of securities held to maturity at December 31, 2008 were as follows:

		Estimated
	Amortized	Fair
	Cost	Value

Collateralized debt obligations	$8,002	$4,079

During the year ended December 31, 2008, management elected to transfer the Corporation’s investment in collateralized debt obligations from available-for-sale to a held-to-maturity classification. The transfer was affected at estimated fair value based upon a level three calculation of fair value pursuant to SFAS 157. This transfer was made in consideration of the Corporation’s investment strategy decisions. The Corporation’s investment policy and other risk policies and procedures is intended to be part of an integrated framework of policies and procedures that provide internal controls to guide management in the day-to-day operations of the institution while reducing the risk of loss.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:
2008

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

State and municipal obligations	33	$12,246	$(342)	1	$302	$(2)	34	$12,548	$(344)
Collateralized debt obligations	—	—	—	2	4,079	(3,923)	2	4,079	(3,923)
Mortgage-backed securities and other	39	6,130	(37)	17	729	(30)	56	6,859	(67)

Total temporarily impaired securities	72	$18,376	$(379)	20	$5,110	$(3,955)	92	$23,486	$(4,334)

2007

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	—	$—	$—	6	$4,783	$(10)	6	$4,783	$(10)
State and municipal obligations	4	1,245	(8)	7	2,839	(12)	11	4,084	(20)
Collateralized debt obligations	2	7,894	(108)	—	—	—	2	7,894	(108)
Mortgage-backed securities and other	51	5,804	(44)	45	12,389	(117)	96	18,193	(161)

Total temporarily impaired securities	57	$14,943	$(160)	58	$20,011	$(139)	115	$34,954	$(299)

Management has the intent and ability to hold these securities until the values recover up to the Company’s cost basis. The decline in the fair values of the state and municipal obligations and the mortgage-backed securities is primarily due to the effects of changes in market interest rates. The fair values are expected to recover as the securities approach maturity dates.
The collateralized debt obligations included in the above schedule are categorized as held-to-maturity, and were priced utilizing a Level 3 methodology due to the inactivity in the market for these types of securities and the unavailability of standard market pricing. Management was able to obtain pricing from a third-party that was based on the third-party’s assumptions regarding cash flow, potential credit losses and the principal prepayment speeds. Management has the intent and ability to hold these securities to maturity, and based on recent analysis expects to receive full principal and interest payments according to the bonds terms based on the underlying strength and performance of the collateral. Management has concluded that the bonds are not other than temporarily impaired at December 31, 2008.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
Substantially all mortgage-backed securities are backed by pools of mortgages that are insured or guaranteed by the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).
At December 31, 2008, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
The amortized cost and estimated fair value of debt securities, including securities held-to-maturity, at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date.

Fair
Value

Due in one year or less	$2,417
Due from one to five years	18,556
Due from five to ten years	25,572
Due after ten years	23,814
Mortgage-backed securities	48,931

Total debt securities	119,290
Other securities	72

Total	$119,362

Sales and calls of securities were as follows.

	2008	2007	2006

Proceeds from sales and/or calls	$728	$8,558	$12,397
Gross gains	307	33	—
During 2008, the Corporation received proceeds from VISA, Inc. in partial liquidation of restricted shares, resulting in a gross gain of $278.
Securities with a carrying amount of $105,737 and $88,915 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and other obligations.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 3 — LOANS
At December 31, 2008 and 2007, loans were comprised of the following:

	2008	2007

Commercial and industrial	$45,597	$41,500
Commercial real estate	207,968	193,608
Residential real estate and home equity	192,331	200,931
Real estate construction and land development	41,897	49,037
Consumer and credit card	25,249	35,066

	513,042	520,142
Add: Net deferred loan origination costs	171	351

Total loans receivable	$513,213	$520,493

The Bank originates and sells loans and participating interests in loans on the secondary market and to other financial institutions, retaining servicing on such loans sold. Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of loans serviced for others totaled $32,285 and $31,181 at December 31, 2008 and 2007, respectively.
Loans to principal officers, directors, and their related affiliates in 2008 in the normal course of business were as follows.

Balance at December 31, 2007	$19,223
New loans	8,161
Repayments	(8,181)

Balance at December 31, 2008	$19,203

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses was as follows:

	2008	2007	2006
Balance beginning of year	$8,298	$5,442	$5,535
Provision for loan losses	8,177	10,159	1,808
Loans charged-off	(10,654)	(7,691)	(2,335)
Recoveries	316	388	434

Balance at end of year	$6,137	$8,298	$5,442

Impaired loans were as follows at year-end:

	2008	2007	2006
Loans with no allocated allowance for unconfirmed loan losses	$4,644	$538	$—
Loans with allocated allowance for unconfirmed loan losses	8,166	9,800	5,189

Total	$12,810	$10,338	$5,189

Amount of the allowance for loan losses allocated to unconfirmed losses on impaired loans	$2,767	$2,114	$1,562

	2008	2007	2006
Average balance of impaired loans during the year	$13,301	$7,907	$2,584
Interest income recognized during impairment	—	—	—
Cash basis interest income recognized	—	—	—
Allowance on impaired loans was as follows at year-end:

	2008	2007	2006
Beginning balance	$2,114	$1,562	$1,060
Provision related to impaired loans	6,620	6,608	945
Loan charge-offs (net of recoveries)	(5,967)	(6,056)	(443)

Ending balance	$2,767	$2,114	$1,562

The allowance for impaired loans is included in the Corporation’s overall allowance for loan losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (continued)
Nonperforming loans were as follows at year-end:

	2008	2007	2006
Loans past due over 90 days still accruing interest	$1,146	$2,740	$3,307
Nonaccrual loans	4,698	10,360	5,189

Total	$5,844	$13,100	$8,496

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $821, $893, and $303, for years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, 2007 and 2006, management viewed all loans past due and still accruing interest as well-secured and in the process of collection.
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2008	2007
Land	$1,899	$1,899
Buildings	13,924	12,220
Furniture and equipment	12,847	11,569

	28,670	25,688
Accumulated depreciation	(13,133)	(11,510)

	$15,537	$14,178

The Corporation has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2008, 2007 and 2006 amounted to $1,080, $882 and $737, respectively. At December 31, 2008, the total future minimum lease commitments under these leases are summarized as follows.

2009	$966
2010	932
2011	656
2012	564
2013	564
Thereafter	2,709

$6,391

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS
Year-end interest-bearing deposits were as follows.

	2008	2007

Interest-bearing demand	$73,057	$65,310
Money market	123,646	179,820
Savings deposits	30,410	28,359
Time deposits
In denominations under $100,000	106,684	75,061
In denominations of $100,000 or more	182,338	109,212

	$516,135	$457,762

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of time deposits for the next five years were as follows:

2009	$217,162
2010	65,840
2011	3,845
2012	1,148
2013	1,027

$289,022

At December 31, 2008 and 2007 deposits received from officers, directors and their related affiliates totaled $1,826 and $2,034, respectively.
NOTE 7 — BORROWED FUNDS
Federal funds purchased and other short-term borrowings at December 31, 2008 were comprised of a demand note to the U.S. Treasury totaling $2,000 and $3,370 of short-term borrowings from another financial institution. The $3,370 of short-term borrowings was drawn on a line of credit totaling $7,500 at December 31, 2008. In January 2009, the line was renewed at $5,500 total available. The borrowing was collateralized by the Company’s stock ownership of the Bank. At December 31, 2007, such borrowings were comprised of a demand note to the U.S. Treasury totaling $1,986 and $14,610 of short-term borrowings from the Federal Reserve Bank and other institutions.
Advances from the Federal Home Loan Bank (FHLB) at year-end were as follows.

		2008	2007
Interest	Maturing year
rate range	ending December 31,
2.79% - 3.98%	2008	$—	$1,487
3.62% - 4.70%	2009	2,785	3,760
3.77% - 4.67%	2010	1,445	1,505
4.44% - 5.50%	2011	15,000	1,500
3.36% - 4.68%	2012	29,500	29,500
2.97% - 5.72%	Thereafter	34,284	55,734

		$83,014	$93,486

Weighted-average interest rate		4.28%	4.23%
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 7 — BORROWED FUNDS (Continued)
As a member of the FHLB of Cincinnati, the Bank has the ability to obtain borrowings based on it’s investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family, multi-family, farm real estate and commercial real estate loan portfolios and all shares of FHLB stock totaling $245,619 and $3,796, respectively, at December 31, 2008 and $242,122 and $3,670, respectively, at December 31, 2007.
At December 31, 2008, required annual principal payments on FHLB advances were as follows:

2009	$2,785
2010	1,445
2011	15,000
2012	29,500
2013	5,306
Thereafter	28,978

$83,014

Of the total $83,014 in outstanding FHLB advances at December 31, 2008, approximately $44.5 million were callable at specified intervals at the discretion of the FHLB.
NOTE 8 — RETIREMENT PLANS
The Corporation provides a 401(k) savings plan for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the 401(k) Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested immediately and Corporation contributions are fully vested after three years. The 2008, 2007 and 2006 expenses related to this plan were $157, $138 and $146, respectively.
The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $101, $93 and $54 in 2008, 2007 and 2006, respectively. The total accrued liability under this plan was $478 and $405 at December 31, 2008 and 2007, respectively.
The Corporation has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Corporation as the beneficiary. While no direct connection exists between the deferred compensation plan and the life insurance contracts, it is
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
management’s current intent that the earnings on the insurance contracts be used as a funding source for benefits payable under the plan.
NOTE 9 — FEDERAL INCOME TAXES
Income tax expense (credits) were as follows.

	2008	2007	2006

Current	$(2,377)	$121	$3,110
Deferred	136	(1,051)	(12)

Totals	$(2,241)	$(930)	$3,098

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows.

	2008	2007	2006
Income taxes (credits) computed at the statutory federal income tax rate	$(650)	$(269)	$3,553
Tax exempt income	(562)	(512)	(521)
Credit for change in estimate	(1,061)	—	—
Other	32	(149)	66

Totals	$(2,241)	$(930)	$3,098

Effective federal income tax rate	* %	* %	29.6%

*	Not meaningful in net loss year.
Year-end deferred tax assets and liabilities were comprised of the following.

	2008	2007
Deferred tax assets
Allowance for loan losses	$2,087	$2,822
Depreciation	123	—
Deferred compensation	162	138
Deferred loan origination fees and costs	12	—
Dividend	122	—

	2,506	2,960
Deferred tax liabilities
FHLB stock dividends	(471)	(406)
Unrealized gain on securities available for sale	(431)	(45)
Deferred loan origination fees and costs	—	(23)
Leases	—	(24)
Depreciation	—	(330)
Mortgage servicing rights	(13)	(16)
Other	(1)	(4)

	(916)	(848)

Net deferred tax asset	$1,590	$2,112

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
Management is of the opinion that no valuation allowance is necessary with respect to the deferred tax asset based on the amount of taxes currently payable and available for carryback.
During 2008, management determined that a change in estimate was necessary to adjust deferred tax assets and accordingly, recorded a credit to federal income tax expense of $1,061, or $0.29 per share.
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
The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

	2008		2007
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to extend credit	$2,258	$46,101	$2,267	$76,095
Unused lines of credit and letters of credit	$—	$35,425	$—	$28,295
Commitments to make loans are generally made for periods of 30 days or less. The fixed-rate loan commitments have interest rates ranging from 2.25% to 8.36% for 2008 and 4.00% to 9.75% in 2007. Maturities for loans subject to these fixed-rate commitments range from up to 1 to 30 years. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates at December 31, 2008, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flows from operations and existing excess liquidity.
In addition the Corporation has an investment in an unconsolidated affiliate in a mezzanine financing fund with an outstanding commitment of $1,103.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
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
The Bank met the well-capitalized requirements, as previously defined, at December 31, 2008. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators in 2008 that would have changed the classification.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL (Continued)
Actual and required capital ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total capital to risk-weighted assets
Consolidated	$61,356	11.1%	$44,288	8.0%	N/A	N/A
Bank	59,377	10.8	43,909	8.0	$54,887	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	55,219	10.0	22,144	4.0	N/A	N/A
Bank	53,240	9.7	21,955	4.0	32,933	6.0
Tier 1 (core) capital to average assets
Consolidated	55,219	7.6	28,894	4.0	N/A	N/A
Bank	53,240	7.4	28,796	4.0	35,995	5.0

2007
Total capital to risk-weighted assets
Consolidated	$63,667	11.9%	$42,824	8.0%	N/A	N/A
Bank	60,207	11.7	41,308	8.0	$51,635	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	56,976	10.6	21,412	4.0	N/A	N/A
Bank	40,753	7.9	20,654	4.0	30,981	6.0
Tier 1 (core) capital to average assets
Consolidated	56,976	8.5	26,872	4.0	N/A	N/A
Bank	40,753	6.1	27,044	4.0	33,805	5.0
Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. At December 31, 2008 and 2007, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$33,632	$33,632	$32,068	$32,068
Securities available for sale	111,360	111,360	89,009	89,009
Securities held to maturity	8,002	4,079	—	—
Loans held for sale	1,083	1,083	1,078	1,078
Loans	513,213	517,956	520,493	529,057
FHLB stock	3,796	3,796	3,670	3,670
Accrued interest receivable	2,790	2,790	3,340	3,340

Financial liabilities
Noninterest-bearing deposits	$49,018	$49,018	$53,112	$53,112
Interest-bearing deposits	516,135	508,503	457,762	450,896
Federal funds purchased and other short-term borrowings	5,370	5,370	16,596	16,596
FHLB advances	83,014	82,258	93,486	92,334
Accrued interest payable	1,309	1,309	1,434	1,434
The estimated fair value of cash and cash equivalents, FHLB stock, accrued interest receivable, noninterest bearing deposits, federal funds purchased and other short-term borrowings and accrued interest payable approximates the related carrying amounts. Estimated fair value for securities held-to-maturity is based on independent third-party evaluation including discounted cash flows and other market assumptions. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
FAIR VALUE MEASUREMENTS
Effective January 1, 2008, the Corporation adopted SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 has been applied prospectively as of the beginning of the period.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The standard describes three levels of inputs that may be used to measure fair value:
Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities
Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government agency bonds and mortgage-backed securities and equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include other less liquid securities.
The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)

Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Available for sale securities	$111,360	$1,926	$109,434	$—
Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Impaired loans
At December 31, 2008, impaired loans consisted primarily of loans secured by nonresidential and commercial real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.
The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008.

Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$5,528	$—	$—	$5,528
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 13 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of DCB Financial Corp was as follows.
CONDENSED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
Assets
Cash and cash equivalents	$2,388	$36
Investment in Bank	54,069	40,821
Subordinated note from Bank	—	16,510
Investment in affiliates	1,541	1,299
Other assets	4,757	1,040

Total assets	$62,755	$59,706

Liabilities
Short term borrowings	$3,370	$2,610
Other liabilities	3,326	28

Shareholders’ Equity	56,059	57,068

Total liabilities and shareholders’ equity	$62,755	$59,706

CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Income
Dividends from Bank subsidiary	$1,229	$5,300	$7,350
Equity in undistributed earnings (excess-distributions) of Bank	(501)	(5,002)	308
Other	889	1,015	565

Total income	1,617	1,313	8,223

Operating expenses	1,288	1,174	870

Net income	$329	$139	$7,353

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 14 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$329	$139	$7,353
Adjustments to reconcile net income to cash provided by operating activities:
(Undistributed earnings of) excess distributions from Bank	501	5,002	(308)
Net change in other assets and liabilities	638	3,359	(2,431)

Net cash from operating activities	1,468	8,500	4,614

Cash flows used in investing activities
Investment in unconsolidated affiliates	(242)	(320)	(354)
(Issuance) repayment of subordinated note to Bank	16,510	1,142	(750)
Investment in Bank	(13,000)	(5,500)	—

Net cash from investing activities	3,268	(4,678)	(1,104)

Cash flows from financing activities
Cash dividends paid	(2,384)	(2,256)	(2,098)
Proceeds from exercise of stock options	—	5	—
Purchase of treasury stock, net	—	(2,653)	(335)

Net cash from financing activities	(2,384)	(4,904)	(2,433)

Net change in cash and cash equivalents	2,352	(1,082)	1,077
Cash and cash equivalents at beginning of year	36	1,118	41

Cash and cash equivalents at end of year	$2,388	$36	$1,118

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 15 — SIGNIFICANT ESTIMATES AND CONCENTRATIONS
At December 31, 2008, approximately 9.79% of the Bank’s deposits were received from public institutions. These concentrations pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2008 by the Corporation’s available lending and borrowing capacity.
Current Economic Conditions
The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The consolidated financial statements have been prepared using values and information currently available to the Corporation.
Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.
NOTE 16 — DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2008, 2007, and 2006.

	2008	2007	2006
Bank premises rent	$830	$625	$486
Bank premises maintenance	484	405	398
Bank premises depreciation	535	356	281
Equipment lease	250	257	251
Equipment depreciation	967	700	493
Software maintenance	860	681	624
Other	526	639	692

Total	$4,452	$3,663	$3,225

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
The following table details the composition of other operating expenses for the years ended December 31, 2008, 2007, and 2006.

	2008	2007	2006
ATM and debit cards	$546	$456	$379
Telephone	486	308	374
Other	2,228	1,861	1,402

Total	$3,260	$2,625	$2,155

NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited)
The following tables summarize the Corporation’s quarterly results for the years ended December 31, 2008 and 2007.

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2008:

Total interest income	$8,953	$9,525	$9,787	$10,140
Total interest expense	3,943	4,004	4,126	4,670

Net interest income	5,010	5,521	5,661	5,470
Provision for losses on loans	4,177	2,800	600	600
Noninterest income	1,328	865	1,516	1,778
Noninterest expense	5,635	5,452	4,946	4,851

Income (loss) before income taxes (credits)	(3,474)	(1,866)	1,631	1,797
Federal income tax expense (credit)	(1,493)	(1,654)	407	499

Net income (loss)	$(1,981)	$(212)	$1,224	$1,298

Earnings (loss) per share:
Basic	$(0.53)	$(0.06)	$0.33	$0.35
Diluted	$(0.53)	$(0.06)	$0.33	$0.35
A significant increase was recorded to the provision for loan losses during December 2008 as a result of increased charge-off’s recognized.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2007:

Total interest income	$10,186	$10,959	$11,192	$11,219
Total interest expense	5,125	5,545	5,744	5,740

Net interest income	5,061	5,414	5,448	5,479
Provision for losses on loans	7,375	1,100	1,069	615
Noninterest income	1,291	1,712	1,446	1,479
Noninterest expense	4,751	4,511	4,509	4,191

Income (loss) before income taxes (credit)	(5,774)	1,515	1,316	2,152
Federal income tax expense (credit)	(2,123)	432	120	641

Net income (loss)	$(3,651)	$1,083	$1,196	$1,511

Earnings (loss) per share:
Basic	$(0.97)	$0.29	$0.32	$0.40
Diluted	$(0.97)	$0.29	$0.32	$0.40
A significant increase was recorded to the provision for loan losses during December 2007 as a result of increased charge-off’s recognized and an increase in the level of delinquent and impaired loans.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Dollars in thousands)
NOTE 18 — SUBSEQUENT EVENT
In February 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund (DIF). The amended restoration plan extended the period of time to raise the DIF reserve ratio to 1.15 percent from five to seven years. The amended restoration plan also includes a final rule that sets assessment rates. Under this final rule, beginning on April 1, 2009 the Corporation expects the FDIC premium assessed to the Corporation to increase.
The Board of the FDIC also adopted an interim rule imposing a 20 basis point special assessment on insured institutions as of June 30, 2009 which will be payable on September 30, 2009. The interim rule would also allow the assessment of additional special assessments of up to 10 basis points after June 30, 2009 as deemed necessary. Comments on the interim rule are due within 30 days of publication in the Federal Register. On March 5, 2009, the FDIC announced its intention to cut the agencies planned special emergency assessment in half, from 20 to 10 basis points, provided that Congress clears legislation expanding the FDIC’s line of credit with Treasury to $100 billion.
While the Corporation has not fully evaluated the impact the increased assessment rates and the pending special assessment will have on the 2009 financial results, it is anticipated the impact will be material to the 2009 results of operations.

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), DCB Financial Corp’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 27, 2009, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ BKD, LLP
Cincinnati, Ohio
March 27, 2009

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the consolidated statement of financial condition (not included herein) of DCB Financial Corp as of December 31, 2006, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows of DCB Financial Corp for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
As more fully described in Note 1, DCB Financial Corp changed its method of accounting for share-based compensation plans in accordance with Statement of Financial Accounting Standards No. 123(R) as of January 1, 2006.
/s/ GRANT THORNTON, LLP
Grant Thornton, LLP
New York, New York
March 15, 2007

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited DCB Financial Corp’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, DCB Financial Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of DCB Financial Corp and our report dated March 27, 2009, expressed an unqualified opinion thereon.
/s/BKD, LLP
Cincinnati, Ohio
March 27, 2009