Form 10-K, Exhibit 13
period 2009-12-31
DCB FINANCIAL CORP
filed 2010-03-31
CIK 1025877

EXHIBIT 13
Business of DCB Financial Corp
DCB Financial Corp (“DCB” or the “Corporation”) was incorporated under the laws of the State of Ohio on March 14, 1997, upon approval by the shareholders of The Delaware County Bank and Trust Company (the “Bank”) for the purpose of becoming a financial institution bank holding company by acquiring all of the outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is a wholly-owned subsidiary of DCB.
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
DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio. Real estate values have historically been stable, although during 2009 real estate values declined in DCB’s market area. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities and loan and security sales.
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
Common Stock and Shareholder Matters
DCB had 3,717,385 common shares outstanding on March 15, 2010, held of record by approximately 1,470 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009

High	$9.00	$9.00	$10.75	$9.50
Low	5.10	5.40	7.65	6.50
Dividends per share	0.02	0.02	0.02	0.00

	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

High	$17.00	$16.00	$15.50	$14.75
Low	12.90	13.55	12.50	8.00
Dividends per share	0.16	0.16	0.16	0.08
Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2009 or 2008 that were not registered under the Securities Acts.
Income of DCB primarily consists of dividends, which may be declared by the Board of Directors of the Bank and paid on common shares of the Bank held by DCB. During 2009 management of DCB has ceased the payment of regular cash dividends and, no assurances can be given that any dividends will be declared or, if declared in the future, what the amount of any such dividends will be. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.
Selected Consolidated Financial Information and Other Data
The following tables set forth certain information concerning the consolidated financial condition, results of operations and other data regarding DCB at the dates and for the periods indicated.

Selected consolidated financial
condition data:	At December 31,
(In thousands)	2009	2008	2007	2006	2005

Total assets	$675,022	$712,564	$680,786	$684,004	$690,896
Cash and cash equivalents	41,453	34,658	32,068	15,894	18,069
Securities available for sale	94,100	111,360	89,009	88,071	96,580
Securities held to maturity	1,752	8,002	—	—	—
Net loans	479,003	507,076	512,195	547,021	547,510
Deposits	557,455	565,153	510,874	524,094	503,906
Borrowed funds	66,159	88,384	110,082	95,512	128,535
Shareholders’ equity	49,343	56,059	57,068	61,399	56,254

Selected Operating Data	Year ended December 31,
(In thousands, except per share data)	2009	2008	2007	2006	2005

Interest income	$32,341	$38,405	$43,556	$44,407	$36,566
Interest expense	10,558	16,743	22,154	21,315	13,750

Net interest income	21,783	21,662	21,402	23,092	22,816
Provision for loan losses	9,398	8,177	10,159	1,808	2,000

Net interest income after provision for loan losses	12,385	13,485	11,243	21,284	20,816
Noninterest income	3,219	5,487	5,928	5,619	5,654
Noninterest expense	22,989	20,884	17,962	16,452	15,665

Income (loss) before income tax	(7,385)	(1,912)	(791)	10,451	10,805
Income tax expense (credit)	(3,185)	(2,241)	(930)	3,098	3,249

Net income (loss)	$(4,200)	$329	$139	$7,353	$7,556

Per Share Data:
Basic earnings (loss) per share	$(1.13)	$0.09	$0.04	$1.93	$1.94

Diluted earnings (loss) per share	$(1.13)	$0.09	$0.04	$1.92	$1.94

Dividends declared per share	$0.06	$0.56	$0.60	$0.55	$0.48

	At or for the year ended December 31,
Selected Financial Ratios:	2009	2008	2007	2006	2005

Interest rate spread	3.21%	2.97%	2.90%	2.85%	3.37%
Net interest margin	3.38	3.29	3.36	3.48	3.66
Return on average equity	*	0.55	0.23	12.55	13.68
Return on average assets	*	0.05	0.02	1.05	1.15
Average equity to average assets	7.64	8.42	8.88	8.39	8.41
Dividend payout ratio	*	*	*	28.50	24.74
Allowance for loan losses as a percentage of loans past due over 90 days	84.08	105.01	64.05	64.05	114.53

*	Not meaningful.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share amounts)
Introduction
In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2009, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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
Recent Accounting Standards: FASB ASC 805-10 contains guidance relating to business combinations and applies to all transactions or other events in which one entity obtains control of one or more businesses. It requires all assets acquired, liabilities assumed and any noncontrolling interest to be measured at fair value at the acquisition date. The guidance requires certain costs such as acquisition-related costs that were previously recognized as a component of the purchase price, and expected restructuring costs that were previously recognized as an assumed liability, to be recognized separately from the acquisition as an expense when incurred.
The standards apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 as to the Corporation) and may not be applied before that date. The Corporation adopted the new guidance effective January 1, 2009, as required, without material effect on the Corporation’s financial statements.
FASB ASC 810-10 relates to noncontrolling interests in consolidated financial statements, and establishes accounting and reporting standards for the noncontrolling interest (formerly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. A subsidiary includes a variable interest entity that is consolidated by a primary beneficiary.
A noncontrolling interest in a subsidiary, previously reported in the statement of financial position as a liability or in the mezzanine section outside of permanent equity, is required to be included within consolidated equity as a separate line item. Further, consolidated net income will be reported at amounts that include either the parent (or primary beneficiary) and the noncontrolling interest with separate disclosure on the face of the consolidated statement of income of the amounts attributable to the parent and to the noncontrolling interest.

The standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Corporation adopted FASB ASC 810-10 effective January 1, 2009, as required, without material effect on the Corporation’s financial statements.
FASB ASC 820-10 governs the determination of when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly, and addresses the criteria to be used in the determination of an active market in determining whether observable transactions are Level 1 or Level 2 under the fair value hierarchy. The guidance reiterates that fair value is based on the notion of exit price in an orderly transaction between willing market participants at the valuation date and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.
FASB ASC 310-10 governs recognition and presentation of other-than-temporary impairments and replaces the requirement that an entity’s management must assert it has both the intent and the ability to hold an impaired debt security until recovery with a requirement that management assert:
•	It does not have the intent to sell the security; and
•	It is more-likely-than-not it will not have to sell the security before recovery of its amortized cost basis less any current period credit losses
If those two assertions are true, only the portion of the impairment due to credit loss is recorded in income. Other portions of the impairment (any portions not related to credit loss) are recorded in other comprehensive income. Credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. If the present value of cash flows expected to be collected is less than the amortized cost basis of the security, the entire amortized cost basis of the security will not be recovered (that is, a credit loss exists) and an other-than-temporary impairment shall be considered to have occurred and the portion of the loss attributable to the credit loss is recorded in net income. The guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.
FASB ASC 825-10 governs interim disclosures about fair values of financial instruments and requires publicly traded companies to include disclosures about fair value in interim financial statements for all financial instruments. The specific disclosures required include the method(s) and significant assumptions used to estimate the fair value of financial instruments, as well as changes in those methods and assumptions, and the carrying values of those instruments. The disclosures must clearly identify how the carrying value reported in the disclosures relates to what is reported in the statement of financial position. The guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.
Management adopted the foregoing three new issues effective June 30, 2009, as required. Adoption of the standards resulted in the recognition of credit-related other-than-temporary impairment on held-to-maturity securities totaling $2,621 and non-credit-related other-than-temporary impairment totaling $3,680, or $1,730 and $2,429, respectively, net of tax, during 2009.
FASB ASC 860-10 relates to accounting for transfers of financial assets and changes the derecognition guidance for transferors of financial assets, including entities that sponsor securitizations. The standard also eliminates the exemption from consolidation for qualifying special-purpose entities (QSPEs). As a result, all existing QSPEs need to be evaluated to determine whether the QSPE should be consolidated.

FASB ASC 860-10 is effective as of the beginning of a reporting entity’s first annual reporting period beginning after November 15, 2009 (January 1, 2010 as to the Corporation), for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The recognition and measurement provisions must be applied to transfers that occur on or after the effective date. Early application is prohibited. The standard also requires additional disclosures about transfers of financial assets that occur both before and after the effective date. The Corporation adopted the standard effective January 1, 2010, without significant effect on its consolidated financial statements.
FASB ASC 860-10 also improves how enterprises account for and disclose their involvement with variable interest entities (VIE’s), which are special-purpose entities, and other entities whose equity at risk is insufficient or lack certain characteristics. Among other things, FASB ASC 860-10 changes how an entity determines whether it is the primary beneficiary of a variable interest entity (VIE) and whether that VIE should be consolidated. The standard requires an entity to provide significantly more disclosures about its involvement with VIEs. As a result, the Corporation must comprehensively review its involvements with VIEs and potential VIEs, including entities previous considered to be qualifying special purpose entities, to determine the effect on its consolidated financial statements and related disclosures.
FASB ASC 860-10 is effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009 (January 1, 2010 as to the Corporation) and for interim periods within the first annual reporting period. Earlier application is prohibited. The Corporation adopted the standard effective January 1, 2010, without significant effect on its consolidated financial statements.
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

The valuation of other assets requires that management utilize a variety of estimates and analysis to determine whether an asset is impaired or other-than-temporarily impaired. After determining the appropriate methodology for fair value measurement, management then evaluates whether or not declines in fair value below book value are temporary or other-than-temporary impairments. If it is determined that measured impairment is other-than-temporary the appropriate loss recognition is recorded within the period that OTTI is recognized. Generally, management utilizes third parties to provide appraisals, analysis or market pricing in support of OTTI analysis.
Overview of 2009
The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services. The Bank also provides treasury management, bond registrar and paying agent services.
The Corporation, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, Licking, Morrow, Marion and Union Counties, Ohio. General economic conditions in the Corporation’s market area have been under some pressures mainly attributable to market interest rate conditions, competition and a slow down in the economy. Real estate values, especially in the Bank’s core geographic area, have declined during 2009.
Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank’s construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. Construction loans also are generally made in amounts of 80% or less of the value of collateral.
The Corporation currently operates in an economic environment that has caused and continues to cause lowered earnings due to higher credit defaults across the banking industry. Management addressed these economic issues through a change in infrastructure, increasing its resources related to credit and compliance and by creating strategies for the long term benefit of its shareholders. These strategies include lowering asset levels, reducing staff to control cost, and pricing loans and products more appropriately.
The following addresses highlights from 2009.
•
The Corporation’s assets totaled $675,022 at December 31, 2009, compared to $712,564 at December 31, 2008, a decrease of $37,542, or 5.3%. The decrease in assets was mainly attributed to a decline in loans and investment securities.

•
Net loss for 2009 totaled $4,200, a decrease of $4,529, compared to net income for 2008 of $329. The 2009 operating results were negatively affected by a $2,621 other-than-temporary impairment loss recognized on investment securities, a $1,221 increase in the provision for loan losses and a $1,211 increase in federal deposit insurance premiums.

•
The provision for loan losses totaled $9,398 for the year ended December 31, 2009 compared to $8,177 in 2008. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio.

•
The Corporation’s net interest margin increased from the preceding year. Net interest income increased to $21,783 for 2009 compared to $21,662 for 2008. The $121 increase was mainly attributed to a decline in interest expense on deposits and borrowings.

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

•
Deposit rates are reviewed weekly by management and are discussed by the Asset/Liability Committee on a monthly basis. The Bank’s primary objective in setting deposit rates is to remain competitive in the market area and develop funding opportunities while earning an adequate interest rate margin.

Analysis of Financial Condition
The Corporation’s assets totaled $675,022 at December 31, 2009, compared to $712,564 at December 31, 2008, a decrease of $37,542, or 5.3%. The decrease in assets was attributed to a decline in the Corporation’s investment securities coupled with a decrease in the Corporation’s loan balances.
Cash and cash equivalents increased $6,795, from December 31, 2009 to December 31, 2008. The increase in cash and cash equivalents is mainly due to an increase in overnight funds. Total securities decreased $23,510, or 19.7%, from $119,362 at December 31, 2008 to $96,230 at December 31, 2009. DCB invests primarily in U.S. Treasury notes, obligations of U.S. government agencies, municipal bonds, corporate obligations, collateralized debt obligations and mortgage-backed securities. Mortgage-backed securities include Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”) and Federal National Mortgage Association (“FNMA”) participation certificates and collateralized mortgage obligations (“CMOs”). The mortgage-backed securities portfolio, totaling $39,591 at year-end 2009, provides DCB with a continuing cash flow stream from principal repayments, which is utilized to fund other areas of the balance sheet. Management classifies securities as available for sale to provide DCB with the flexibility to redeploy funds into loans as demand warrants. DCB held no derivative securities or structured notes during any period presented.
Total loans decreased $23,731, or 4.6%, from $513,213 at December 31, 2008 to $489,482 at December 31, 2009. The Bank experienced a decline in loan balances due to slowing business loan and commercial real estate activity. Another factor was the targeted reduction in investment property and indirect auto lending activities. Retail loan production, including credit card and home equity loans, grew modestly. The Bank has no significant loan concentration in any one industry.
Retail loan balances including direct, credit card and home equity loans also declined. The geographic area in which the Bank operates continues to experience a slowdown in commercial and residential real estate activity. Though slowing, the Bank continues to capture a large percentage of the economic development activity within its geographic region. Generally, other loan categories in which the Bank participates remained relatively stable or experienced decreases in loans outstanding.
Deferred tax assets are the deferred taxes attributable to deductible temporary differences and carryforwards. Management has determined after the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law it is more likely than not that a valuation allowance is not required for the period ending 2009. A valuation allowance is only needed when, based on the weight of the available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of a deferred tax asset will not be realized. Management has determined that a realization of the deferred tax asset is primarily likely than not dependent on whether there will be sufficient future taxable income of the appropriate character (e.g., ordinary income) in the period during which deductible temporary differences reverse or within the carryforward periods available under the tax law.
Assessing the need for, or the sufficiency of, a valuation allowance management evaluated all available evidence, both negative and positive. Management evaluated both negative evidence (e.g., cumulative losses in recent years) and positive evidence (forecasted taxable income and tax planning strategies) in determining whether or not a valuation allowance was required.
Management prepared budgets and projections to document potential future taxable income and determined that the positive evidence necessary to overcome the negative evidence is primarily attributable to future taxable income and whether or not it was sufficient within the carryforward periods available under the tax law. The following sources of taxable income are available under the tax law to realize a portion or all of the tax benefit for deductible temporary differences and carryforwards:
•	Future reversals of existing taxable temporary differences
•	Tax planning strategies such as converting tax exempt income to taxable income and sale / leaseback opportunities
•	Future taxable income exclusive of reversing temporary differences and carryforwards

Total deposits decreased $7,698, or 1.4%, from $565,153 at December 31, 2008 to $557,455 at December 31, 2009. The Bank had approximately $145,000 in CDARS deposits outstanding at December 31, 2009, primarily from public fund customers. Growth of core deposits improved with an influx of saving deposit balances and demand accounts, but was offset by a decline in interest-bearing deposits.
Demand deposit accounts increased $11,484, or 23.4%, money market savings balances increased $10,144, while regular savings increased $1,869, or 6.2% during the year ended December 31, 20009. Total certificates decreased $34,577, or 12.0%, during the year ended December 31, 2009. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities.
DCB experienced an increase of $1,869 in savings deposits while such accounts increased from 5.9% of total interest-bearing deposits at December 31, 2008 to 6.5% of total interest-bearing deposits at year-end 2009. Interest-bearing demand and money market deposits increased from 38.1% of total interest-bearing deposits at year-end 2008 to 42.3% of total interest-bearing deposits at year-end 2009, as DCB experienced a $13,502, or 6.9%, increase in volume of such accounts. The increase in such deposits has been primarily due to economic trends resulting in the shift of customer funds from other investment alternatives to liquid savings products, such as the creation of new products for the Bank’s public fund customers.
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
Borrowed funds totaled $66,159 at year-end 2009 compared to $88,384 at year-end 2008. Total FHLB advances decreased $19,866 from $83,014 at December 31, 2008 to $63,148 at December 31, 2009. Typically, the Company has utilized a matched funding methodology for its long-term borrowing. This was done by matching the rates, terms and expected cash flows of its loans to the various products offered by the FHLB. This matching principle was used to not only provide funding, but also as a means of mitigating interest rate risk associated with originating longer-term fixed rate loans. As of December 31, 2009 additional, unused borrowings available to the Corporation through its various wholesale funding avenues with other bank credit facilities totaled $93,764.
Total shareholders’ equity decreased $6,716, or 12.0% between December 31, 2008 and December 31, 2009. The decrease was primarily due to period net losses of $4,200, coupled with the declaration of $520 in dividends and a $1,996 decrease in accumulated other comprehensive loss.
Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008
Net Income (Loss). Net loss for 2009 totaled $4,200, a decrease of $4,529, compared to net income for 2008 of $329. Diluted loss per share totaled $1.13 for 2009 compared to diluted earnings per share of $0.09 for 2008. The Corporation’s net interest income improved slightly, but net income was negatively impacted by continued losses and related expenses in the Bank’s declining real estate and Columbus investment property portfolio. Additionally, the Corporation recognized an other-than-temporary impairment charge on its collateralized debt obligations, consisting of two pooled trust preferred securities, which were written down by $2,621. While some other income sources increased, overall they declined due to the losses on disposal of foreclosed real estate and other than temporary impairment on the Corporation’s held to maturity securities. Non interest expenses increased due to continued credit workout costs and expenses attributable to increased FDIC insurance costs.

Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.
Net interest income was $21,783 for 2009 compared to $21,662 for 2008. The Bank’s interest expense declined by $6,185, or 36.9%, in 2009 compared to 2008, but this decline was substantially offset by a decrease in interest income of $6,064, or 15.8%. The Bank was able to reduce funding costs by reducing its balances of brokered CDs and borrowed funds. Increased funding costs may negatively impact the net interest margin in future periods if the current competitive environment remains in effect.
As a result of the shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 3.29% in 2008 to 3.38% in 2009. Additionally, because of the increased competition in the Bank’s marketplace, management has recognized the importance of offering special rates on certain deposit products. These special deposit rates, when offered, tend to negatively affect the Corporation’s net interest margin. It is likely that these offerings will continue to be offered to secure liquidity while maintaining market share.
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
DCB’s provision is determined based upon management’s estimate of the overall collectability of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $9,398 in 2009, compared to $8,177 in 2008.
DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Non-accrual loans at December 31, 2009 increased to $11,275 compared to $4,698 at December 31, 2008. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days increased to 3.01% at December 31, 2009 from 1.92% at December 31, 2008, mainly due to the real estate investment portfolio.
During 2009 management both added and developed its resources related to its credit monitoring function. In addition to designating a chief credit officer processes and procedures were enhanced to allow for improved monitoring of problem credits. This included loan portfolio reviews, loan quality reviews and regular credit quality meetings between management, lending staff and the credit function. To that end, management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio. The balance of the allowance for loan losses was $10,479, or 2.13% of total loans at December 31, 2009, compared to $6,137, or 1.25% of total loans at December 31, 2008.

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
Noninterest Income. Total noninterest income decreased $2,268, or 41.3% to $3,219 in 2009 compared to $5,487 in 2008. The decrease was primarily attributable to a $2,621 write down related to other than temporarily impaired securities partially offset by a $300 decline in losses on sales of foreclosed properties compared to 2008. The investment securities were written down to reflect the reduced interest and principal payments that management expects to receive, as economic conditions have negatively affected the instrument’s underlying collateral. Additionally, the Bank experienced a decline in trust revenue streams and treasury management revenue, of $51 and $64, respectively, due primarily to the current economic environment, which were partially offset by increases in gains on sale of securities of $324 and gains on sale of newly originated loans of $118 for the year ended December 31, 2009, compared to 2008.
Noninterest Expense. Total noninterest expense increased $2,105, or 10.1%, for the year ended December 31, 2009, compared to 2008. The increase was due primarily to an increase in salaries and employee benefits, an increase in federal deposit insurance premiums and an increase in franchise taxes. The significant increase in federal deposit insurance premiums is attributed to higher base premium rates impacting the financial industry in order to replenish the deposit insurance fund.
Income Taxes. The Corporation recorded a tax credit totaling $3,185 for the year ended December 31, 2009, compared to a tax credit of $2,241 in 2008. The increase in income tax credits was primarily attributable to the 2009 increase in pre-tax losses and increases in nontaxable interest income and revenue from bank-owned life insurance policies.
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
The following table presents certain of the Corporation’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2009, 2008 and 2007. Such yields and costs are derived by dividing annual income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses.

	Year ended December 31,
	2009			2008			2007
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Federal funds sold	$43,057	$167	0.39%	$30,930	$614	1.99%	$4,604	$298	6.47%
Taxable securities	75,050	3,299	4.40	87,169	3,954	4.54	68,588	3,585	5.23
Tax-exempt securities (1)	22,452	987	4.40	23,589	1,010	4.28	24,705	892	3.61
Loans (2)	504,844	27,888	5.52	517,635	32,827	6.34	538,608	39,781	7.20

Total interest-earning assets	645,403	32,341	5.01	659,323	38,405	5.82	636,505	43,556	6.84
Noninterest-earning assets	62,481			53,246			44,612

Total assets	$707,884			$712,569			$681,117

Interest-bearing liabilities:
Demand and money market deposits	$198,012	$651	0.33%	$221,018	$3,128	1.42%	$259,051	$9,618	3.71%
Savings deposits	32,828	54	0.16	29,697	136	0.46	31,343	151	0.48
Certificates of deposit	292,095	6,624	2.27	251,665	9,426	3.75	173,377	8,323	4.80

Total deposits	522,935	7,329		502,380	12,690	2.53	463,771	18,092	3.90
Borrowed funds	64,246	3,229	5.03	84,825	4,053	4.78	98,459	4,062	4.13

Total interest-bearing liabilities	587,181	10,558	1.80	587,205	16,743	2.85	562,230	22,154	3.94

Noninterest-bearing liabilities	66,612			65,395			58,379

Total liabilities	653,793			652,600			620,609

Shareholders’ equity	54,091			59,969			60,508

Total liabilities and shareholders’ equity	$707,884			$712,569			$681,117

Net interest income; interest rate spread		$21,783	3.21%		$21,662	2.97%		$21,402	2.90%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.38%			3.29%			3.36%

Average interest-earning assets to average interest-bearing liabilities			109.92%			112.28%			113.21%

(1)
Interest on tax-exempt securities is reported on a historical basis without tax–equivalent adjustment. Interest on tax-exempt securities on a tax equivalent basis was $1,495 in 2009, $1,546 in 2008, and $1,352 in 2007.

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

	Year ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total

Interest income attributable to:
Federal funds sold	$236	$(684)	$(447)	$1,700	$(1,394)	$306
Taxable securities	(550)	(105)	(655)	971	(603)	368
Tax-exempt securities	(49)	26	(23)	(40)	168	128
Loans	(810)	(4,128)	(4,939)	(1,509)	(4,444)	(5,953)

Total interest income	(1,173)	(4,891)	(6,064)	1,122	(6,273)	(5,151)

Interest expense attributable to:
Demand and money market deposits	(326)	(2,151)	(2,477)	(1,412)	(5,078)	(6,490)
Savings deposits	14	(97)	(82)	(8)	(6)	(14)
Certificates of deposit	1,514	(4,316)	(2,802)	3,758	(2,655)	1,103
Borrowed funds	(982)	159	(824)	(563)	553	(10)

Total interest expense	220	(6,405)	(6,185)	1,775	(7,186)	(5,411)

Increase (decrease) in net interest income	$(1,393)	$1,514	$121	$(653)	$913	$260

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
NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel and sustained shifts of -100 to +300 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2009 and December 31, 2008, as measured by changes in NPV for instantaneous and sustained parallel shifts of +100 to -300 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which the Corporation operates.
As illustrated in the tables, the Bank’s balance sheet NPV is more sensitive to a 100 basis point decline in rates than it is to a 100 basis point increase in rates. From an overall perspective, such difference in sensitivity occurs principally because of the relatively short term structure of the liability side of the balance sheet. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to daily or weekly time frames for liabilities. This risk was offset somewhat by management’s use of matched funding principles for longer term loans, and the use of other interest rate management techniques. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturities, increasing the risk that the Bank may hold below market rate loans in a rising rate environment.
The following table depicts the ALCO’s four most likely interest rate scenarios and their affect on NPV. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate decline in NPV. The Corporation has operated within the ALCO’s interest rate risk limits over the last three years.

Change in	December 31, 2009			December 31, 2008
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	In NPV	In NPV	Ratio	In NPV	In NPV	Ratio

+300	$(1,358)	(2.29)%	8.98%	$(3,186)	(5.6)%	7.8%
+200	326	.55	9.16	(775)	(1.4)	8.1
+100	901	1.52	9.04	975	1.7	8.2
Base	—	—	—	—	—	—
-100	(5,495)	(9.28)%	7.89%	(3,786)	(6.7)%	7.3%
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

Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Corporation’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.
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
Cash and cash equivalents increased $7,013, or 20.2%, to $41,671 at year-end 2009 from $34,658 at year-end 2008. Cash and cash equivalents represented 6.2% of total assets for the year ended December 31, 2009 compared to 4.9% for 2008. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has various federal fund sources from correspondent banks, should it need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities. The Bank also has the ability to issue term brokered certificates of deposit in the secondary market to provide additional funding outside of its normal geographical boundaries.
In addition to funding maturing deposits and other deposit liabilities, DCB also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. Further, management believes DCB’s liquidity position is strong based on its stable level of cash, cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.
Capital Resources
As previously stated, total shareholders’ equity decreased $6,716, or 12.0% between December 31, 2008 and December 31, 2009. The decrease was primarily due to period net losses of $4,200, coupled with the declaration of $520 in dividends and a $1,996 decrease in accumulated other comprehensive income.
Tier 1 capital is shareholders’ equity excluding the net unrealized gains or losses included in other comprehensive income and a percentage of mortgage-servicing rights. Total capital includes Tier 1 capital plus the allowance for loan losses, not to exceed 1.25% of risk weighted assets. Risk weighted assets are DCB’s total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk.

DCB and its subsidiaries meet all regulatory capital requirements. DCB’s consolidated ratio of total capital to risk-weighted assets was 11.0% at year-end 2009, while the Tier 1 risk-based consolidated capital ratio was 9.8%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 7.3% at year-end 2009 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%. The Corporation’s wholly-owned bank reported a Tier 1 leverage ratio of 7.8% at December 31, 2009.

The following table sets forth the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2009.

	Payment due by year
		Less than 1			More than
Contractual Obligations	Total	year	1-3 years	3-5 years	5 years
FHLB advances	$63,148	$4,446	$51,143	$4,430	$3,129
Federal funds purchased and other short-term borrowings	3,011	3,011	—	—	—
Operating lease obligations	6,854	932	1,864	1,864	2,194
Loan and line of credit and other commitments	86,632	86,632	—	—	—

Total contractual obligations	$156,645	$92,021	$53,007	$6,294	$5,323

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(Dollars in thousands, except share amounts)

	2009	2008
ASSETS
Cash and due from financial institutions	$10,082	$20,658
Interest bearing deposits	26,371	10,000
Federal funds sold and overnight investments	5,000	4,000

Total cash and cash equivalents	41,453	34,658
Securities available for sale	94,100	111,360
Securities held to maturity	1,752	8,002

Total securities	95,852	119,362
Loans held for sale, at lower of cost or fair value	2,442	1,083
Loans	489,482	513,213
Less allowance for loan losses	(10,479)	(6,137)

Net loans	479,003	507,076
Real estate owned	4,912	5,071
Investment in FHLB stock	3,773	3,796
Premises and equipment, net	14,435	15,537
Investment in unconsolidated affiliates	1,439	1,277
Bank-owned life insurance	16,326	15,623
Accrued interest receivable and other assets	15,387	9,081

Total assets	$675,022	$712,564

LIABILITIES
Deposits
Noninterest-bearing	$60,502	$49,018
Interest-bearing	496,953	516,135

Total deposits	557,455	565,153
Federal funds purchased and other short-term borrowings	3,011	5,370
Federal Home Loan Bank advances	63,148	83,014
Accrued interest payable and other liabilities	2,065	2,968

Total liabilities	625,679	656,505

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 shares issued	3,785	3,785
Retained earnings	60,213	64,933
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income (loss)	(1,161)	835

Total shareholders’ equity	49,343	56,059

Total liabilities and shareholders’ equity	$675,022	$712,564

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended December 31, 2009, 2008 and 2007
(Dollars in thousands, except per share amounts)

	2009	2008	2007
Interest and dividend income
Loans	$27,888	$32,827	$38,781
Taxable securities	3,299	3,954	3,585
Tax-exempt securities	987	1,010	892
Federal funds sold and other	167	614	298

Total interest income	32,341	38,405	43,556

Interest expense
Deposits	7,329	12,690	18,092
Borrowings	3,229	4,053	4,062

Total interest expense	10,558	16,743	22,154

Net interest income	21,783	21,662	21,402

Provision for loan losses	9,398	8,177	10,159

Net interest income after provision for loan losses	12,385	13,485	11,243

Noninterest income
Service charges on deposit accounts	2,621	2,653	2,656
Trust department income	859	910	876
Gain on sale of securities	631	307	33
Loss on sale of assets	(780)	(1,080)	(228)
Gain on sale of loans	311	193	344
Treasury management fees	469	533	551
Data processing servicing fees	573	491	408
Earnings on bank owned life insurance	703	660	567
Total other-than-temporary impairment losses	(6,301)	—	—
Portion of loss recognized in other comprehensive income (before taxes)	3,680	—	—

Net impairment losses recognized in income	(2,621)	—	—
Other	453	820	721

Total noninterest income	3,219	5,487	5,928

Noninterest expense
Salaries and employee benefits	10,276	9,918	9,643
Occupancy and equipment	4,496	4,452	3,663
Professional services	992	1,060	475
Advertising	439	447	427
Postage, freight and courier	334	306	286
Supplies	301	338	290
State franchise taxes	656	499	463
Federal deposit insurance premiums	1,815	604	90
Other	3,680	3,260	2,625

Total noninterest expense	22,989	20,884	17,962

Loss before income tax credits	(7,385)	(1,912)	(791)
Income tax credits	(3,185)	(2,241)	(930)

Net income (loss)	$(4,200)	$329	$139

Basic earnings (loss) per common share	$(1.13)	$0.09	$0.04

Diluted earnings (loss) per common share	$(1.13)	$0.09	$0.04

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Year ended December 31, 2009, 2008, and 2007
(In thousands)

	2009	2008	2007

Net income (loss)	$(4,200)	$329	$139

Unrealized gains on securities available for sale, net of related taxes of $430, $490 and $235 in 2009, 2008 and 2007, respectively	834	951	456
Net unrealized losses on securities held-to-maturity for which a portion of an other-than-temporary impairment has been recognized in income, net of taxes of $1,251	(2,429)	—	—
Amortization of unrealized losses on held-to-maturity securities, net of taxes of $7	15	—	—
Reclassification adjustment for realized gains included in net income, net of taxes of $215, $104 and $11 in 2009, 2008 and 2007, respectively	(416)	(203)	(22)

Comprehensive income (loss)	$(6,196)	$1,077	$573

Accumulated other comprehensive income (loss)	$(1,161)	$835	$87

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Year ended December 31, 2009, 2008 and 2007
(Dollars in thousands, except per share amounts)

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Earnings	Stock	Income (Loss)	Equity

Balance at January 1, 2007	3,780	68,807	(10,841)	(347)	61,399

Net income	—	139	—	—	139
Unrealized gains on securities designated as available for sale, net of realized gains and tax effects	—	—	—	434	434
Purchase of treasury stock- 97,737 shares at cost	—	—	(2,653)	—	(2,653)
Issuance of 158 shares	5	—	—	—	5
Dividends ($0.60 per share)	—	(2,256)	—	—	(2,256)

Balance at December 31, 2007	3,785	66,690	(13,494)	87	57,068

Net income	—	329	—	—	329
Unrealized gains on securities designated as available for sale, net of realized gains and tax effects	—	—	—	748	748
Dividends ($0.56 per share)	—	(2,086)	—	—	(2,086)

Balance at December 31, 2008	3,785	64,933	(13,494)	835	56,059

Net loss	—	(4,200)	—	—	(4,200)
Unrealized gains on securities designated as available for sale, net of realized gains and tax effects	—	—	—	418	418
Unrealized losses on securities designated as held-to-maturity, net	—	—	—	(2,414)	(2,414)
Dividends ($0.06 per share)	—	(520)	—	—	(520)

Balance at December 31, 2009	$3,785	$60,213	$(13,494)	$(1,161)	$49,343

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	2009	2008	2007
Cash flows from operating activities
Net income (loss)	$(4,200)	$329	$139
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,822	1,622	1,180
Provision for loan losses	9,398	8,177	10,159
Deferred income taxes	(2,618)	291	(1,051)
Gain on sale of securities	(631)	(307)	(33)
Gain on sale of loans	(311)	(193)	(344)
Loss on sale of assets	780	1,080	228
Stock option plan expense	115	75	83
Premium amortization on securities, net	514	426	270
FHLB stock dividends	(103)	(192)	(66)
Other-than-temporary impairment loss	2,621	—	—
Loans originated for sale in the secondary market	(22,250)	(17,387)	(23,531)
Proceeds from sale of loans	22,569	17,575	23,875
Earnings on bank owned life insurance	(703)	(660)	(567)
Net changes in other assets and other liabilities	(4,669)	1,836	(2,282)

Net cash provided by operating activities	(2,334)	12,672	8,060

Cash flows used in investing activities
Securities
Purchases	(43,387)	(64,798)	(22,711)
Maturities, principal payments, and calls	60,257	35,512	22,194
Net change in loans	18,206	(9,243)	22,632
Premises and equipment expenditures	(684)	(2,981)	(5,890)
Purchase of bank-owned life insurance policies	—	—	(5,000)
Proceeds from sale of real estate owned	674	1,238	745
Investment in unconsolidated affiliates	(162)	(7)	(302)

Net cash provided by (used in) investing activities	34,904	(40,279)	11,668

Cash flows provided by (used in) financing activities
Net change in deposits	(7,698)	54,279	(13,220)
Net change in federal funds purchased and other short-term borrowings	(2,359)	(11,226)	14,820
Proceeds from Federal Home Loan Bank advances	—	205	26,500
Repayment of Federal Home Loan Bank advances	(19,866)	(10,677)	(26,750)
Purchase of treasury stock	—	—	(2,653)
Issuance of treasury stock	—	—	5
Cash dividends paid	(520)	(2,384)	(2,256)

Net cash provided by (used in) financing activities	(30,443)	30,197	(3,554)

Net change in cash and cash equivalents	6,795	2,590	16,174
Cash and cash equivalents at beginning of year	34,658	32,068	15,894

Cash and cash equivalents at end of year	$41,453	$34,658	$32,068

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	2009	2008	2007

Supplemental disclosure of cash flow information Cash paid during the year for:
Interest on deposits and borrowings	$11,072	$16,868	$22,160

Income taxes	$—	$1,145	$1,805

Supplemental disclosure of non cash investing and financing activities:
Unrealized gains on securities designated as available for sale, net of related tax effects	$834	$951	$456

Unrealized losses on securities designated as held-to-maturity, net of amortization and tax effects	$(2,414)	$—	$—

Transfers from loans to real estate owned	$1,748	$6,190	$2,379

Loans originated upon sale of real estate owned	$1,232	$—	$384

Cash dividends declared but unpaid	$—	$298	$595

Transfer of securities from available for sale to the held to maturity classification	$—	$8,002	$—

See accompanying notes to consolidated financial statements.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments, determination of other-than-temporary impairment and status of contingencies are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash on hand, federal funds sold and deposits with other financial institutions with original maturities of less than ninety days. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.
Securities: Securities classified as held to maturity are carried at adjusted amortized cost when management has the positive intent and ability to hold them to maturity. Securities classified as available for sale might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses excluded from earnings and reported as a component of other comprehensive income. Realized gains and losses on sale of securities are recognized using the specific identification method. The Corporation does not engage in securities trading activities.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income includes premium amortization and accretion of discounts on securities. Effective April 1, 2009, the Corporation adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (ASC 320-10). When the Corporation does not intend to sell a debt security, and it is more likely than not, the Corporation will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.
As a result of this guidance, the Corporation’s consolidated statement of operations as of December 31, 2009, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
Management considers, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
For equity securities, when the Corporation has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Corporation recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.
Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, unamortized deferred loan fees and costs and the allowance for loan losses
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income is accrued based on the unpaid principal balance and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual status is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established with the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risking rating data.
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
Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 50% of total loans at December 31, 2009. Loans for commercial purposes comprise 9% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate 37% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 4% of total loans.
Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At December 31, 2009, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock. The stock is carried at cost and evaluated for impairment.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $31 and $40 at December 31, 2009 and 2008, respectively.
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
Income Taxes: The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Corporation recognizes interest and penalties on income taxes, if applicable, as a component of income tax expense.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The Corporation files consolidated income tax returns with its subsidiaries.
Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted- average number of common shares outstanding during the period. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock options.
The computation of earnings (loss) per share is based upon the following weighted-average shares outstanding for the years ended December 31:

	2009	2008	2007

Weighted-average common shares outstanding (basic)	3,717,385	3,717,385	3,743,157

Dilutive effect of assumed exercise of stock options	—	—	2,927

Weighted-average common shares outstanding (diluted)	3,717,385	3,717,385	3,746,084

Options to purchase 204,881 shares of common stock with a weighted-average exercise price of $19.59 were outstanding as of December 31, 2009, but were excluded from the computation of common share equivalents for the year then ended because the exercise price was greater than the average stock price.
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
Stock option plan
The Corporation’s shareholders approved an employee share option Plan (the “Plan”) in May 2004. This Plan grants certain employees the right to purchase shares at a predetermined price. The Plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years. During the twelve months ended December 31, 2009, options for 55,566 shares were granted to employees under the Plan, at a weighted average exercise price of $8.93. At December 31, 2009, 63,005 shares were exercisable and 94,533 shares were available for grant under this Plan.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The Corporation recognizes compensation cost for unvested equity-based awards based on their grant-date fair value. The fair value of each option was estimated on the date of grant using the modified Black-Scholes options pricing model with the following weighted-average assumptions used for grants: dividend yield of 1.00% for 2009 and 2.75% for 2008; expected volatility of 12.0% for both 2009 and 2008; risk-free interest rates of 1.00% for 2009 and 2.25% for 2008; and expected lives of 10 years for each grant. At December 31, 2009, outstanding options had no intrinsic value.
The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the US Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on historical volatility of the Corporation’s stock.
The Company recorded $115, $75 and $83 in compensation cost for equity-based awards that vested during the years ended December 31, 2009, 2008 and 2007, respectively. The Corporation has $245 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock option plan as of December 31, 2009, which is expected to be recognized over a weighted-average period of 4.2 years.
A summary of the status of the Corporation’s stock option plan as of December 31, 2009, and changes during the year is presented below:

	Year Ended
	December 31, 2009
			WEIGHTED
		WEIGHTED	AVERAGE
		AVERAGE	REMAINING	AGGREGATE
		EXERCISE	CONTRACTUAL	INTRINSIC
	SHARES	PRICE	LIFE	VALUE
Outstanding at beginning of year	159,284	$22.92	8.2 years	$—
Granted	55,566	8.93	9.5 years	—
Forfeited	(9,967)	21.30

Outstanding at end of year	204,883	$19.59	8.6 years	$—

Options exercisable at year end	63,005	$24.77		$—

Weighted-average fair value of options granted during the year		$0.76		$—

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
A summary of the status of the Corporation’s stock option plan as of December 31, 2008 and 2007 and changes during the years is presented below:

	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE
Outstanding at beginning of year	108,051	$25.80	70,040	$27.19
Granted	57,643	16.90	44,214	23.43
Exercised	—	—	(158)	28.69
Forfeited	(6,410)	22.46	(6,045)	26.20

Outstanding at end of year	159,284	$22.92	108,051	$25.80

Options exercisable at year end	39,220	$26.03	21,553	$26.13

Weighted-average fair value of options granted during the year		$1.01		$2.57

The following information applies to options outstanding at December 31, 2009:

NUMBER OUTSTANDING	RANGE OF EXERCISE PRICES

97,878	$23.00 - $30.70
52,632	$16.90
54,371	$7.50 - $9.00
Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of applicable income tax effects. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income and unrealized appreciation (depreciation) on held-to-maturity securities for which a portion of an other-than-temporary impairment has been recognized in income.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,000 was required to meet regulatory clearing balance requirements at December 31, 2009 and 2008. The balances maintained do not earn interest, but do provide an earnings credit used to offset transaction fees. In addition, approximately $1,080 is held in another institution and is under the control of a third party due to a contractual agreement.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. Due to limitations imposed at the Bank attributable to reduced 2007, 2008 and 2009 earnings, the Bank is required to receive regulatory approval prior to paying dividends to DCB.
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
Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the 2009 presentation. These reclassifications had no effect on net income.
NOTE 2 — SECURITIES
The amortized cost and approximate fair value of available for sale securities, together with gross unrealized gains and losses, were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost
2009
U.S. Government and agency obligations	$27,455	$297	$(77)	$27,235
State and municipal obligations	25,952	543	(35)	25,444
Corporate bonds	1,039	27	—	1,012
Mortgage-backed securities	39,591	1,144	(8)	38,455

Total debt securities	94,037	2,011	(120)	92,146
Other securities	63	20	(14)	57

Total	$94,100	$2,031	$(134)	$92,203

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)

		Gross	Gross
	Fair	Unrealized	Unrealized	Amortized
	Value	Gains	Losses	Cost

2008
U.S. Government and agency obligations	$33,197	$705	$—	$32,492
State and municipal obligations	29,161	286	(346)	29,221
Mortgage-backed securities	48,930	658	(52)	48,324

Total debt securities	111,288	1,649	(398)	110,037
Other securities	72	30	(15)	57

Total	$111,360	$1,679	$(413)	$110,094

The amortized cost and estimated fair values of securities held to maturity were as follows:

	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Losses	Value
December 31, 2009

Collateralized debt obligations	$5,410	$(3,658)	$1,752

The Corporation’s investment in collateralized debt obligations are scheduled to mature after twenty years from December 31, 2009:
Collateralized debt obligations determined to be other than temporarily impaired as of December 31, 2009.

Carrying value before impairment	$8,031
Other than temporary impairment due to credit quality issues	(2,621)

Adjusted carrying value	5,410
Other than temporary impairment not related to credit quality issues	(3,658)

Fair value securities held to maturity	$1,752

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
Credit Losses Recognized on Investments
The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income for the periods ended December 31, 2009 and 2008.

	Accumulated Credit Losses
	2009	2008

Credit losses on debt securities held to maturity
Beginning of period	$—	$—
Additions related to other-than-temporary losses not previously recognized	2,621	—
Reductions due to sales	—	—
Reductions due to change in intent or likelihood of sale	—	—
Additions related to increases in previously recognized other-than-temporary losses	—	—
Reductions due to increases in expected cash flows	—	—

End of period	$2,621	$—

		Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Losses	Value
December 31, 2008

Collateralized debt obligations	$8,002	$3,923	$4,079

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:
2009

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	5	$5,087	$(77)	—	$—	$—	5	$5,087	$(77)
State and municipal obligations	9	3,504	(35)	—	—	—	9	3,504	(35)
Collateralized debt obligations	—	—	—	2	1,752	(3,685)	2	1,752	(3,685)
Mortgage-backed securities and other	5	1,048	(1)	6	931	(21)	11	1,979	(22)

Total temporarily impaired securities	19	$9,639	$(113)	8	$2,683	$(3,706)	27	$12,322	$(3,819)

2008

	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

State and municipal obligations	33	$12,246	$(342)	1	$302	$(2)	34	$12,548	$(344)
Collateralized debt obligations	—	—	—	2	4,079	(3,923)	2	4,079	(3,923)
Mortgage-backed securities and other	39	6,130	(37)	17	729	(30)	56	6,859	(67)

Total temporarily impaired securities	72	$18,376	$(379)	20	$5,110	$(3,955)	92	$23,486	$(4,334)

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2009 and 2008, was $2,130 and $4,079, which is approximately 2.2% and 3.4%, respectively, of the Corporation’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from changes in market interest rates and failure of certain investments to maintain consistent credit quality ratings.
Management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other-than-temporary, the unrealized losses will be recorded to operations in the period the determination of other-than-temporary impairment is made.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The unrealized losses on the Corporation’s investments in U.S. Government and agency obligations, state and political subdivision obligations and mortgage-backed securities were caused primarily by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at December 31, 2009.
The Corporation’s unrealized loss on investments in collateralized debt obligations relates to an aggregate $8,031 investment in pooled trust securities. The unrealized loss was primarily caused by (a) a recent decrease in performance and regulatory capital resulting from exposure to subprime mortgages and (b) a recent sector downgrade by industry analysts. The Corporation currently expects the obligations to be settled at a price less than the amortized cost basis of the investments (that is, the Corporation expects to recover less than the entire amortized cost basis of the security). The Corporation has recognized a loss equal to the credit loss, establishing a new, lower amortized cost basis. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. Because the Corporation does not intend to sell the investment and it is not more likely than not the Corporation will be required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in the securities to be other-than-temporarily impaired at December 31, 2009.
Substantially all mortgage-backed securities are backed by pools of mortgages that are insured or guaranteed by the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).
At December 31, 2009, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The amortized cost and estimated fair value of debt securities, including securities held-to-maturity, at December 31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date.

	Amortized	Fair
	Cost	Value

Due in one year or less	$1,529	$1,533
Due from one to five years	16,696	16,906
Due from five to ten years	22,925	23,262
Due after ten years	12,541	12,745
Mortgage-backed securities	38,455	39,591

Total debt securities	92,146	94,037
Other securities	57	63

Total	$92,203	$94,100

Sales and calls of securities during the years ended December 31, 2009, 2008 and 2007 were as follows.

	2009	2008	2007

Proceeds from sales and/or calls	$20,882	$728	$8,558
Gross realized gains	631	307	33
Securities with a carrying amount of $87,167 and $105,737 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and other obligations.
NOTE 3 — LOANS
At December 31, 2009 and 2008, loans were comprised of the following:

	2009	2008

Commercial and industrial	$44,123	$45,597
Commercial real estate	207,808	207,968
Residential real estate and home equity	180,779	192,331
Real estate construction and land development	37,989	41,897
Consumer and credit card	18,745	25,249

	489,444	513,042
Add: Net deferred loan origination costs	38	171

Total loans receivable	$489,482	$513,213

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 3 — LOANS (Continued)
The Bank originates and sells loans and participating interests in loans on the secondary market and to other financial institutions, retaining servicing on such loans sold. Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of loans serviced for others totaled $29,778 and $32,285 at December 31, 2009 and 2008, respectively.
Loans to principal officers, directors, and their related affiliates in 2009 in the normal course of business were as follows.

Balance at December 31, 2008	$19,203
New loans	17
Repayments	(11,232)

Balance at December 31, 2009	$7,988

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses was as follows:

	2009	2008	2007
Balance beginning of year	$6,137	$8,298	$5,442
Provision for loan losses	9,398	8,177	10,159
Loans charged-off	(5,790)	(10,654)	(7,691)
Recoveries	734	316	388

Balance at end of year	$10,479	$6,137	$8,298

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.
Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2009, the Bank had $107 of home equity, $5,506 of commercial domestic loans and $15,519 of real estate loans that were modified in troubled debt restructurings and impaired. In addition to these amounts, the Bank had troubled debt restructurings that were performing in accordance with their modified terms of $48 of home equity, $1,755 of commercial domestic loans and $5,892 of real estate loans at December 31, 2009.
Impaired loans were as follows at year-end:

	2009	2008	2007
Loans with no allocated allowance for unconfirmed loan losses	$15,321	$4,644	$538
Loans with allocated allowance for unconfirmed loan losses	31,985	8,166	9,800

Total	$47,306	$12,810	$10,338

Amount of the allowance for loan losses allocated to unconfirmed losses on impaired loans	$6,326	$2,767	$2,114

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)

	2009	2008	2007
Average balance of impaired loans during the year	$20,435	$13,301	$7,907
Interest income recognized during impairment	—	—	—
Cash basis interest income recognized	—	—	—
Allowance on impaired loans was as follows at year-end:

	2009	2008	2007
Beginning balance	$2,767	$2,114	$1,562
Provision related to impaired loans	3,770	6,620	6,608
Loan charge-offs (net of recoveries)	(211)	(5,967)	(6,056)

Ending balance	$6,326	$2,767	$2,114

The allowance for impaired loans is included in the Corporation’s overall allowance for loan losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans.
Nonperforming loans were as follows at year-end:

	2009	2008	2007

Loans past due over 90 days still accruing interest	$886	$1,146	$2,740
Nonaccrual loans	11,275	4,698	10,360

Total	$12,161	$5,844	$13,100

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $603, $821, and $893, for years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009, 2008 and 2007, management viewed all loans past due and still accruing interest as well-secured and in the process of collection.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2009	2008

Land	$1,899	$1,899
Buildings	13,824	13,924
Furniture and equipment	13,631	12,847

	29,354	28,670
Accumulated depreciation	(14,919)	(13,133)

	$14,435	$15,537

The Corporation has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2024, and provide options for renewals. Rental expense on lease commitments for 2009, 2008 and 2007 amounted to $809, $1,080 and $882, respectively. At December 31, 2009, the total future minimum lease commitments under these leases are summarized as follows.

2010	$932
2011	932
2012	932
2013	932
2014	859
Thereafter	2,219

$6,806

NOTE 6 — INTEREST-BEARING DEPOSITS
Year-end interest-bearing deposits were as follows.

	2009	2008

Interest-bearing demand	$76,439	$73,057
Money market	133,790	123,646
Savings deposits	32,279	30,410
Time deposits
In denominations under $100,000	97,438	106,684
In denominations of $100,000 or more	157,007	182,338

	$496,953	$516,135

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of time deposits for the next five years were as follows:

2010	$209,229
2011	31,981
2012	9,903
2013	2,478
2014	854

$254,445

At December 31, 2009 and 2008 deposits received from officers, directors and their related affiliates totaled $1,227 and $1,826, respectively.
NOTE 7 — BORROWED FUNDS
Federal funds purchased and other short-term borrowings at December 31, 2009 were comprised of a demand note to the U.S. Treasury totaling $641 and $2,370 drawn by DCB on a line of credit from another financial institution. The line of credit permitted total borrowings of up to $5,500 at December 31, 2009. The line of credit was collateralized by DCB’s stock ownership of the Bank. At December 31, 2008, short term borrowings were comprised of a demand note to the U.S. Treasury totaling $2,000 and $3,370 outstanding on DCB’s line of credit.
Advances from the Federal Home Loan Bank (FHLB) at year-end were as follows.

Interest	Maturing year
rate range	ending December 31,	2009	2008
2.79% - 3.98%	2009	$—	$2,785
3.77% - 4.67%	2010	—	1,445
4.44% - 5.50%	2011	15,000	15,000
3.36% - 4.68%	2012	29,500	29,500
2.59% - 3.67%	2013	3,288	2,451
3.78% - 4.27%	2014	1,979	1,979
3.47% - 5.44%	Thereafter	13,381	29,854

		$63,148	$83,014

Weighted-average interest rate		4.34%	4.28%
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 7 — BORROWED FUNDS (Continued)
As a member of the FHLB of Cincinnati, the Bank has the ability to obtain borrowings based on its investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family and multi-family loan portfolios and all shares of FHLB stock totaling $61,155 and $3,773, respectively, at December 31, 2009 and $245,619 and $3,796, respectively, at December 31, 2008.
At December 31, 2009, required annual principal payments on FHLB advances were as follows:

2010	$4,446
2011	18,534
2012	32,609
2013	2,451
2014	1,979
Thereafter	3,129

$63,148

Of the total $63,148 in outstanding FHLB advances at December 31, 2009, approximately $44.5 million were callable at specified intervals at the discretion of the FHLB.
NOTE 8 — RETIREMENT PLANS
The Corporation provides a 401(k) savings plan (the Plan) for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested immediately and Corporation contributions are fully vested after three years. The 2009, 2008 and 2007 expenses related to the Plan were $157, $157 and $138, respectively.
The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $101, $101 and $93 in 2009, 2008 and 2007, respectively. The total accrued liability under this plan was $558 and $478 at December 31, 2009 and 2008, respectively.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 9 — FEDERAL INCOME TAXES
The Corporation files income tax returns in the U.S. federal jurisdiction and franchise tax returns in Ohio. The Corporation is no longer subject to U.S. federal income and state franchise tax examinations by tax authorities for years before 2006.
Income tax expense (credits) for the years ended December 31, 2009, 2008 and 2007 included the following components.

	2009	2008	2007

Current	$(567)	$(2,377)	$121
Deferred	(2,618)	136	(1,051)

Totals	$(3,185)	$(2,241)	$(930)

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows.

	2009	2008	2007

Income taxes (credits) computed at the statutory federal income tax rate	$(2,511)	$(650)	$(269)
Tax exempt income	(564)	(562)	(512)
Credit for change in estimate	—	(1,061)	—
Other	(110)	32	(149)

Totals	$(3,185)	$(2,241)	$(930)

Year-end deferred tax assets and liabilities were comprised of the following.

	2009	2008

Deferred tax assets
Allowance for loan losses	$3,563	$2,087
Depreciation	50	123
Deferred compensation	190	162
Deferred loan origination fees and costs	—	12
Alternative minimum tax carry forward	143	—
Other-than-temporary impairment losses	891	—
Other	39	—
Expenses on foreclosed real estate	120	—
Unrealized loss on other-than-temporary impairment on held-to-maturity securities	1,244	—
Dividend	109	122

	6,349	2,506

Deferred tax liabilities
FHLB stock dividends	(455)	(471)
Unrealized gain on securities available for sale	(644)	(431)
Mortgage servicing rights	(11)	(13)
Other	—	(1)

	(1,110)	(916)

Net deferred tax asset	$5,239	$1,590

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
The Bank grants retail, commercial and commercial real estate loans in central Ohio. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management’s credit evaluation of each customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.
The contractual amount of financing instruments with off-balance-sheet risk was as follows at year-end.

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to extend credit	$—	$37,177	$—	$46,101
Unused lines of credit and letters of credit	$2,066	$36,660	$2,258	$35,425
Commitments to make loans are generally made for periods of 30 days or less. The fixed-rate loan commitments have interest rates ranging from 2.25% to 8.36% for 2009 and 2008. Maturities for loans subject to these fixed-rate commitments range from up to 1 to 30 years. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates at December 31, 2009, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flows from operations and existing excess liquidity.
In addition the Corporation has an investment in an unconsolidated affiliate in a mezzanine financing fund with an outstanding commitment of $960.
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL
The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Capital adequacy guidelines and, additionally for banks, prompt corrective-action regulations, involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.
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
The Bank met the well-capitalized requirements, as previously defined, at December 31, 2009. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators in 2009 that would have changed the classification.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL (Continued)
Actual and required capital ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2009
Total capital to risk-weighted assets
Consolidated	$56,959	11.0%	$41,331	8.0%	N/A	N/A
Bank	59,878	11.6	41,406	8.0	$51,757	10.0%
Tier 1 (core) capital to risk- weighted assets
Consolidated	50,501	9.8	20,665	4.0	N/A	N/A
Bank	53,408	10.3	20,703	4.0	31,054	6.0
Tier 1 (core) capital to average assets
Consolidated	50,501	7.3	27,797	4.0	N/A	N/A
Bank	53,408	7.8	27,573	4.0	34,466	5.0

2008
Total capital to risk-weighted assets
Consolidated	$61,356	11.1%	$44,288	8.0%	N/A	N/A
Bank	59,377	10.8	43,909	8.0	$54,887	10.0%
Tier 1 (core) capital to risk- weighted assets
Consolidated	55,219	10.0	22,144	4.0	N/A	N/A
Bank	53,240	9.7	21,955	4.0	32,932	6.0
Tier 1 (core) capital to average assets
Consolidated	55,219	7.6	28,894	4.0	N/A	N/A
Bank	53,240	7.4	28,796	4.0	35,995	5.0
Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. At December 31, 2009 and 2008, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$41,454	$41,671	$34,658	$34,658
Securities available for sale	94,100	94,100	111,360	111,360
Securities held to maturity	1,752	2,130	8,002	4,079
Loans held for sale	2,442	2,442	1,083	1,083
Loans	489,482	490,446	513,213	517,956
FHLB stock	3,773	3,773	3,796	3,796
Accrued interest receivable	2,348	2,348	2,790	2,790

Financial liabilities
Noninterest-bearing deposits	$60,502	$60,502	$49,018	$49,018
Interest-bearing deposits	496,953	497,434	516,135	508,503
Federal funds purchased and other short-term borrowings	3,011	3,011	5,370	5,370
FHLB advances	63,148	64,040	83,014	82,258
Accrued interest payable	654	654	1,461	1,461
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
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)
FAIR VALUE MEASUREMENTS
The Corporation accounts for fair value measurements in accordance with FASB ASC 820, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.
FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
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
Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include equity and certain municipal securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. Government and agency obligations, state and municipal obligations, corporate bonds and mortgage-backed securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2009
U.S. Government and agency obligations	$27,455	$998	$26,457	$—
State and municipal obligations	25,952	—	25,952	—
Corporate bonds	1,039	—	1,039	—
Mortgage-backed and other securities	39,654	63	39,591	—

Total	$94,100	$1,061	$93,039	$—

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2008
U.S. Government and agency obligations	$33,197	$—	$33,197	$—
State and municipal obligations	29,161	1,210	27,951	—
Mortgage-backed and other securities	49,002	787	48,215	—

Total	$111,360	$1,997	$109,363	$—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Collateralized debt obligations are classified as held to maturity. The Corporation recognized other-than-temporary impairment on the securities as of December 31, 2009, based upon a Level 3 estimate of fair value, including a discounted cash flows calculation and a fair value estimate from an independent evaluation of the security.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)
Impaired loans
At December 31, 2009 and December 31, 2008, impaired loans consisted primarily of loans secured by nonresidential and commercial real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.
Real Estate Owned
Real estate acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Management has determined fair value measurements on real estate owned primarily through evaluations of appraisals performed.
The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and December 31, 2008.

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2009
Collateralized debt obligations	$1,752	$—	$—	$1,752
Impaired loans	6,326	—	—	6,326
Real estate owned	1,470	—	—	1,470

December 31, 2008
Impaired loans	$5,528	$—	$—	$5,528
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 13 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of DCB Financial Corp was as follows.
CONDENSED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008

Assets
Cash and cash equivalents	$1,321	$2,388
Investment in subsidiaries	52,719	54,069
Investment securities	63	—
Investment in affiliates	507	1,541
Other assets	867	4,757

Total assets	$55,477	$62,755

Liabilities
Short term borrowings	$2,370	$3,370
Other liabilities	3,764	3,326
Shareholders’ Equity	49,343	56,059

Total liabilities and shareholders’ equity	$55,477	$62,755

CONDENSED STATEMENTS OF OPERATIONS
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Dividends from Bank subsidiary	$—	$1,229	$5,300
Equity in undistributed earnings (loss or excess- distributions) of subsidiaries	(3,709)	(501)	(5,002)
Other	73	889	1,015

Total income (loss)	(3,636)	1,617	1,313

Operating expenses	817	1,288	1,174
Federal income tax expense (credit)	(253)	112	47

Net income (loss)	$(4,200)	$217	$92

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 14 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Cash flows from operating activities
Net income (loss)	$(4,200)	$329	$139
Adjustments to reconcile net income to cash provided by operating activities:
(Undistributed earnings of) excess distributions from subsidiaries	(3,709)	501	5,002
Net change in other assets and liabilities	7,328	638	3,359

Net cash from operating activities	(581)	1,468	8,500

Cash flows used in investing activities
Investment in unconsolidated affiliates	1,034	(242)	(320)
(Issuance) repayment of subordinated note to Bank	—	16,510	1,142
Investment in Bank	—	(13,000)	(5,500)

Net cash from investing activities	1,034	3,268	(4,678)

Cash flows from financing activities
Repayment of short-term borrowings	(1,000)	—	—
Cash dividends paid	(520)	(2,384)	(2,256)
Proceeds from exercise of stock options	—	—	5
Purchase of treasury stock, net	—	—	(2,653)

Net cash from financing activities	(1,520)	(2,384)	(4,904)

Net change in cash and cash equivalents	(1,067)	2,352	(1,082)
Cash and cash equivalents at beginning of year	2,388	36	1,118

Cash and cash equivalents at end of year	$1,321	$2,388	$36

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 15 — SIGNIFICANT ESTIMATES AND CONCENTRATIONS
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:
At December 31, 2009, approximately 5.72% of the Bank’s deposits were received from public institutions. These concentrations pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2009 by the Corporation’s available lending and borrowing capacity.
Investments
The Corporation invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying balance sheets.
Current Economic Conditions
The current protracted economic decline continues to present financial institutions with unprecedented circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.
At December 31, 2009, the Corporation held $207,808 in commercial real estate and $82,112 in loans collateralized by commercial and development real estate, included in the Bank’s geographic area. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.
The accompanying financial statements have been prepared using values and information currently available to the Corporation.
Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and, capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 16 — DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2009, 2008, and 2007.

	2009	2008	2007
Bank premises rent	$610	$830	$625
Bank premises maintenance	451	484	405
Bank premises depreciation	639	535	356
Equipment lease	199	250	257
Equipment depreciation	1,035	967	700
Software maintenance	858	860	681
Other	704	526	639

Total	$4,496	$4,452	$3,663

The following table details the composition of other operating expenses for the years ended December 31, 2009, 2008, and 2007.

	2009	2008	2007
ATM and debit cards	$549	$546	$456
Telephone	470	486	308
Other	2,661	2,228	1,861

Total	$3,680	$3,260	$2,625

(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Dollars in thousands)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited)
The following tables summarize the Corporation’s quarterly results for the years ended December 31, 2009 and 2008.

	THREE MONTHS ENDED
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)

2009:
Total interest income	$7,731	$7,794	$8,334	$8,482
Total interest expense	2,147	2,451	2,755	3,205

Net interest income	5,584	5,343	5,579	5,277
Provision for losses on loans	2,490	1,766	1,707	3,435
Noninterest income (loss)	1,042	(326)	1,105	1,398
Noninterest expense	5,796	5,844	6,274	5,075

Loss before income tax credit	(1,660)	(2,593)	(1,297)	(1,835)

Federal income tax credit	(702)	(1,143)	(576)	(764)

Net loss	$(958)	$(1,450)	$(721)	$(1,071)

Loss per share:
Basic	$(0.26)	$(0.39)	$(0.19)	$(0.29)
Diluted	$(0.26)	$(0.39)	$(0.19)	$(0.29)
A significant increase was recorded to the provision for loan losses during December 2009 as a result of increased charge-offs recognized.
(Continued)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
A significant increase was recorded to the provision for loan losses during December 2008 as a result of increased charge-offs recognized and an increase in the level of delinquent and impaired loans.

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
/s/ BKD, LLP
Cincinnati, Ohio
March 31, 2010