Form 10-K, Exhibit 13
period 2010-12-31
DCB FINANCIAL CORP
filed 2011-03-31
CIK 1025877

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
The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 20 branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and wealth management services. The Bank also provides treasury management, bond registrar and payment agent services. Through its information systems department, the Bank provides data processing, disaster recovery, and check processing services to other financial institutions; however, such services are not a significant part of operations or revenue.
DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio. Real estate values have historically been stable, although beginning in 2009 and continuing in 2010 real estate values declined in DCB’s market area. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities, commercial paper and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities and loan and security sales.
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
Common Stock and Shareholder Matters
DCB had 3,717,385 common shares outstanding on March 15, 2011, held of record by approximately 1,485 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney, Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2010	2010	2010	2010

High	$7.25	$7.25	$6.20	$4.17
Low	6.00	5.00	3.70	3.02
Dividends per share	0.00	0.00	0.00	0.00

	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009

High	$9.00	$9.00	$10.75	$9.50
Low	5.10	5.40	7.65	6.50
Dividends per share	0.02	0.02	0.02	0.00
Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2010 or 2009 that were not registered under the Securities Acts.
Income of DCB primarily consists of dividends, which may be declared by the Board of Directors of the Bank (the “Board) and paid on common shares of the Bank held by DCB. During 2009 management of DCB ceased the payment of regular cash dividends and, no assurances can be given that any dividends will be declared or, if declared in the future, what the amount of any such dividends will be. The Bank did not pay dividends to DCB Financial during 2010. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.
Selected Consolidated Financial Information and Other Data
The following tables set forth certain information concerning the consolidated financial condition, results of operations and other data regarding DCB at the dates and for the periods indicated.

Selected consolidated financial condition data:	At December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Total assets	$565,105	$675,022	$712,564	$680,786	$684,004
Cash and cash equivalents	33,521	41,453	34,658	32,068	15,894
Securities available for sale	69,597	94,100	111,360	89,009	88,071
Securities held to maturity	1,313	1,752	8,002	—	—
Net loans	412,617	479,003	507,076	512,195	547,021
Deposits	465,076	557,455	565,153	510,874	524,094
Borrowed funds	59,767	66,159	88,384	110,082	95,512
Shareholders’ equity	37,417	49,343	56,059	57,068	61,399

Selected Operating Data	Year ended December 31,
(In thousands, except per share data)	2010	2009	2008	2007	2006

Interest income	$28,118	$32,341	$38,405	$43,556	$44,407
Interest expense	6,925	10,558	16,743	22,154	21,315

Net interest income	21,193	21,783	21,662	21,402	23,092
Provision for loan losses	11,040	9,398	8,177	10,159	1,808

Net interest income after provision for loan losses	10,153	12,385	13,485	11,243	21,284
Noninterest income	6,115	3,219	5,487	5,928	5,619
Noninterest expense	23,488	22,989	20,884	17,962	16,452

Income (loss) before income tax	(7,220)	(7,385)	(1,912)	(791)	10,451
Income tax expense (credit)	5,110	(3,185)	(2,241)	(930)	3,098

Net income (loss)	$(12,330)	$(4,200)	$329	$139	$7,353

Per Share Data:
Basic earnings (loss) per share	$(3.32)	$(1.13)	$0.09	$0.04	$1.93

Diluted earnings (loss) per share	$(3.32)	$(1.13)	$0.09	$0.04	$1.92

Dividends declared per share	$0.00	$0.06	$0.56	$0.60	$0.55

	At or for the year ended December 31,
Selected Financial Ratios:	2010	2009	2008	2007	2006

Interest rate spread	3.44%	3.21%	2.97%	2.90%	2.85%
Net interest margin	3.58	3.38	3.29	3.36	3.48
Return on average equity	*	*	0.55	0.23	12.55
Return on average assets	*	*	0.05	0.02	1.05
Average equity to average assets	7.32	7.64	8.42	8.88	8.39
Dividend payout ratio	*	*	*	*	28.50
Allowance for loan losses as a percentage of loans past due over 90 days	96.09	84.08	105.01	64.05	64.05

*	Not meaningful

Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollars in thousands, except per share amounts)
Introduction
In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2010, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank and Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Recent Accounting Standards
In July 2010, FASB issued ASU 2010-20 which is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. See Note 4 — Credit Quality for the additional disclosures.
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

The most significant accounting policies followed by the Corporation are presented in the notes to the Consolidated Financial Statements. These policies are fundamental to the understanding of results of operations and financial condition. The accounting policies considered to be critical by Management are as follows.
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
The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank’s trends in delinquencies and loan losses, as well as trends in delinquencies and loan losses for the region and nationally, and economic factors.
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
The valuation of other assets requires that management utilize a variety of estimates and analysis to determine whether an asset is impaired or other-than-temporarily impaired. After determining the appropriate methodology for fair value measurement, management then evaluates whether or not declines in fair value below book value are temporary or other-than-temporary impairments (“OTTI”). If it is determined that measured impairment is other-than-temporary the appropriate loss recognition is recorded within the period that OTTI is recognized. Generally, management utilizes third parties to provide appraisals, analysis or market pricing in support of OTTI analysis.
Overview of 2010
Through its locations in Delaware, Union and Franklin Counties, the Corporation provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, trust, and other wealth management services.
The Corporation currently operates in an economic environment that has caused and continues to cause lowered earnings due to higher credit defaults across the banking industry. These credit defaults are attributed to an increase in unemployment coupled with reduced economic growth that has affected consumers and commercial businesses. Additionally, real estate values within the Bank’s market have generally declined, creating higher loss levels when defaults do occur.
Management has attempted to mitigate the results of these economic issues through a change in infrastructure by increasing its resources related to credit and compliance and by creating strategies for the long term benefit of its shareholders. These strategies include, but are not limited to: reducing overall asset levels; reducing staff to control costs; ensuring credit standards are appropriate for the current economic environment; and, pricing loans and other products appropriately. This includes pricing its deposit products to remain competitive, but focusing on developing core deposits through customers in its geographic footprint.

The following addresses financial highlights from 2010:
•	The Corporation’s assets totaled $565,105 at December 31, 2010, compared to $675,022 at December 31, 2009, a decrease of $109,917, or 16.3%. The decrease in assets was mainly attributed to a decline in loans due to reduced opportunity in the market, and reduced investment securities balances to increase cash and cash-like balances.
•	Net loss for 2010 totaled $12,330, an increase in operating losses of $8,130, compared to a net loss of $4,200 for fiscal year 2009. The 2010 operating results were negatively affected by increases in provision expense, other-than-temporary-impairment losses on held-to-maturity investments and increases in operating expense for consulting and legal to manage non-performing loan portfolios. Additionally, the Corporation recorded a valuation allowance on its deferred tax assets during 2010.
•	The provision for loan losses totaled $11,040 for the year ended December 31, 2010 compared to $9,398 in 2009. Increased losses in commercial and commercial real estate loans were the main driver of this increase. DCB maintains an allowance for loan losses at a level considered adequate to absorb management’s estimate of probable inherent credit losses in its portfolios.
•	The Corporation’s net interest income decreased slightly from the prior year to $21,193 in 2010 from $21,783 in 2009. This is mainly attributed to the lower level of earning assets from year to year. The decline in the balance sheet was the result of Management’s actions related to reducing non-core time deposits which were funded through loan and investment portfolio run-off.
•	The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U.S. Treasury, U.S. Government Agency and State and political subdivision issues which comprise a significant portion of the Bank’s investment portfolio. The Bank is competitive with interest rates and loan fees that it charges, and in pricing and variety of accounts it offers to the depositor. The Corporation confirms this by completing regular rate shops and comparisons versus competing financial services companies. The dominant pricing mechanism on loans is the Prime interest rate as published in the Wall Street Journal, on a fixed rate plus spread over funding costs. The interest spread depends on the overall account relationship and the creditworthiness of the borrower.
•	Deposit rates are reviewed weekly by management and are discussed by the Asset/Liability Committee on a monthly basis. The Bank’s primary objective in setting deposit rates is to remain competitive in the market area and develop funding opportunities while earning an adequate interest rate margin.
Analysis of Financial Condition for the Years Ended December 31, 2010 and December 31, 2009
The Corporation’s assets totaled $565,105 at December 31, 2010, compared to $675,022 at December 31, 2009, a decrease of $109,917, or 16.3%. The decline in assets is mainly attributed to reduced quality lending opportunities in the bank’s market area and a decline in marketable securities which were reduced in order to fund reduced deposit balances. Cash and cash equivalents declined from $41,453 at December 31, 2009 to $33,521 at December 31, 2010. The Corporation has set target limits for cash balances that focused on maintaining liquidity, while limiting balances of low earning assets in order to preserve net interest margin.
Available for sale securities declined to $69,597 at December 31, 2010 from $94,100 a year earlier. The decline is the result of not reinvesting maturity proceeds back into the portfolio in order to fund the run-off of the Corporation’s time deposit portfolio. In order to focus on core deposits Management reduced time deposits through its Certificate of Deposit Account Registry Service program (“CDARS”) for non-core customers. This process was essential to reducing the overall asset level in order to maintain key capital measurements. Additionally, in order to transition the securities portfolio to a larger percentage of agency paper, the Corporation liquidated municipal securities during the year and replaced some of the positions with agency paper. This achieved increased liquidity levels while providing flexibility with collateral as agency paper is preferred over municipals.
Total loans, excluding loans held for sale, decreased by $64,618 from $489,482 at December 31, 2009 to $424,864 at December 31, 2010. As noted earlier, the current commercial and commercial real estate market within the company’s footprint is not offering a significant number of quality lending opportunities. Management has not been aggressive in pursuing on-balance sheet growth in order to preserve liquidity and support targeted capital ratios. As an example, residential loan originations have generally been sold on the secondary market at a gain and not retained on balance sheet.

Total deposits decreased by $92,379 from $557,455 at December 31, 2009 to $465,076 at December 31, 2010. This change is mainly attributed to the planned reduction in non-core CDARS deposits and having less reliance on large public fund depositors. The funding of this run-off mainly came from the reduction in investable securities and the Corporation’s loan portfolios. The company did experience a slight increase in non-interest bearing deposits as it focused on both customer retention coupled with aggressive marketing.
As noted above, in the fourth quarter 2010, Management made changes to the balance sheet in order to create liquidity, reduce debt and liquidate assets that were not part of the core business model. These changes included the sale of over $6.0 million of municipal securities, the sale of its shares in a specialty insurer, and the sale of its investment in a mezzanine financing group. These transactions created liquidity which provided more flexibility in managing its deposit structure while streamlining the balance sheet.
Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009
Net Loss — The net loss for 2010 totaled $12,330 compared to a net loss for 2009 of $4,200. The basic and diluted loss per share totaled $3.32 for 2010 versus the basic and diluted loss per share of $1.13 for 2009. The Corporation’s increased net loss is mainly attributed to increased provision expense in 2010 compared to 2009 for probable loan losses, and the recognition of a full allowance of $8.08 million on its deferred tax position. Additionally, there continued to be higher than normal expenses due to the increased resources need to administer and manage loan workout situations. The Bank also recognized impairment on two trust preferred securities, which were written down by $1,302 in 2010.
Net Interest Income — During 2010 the interest rate environment allowed management to reprice liabilities to effectively increase the Corporation’s margin. However, due to the planned contraction of the balance sheet overall levels of earning assets were lower in 2010 compared to 2009. The lower level of earning assets is the main reason that net interest income of $21,193 was lower than the $21,783 recognized in 2009.
Deposit pricing opportunities allowed the cost of deposits to decline to approximately 61 basis points at year-end 2010 compared to 93 basis points at year-end 2009. The Bank has improved its deposit mix as balances in low cost or no cost deposits increased slightly, while time deposits, which typically carry the highest costs, declined significantly. Loan yields also declined, but at a lower percentage change than overall deposit costs.
As a result of these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased to 3.58% in 2010 from 3.38% in 2009. Despite the improvements in margin, Management continues to offer deposit specials on certain products in order to ensure an adequate level of liquidity. These special rates normally have a negative impact on the overall net interest margin. If special deposit rates above the Corporation’s normal rates continue to be offered, it is likely that net interest margin and effectively net interest income could be negatively affected.
Noninterest Income — Total noninterest income increased to $6,115 in 2010 from $3,219 in 2009. The increase is mainly attributed to reduced losses on Preferred Term Securities, Ltd. (“PreTSL”) securities and increased gains on the sale of other securities. Additionally, there were pre-payment penalties incurred on the early retirement of FHLB debt in 2009 that did not occur in 2010. Other components of noninterest income were generally stable.
Other noninterest revenue transactions were stable during 2010. However, due to changing regulations, noninterest revenue could be impacted in future periods by legislation contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted into law on July 21, 2010, which would likely limit the amount of revenue generated on electronic banking and non-sufficient check transactions processed by the Bank.
Noninterest Expense — Total noninterest expense increased to $23,488 for the year ended December 31, 2010 compared to $22,989 in 2009. As previously noted, the increase is mainly attributed to the increase in consulting, legal and other expenses associated with the workout loan processes. This includes additional costs associated with holding repossessed property including management fees, utilities and real estate taxes. Additionally, the Corporation recognized $154 of current year expense related to a voluntary early retirement program offered to select employees. Though this increased expenses in 2010, it is expected the overall salary and benefit cost run-rates will be lower in 2011.

Provision Expense — Provision expense for 2010 was $11,040 compared to $9,398 in 2009. The slight increase in provision was mainly attributed to increased probable losses expected to be incurred on its commercial and commercial real estate portfolios. The increased provision along with $9,758 of charge-offs during 2010 created an increase in the allowance for loan losses to increase to 2.88% at year-end 2010 compared to 2.14% at year-end 2009.
Delinquencies greater than 30 days compared to total loans at year-end 2010 were 4.01% compared to 3.01% at year-end 2009, but showed an improvement compared to the end of the third-quarter 2010 when delinquencies were 4.14%. Nonaccrual loans increased to $16.6 million at year-end 2010 from $11.3 million from year-end 2009. The increase in nonaccruals is mainly attributed to the decline in performance of the commercial and commercial real estate portfolios.
The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the losses known and inherent in the Bank’s loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific and overall portfolio loss allowances. Management further evaluates these allowance levels through an ongoing rigorous credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the loan portfolios.
Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provision expense in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio.
Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008
Net Income (Loss) — Net loss for 2009 totaled $4,200, a decrease in net income of $4,529, compared to net income for 2008 of $329. Diluted loss per share totaled $1.13 for 2009 compared to diluted earnings per share of $0.09 for 2008. The Corporation’s net interest income improved slightly, but net income was negatively impacted by continued losses and related expenses in the Bank’s declining real estate and Columbus investment property portfolio. Additionally, the Corporation recognized an other-than-temporary impairment charge on its collateralized debt obligations, consisting of two pooled trust preferred securities, which were written down by $2,621. While some other income sources increased, overall they declined due to the losses on disposal of foreclosed real estate and other than temporary impairment on the Corporation’s held-to-maturity securities. Noninterest expenses increased due to continued credit workout costs and expenses attributable to increased FDIC insurance costs.
Net Interest Income — Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of DCB’s income and is affected by the interest rate environment, the volume and the composition of interest-earning assets and interest-bearing liabilities.
Net interest income was $21,783 for 2009 compared to $21,662 for 2008. The Bank’s interest expense declined by $6,185, or 36.9%, in 2009 compared to 2008, but this decline was substantially offset by a decrease in interest income of $6,064, or 15.8%. The Bank was able to reduce funding costs by reducing its balances of brokered certificates of deposit and borrowed funds. Increased funding costs may negatively impact the net interest margin in future periods if the current competitive environment remains in effect.

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
Provision and Allowance for Loan Losses — The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the losses known and inherent in the Bank’s loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific loss allowances and overall portfolio loss allowances. Management further evaluates these allowance levels through an ongoing credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the lending process.
DCB’s provision is determined based upon management’s estimate of the overall collectability of loans within the portfolio as determined by ongoing credit reviews. The provision for loan losses totaled $9,398 in 2009, compared to $8,177 in 2008. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Nonaccrual loans at December 31, 2009 increased to $11,275 compared to $4,698 at December 31, 2008. The majority of nonaccrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days increased to 3.01% at December 31, 2009 from 1.92% at December 31, 2008, mainly due to the real estate investment portfolio.
During 2009 management both added and developed its resources related to its credit monitoring function. In addition to designating a chief credit officer, processes and procedures were enhanced to allow for improved monitoring of problem credits. This included loan portfolio reviews, loan quality reviews, and regular credit quality meetings between management, lending staff and the credit function. To that end, management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio. The balance of the allowance for loan losses was $10,479, or 2.14% of total loans at December 31, 2009, compared to $6,137, or 1.20% of total loans at December 31, 2008.
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

Noninterest Income — Total noninterest income decreased $2,268, or 41.3% to $3,219 in 2009 compared to $5,487 in 2008. The decrease was primarily attributable to a $2,621 write down related to other-than-temporarily impaired securities partially offset by a $300 decline in losses on sales of foreclosed properties compared to 2008. The investment securities were written down to reflect the reduced interest and principal payments that management expects to receive, as economic conditions have negatively affected the instrument’s underlying collateral. Additionally, the Bank experienced a decline in trust revenue streams and treasury management revenue, of $51 and $64, respectively, due primarily to the current economic environment, which were partially offset by increases in gains on sale of securities of $324 and gains on sale of newly originated loans of $118 for the year ended December 31, 2009, compared to 2008.
Noninterest Expense — Total noninterest expense increased $2,105, or 10.1%, for the year ended December 31, 2009, compared to 2008. The increase was due primarily to an increase in salaries and employee benefits, an increase in federal deposit insurance premiums and an increase in franchise taxes. The significant increase in federal deposit insurance premiums is attributed to higher base premium rates impacting the financial industry in order to replenish the deposit insurance fund.
Income Taxes — The Corporation recorded a tax benefit totaling $3,185 for the year ended December 31, 2009, compared to a tax benefit of $2,241 in 2008. The increase in income tax benefits was primarily attributable to the 2009 increase in pre-tax losses and increases in nontaxable interest income and revenue from bank-owned life insurance policies.

Margin Analysis — The following table presents certain of the Corporation’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2010, 2009 and 2008. Such yields and costs are derived by dividing annual income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses. Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax-equivalent basis was $979 in 2010, $1,495 in 2009, and $1,546 in 2008.

	Year ended December 31,
	2010			2009			2008
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Federal funds sold	$33,426	$133	0.40%	$43,057	$167	0.39%	$30,930	$614	1.99%
Taxable securities	75,836	2,697	3.56	75,050	3,299	4.40	87,169	3,954	4.54
Tax-exempt securities	16,608	645	3.88	22,452	987	4.40	23,589	1,010	4.28
Loans (includes nonaccrual loans)	465,983	24,643	5.29	504,844	27,888	5.52	517,635	32,827	6.34

Total interest-earning assets	591,853	28,118	4.75	645,403	32,341	5.01	659,323	38,405	5.82
Noninterest-earning assets	47,403			62,481			53,246

Total assets	$639,256			$707,884			$712,569

Interest-bearing liabilities:
Demand and money market deposits	$199,457	$471	0.24%	$198,012	$651	0.33%	$221,018	$3,128	1.42%
Savings deposits	33,607	49	0.15	32,828	54	0.16	29,697	136	0.46
Certificates of deposit	232,474	3,662	1.58	292,095	6,624	2.27	251,665	9,426	3.75

Total deposits	465,538	4,182		522,935	7,329		502,380	12,690
Borrowed funds	64,647	2,743	4.24	64,246	3,229	5.03	84,825	4,053	4.78

Total interest-bearing liabilities	530,185	6,925	1.31	587,181	10,558	1.80	587,205	16,743	2.85
Noninterest-bearing liabilities	62,251			66,612			65,395

Total liabilities	592,436			653,793			652,600

Shareholders’ equity	46,820			54,091			59,969

Total liabilities and shareholders’ equity	$639,256			$707,884			$712,569

Net interest income; interest rate spread		$21,193	3.44%		$21,783	3.21%		$21,662	2.97%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.58%			3.38%			3.29%

Average interest-earning assets to average interest-bearing liabilities			111.63%			109.92%			112.28%

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected DCB’s interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume; (2) changes in rate; and, (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:

	Year ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total

Interest income attributable to:
Federal funds sold	$(41)	$(46)	$(87)	$236	$(684)	$(448)
Taxable securities	35	(585)	(550)	(550)	(105)	(655)
Tax-exempt securities	(257)	(84)	(341)	(49)	26	(23)
Loans	(2,146)	(1,099)	(3,245)	(810)	(4,128)	(4,938)

Total interest income	(2,409)	(1,814)	(4,223)	(1,173)	(4,891)	(6,064)

Interest expense attributable to:
Demand and money market deposits	5	(185)	(180)	(326)	(2,151)	(2,477)
Savings deposits	1	(6)	(5)	14	(97)	(83)
Certificates of deposit	(1,352)	(1,610)	(2,962)	1,514	(4,316)	(2,802)
Borrowed funds	(3,228)	2,742	(486)	(982)	159	(823)

Total interest expense	(4,574)	941	(3,633)	220	(6,405)	(6,185)

Increase (decrease) in net interest income	$2,165	$(2,755)	$(590)	$(1,393)	$1,514	$121

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
NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel and sustained shifts of +/-400 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2010 and December 31, 2009, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +400 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which the Corporation operates.

As illustrated in the tables, the Bank’s balance sheet is relatively neutral with respect to changes in overall interest rates. From an overall perspective, the sensitivity in the Bank’s balance sheet is somewhat attributed to the relatively short term structure of the liability side of the balance sheet compared to the longer structure of its assets. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to shorter time frames for liabilities. These risks are offset somewhat by management’s use of matched funding principles for longer term loans, where longer term liability structures are used to provide similar cash flow structures. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual a maturity, which potentially increases the risk that the Bank may hold below market rate loans in a rising rate environment.
The following table depicts the ALCO’s most likely interest rate scenarios and their affect on NPV. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate decline in NPV. The Corporation has operated within the ALCO’s interest rate risk limits over the last three years.

Change in	December 31, 2010			December 31, 2009
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	In NPV	In NPV	Ratio	In NPV	In NPV	Ratio

+400	$(11,714)	(21.61)%	8.06%	*	*	*
+300	(8,447)	(15.58)	8.50	$(1,358)	(2.29)%	8.98%
+200	(4,880)	(9.00)	8.96	326	.55	9.16
+100	(1,582)	(2.92)	9.35	901	1.52	9.04
Base	—	—	—	—	—	—
-100	(4,342)	(8.01)	8.57	(5,495)	(9.28)	7.89

*	-	Not measured in 2009
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
Cash and cash equivalents decreased $7,932, or 19.1%, to $33,521 at year-end 2010 from $41,453 at year-end 2009. Cash and cash equivalents represented 5.9% of total assets for the year ended December 31, 2010 compared to 6.1% for 2009. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has lines with the Federal Reserve Bank of Cleveland in the form of discount window availability and through the Borrower-In-Custody program, should it need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities.

In addition to funding maturing deposits and other deposit liabilities, DCB also has off-balance sheet commitments in the form of lines of credit and letters of credit utilized by customers in the normal course of business. Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. These off-balance sheet commitments are not considered to have a major effect on the liquidity position of the Corporation. Further, management believes DCB’s liquidity position is adequate based on its stable level of cash equivalents and the stability of its core other funding sources.
Capital Resources
As previously noted, the Corporation’s total shareholders’ equity decreased $11,926, or 24.2% between December 31, 2009 and December 31, 2010. The decrease was primarily due to annual net losses of $12,330, offset by an increase in accumulated other comprehensive income.
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
DCB’s consolidated ratio of total capital to risk-weighted assets was 10.3% at year-end 2010, while the Tier 1 risk-based consolidated capital ratio was 9.0%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 6.4% at year-end 2010 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%. The Corporation’s wholly-owned bank reported a Tier 1 leverage ratio of 6.4% at December 31, 2010.
As previously reported via Form 8-K, the Corporation’s wholly-owned bank subsidiary entered into a Consent Agreement with the FDIC which requires that Tier-1 and Total Risk Based Capital percentages reach 9.0% and 13.0% respectively. At year-end 2010, the Bank’s capital ratios, as noted above, were not at these levels.

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(Dollars in thousands, except share amounts)

	2010	2009
ASSETS
Cash and due from financial institutions	$10,024	$10,082
Interest-bearing deposits	23,497	26,371
Federal funds sold and overnight investments	—	5,000

Total cash and cash equivalents	33,521	41,453
Securities available for sale	69,597	94,100
Securities held to maturity	1,313	1,752

Total securities	70,910	95,852
Loans held for sale, at lower of cost or fair value	753	2,442
Loans	424,864	489,482
Less allowance for loan losses	(12,247)	(10,479)

Net loans	412,617	479,003
Real estate owned	5,284	4,912
Investment in FHLB stock	3,799	3,799
Premises and equipment, net	13,175	14,435
Investment in unconsolidated affiliates	—	1,439
Bank-owned life insurance	17,073	16,326
Accrued interest receivable and other assets	7,973	15,361

Total assets	$565,105	$675,022

LIABILITIES
Deposits
Noninterest-bearing	$63,695	$60,502
Interest-bearing	401,381	496,953

Total deposits	465,076	557,455
Federal funds purchased and other short-term borrowings	1,265	3,011
Federal Home Loan Bank advances	58,502	63,148
Accrued interest payable and other liabilities	2,848	2,065

Total liabilities	527,691	625,679

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 shares issued	3,785	3,785
Retained earnings	47,883	60,213
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive loss	(760)	(1,161)

Total shareholders’ equity	37,414	49,343

Total liabilities and shareholders’ equity	$565,105	$675,022

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share amounts)

	2010	2009	2008
Interest and dividend income
Loans	$24,643	$27,888	$32,827
Taxable securities	2,697	3,299	3,954
Tax-exempt securities	645	987	1,010
Federal funds sold and other	133	167	614

Total interest income	28,118	32,341	38,405

Interest expense
Deposits	4,182	7,329	12,690
Borrowings	2,743	3,229	4,053

Total interest expense	6,925	10,558	16,743

Net interest income	21,193	21,783	21,662

Provision for loan losses	11,040	9,398	8,177

Net interest income after provision for loan losses	10,153	12,385	13,485

Noninterest income
Service charges on deposit accounts	2,726	2,621	2,653
Trust department income	960	859	910
Gain on sale of securities	301	631	307
Gain (Loss) on sale of assets	813	(780)	(1,080)
Gain on sale of loans	401	311	193
Treasury management fees	417	469	533
Data processing servicing fees	606	573	491
Earnings on bank owned life insurance	747	703	660
Total other-than-temporary impairment losses	(487)	(6,301)	—
Portion of loss recognized in other comprehensive income (before taxes)	(815)	3,680	—

Net impairment losses recognized in income	(1,302)	(2,621)	—
Other	446	453	820

Total noninterest income	6,115	3,219	5,487

Noninterest expense
Salaries and employee benefits	10,285	10,276	9,918
Occupancy and equipment	4,037	4,496	4,452
Professional services	1,908	992	1,060
Advertising	412	439	447
Postage, freight and courier	356	334	306
Supplies	261	301	338
State franchise taxes	615	656	499
Federal deposit insurance premiums	1,460	1,815	604
Other	4,154	3,680	3,260

Total noninterest expense	23,488	22,989	20,884

Loss before income tax (benefit)	(7,220)	(7,385)	(1,912)
Income tax expense (benefit)	5,110	(3,185)	(2,241)

Net income (loss)	$(12,330)	$(4,200)	$329

Basic earnings (loss) per common share	$(3.32)	$(1.13)	$0.09

Diluted earnings (loss) per common share	$(3.32)	$(1.13)	$0.09

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Year ended December 31, 2010, 2009, and 2008
(Dollars in thousands)

	2010	2009	2008

Net income (loss)	$(12,330)	$(4,200)	$329

Unrealized gains on securities Available-for-sale, net of related taxes of $15, $430 and $490 in 2010, 2009 and 2008, respectively	30	834	951
Net unrealized gains (losses) on securities held-to-maturity for which a portion of an other-than-temporary impairment has been recognized in income, net of taxes of $277, $1,251and $0	538	(2,429)	—
Amortization of unrealized losses on held-to-maturity securities, net of taxes of $16, $7 and $0	32	15	—
Reclassification adjustment for realized gains included in net income, net of taxes of $102, $215 and $104 in 2010, 2009 and 2008, respectively	(199)	(416)	(203)

Comprehensive income (loss)	$(11,929)	$(6,196)	$1,077

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share amounts)

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Earnings	Stock	Income (Loss)	Equity

Balance at January 1, 2008	$3,785	$66,690	$(13,494)	$87	$57,068

Net income	—	329	—	—	329
Unrealized gains on securities designated as available-for-sale, net of realized gains and tax effects	—	—	—	748	748
Dividends ($0.56 per share)	—	(2,086)	—	—	(2,086)

Balance at December 31, 2008	3,785	64,933	(13,494)	835	56,059

Net loss	—	(4,200)	—	—	(4,200)
Unrealized gains on securities designated as available-for-sale, net of realized gains and tax effects	—	—	—	418	418
Unrealized losses on securities designated as held-to-maturity, net	—	—	—	(2,414)	(2,414)
Dividends ($0.06 per share)	—	(520)	—	—	(520)

Balance at December 31, 2009	3,785	60,213	(13,494)	(1,161)	49,343

Net loss	—	(12,330)	—	—	(12,330)
Unrealized losses on securities designated as available-for-sale, net of realized gains and tax effects	—	—	—	(169)	(169)
Reduction of noncredit related Losses on securities designated as held-to-maturity, net	—	—	—	570	570

Balance at December 31, 2010	$3,785	$47,883	$(13,494)	$(760)	$37,414

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$(12,330)	$(4,200)	$329
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	1,571	1,822	1,622
Provision for loan losses	11,040	9,398	8,177
Deferred income taxes	5,110	(2,618)	291
Gain on sale of securities	(301)	(631)	(307)
Gain on sale of loans	(401)	(311)	(193)
(Gain) loss on sale of assets	(813)	780	1,080
Stock option plan expense	33	115	75
Premium amortization on securities, net	676	514	426
FHLB stock dividends	—	(103)	(192)
Other-than-temporary impairment loss	1,302	2,621	—
Loans originated for sale in the secondary market	(23,752)	(22,250)	(17,387)
Proceeds from sale of loans	25,842	22,569	17,575
Earnings on bank owned life insurance	(747)	(703)	(660)
Net changes in other assets and other liabilities	2,800	(4,669)	_1,836

Net cash provided by (used in) operating activities	10,030	2,334	12,672

Cash flows used in investing activities
Securities
Purchases	(25,199)	(43,387)	(64,798)
Sales, maturities, principal payments, and calls	49,175	60,257	35,512
Net change in loans	51,859	18,206	(9,243)
Premises and equipment expenditures	(311)	(684)	(2,981)
Proceeds from sale of real estate owned	3,224	674	1,238
Investment in unconsolidated affiliates	2,061	(162)	(7)

Net cash provided by (used in) investing activities	80,809	34,904	(40,279)

Cash flows provided by (used in) financing activities
Net change in deposits	(92,379)	(7,698)	54,279
Net change in federal funds purchased and other short-term borrowings	(1,746)	(2,359)	(11,226)
Proceeds from Federal Home Loan Bank advances	—	—	205
Repayment of Federal Home Loan Bank advances	(4,646)	(19,866)	(10,677)
Cash dividends paid	—	(520)	(2,384)

Net cash provided by (used in) financing activities	(98,771)	(30,443)	30,197

Net change in cash and cash equivalents	(7,932)	6,795	2,590
Cash and cash equivalents at beginning of year	41,453	34,658	32,068

Cash and cash equivalents at end of year	$33,521	$41,453	$34,658

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest on deposits and borrowings	$7,221	$11,072	$16,868
Income taxes	$—	$—	$1,145

Supplemental disclosure of non cash investing and financing activities:
Transfers from loans to real estate owned	$3,487	$1,748	$6,190

Loans originated upon sale of real estate owned	$—	$1,232	$—

Cash dividends declared but unpaid	$—	$—	$298

Transfer of securities from available for sale to the held to maturity classification	$—	$—	$8,002

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (“DCB”) and its wholly-owned subsidiaries, The Delaware County Bank and Trust Company (the “Bank”), DCB Title Services, LLC, DataTasx LLC and ORECO (collectively referred to hereinafter as the “Corporation”). All intercompany transactions and balances have been eliminated in the consolidated financial statements.
Nature of Operations: The Corporation provides financial services through its 20 banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank also operates a trust department, engages in mortgage origination, and supplies data processing and business recovery services to other financial institutions.
Business Segments: While DCB’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of DCB’s operations are considered by management to be aggregated in one operating segment.
Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments, determination of other-than-temporary impairment, status of contingencies and deferred tax asset valuation are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash on hand, federal funds sold and deposits with other financial institutions with original maturities of less than ninety days. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.
Securities: Securities classified as held-to-maturity are carried at adjusted amortized cost when management has the positive intent and ability to hold them to maturity. Securities classified as available-for-sale might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses excluded from earnings and reported as a component of other comprehensive income. Realized gains and losses on sale of securities are recognized using the specific identification method. The Corporation does not engage in securities trading activities.
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
As a result of this guidance, the Corporation’s consolidated statement of operations as of December 31, 2010 and 2009, reflects the impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
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
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, unamortized deferred loan fees and costs and the allowance for loan losses.
Interest income is accrued based on the unpaid principal balance and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual status are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable but unconfirmed credit losses, increased by the provision for loan losses and decreased by charge-offs net of recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the required allowance balance based on past loan loss experience, augmented by additional estimates related to the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors.
The allowance consists of both specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established with the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risking rating data.
A loan is impaired when full payment of interest and principal under the original contractual loan terms is not expected. Commercial and industrial loans, commercial and multi-family real estate, and land development loans are individually evaluated for impairment. If a loan is impaired, the loan amount exceeding fair value, based on the most current information available is reserved. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, such loans are not separately identified for impairment disclosures.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 35.9% of total loans at December 31, 2010. Loans for commercial purposes comprise 36.6% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate to 22.0% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 5.5% of total loans.
Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (“FHLB”) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At December 31, 2010, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock. The stock is carried at cost and evaluated for impairment.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives, estimated to be 7 to 39 years for buildings, improvements and lease hold improvements. The Corporation generally uses three to five years for the useful lives of furniture, fixtures, and equipment, using the straight line method, depending on the nature of the asset. Premises and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.
Foreclosed Assets: Assets acquired through foreclosure are initially recorded at the lower of cost or fair value less selling costs when acquired. If fair value declines below the recorded amount, a valuation allowance is recorded through expense. The Corporation generally evaluates fair market values of foreclosed assets on a quarterly basis, and adjusts accordingly. Holding costs after acquisition are expensed as incurred.
Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation had net servicing assets of $21 and $31 at December 31, 2010 and 2009, respectively.
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the lower of its cash surrender value or its net redemption value.
Investment in Unconsolidated Affiliates: At December 31, 2010, the Corporation did not carry any investments in unconsolidated affiliates on its balance sheet. At December 31, 2009 the Corporation owned investments of $1,439 in two unconsolidated subsidiaries. The Corporation sold its investments in both unconsolidated affiliates during 2010.
Income Taxes: The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are reduced by a valuation allowance, if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
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
Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share are computed including the dilutive effect of additional potential common shares issuable under stock options. Diluted earnings (loss) per share are not computed for periods in which an operating loss is sustained.
The computation of earnings (loss) per share is based upon the following weighted-average shares outstanding for the years ended December 31:

	2010	2009	2008
Weighted-average common shares outstanding (basic)	3,717,385	3,717,385	3,717,385
Dilutive effect of assumed exercise of stock options	—	—	—

Weighted-average common shares outstanding (diluted)	3,717,385	3,717,385	3,717,385

Stock Option Plan: The Corporation’s shareholders approved an employee share option Plan (the “Plan”) in May 2004. This Plan grants certain employees the right to purchase shares at a predetermined price. The Plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years. During the year ended December 31, 2010, options for 131,816 shares were granted to employees under the Plan, at a weighted average exercise price of $3.50. At December 31, 2010, 81,800 shares were exercisable and 12,934 shares were available for grant under this Plan.
The Corporation recognizes compensation cost for unvested equity-based awards based on their grant-date fair value. The fair value of each option was estimated on the date of grant using the modified Black-Scholes options pricing model with the following weighted-average assumptions used for grants: dividend yield of 0.00% for 2010 and 1.00% for 2009; expected volatility of 12.0% for both 2010 and 2009; risk-free interest rates of 2.25% and 1.00% for 2010 and 2009 respectively; and contractual lives of 10 years for each grant. At December 31, 2010, outstanding options had no intrinsic value.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. For 2010 it was based on a risk-free rate of 7-year bonds, the expected average- life of the options issued. Volatility is based on historical volatility of the Corporation’s stock.
The Corporation recorded $33, $115 and $75 in compensation cost for equity-based awards that vested during the years ended December 31, 2010, 2009 and 2008, respectively. The Corporation has $196 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock option plan as of December 31, 2010, which is expected to be recognized over a period of 5 years. A summary of the status of the Corporation’s stock option plan as of December 31, 2010, and changes during the year is presented below.

	Year Ended
	December 31, 2010
		Weighted
		Average	Weighted	Aggregate
		Exercise	Average Remaining	Intrinsic
	Shares	Price	Contractual Life	Value
Outstanding at beginning of year	204,883	$24.77	8.6 years	$—
Granted	131,816	3.50	9.9 years	—
Forfeited	(50,893)	21.30

Outstanding at end of year	285,806	$11.87	8.6 years	$—

Options exercisable at year end	81,800	$18.27		$—

Weighted-average fair value of options granted during the year		$0.76		$—

The following information applies to options outstanding at December 31, 2010:

Number Outstanding	Range Of Exercise Prices

69,862	$23.00 - $30.70
42,709	$14.15 - $16.90
42,894	$7.50 - $9.00
130,341	$3.50
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,000 was required to meet regulatory clearing balance requirements at December 31, 2010 and 2009. The regulatory clearing balances maintained do not earn interest, but do provide an earnings credit used to offset transaction fees. Other deposits at the Federal Reserve Bank above the clearing balance requirements earn interest at an overnight rate, and are not restricted. In addition, approximately $1,080 is held in another institution and is under the control of a third party due to a contractual agreement.
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to DCB or by DCB to shareholders. Due to limitations imposed by regulators for DCB Financial Corp and the Bank, both entities are required to receive regulatory approval prior to paying dividends.
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
Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income for any period presented.
Recent Accounting Pronouncements: In July 2010, FASB issued ASU 2010-20 which is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. See Note 4 — Credit Quality for the additional disclosures.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 2 — SECURITIES
The amortized cost and approximate fair value of available-for-sale securities, together with gross unrealized gains and losses, were as follows:

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Costs	Gains	Losses	Value

U.S. Government and agency obligations	$29,510	$599	$(123)	$29,986
State and municipal obligations	12,153	193	(84)	12,262
Corporate bonds	—	—	—	—
Mortgage-backed securities	29,290	1,059	—	27,349

Total	$67,953	$1,851	$(207)	$69,597

The amortized cost and estimated fair values of securities held-to-maturity were as follows:

	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Gains	Value

Collateralized Debt Obligations	$1,313	$367	$1,680

The amortized cost and approximate fair value of available-for-sale securities, together with gross unrealized gains and losses, were as follows:

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government and agency obligations	$27,235	$297	$(77)	$27,455
State and municipal obligations	25,444	543	(35)	25,952
Corporate bonds	1,012	27	—	1,039
Mortgage-backed securities	38,455	1,144	(8)	39,591

Total debt securities	92,146	2,011	(120)	94,037
Other securities	57	20	(14)	63

Total	$92,203	$2,031	$(134)	$94,100

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The amortized cost and estimated fair values of securities held-to-maturity were as follows:

	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Losses	Value

Collateralized debt obligations	$5,410	$(3,658)	$1,752

Credit Losses Recognized on Investments
The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income for the years ended December 31, 2010 and 2009.

	Accumulated Credit Losses
	2010	2009

Credit losses on debt securities held to maturity
Beginning of period	$2,621	$—
Additions related to other-than-temporary losses not previously recognized	1,302	2,621
Reductions due to sales	—	—
Reductions due to change in intent or likelihood of sale	—	—
Additions related to increases in previously recognized other-than-temporary losses	—	—
Reductions due to increases in expected cash flows	—	—

End of period	$3,923	$2,621

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

2010	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	10	$9,904	$(123)	—	$—	$—	10	$9,904	$(123)
State and municipal obligations	9	3,575	(84)	—	—	—	9	3,575	(84)
Mortgage-backed securities and other	—	—	—	—	—	—	—	—	—

Total securities	19	$13,479	$(207)	0	$1,313	$(2,795)	19	$13,479	$(207)

2009	(Less than 12 months)			(12 months or longer)					Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	5	$5,087	$(77)	—	$—	$—	5	$5,087	$(77)
State and municipal obligations	9	3,504	(35)	—	—	—	9	3,504	(35)
Collateralized debt obligations	—	—	—	2	1,752	(3,658)	2	1,752	(3,658)
Mortgage-backed securities and other	5	1,048	(1)	6	931	(21)	11	1,979	(22)

Total securities	19	$9,639	$(113)	8	$2,683	$(3,679)	27	$12,322	$(3,792)

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2010 and 2009, was $14,792 and $12,322, which is approximately 20.86% and 12.86%, respectively, of the Corporation’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from changes in market interest rates and failure of certain investments to maintain consistent credit quality ratings. Should the impairment of any of these securities become other-than-temporary, the unrealized losses will be recorded to operations in the period the determination of other-than-temporary impairment is made.
The unrealized losses on the Corporation’s investments in U.S. Government and agency obligations, state and political subdivision obligations and mortgage-backed securities were caused primarily by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
The Corporation’s unrealized loss on investments in collateralized debt obligations relates to an original aggregate $8,000 investment in pooled trust securities. The unrealized loss was primarily caused by (a) a recent decrease in performance and regulatory capital resulting from exposure to subprime mortgages and (b) a recent sector downgrade by industry analysts. The Corporation currently expects the obligations to be settled at a price less than the amortized cost basis of the investments (that is, the Corporation expects to recover less than the entire amortized cost basis of the security). The Corporation has recognized a loss equal to the credit loss, establishing a new, and lower amortized cost basis. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. Because the Corporation does not intend to sell the investment and it is not more likely than not the Corporation will be required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in the securities to be other-than-temporarily impaired at December 31, 2010.
Substantially all mortgage-backed securities are backed by pools of mortgages that are insured or guaranteed by the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).
At December 31, 2010, the $8,000 original investment in pooled trust securities was being carried by the Corporation at $1,313. Based on the current carrying value, those pooled trust securities are 3.51% of total shareholders’ equity. There are no securities from the same issuer, besides agency investments, greater than 10% of total equity at December 31, 2010.
The amortized cost and estimated fair value of debt securities, including securities held-to-maturity, at December 31, 2010, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date.

	Amortized	Fair
	Cost	Value

Due in one year or less	$445	$446
Due from one to five years	17,696	17,821
Due from five to ten years	15,574	15,988
Due after ten years	7,948	7,993
Mortgage-backed securities	26,290	27,349

Total debt securities	67,953	69,597
Other securities	1,313	1,680

Total	$69,266	$71,277

Sales of investment securities during the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008

Proceeds from investments sales	$15,764	$20,882	$728
Net realized gains	$383	$631	$307

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 2 — SECURITIES (Continued)
Securities with a carrying amount of $67,952 and $87,167 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and other obligations. Held-to-maturity securities net carrying value was reduced due to OTTI recognition and change in accumulated other comprehensive income.
NOTE 3 — LOANS
At December 31, 2010 and 2009, loans were comprised of the following:

	2010	2009

Commercial and industrial	$155,410	$176,799
Commercial real estate	135,035	155,576
Residential real estate and home equity	93,646	98,542
Real estate construction and land development	17,339	27,133
Consumer and credit card	23,411	31,394

	424,841	489,444
Add: Net deferred loan origination costs	23	38

Total loans receivable	$424,864	$489,482

The Bank originates and sells loans and participating interests in loans on the secondary market and to other financial institutions, retaining servicing on such loans sold. Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of loans serviced for others totaled $28,049 and $29,778 at December 31, 2010 and 2009, respectively.
Loans to principal officers, directors, and their related affiliates in 2010 in the normal course of business were as follows.

Balance at December 31, 2009	$7,988
New loans	1
Repayments	(7,273)

Balance at December 31, 2010	$716

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 4 — CREDIT QUALITY
Allowance for Credit Losses
The table below presents allowance for credit losses by loan portfolio. As presented within this note, commercial real estate includes real estate construction and land development loans.

	at December 31, 2010
				Residential
				Real Estate
	Consumer and	Commercial and	Commercial	and Home
	Credit Card	Industrial	Real Estate	Equity	Total

Beginning Balance	$874	$2,476	$6,817	$312	$10,479

Charge Offs	(824)	(2,261)	(6,175)	(498)	(9,758)
Recoveries	200	270	4	12	486
Provision	546	3,689	6,140	665	11,040

Ending Balance	$796	$4,174	$6,786	$491	$12,247

Individually evaluated for impairment	$—	$2,812	$5,158	$—	$7,970
Collectively evaluated for impairment	796	1,362	1,628	491	4,277

Ending Balance	$796	$4,174	$6,786	$491	$12,247

Financing Receivables

Individually evaluated for impairment	$—	$18,967	$42,104	$—	$61,071
Collectively evaluated for impairment	23,411	136,144	110,270	93,646	363,770

Total	$23,411	$155,410	$152,374	$93,646	$424,841

Activity in the allowance for loan losses was as follows for years ended December 31, 2009 and 2008:

	2009	2008

Balance beginning of year	$6,137	$8,298
Provision for loan losses	9,398	8,177
Loans charged-off	(5,790)	(10,654)
Recoveries	734	316

Balance at end of year	$10,479	$6,137

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 4 — CREDIT QUALITY (continued)
Impaired Loans
A loan is considered impaired when based on current information and events; it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Generally, commercial and commercial real estate loans with risk grades Substandard, Vulnerable, Doubtful, or Loss, with aggregate relationships greater than $250 are evaluated for impairment.
The following table indicates impaired loans with and without an allocated allowance.

	At December 31, 2010
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With No Related Allowance
Recorded
Consumer and Credit Card	$—	$—	$—	$—	$—
Commercial and Industrial	5,615	5,757	—	4,196	295
Commercial Real Estate	17,529	20,855	—	14,597	993
Residential RE and Home Equity	—	—	—	—	—

With Allowance Recorded
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	13,352	15,238	2,812	13,651	741
Commercial Real Estate	24,575	28,823	5,158	25,209	821
Residential RE and Home Equity	—	—	—	—	—

Total
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	18,967	20,995	2,812	17,847	1,036
Commercial Real Estate	42,104	49,678	5,158	39,806	1,814
Residential RE and Home Equity	—	—	—	—	—

Total	$61,071	$70,673	$7,970	$57,653	$2,850

Impaired loans were as follows at year-end for December 31, 2009 and 2008:

	2009	2008
Average balance of impaired loans during the year	$20,435	$13,301
Interest income recognized during impairment	—	—

Loans with no allocated allowance	$15,321	$4,644
Loans with allocated allowance	31,985	8,166

Total	$47,306	$12,810

Amount of the allowance for loan losses allocated to unconfirmed losses on impaired loans	$6,326	$2,767

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 4 — CREDIT QUALITY (continued)
Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2010, the Bank had $6,614 of 1-4 family residential, $1,438 of commercial, $4,763 of commercial real estate and $2,348 of construction and land development that were modified in troubled debt restructurings and performing according to the modified terms.
In addition to these amounts, the Bank had troubled debt restructurings that were impaired and no longer performing in accordance with their modified terms. At year-end 2010 there were $2,431 1-4 family residential, $78 of commercial, $10,995 of commercial real estate and $547 of construction and land development within that category. The allowance for impaired loans is included in the Corporation’s overall allowance for loan losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans. Nonperforming loans were as follows at year-end:

	2010	2009	2008

Loans past due over 90 days still accruing interest	$1,858	$886	$1,146
Nonaccrual loans	16,567	11,275	4,698

Total	$18,425	$12,161	$5,844

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $894, $603, and $821, for years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, 2009 and 2008, management viewed all loans past due and still accruing interest as well-secured and in the process of collection.
Financing receivables on nonaccrual status for the year ending December 31, 2010 are as follows:

2010

Consumer and credit card	$33
Commercial and industrial	6,043
Commercial real estate	10,102
Residential real estate and home equity	389

Total	$16,567

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 4 — CREDIT QUALITY (continued)
Credit Quality Indicators
Corporate risk exposure by risk profile was as follows at year-end.

	Commercial and	Commercial Real
Category	Industrial	Estate

Prime-1	$8,459	$561
Good-2	22,355	20,404
Fair-3	45,853	39,067
Compromised-4	31,628	27,692
Vulnerable-5	22,154	11,785
Substandard-6	24,959	52,865
Doubtful-7	2	—
Loss-8	—	—

Total	$155,410	$152,374

Risk Category Descriptions
Prime — 1
Prime loans based on liquid collateral, with adequate margin or supported by a strong financial statement audited with an unqualified opinion from a CPA firm. The character and repayment ability of the borrowers are excellent and without question. High liquidity, minimum risk, strong ratios, and low handling costs are common to these loans. This classification will also include all loans secured by CDs or cash equivalents.
Good — 2
Good loans of above average quality. Borrowers have a modest degree of risk. The margin of protection is good. Elements of strength are present in areas such as liquidity, stability of margins and cash flows, diversity of assets, and lack of dependence on one type of business or customer. Reasonable access to alternative bank financing is present and borrowers can obtain favorable rates and terms. These are well established regional firms and excellent local companies operating in a reasonably stable industry that may be moderately affected by the business cycle. Management and owners have unquestioned character, as demonstrated by repeated performance.
Fair — 3
Satisfactory loans of average or slightly above average risk — having some deficiency or vulnerability to changing economic conditions, but still fully collectible. Projects should clearly demonstrate at least break-even debt service coverage. May be some weakness but with offsetting features of other support readily available. These loans are meeting the terms of repayment, but which may be susceptible to deterioration if adverse factors are encountered.
Compromised — 4
This risk grade may be established for a loan considered satisfactory but which is of below average credit risk due to financial weaknesses or uncertainty. The loans warrant a higher than average level of monitoring to ensure that weaknesses do not advance. The level of risk in Compromised classification is considered acceptable and within normal underwriting guidelines, so long as the loan is given the proper level of management supervision. Loans are considered Compromised when the following conditions apply:
•	At inception, the loan was properly underwritten and did not possess an unwarranted level of credit risk; also the loan met the above criteria for a risk grade of 1 (Prime), 2 (Good), 3 (Fair) or 4 (Compromised).
•	At inception, the loan was secured with collateral possessing a loan-to-value adequate to protect the Bank from loss.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 4 — CREDIT QUALITY (continued)
•	The loan exhibited two or more years of satisfactory repayment with a reasonable reduction of the principal balance.
•	During the period that the loan has been outstanding, there has been no evidence of any credit weakness. Some examples of weakness include slow payment, lack of cooperation by the borrower, breach of loan covenants, or the business is in an industry which is known to be experiencing problems. If any of these credit weaknesses is observed, a lower risk grade may be warranted.
Vulnerable (Special Mention) — 5
Loans which possess some credit deficiency or potential weakness which deserves close attention, but which do not yet warrant substandard classification. Such loans pose unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future. The key distinctions of a 5 (Special Mention) classification are that (1) it is indicative of an unwarranted level of risk, and (2) weaknesses are considered “potential”, versus “well-defined”, impairments to the primary source of loan repayment.
Substandard — 6
Loans that are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. One or more of the following characteristics may be exhibited in loans classified Substandard:
•	Loans, which possess a defined credit weakness and the likelihood that a loan will be paid from the primary source, is uncertain. Financial deterioration is underway and very close attention is warranted to ensure that the loan is collected without loss.
•	Loans are inadequately protected by the current net worth and paying capacity of the obligor.
•	The primary source of repayment is gone, and the Bank is forced to rely on a secondary source of repayment such as collateral liquidation or guarantees.
•	Loans are characterized by the distinct possibility that the Bank will sustain some loss if deficiencies are not corrected.
•	Unusual courses of action are needed to maintain a high probability of repayment.
•	The borrower is not generating enough cash flow to repay loan principal; however, continues to make interest payments.
•	The lender is forced into a subordinated or unsecured position due to flaws in documentation.
•	Loans have been restructured so that payment schedules, terms and collateral represent concessions to the borrower when compared to the normal loan terms.
•	The lender is seriously contemplating foreclosure or legal action due to the apparent deterioration in the loan.
•	There is a significant deterioration in the market conditions and the borrower is highly vulnerable to these conditions.
Doubtful — 7
One or more of the following characteristics may be exhibited in loans classified Doubtful:
•	Loans have all of the weaknesses of those classified as Substandard. Additionally, however, these weaknesses make collection or liquidation in full based on existing conditions improbable.
•	The primary source of repayment is gone, and there is considerable doubt as to the quality of the secondary source of repayment.
•	The possibility of loss is high, but, because of certain important pending factors, which may strengthen the loan, loss classification is deferred until its exact status is known. A Doubtful classification is established during this period of deferring the realization of the loss.
Loss — 8
Loans are considered uncollectible and of such little value that continuing to carry them as assets on the institution’s financial statements is not feasible. Loans will be classified Loss when it is neither practical nor desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be possible at some time in the future.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
Consumer Risk
Consumer risk based on payment activity at December 31, 2010 is as follows.

		Residential Real
	Consumer and	Estate and Home
Payment Category	Credit Card	Equity

Performing	$22,970	$92,832
Non-Performing	441	814

Total	$23,411	$93,646

Age Analysis of Past Due Loans
The following table presents past due loans aged as of December 31, 2010.

							Recorded
		60-89	Greater				Investment
		Days	than 90			Total	> 90 days
	30-59 Days	Past	Days Past	Total		Financing	and
Category	Past Due	Due	Due	Past Due	Current	Receivables	Accruing

Consumer and Credit Card	$300	$104	$441	$845	$22,566	$23,411	$407
Commercial and Industrial	359	3	1,373	1,735	153,675	155,410	991
Commercial Real Estate	885	2,050	10,118	13,053	139,321	152,374	35
Residential Real Estate and Home Equity	472	123	814	1,409	92,237	93,646	425

Total	$2,016	$2,280	$12,746	$17,042	$407,799	$424,841	$1,858

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2010	2009

Land	$1,899	$1,899
Buildings	13,916	13,824
Furniture and equipment	13,817	13,631

	29,632	29,354
Accumulated depreciation	(16,457)	(14,919)

Total	$13,175	$14,435

The Corporation has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2010, 2009 and 2008 amounted to $832, $809 and $1,080 respectively. At December 31, 2010, the total future minimum lease commitments under these leases are summarized as follows.

2011	$757
2012	549
2013	526
2014	486
2015	466
Thereafter	1,118

Total	$3,902

NOTE 6 — INTEREST-BEARING DEPOSITS
Year-end interest-bearing deposits were as follows:

	2010	2009

Interest-bearing demand	$65,732	$76,439
Money market	110,087	133,790
Savings deposits	32,308	32,279
Time deposits
In denominations under $100,000	63,675	72,224
In denominations of $100,000 or more	129,579	182,221

Total	$401,381	$496,953

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 6 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of time deposits for the next five years were as follows:

2011	$124,571
2012	54,479
2013	13,172
2014	954
2015	78

Total	$193,254

At December 31, 2010 and 2009 deposits received from officers, directors and related affiliates were considered to be immaterial to the total amount of deposits held at the institution.
NOTE 7 — BORROWED FUNDS
Federal funds purchased and other short-term borrowings at December 31, 2010 were comprised of a demand note to the U.S. Treasury totaling $1,185 and $80 drawn by the Corporation on a line of credit. The line of credit limited total borrowings to the current balance outstanding at December 31, 2010. The line of credit is collateralized by DCB’s stock ownership of the Bank and carries a variable interest rate equal to the Prime rate with a floor of 5%. At December 31, 2009, short term borrowings were comprised of a demand note to the U.S. Treasury totaling $641 and $2,370 outstanding on DCB’s line of credit.
Advances from the Federal Home Loan Bank at year-end were as follows.

Interest	Maturing year
rate range	ending December 31,	2010	2009

4.44% - 5.50%	2011	$15,000	$15,000
3.36% - 4.68%	2012	29,500	29,500
2.59% - 3.67%	2013	2,240	3,288
2.97% - 4.27%	2014	2,027	3,050
4.03% - 5.72%	2015	6,499	8,141
3.47% - 5.44%	Thereafter	3,236	4,169

	Total	$58,502	$63,148

Weighted-average interest rate		4.38%	4.34%
As a member of the FHLB of Cincinnati, the Bank has the ability to obtain borrowings based on its investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family and multi-family loan portfolios and all shares of FHLB stock. At December 31, 2010 total pledged loan collateral was $81,942 and investment in FHLB stock was $3,799. Those amounts at December 31, 2009 were $61,155 and $3,773 respectively.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 7 — BORROWED FUNDS (continued)
At December 31, 2010, required annual principal payments on FHLB advances were as follows:

2011	$18,674
2012	32,529
2013	2,540
2014	1,465
2015	2,254
Thereafter	1,040

Total	$58,502

Of the total $58,502 in outstanding FHLB advances at December 31, 2010, approximately $39.5 million contained imbedded options, or puts, allowing the control calls on the advances at specified intervals at the discretion of the FHLB.
NOTE 8 — RETIREMENT PLANS
The Corporation provides a 401(k) savings plan (the “Plan”) for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested immediately and Corporation contributions are fully vested after three years. The 2010, 2009 and 2008 expenses related to the Plan were $151, $157 and $157, respectively.
The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $98, $101 and $101 in 2010, 2009 and 2008, respectively. The total accrued liability under this plan was $639 and $558 at December 31, 2010 and 2009, respectively. Additionally, the Corporation has funded $639 of the plan.
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 9 — FEDERAL INCOME TAXES
The Corporation files income tax returns in the U.S. federal jurisdiction and franchise tax returns in Ohio. The Corporation is no longer subject to U.S. federal income and state franchise tax examinations by tax authorities for years before 2007. Income tax expense (credits) for the years ended December 31, 2010, 2009 and 2008 included the following components.

	2010	2009	2008

Valuation Allowance	$8,083	$—	$—
Current	—	(567)	(2,377)
Deferred	(2,973)	(2,618)	136

Totals	$5,110	$(3,185)	$(2,241)

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows:

	2010	2009	2008
Income taxes (credits) computed at the statutory federal income tax rate	$(2,455)	$(2,511)	$(650)
Tax exempt income	(512)	(564)	(562)
Credit for change in estimate	—	—	(1,061)
Change in Valuation Allowance	8,083	—	—
Other	(6)	(110)	32

Totals	$5,110	$(3,185)	$(2,241)

Year-end deferred tax assets and liabilities were comprised of the following.

	2010	2009

Deferred tax assets
Allowance for loan losses	$4,164	$3,563
Depreciation	202	50
Deferred compensation	217	190
Deferred loan origination fees and costs	—	—
Alternative minimum tax carry forward	145	143
Other-than-temporary impairment losses	1,334	891
Other	43	39
Expenses on foreclosed real estate	24	120
Unrealized loss on other-than-temporary impairment on held-to-maturity securities	950	1,244
NOL Carry forward	2,026	—
Dividend	—	109

	9,105	6,349
Deferred tax liabilities
FHLB stock dividends	(455)	(455)
Unrealized gain on securities available-for-sale	(559)	(644)
Mortgage servicing rights	—	(11)
Other	(8)	—

	(1,022)	(1,110)

Net deferred tax asset	8,083	5,239

Less: Valuation Allowance	(8083)	—

Total	$—	$5,239

At December 31, 2010, the Corporation has a $5.9 million net operating loss carry forward available to reduce future income taxes through 2030.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 10 — COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
Some financial instruments such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs. These financing arrangements to provide credit typically have predetermined expiration dates, but can be withdrawn if certain conditions are not met. The commitments may expire without ever having been drawn on by the customer; therefore the total commitment amount does not necessarily represent future cash requirements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used for loans, including obtaining various forms of collateral, such as real estate or securities at exercise of the commitment or letter of credit.
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
The contractual amount of financing instruments with off-balance sheet risk was as follows at year-end.

	2010		2009
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to extend credit	$36	$—	$—	$37,177
Unused lines of credit and letters of credit	$2,108	$66,685	$2,066	$36,660
Commitments to make loans are generally made for periods of 30 days or less. The fixed-rate loan commitments have interest rates ranging from 4.44% to 8.25% for 2010. Maturities for loans subject to these fixed-rate commitments range from up to 1 to 30 years. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates at December 31, 2010, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flows from operations and existing excess liquidity.
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL
The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Capital adequacy guidelines and, additionally for banks, prompt corrective-action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.
The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Bank met the well-capitalized requirements, as publicly defined, at December 31, 2010. The classification as well capitalized is made periodically by regulators and is subject to change over time. Management does not believe any condition or events have occurred since the latest notification by regulators in 2010 that would have changed the classification.
However, the Corporation’s wholly-owned subsidiary, The Delaware County Bank & Trust, entered into a written agreement with the Ohio Division of Financial Institutions (“ODFI”) and a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) effective October 28, 2010 which address matters pertaining to, among other things: management and operations of the Bank; credit risk management practices and credit administration policies and procedures; Bank actions with respect to problem assets; reserves for loan and lease losses; strengthening the capital position of the Bank; the strategic plan and budget for fiscal 2011; staffing; and submitting a funding contingency plan for the Bank that identifies available sources of liquidity and includes a plan for dealing with potential adverse economic and market conditions.
The Consent Order and the Agreement contain substantially similar provisions. Among other things they require the Bank to attain a minimum 9% tier-1 capital ratio within 90 days of the effective date, and total risk-based capital ratio of not less than 13% within that same time period; submission of plans related to the reduction of non-performing assets; and, a review of accounting matters related to subsidiary companies.
The Agreement and Consent Order also provide that The Bank may not declare or pay dividends to DCBF without the prior approval of the FDIC and ODFI. And, as announced earlier this year by DCBF, without the prior approval of the Federal Reserve, DCBF may not declare or pay cash dividends, repurchase any of its shares, make payments on its trust preferred securities or incur or guarantee any debt.
As previously noted, The Bank is required to achieve a tier-1 capital ratio of not less than 9.0% and a total risk-based capital ratio of not less than 13.0% within 90 days of the effective date of the Agreement and Consent Order, and, to maintain those capital levels during the remaining term of the Agreement and the Consent Order. It may do so by, among other alternatives, raising additional capital, generating sufficient earnings, reducing the bank’s assets, or a combination thereof. The Bank has not yet achieved the 9% tier-1 target or the 13% total risk-based capital target.
Additionally, the Bank is required to submit periodic progress reports to the ODFI and the FDIC regarding various aspects of the foregoing actions and requirements, and the Bank board has appointed a compliance committee to monitor and coordinate the Bank’s performance under the Agreement and Consent Order. The Agreement and Consent Order will remain in effect until modified or terminated by the ODFI and/or the FDIC. The Bank entered into the Agreement and the Consent Order without admitting or denying any unsafe or unsound banking practices, violations, rule or regulation.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 11 — REGULATORY CAPITAL (Continued)
Actual and required capital ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010
Total capital to risk-weighted assets
Consolidated	$43,554	10.3%	$33,865	8.0%	N/A	N/A
Bank	$43,422	10.3%	$33,861	8.0%	$42,327	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	$38,177	9.0%	$16,933	4.0%	N/A	N/A
Bank	$38,045	9.0%	$16,931	4.0%	$25,396	6.0%
Tier 1 (core) capital to average assets
Consolidated	$38,177	6.4%	$23,802	4.0%	N/A	N/A
Bank	$38,045	6.4%	$23,750	4.0%	$29,688	5.0%

2009
Total capital to risk-weighted assets
Consolidated	$57,314	11.3%	$40,725	8.0%	N/A	N/A
Bank	$51,948	10.2%	$40,758	8.0%	$50,948	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	$50,900	10.0%	$20,362	4.0%	N/A	N/A
Bank	$45,529	8.9%	$20,379	4.0%	$30,569	6.0%
Tier 1 (core) capital to average assets
Consolidated	$50,900	7.4%	$27,573	4.0%	N/A	N/A
Bank	$45,529	6.6%	$27,573	4.0%	$34,466	5.0%
Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. At December 31, 2010 and 2009, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$33,521	$33,521	$41,453	$41,453
Securities available for sale	69,597	69,597	94,100	94,100
Securities held to maturity	1,313	1,680	1,752	2,130
Loans held for sale	753	753	2,442	2,442
Loans (Net of Allowance)	412,617	401,967	479,003	469,488
FHLB stock	3,799	3,799	3,799	3,799
Accrued interest receivable	1,673	1,673	2,348	2,348

Financial liabilities
Noninterest-bearing deposits	$63,695	$63,695	$60,502	$60,502
Interest-bearing deposits	401,381	402,131	496,953	497,434
Federal funds purchased and other short-term borrowings	1,265	1,265	3,011	3,011
FHLB advances	58,502	60,581	63,148	64,040
Accrued interest payable	336	336	654	654
The estimated fair value of cash and cash equivalents, FHLB stock, accrued interest receivable, noninterest-bearing deposits, federal funds purchased and other short-term borrowings and accrued interest payable approximates the related carrying amounts. Estimated fair value for securities held-to-maturity is based on independent third-party evaluation including discounted cash flows and other market assumptions. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. For loans held on balance sheet, the discounted fair value is further reduced by the amount of reserves held against the loan portfolios. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
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
The standard describes three levels of inputs that may be used to measure fair value:
Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities
Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.
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
The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009.

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
December 31, 2010	Value	(Level 1)	(Level 2)	(Level 3)

U.S. agency obligations	$29,986	$—	$29,986	$—
State and municipal obligations	12,262	—	12,262	—
Mortgage-backed and other securities	27,349	—	27,349	—

Total	$69,597	$—	$65,597	$—

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
December 31, 2009	Value	(Level 1)	(Level 2)	(Level 3)

U.S. agency obligations	$27,455	$998	$26,457	$—
State and municipal obligations	25,952	—	25,952	—
Corporate	1,039	—	1,039	—
Mortgage-backed and other securities	39,654	63	39,591	—

Total	$94,100	$1,061	$93,039	$—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Collateralized debt obligations are classified as held to maturity. The Corporation recognized other-than-temporary impairment on the securities as of December 31, 2010 and 2009, based upon a Level 3 estimate of fair value, including a discounted cash flows calculation and a fair value estimate from an independent evaluation of the security.
Impaired loans
At December 31, 2010 and December 31, 2009, impaired loans consisted primarily of loans secured by nonresidential and commercial real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 12 — DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)
The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and December 31, 2009.

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable	Total Losses
		Assets	Inputs	Inputs	Recognized
December 31, 2010	Fair Value	(Level 1)	(Level 2)	(Level 3)	During the Year

Collateralized debt obligations	$1,313	$—	$—	$1,313	$1,302
Impaired loans	24,187	—	—	24,187	5,904
Real estate owned	449	—	—	449	71

December 31, 2009
Collateralized debt obligations	$1,752	$—	$—	$1,752	$1,302
Impaired loans	6,326	—	—	6,326	5,879
Real Estate Owned	1,470	—	—	1,470	167

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 13 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of DCB Financial Corp was as follows:
CONDENSED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
Assets
Cash and cash equivalents	$75	$1,321
Investment in subsidiaries	37,442	52,719
Investment securities	—	63
Investment in affiliates	—	507
Other assets	—	867

Total assets	$37,517	$55,477

Liabilities
Short term borrowings	$80	$2,370
Other liabilities	3,758	3,764

Shareholders’ Equity	33,679	49,343

Total liabilities and shareholders’ equity	$37,517	$55,477

At December 31, 2010, DCB Financial Corp has a payable to the Bank in the amount of $3,735. The Bank evaluated the receivable for collectibility and has written the receivable off based on its evaluation. The payable to the Bank represents the difference between consolidated shareholders’ equity and the shareholders’ equity of DCB Financial Corp.
CONDENSED STATEMENTS OF OPERATIONS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Dividends from Bank subsidiary	$—	$—	$1,229
Equity in undistributed earnings (loss or excess distributions) of subsidiaries	(12,547)	(3,709)	(501)
Other	(70)	73	889

Total income (loss)	(12,617)	(3,636)	1,617

Operating expenses	127	817	1,288
Federal income tax expense (credit)	(414)	(253)	—

Net income (loss)	$(12,330)	$(4,200)	$329

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 13 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$(12,330)	$(4,200)	$329
Adjustments to reconcile net income to cash provided by operating activities:
(Undistributed earnings of) excess distributions from subsidiaries	12,547	3,709	501
Net change in other assets and liabilities	401	(90)	638

Net cash from operating activities	618	(581)	1,468

Cash flows used in investing activities
Investment in unconsolidated affiliates	426	1,034	(242)
(Issuance) repayment of subordinated note to Bank	—	—	16,510
Investment in Bank	—	—	(13,000)

Net cash from investing activities	426	1,034	3,268

Cash flows from financing activities
Repayment of short-term borrowings	(2,290)	(1,000)	—
Cash dividends paid	—	(520)	(2,384)
Proceeds from exercise of stock options	—	—	—
Purchase of treasury stock, net	—	—	—

Net cash from financing activities	(2,290)	(1,520)	(2,384)

Net change in cash and cash equivalents	(1,246)	(1,067)	2,352
Cash and cash equivalents at beginning of year	1,321	2,388	36

Cash and cash equivalents at end of year	$75	$1,321	$2,388

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
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
Deposit Concentration
At December 31, 2010, approximately 11.06% of the Bank’s deposits were received from public institutions. These concentrations pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2010 by the Corporation’s available lending and borrowing capacity.
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
At December 31, 2010, the Corporation held $135,035 in commercial real estate and $17,339 in loans collateralized by construction and development real estate, included in the Bank’s geographic area. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.
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

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands)
NOTE 16 — DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2010, 2009, and 2008.

	2010	2009	2008

Bank premises rent	$633	$610	$830
Bank premises maintenance	437	451	484
Bank premises depreciation	551	639	535
Equipment lease	199	199	250
Depreciation	1,019	1,035	967
Software maintenance	718	858	860
Other	480	704	526

Total	$4,037	$4,496	$4,452

The following table details the composition of other operating expenses for the years ended December 31, 2010, 2009, and 2008.

	2010	2009	2008

ATM and debit cards	$647	$549	$546
Telephone	379	470	486
Other	3,128	2,661	2,228

Total	$4,154	$3,680	$3,260

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited)
The following tables summarize the Corporation’s quarterly results for the years ended December 31, 2010 and 2009.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2010:

Total interest income	$6,631	$6,896	$7,196	$7,395
Total interest expense	1,448	1,742	1,834	1,901

Net interest income	5,183	5,154	5,362	5,494
Provision for losses on loans	1,162	4,531	3,386	1,961
Noninterest income	2,175	1,711	1,793	436
Noninterest expense	6,021	6,242	5,737	5,488

Loss before income tax expense (benefit)	175	(3,908)	(1,968)	(1,519)
Federal income tax expense (benefit)	530	5,151	60	(631)

Net loss	$(355)	$(9,059)	$(2,028)	$(888)

Loss per share:
Basic	$(0.10)	$(2.44)	$(0.54)	$(0.24)
Diluted	$(0.10)	$(2.44)	$(0.54)	$(0.24)

DCB FINANCIAL CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)
NOTE 17 — QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2009:

Total interest income	$7,731	$7,794	$8,334	$8,482
Total interest expense	2,147	2,451	2,755	3,205

Net interest income	5,584	5,343	5,579	5,277
Provision for losses on loans	2,490	1,766	1,707	3,435
Noninterest income	1,042	(326)	1,105	1,398
Noninterest expense	5,796	5,844	6,274	5,075

Income (loss) before income taxes (credits)	(1,660)	(2,593)	(1,297)	(1,835)
Federal income tax expense (credit)	(702)	(1,143)	(576)	(764)

Net income (loss)	$(958)	$(1,450)	$(721)	$(1,071)

Earnings (loss) per share:
Basic	$(0.26)	$(0.39)	$(0.19)	$(0.29)
Diluted	$(0.26)	$(0.39)	$(0.19)	$(0.29)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheet of DCB Financial Corp as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2010 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 11, the Corporation’s bank subsidiary is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement with the banking regulators. Failure to comply with the regulatory agreement may result in additional regulatory enforcement actions.
/s/ Plante & Moran PLLC
Columbus, Ohio
March 31, 2011

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
DCB Financial Corp
Lewis Center, Ohio
We have audited the accompanying consolidated balance sheet of DCB Financial Corp as of December 31, 2009, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
/s/ BKD, LLP
Cincinnati, Ohio
March 31, 2010