Form 10-K, Exhibit 13
period 2011-12-31
DCB FINANCIAL CORP
filed 2012-03-30
CIK 1025877

EXHIBIT 13

Business of DCB Financial Corp

DCB Financial Corp (“DCB” or the “Corporation”) was incorporated under the laws of the State of Ohio on March 14, 1997, upon approval by the shareholders of The Delaware County Bank and Trust Company (the “Bank”) for the purpose of becoming a financial holding company by acquiring all of the outstanding shares of the Bank. The Bank is a commercial bank, chartered under the laws of the State of Ohio, and was organized in 1950. The Bank is a wholly-owned subsidiary of DCB.

The Bank conducts business from its main office at 110 Riverbend Avenue in Lewis Center, Ohio and from its 14 branch offices located in Delaware, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities and wealth management services. The Bank also provides treasury management, bond registrar and payment agent services. Through its subsidiary Datatasx, the Bank provided data processing and other bank operational services to other financial institutions; however those services were discontinued in September 2011, and were not a material part of financial results.

DCB, through the Bank, grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Delaware, Franklin, and Union Counties, Ohio. Unemployment statistics in these counties have historically been among the lowest in the State of Ohio. Real estate values have historically been stable, although real estate values have declined in DCB’s market area over the last four years in connection with the overall decline in the economy. DCB also invests in U.S. Government and agency obligations, obligations of states and political subdivisions, corporate obligations, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from customer deposits, borrowed funds, and to a lesser extent, from principal repayments on securities.

As a financial holding company, DCB is subject to regulation, supervision and examination by the Federal Reserve Board. As a commercial bank chartered under the laws of the State of Ohio, the Bank is subject to regulation, supervision and examination by the State of Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (the “FDIC”). The FDIC insures deposits in the Bank up to applicable limits. The Bank is also a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati, Ohio.

Common Stock and Shareholder Matters

DCB had 3,717,385 common shares outstanding on March 29, 2012, held of record by approximately 1,465 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the Over-The-Counter Electronic Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by Sweney Cartwright & Co. is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	September 30,	September 30,	September 30,	September 30,
	Quarter ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011

High	$3.75	$3.84	$3.60	$3.00
Low	3.05	3.10	2.50	2.20
Dividends per share	0.00	0.00	0.00	0.00

	September 30,	September 30,	September 30,	September 30,
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010

High	$7.25	$7.25	$6.20	$4.17
Low	6.00	5.00	3.70	3.02
Dividends per share	0.00	0.00	0.00	0.00

Management does not have knowledge of the prices in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for DCB’s stock, these prices may not reflect the prices at which the stock would trade in a more active market. DCB sold no securities during 2011 or 2010 that were not registered under the Securities Acts.

Income of DCB primarily consists of dividends, which may be declared by the Board of Directors of the Bank (the “Board”) and paid on common shares of the Bank held by DCB. During 2009 management of DCB ceased the payment of regular cash dividends and, no assurances can be given that any dividends will be declared or, if declared in the future, what the amount of any such dividends will be. The Bank did not pay dividends to DCB Financial during 2011 or 2010. See Note 11 to the Consolidated Financial Statements for a description of dividend restrictions.

Selected Consolidated Financial Information and Other Data

The following tables set forth certain information concerning the consolidated financial condition, results of operations and other data regarding DCB at the dates and for the periods indicated.

	September 30,	September 30,	September 30,	September 30,	September 30,
Selected consolidated financial condition data:	At December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007

Total assets	$522,881	$565,105	$675,022	$712,564	$680,786
Cash and cash equivalents	39,314	33,521	41,453	34,658	32,068
Securities available for sale	88,113	69,597	94,100	111,360	89,009
Securities held to maturity	1,010	1,313	1,752	8,002	—
Net loans	350,183	412,617	479,003	507,076	512,195
Deposits	445,428	465,076	557,455	565,153	510,874
Borrowed funds	40,036	59,767	66,159	88,384	110,082
Shareholders’ equity	34,699	37,414	49,343	56,059	57,068

	September 30,	September 30,	September 30,	September 30,	September 30,
Selected Operating Data	Year ended December 31,
(In thousands, except per share data)	2011	2010	2009	2008	2007

Interest income	$22,732	$28,118	$32,341	$38,405	$43,556
Interest expense	5,113	6,925	10,558	16,743	22,154

Net interest income	17,619	21,193	21,783	21,662	21,402
Provision for loan losses	5,436	11,040	9,398	8,177	10,159

Net interest income after provision for loan losses	12,183	10,153	12,385	13,485	11,243
Noninterest income	6,358	6,115	3,219	5,487	5,928
Noninterest expense	21,292	23,488	22,989	20,884	17,962

Loss before income tax	(2,751)	(7,220)	(7,385)	(1,912)	(791)
Income tax expense (credit)	(13)	5,110	(3,185)	(2,241)	(930)

Net income (loss)	$(2,738)	$(12,330)	$(4,200)	$329	$139

Per Share Data:
Basic earnings (loss) per share	$(0.74)	$(3.32)	$(1.13)	$0.09	$0.04

Diluted earnings (loss) per share	$(0.74)	$(3.32)	$(1.13)	$0.09	$0.04

Dividends declared per share	$0.00	$0.00	$0.06	$0.56	$0.60

	September 30,	September 30,	September 30,	September 30,	September 30,
	At or for the year ended December 31,
Selected Financial Ratios:	2011	2010	2009	2008	2007

Interest rate spread	3.26%	3.44%	3.21%	2.97%	2.90%
Net interest margin	3.39	3.58	3.38	3.29	3.36
Return on average equity	*	*	*	0.55	0.23
Return on average assets	*	*	*	0.05	0.02
Average equity to average assets	6.56	7.32	7.64	8.42	8.88
Allowance for loan losses as a percentage of nonaccrual loans	100.08	73.82	92.94	130.64	80.10

*	Not meaningful

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Dollars in thousands, except per share amounts)

Introduction

In the following pages, management presents an analysis of DCB’s consolidated financial condition and results of operations as of and for the year ended December 31, 2011, compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements, the related footnotes and the selected financial data included elsewhere in this report.

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

Recent Accounting Standards

In April 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, which provides additional guidance to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this update are effective for the Corporation beginning in the quarter ended September 30, 2011 and are to be applied retrospectively to January 1, 2011. In addition, the modification disclosures described in ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which were subsequently deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings, are effective on a prospective basis beginning in the quarter ended September 30, 2011. The adoption of ASU 2011-02 did not have a material impact on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. The amendments to the Codification in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The impact of adoption of this ASU is not expected to be material to the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which provides entities with the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income, along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. This update should be applied retrospectively effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. As the Corporation currently reports comprehensive income in two separate but consecutive statements with all of the components required by ASU 2011-05, the adoption of this guidance will not have an impact on the consolidated financial statements.

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

Overview of 2011

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

Management has attempted to mitigate the results of these economic issues through a change in infrastructure by increasing its resources related to credit and compliance and by creating strategies for the long term benefit of its shareholders. These strategies include, but are not limited to: reducing overall size of the balance sheet; reducing staff to control costs; ensuring credit standards are appropriate for the current economic environment; and, pricing loans and other products appropriately. This includes pricing its deposit products to remain competitive, but focusing on developing core deposits through customers in its geographic footprint.

In addition to addressing the issues presented in the regulatory orders the bank also reduced its salary and benefits expense through a staffing reduction and reduced other overhead through the closure of five branch locations. As the overall size of the Corporation receded, the strategic reduction in expenses was prudent. There were other efficiency initiatives introduced during the year that also focused reducing costs through vendor consolidation and creating efficiencies.

The Corporation has also made significant progress in addressing its credit issues related to problem loans. During 2011 it has devoted significant resources in terms of personnel, consultants and legal resources to addressing non-performing and troubled loans. The strategies that were developed include: getting problem credits refinanced outside of the bank; negotiating restructured notes; selling notes to third-parties; charging off uncollectable balances; and when necessary, liquidating collateral.

In September 2011 the Board of Director’s announced the hiring of Ronald J. Seiffert as its new President and Chief Executive Officer. Mr. Seiffert was hired to bring new direction and strategies for the long-term benefit of the Corporation and its shareholders. Under his direction, DCB Financial Corp launched a number of initiatives to address the long-term success of its operations. These included the restructure of management, the identification of efficiency opportunities and development of plans to increase capital levels to those required by the written regulatory agreements under which the Corporation operates.

The following points address financial and other strategic highlights from 2011:

•

The Corporation’s assets totaled $522,881 at December 31, 2011, compared to $565,105 at December 31, 2010, a decrease of $42,224, or 7.5%. The decrease in assets was mainly attributed to a decline in loans resulting from management initiatives, and a reduction in interest bearing deposits and long-term borrowings.

•

Net loss for 2011 totaled $2,738 as compared to the net loss of $12,330 for 2010, representing a decrease in operating losses of $9,800. The 2011 operating results were less affected by provision expense and operating expenses for consulting and legal associated with managing non-performing loan portfolios as compared to 2010.

•

The Corporation’s net interest income decreased in 2011 to $17,619 from $21,193 in 2010. This is mainly attributed to the lower level of earning assets from year to year. The decline in the balance sheet was the result of Management’s actions related to reducing non-core time deposits and FHLB debt, which were funded through loan and investment portfolio run-off.

•

The provision for loan losses totaled $5,436 for the year ended December 31, 2011 compared to $11,040 in 2010. Losses in commercial and commercial real estate loans were the main driver of the provision expense. DCB maintains an allowance for loan losses at a level considered adequate to absorb management’s estimate of probable inherent credit losses in its portfolios.

•

The total problem loan portfolio declined to $83,562 at year-end 2011 from $118,691 at year-end 2010. As previously mentioned, this change resulted from the additional resources and implementation of strategies focusing on improving the overall credit quality of the balance sheet.

Analysis of Financial Condition for the Years Ended December 31, 2011 and December 31, 2010

The Corporation’s assets totaled $522,881 at December 31, 2011, compared to $565,105 at December 31, 2010, a decrease of $42,224, or 7.5%. The decline in assets is mainly attributed to reduced quality lending opportunities in the Bank’s market area, management’s initiatives to reduce problem assets, and a decline in marketable securities which were reduced in order to fund reduced deposit balances. Cash and cash equivalents rose from $33,521 at December 31, 2010 to $39,314 at December 31, 2011. The Corporation has set target limits for cash balances that focused on maintaining liquidity, while limiting balances of low earning assets in order to preserve net interest margin.

Available-for-sale securities increased to $88,113 at December 31, 2011 from $69,597 a year earlier. The increase is the result of directing excess funds from loan run-off being invested in higher yielding securities instead of overnight deposits. In order to focus on core deposits Management reduced time deposits through its Certificate of Deposit Account Registry Service program (“CDARS”) for non-core customers. This process was essential to reducing the overall asset level in order to maintain key capital measurements.

Total loans, excluding loans held for sale, decreased by $65,097 from $424,864 at December 31, 2010 to $359,767 at December 31, 2011. As noted earlier, the current commercial and commercial real estate market within the Corporation’s footprint is not offering a significant number of quality lending opportunities. Management has not been aggressive in pursuing on-balance sheet growth in order to preserve liquidity and to support targeted capital ratios. As an example, residential loan originations have generally been sold on the secondary market at a gain and not retained on balance sheet.

Total deposits decreased by $19,648 from $465,076 at December 31, 2010 to $445,428 at December 31, 2011. This change is mainly attributed to the planned reduction in non-core CDARS deposits and having less reliance on large public fund depositors. The funding of this run-off mainly came from the reduction in the Corporation’s loan portfolios. The Corporation did experience a slight increase in non-interest bearing deposits as it focused on both customer retention coupled with aggressive marketing.

Comparison of Results of Operations for the Years Ended December 31, 2011 and December 31, 2010

Net Loss – The net loss for 2011 totaled $2,738 compared to a net loss for 2010 of $12,330. The basic and diluted loss per share totaled $0.74 for 2011 versus the basic and diluted loss per share of $3.32 for 2010. The Corporation’s decreased net loss is mainly attributed to decreased provision expense for probable loan losses in 2011 compared to 2010. Additionally, expenses related to administer and manage loan workout situations continue at an elevated level.

Net Interest Income – During 2011 the interest rate environment allowed management to re-price liabilities to effectively increase the Corporation’s margin. However, due to the planned contraction of the balance sheet overall levels of earning assets were lower in 2011 compared to 2010. The lower level of earning assets is the main reason that net interest income of $17,619 was lower than the $21,193 recognized in 2010.

Deposit pricing opportunities allowed the cost of deposits to remain adequate at 62 basis points at year-end 2011 compared to 61 basis points at year-end 2010. The Bank has improved its deposit mix as balances in low cost or no cost deposits increased slightly, while time deposits, which typically carry the highest costs, declined significantly. Loan yields also declined, but at a lower percentage change than overall deposit costs.

As a result of these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, decreased to 3.39% in 2011 from 3.58% in 2010. Management continues to offer deposit specials on certain products in order to ensure an adequate level of liquidity. These special rates normally have a negative impact on the overall net interest margin. If special deposit rates above the Corporation’s normal rates continue to be offered, it is likely that net interest margin and effectively net interest income could be negatively affected.

Noninterest Income – Total noninterest income increased to $6,358 in 2011 from $6,115 in 2010. The increase is mainly attributed to reduced losses on held to maturity securities and increased gains on the sale of other securities. Other components of noninterest income were generally stable. During 2011 the Corporation sold securities and recognized $957 of gains related to these transactions as compared to $301 in gains for 2010. Additionally in 2011, the Corporation recognized $515 of losses related to the write downs of OREO property associated with quarterly re-evaluations, resulting in an overall loss of $363 for the year on the sale of OREO and other assets, compared to $813 gain recorded in 2010. Gain on sale of loans went from $401 in 2010 to $77 in 2011.

Other noninterest revenue transactions were stable during 2011. However, due to changing regulations, noninterest revenue could be impacted in future periods by legislation contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted into law on July 21, 2010, which would likely limit the amount of revenue generated on electronic banking and non-sufficient check transactions processed by the Bank.

Noninterest Expense – Total noninterest expense decreased to $21,292 for the year ended December 31, 2011 compared to $23,488 in 2010. As previously noted, the decrease is mainly attributed to the decrease in consulting, legal and other expenses associated with the workout loan processes. This includes costs associated with holding repossessed property including management fees, utilities and real estate taxes. Additionally, the Corporation recognized $242 of current year expense related to a voluntary early retirement program offered to select employees. Though this increased expenses in 2011, it is expected the overall salary and benefit cost run-rates will be lower in 2012.

Provision Expense – Provision expense for 2011 was $5,436 compared to $11,040 in 2010. The decrease in provision was mainly attributed to decreased probable losses expected to be incurred on its commercial and commercial real estate portfolios. Net charge-offs for 2011 were $8,099, compared to $9,272 of charge-offs during 2010, a decrease of 12.6%. The allowance for loan losses decreased to 2.66% of total loans at year-end 2011, compared to 2.88% at year-end 2010.

Delinquencies greater than 30 days compared to total loans at year-end 2011 were 2.24% compared to 4.01% at year-end 2010. Nonaccrual loans decreased to $9,576 at year-end 2011 from $16,567 at year-end 2010. The decrease in nonaccruals is mainly attributed to aggressive workout strategies employed by the Corporation.

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

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

Net Loss – The net loss for 2010 totaled $12,330 compared to a net loss for 2009 of $4,200. The basic and diluted loss per share totaled $3.32 for 2010 versus the basic and diluted loss per share of $1.13 for 2009. The Corporation’s increased net loss is mainly attributed to increased provision expense in 2010 compared to 2009 for probable loan losses, and the recognition of a full allowance of $8.08 million on its deferred tax position. Additionally, there continued to be higher than normal expenses due to the increased resources need to administer and manage loan workout situations. The Bank also recognized impairment on two trust preferred securities, which were written down by $1,302 in 2010.

Net Interest Income – During 2010 the interest rate environment allowed management to re-price liabilities to effectively increase the Corporation’s margin. However, due to the planned contraction of the balance sheet overall levels of earning assets were lower in 2010 compared to 2009. The lower level of earning assets is the main reason that net interest income of $21,193 was lower than the $21,783 recognized in 2009.

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

Noninterest Income – Total noninterest income increased to $6,115 in 2010 from $3,219 in 2009. The increase is mainly attributed to reduced losses on held to maturity securities and increased gains on the sale of other securities. Additionally, there were pre-payment penalties incurred on the early retirement of FHLB debt in 2009 that did not occur in 2010. Other components of noninterest income were generally stable. Other noninterest revenue transactions were stable during 2010. However, due to changing regulations, noninterest revenue could be impacted in future periods by legislation contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted into law on July 21, 2010, which would likely limit the amount of revenue generated on electronic banking and non-sufficient check transactions processed by the Bank.

Noninterest Expense – Total noninterest expense increased to $23,488 for the year ended December 31, 2010 compared to $22,989 in 2009. As previously noted, the increase is mainly attributed to the increase in consulting, legal and other expenses associated with the workout loan processes. This includes additional costs associated with holding repossessed property including management fees, utilities and real estate taxes. Additionally, the Corporation recognized $154 of current year expense related to a voluntary early retirement program offered to select employees. Though this increased expenses in 2010, it is expected the overall salary and benefit cost run-rates will be lower in 2011.

Provision Expense – Provision expense for 2010 was $11,040 compared to $9,398 in 2009. The slight increase in provision was mainly attributed to increased probable losses expected to be incurred on its commercial and commercial real estate portfolios. The increased provision along with $9,758 of charge-offs during 2010 created an increase in the allowance for loan losses to increase to 2.88% at year-end 2010 compared to 2.14% at year-end 2009.

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

Margin Analysis – The following table presents certain information from the Corporation’s average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2011, 2010 and 2009. Such yields and costs are derived by dividing annual income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses. Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax-equivalent basis was $485 in 2011, $977 in 2010, and $1,495 in 2009.

	Septem	Septem	Septem	Septem	Septem	Septem	Septem	Septem	Septem
	Year ended December 31,
	2011			2010			2009
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate

Interest-earning assets:
Federal funds sold and other short term	$44,298	$108	0.24%	$33,426	$133	0.40%	$43,057	$167	0.39%
Taxable securities	72,031	2,208	3.07	75,836	2,697	3.56	75,050	3,299	4.40
Tax-exempt securities	7,940	320	4.03	16,608	645	3.88	22,452	987	4.40
Loans (includes nonaccrual loans)	394,765	20,096	5.09	465,983	24,643	5.29	504,844	27,888	5.52

Total interest-earning assets	519,034	22,732	4.38	591,853	28,118	4.75	645,403	32,341	5.01
Noninterest-earning assets	43,848			47,403			62,481

Total assets	$562,882			$639,256			$707,884

Interest-bearing liabilities:
Interest-bearing demand and money market deposits	$176,667	$405	0.23%	$199,457	$471	0.24%	$198,012	$651	0.33%
Savings deposits	33,100	49	0.15	33,607	49	0.15	32,828	54	0.16
Certificates of deposit	190,217	2,355	1.24	232,474	3,662	1.58	292,095	6,624	2.27

Total deposits	399,984	2,809		465,538	4,182		522,935	7,329
Borrowed funds	53,825	2,304	4.28	64,647	2,743	4.24	64,246	3,229	5.03

Total interest-bearing liabilities	453,809	5,113	1.13	530,185	6,925	1.31	587,181	10,558	1.80
Noninterest-bearing liabilities	72,129			62,251			66,612

Total liabilities	525,938			592,436			653,793

Shareholders’ equity	36,944			46,820			54,091

Total liabilities and shareholders’ equity	$562,882			$639,256			$707,884

Net interest income; interest rate spread		$17,619	3.25%		$21,193	3.44%		$21,783	3.21%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.39%			3.58%			3.38%

Average interest-earning assets to average interest-bearing liabilities			114.37%			111.63%			109.92%

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

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Year ended December 31,
	2011 vs. 2010			2010 vs. 2009
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Total	Volume	Rate	Total

Interest income attributable to:
Federal funds sold and other short term	$45	$(70)	$(25)	$(41)	$(46)	$(87)
Taxable securities	(136)	(353)	(489)	35	(585)	(550)
Tax-exempt securities	(337)	12	(325)	(257)	(84)	(341)
Loans	(3,766)	(780)	(4,546)	(2,146)	(1,099)	(3,245)

Total interest income	(4,194)	(1,191)	(5,385)	(2,409)	(1,814)	(4,223)

Interest expense attributable to:

Interest bearing demand and money market deposits	(54)	(12)	(66)	5	(185)	(180)
Savings deposits	(1)	1	—	1	(6)	(5)
Certificates of deposit	(666)	(641)	(1,307)	(1,352)	(1,610)	(2,962)
Borrowed funds	(456)	18	(438)	(3,228)	2,742	(486)

Total interest expense	(1,177)	(634)	(1,811)	(4,574)	941	(3,633)

Increase (decrease) in net interest income	$(3,017)	$(557)	$(3,574)	$2,165	$(2,755)	$(590)

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

NPV is generally considered to be the present value of the difference between expected incoming cash flows on interest-earning and other assets and expected outgoing cash flows on interest-bearing and other liabilities. For example, the asset/liability model that DCB currently employs attempts to measure the change in NPV for a variety of interest rate scenarios, typically for parallel and sustained shifts of +400/-300 basis points in market rates. Presented below is an analysis depicting the changes in DCB’s interest rate risk as of December 31, 2011 and December 31, 2010, as measured by changes in NPV for instantaneous and sustained parallel shifts of -100 to +400 basis points in market interest rates. These parallel shifts were used to more accurately represent the current interest rate environment in which the Corporation operates. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV.

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

The following table depicts the ALCO’s most likely interest rate scenarios and their affect on NPV. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate decline in NPV. The Corporation operates within the ALCO’s interest rate risk limits.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Change in	December 31, 2011			December 31, 2010
Interest Rate	$ Change	% Change	NPV	$ Change	% Change	NPV
(Basis Points)	in NPV	in NPV	Ratio	in NPV	in NPV	Ratio

+400	$1,970	4.78%	8.80%	$(11,714)	(21.61)%	8.06%
+300	2,556	6.21	8.75	(8,447)	(15.58)	8.50
+200	2,472	6.00	8.58	(4,880)	(9.00)	8.96
+100	1,811	4.40	8.29	(1,582)	(2.92)	9.35
Base	—	—	—	—	—	—
-100	(9,463)	(22.98)	5.96	(4,342)	(8.01)	8.57

In a rising interest rate environment, DCB’s net interest income can be negatively affected. Moreover, rising interest rates could negatively affect DCB’s earnings due to diminished loan demand. The balance sheet has shown improved sensitivity to rising interest rates due to an increased percentage of variable rate assets and an increase in non-interest bearing liabilities compared to December 31, 2010.

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

Liquidity

Liquidity is the ability of DCB to fund customers’ needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow exists to meet all financial commitments and to capitalize on business expansion opportunities. This ability depends on the institution’s financial strength, asset quality and types of deposit and investment instruments offered by the Bank to its customers. DCB’s principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Bank also has the ability to obtain funding from other sources including the FHLB, Federal Reserve, and through its other correspondent relationships. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. DCB maintains investments in liquid assets based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

Cash and cash equivalents increased $5,793, or 17.3%, to $39,314 at year-end 2011 from $33,521 at year-end 2010. Cash and cash equivalents represented 7.5% of total assets at December 31, 2011 compared to 5.9% on December 31, 2010. The Bank has the ability to borrow funds from the Federal Home Loan Bank and has lines with the Federal Reserve Bank of Cleveland in the form of discount window availability and through the Borrower-In-Custody program, should it need to supplement its future liquidity needs in order to meet loan demand or to fund investment opportunities.

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

Capital Resources

As previously noted, the Corporation’s total shareholders’ equity decreased $2,715, or 7.3%, between December 31, 2011 and December 31, 2010. The decrease was primarily due to net loss of $2,738 for the year.

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

DCB’s consolidated ratio of total capital to risk-weighted assets was 10.1% at year-end 2011, while the Tier 1 risk-based consolidated capital ratio was 8.8%. Regulatory minimums call for a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital. DCB’s consolidated leverage ratio, defined as Tier 1 capital divided by average assets, was 6.6% at year-end 2011 and exceeded the regulatory minimum for capital adequacy purposes of 4.0%. The Corporation’s wholly-owned bank reported a Tier 1 leverage ratio of 6.5% at December 31, 2011.

As previously reported via Form 8-K, the Corporation’s wholly-owned bank subsidiary entered into a Consent Agreement with the FDIC which requires that Tier-1 and Total Risk Based Capital percentages reach 9.0% and 13.0% respectively. At year-end 2011, the Bank’s capital ratios, as previously noted, were not at these levels.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

DCB Financial Corp

Lewis Center, Ohio

We have audited the accompanying consolidated balance sheets of DCB Financial Corp as of December 31, 2011 and 2010, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCB Financial Corp as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11, the Corporation’s bank subsidiary is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement with the banking regulators. Failure to comply with the regulatory agreement may result in additional regulatory enforcement actions.

/s/ Plante & Moran PLLC

Columbus, Ohio

March 29, 2012

DCB FINANCIAL CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(Dollars in thousands, except share amounts)

	September 30,	September 30,
	2011	2010
ASSETS
Cash and due from financial institutions	$11,067	$10,024
Interest-bearing deposits	28,247	23,497

Total cash and cash equivalents	39,314	33,521
Securities available for sale	88,113	69,597
Securities held to maturity	1,010	1,313

Total securities	89,123	70,910
Loans held for sale, at lower of cost or fair value	—	753
Loans	359,767	424,864
Less allowance for loan losses	(9,584)	(12,247)

Net loans	350,183	412,617
Real estate owned	4,605	5,284
Investment in FHLB stock	3,799	3,799
Premises and equipment, net	12,107	13,175
Bank-owned life insurance	17,822	17,073
Accrued interest receivable and other assets	5,928	7,973

Total assets	$522,881	$565,105

LIABILITIES
Deposits
Noninterest-bearing	$69,674	$63,695
Interest-bearing	375,754	401,381

Total deposits	445,428	465,076
Federal funds purchased and other short-term borrowings	—	1,265
Federal Home Loan Bank advances	40,036	58,502
Accrued interest payable and other liabilities	2,718	2,848

Total liabilities	488,182	527,691

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 shares issued	3,785	3,785
Retained earnings	45,145	47,883
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive loss	(737)	(760)

Total shareholders’ equity	34,699	37,414

Total liabilities and shareholders’ equity	$522,881	$565,105

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2011 and 2010

(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2011	2010
Interest and dividend income
Loans	$20,096	$24,643
Taxable securities	2,208	2,697
Tax-exempt securities	320	645
Federal funds sold and other	108	133

Total interest income	22,732	28,118

Interest expense
Deposits	2,809	4,182
Borrowings	2,304	2,743

Total interest expense	5,113	6,925

Net interest income	17,619	21,193

Provision for loan losses	5,436	11,040

Net interest income after provision for loan losses	12,183	10,153

Noninterest income
Service charges on deposit accounts	2,724	2,726
Trust department income	855	960
Gain on sale of securities	957	301
Gain (loss) on sale of assets	(363)	813
Gain on sale of loans	77	401
Treasury management fees	345	417
Data processing servicing fees	506	606
Earnings on bank owned life insurance	749	747
Total other-than-temporary impairment losses	(75)	(487)
Portion of loss recognized in other comprehensive income (before taxes)	(17)	(815)

Net impairment losses recognized in income	(92)	(1,302)

Other	600	446

Total noninterest income	6,358	6,115

Noninterest expense
Salaries and employee benefits	9,710	10,285
Occupancy and equipment	3,837	4,037
Professional services	1,517	1,908
Advertising	348	412
Postage, freight and courier	282	356
Supplies	185	261
State franchise taxes	463	615
Federal deposit insurance premiums	1,424	1,460
Other	3,526	4,154

Total noninterest expense	21,292	23,488

Loss before income tax	(2,751)	(7,220)
Income tax expense (benefit)	(13)	5,110

Net loss	$(2,738)	(12,330)

Basic loss per common share	$(0.74)	3.32

Diluted loss per common share	$(0.74)	3.32

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

	September 30,	September 30,
	2011	2010

Net loss	$(2,738)	$(12,330)

Unrealized gains on securities available-for-sale, net of related taxes of $410 and $15 in 2011 and 2010, respectively	794	30
Net unrealized gains (losses) on securities held-to-maturity for which a portion of an other-than-temporary impairment has been recognized in income, net of taxes of $118 and $277 in 2011 and 2010, respectively	(229)	538
Amortization of unrealized losses on held-to-maturity securities, net of taxes of $46 and $16 in 2011 and 2010, respectively	90	32
Reclassification adjustment for realized gains included in net income, net of taxes of $325 and $102 in 2011 and 2010, respectively	(632)	(199)

Comprehensive loss	$(2,715)	$(11,929)

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Year ended December 31, 2011 and 2010

(Dollars in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,
				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Earnings	Stock	Income (Loss)	Equity

Balance at December 31, 2009	3,785	60,213	(13,494)	(1,161)	49,343

Net loss	—	(12,330)	—	—	(12,330)
Unrealized losses on securities designated as available-for-sale, net of realized gains and tax effects	—	—	—	(169)	(169)
Reduction of noncredit related losses on securities designated as held-to-maturity, net	—	—	—	570	570

Balance at December 31, 2010	$3,785	$47,883	$(13,494)	$(760)	$37,414

Net loss	—	(2,738)	—	—	(2,738)
Unrealized gains on securities designated as available-for-sale, net of realized gains and tax effects	—	—	—	162	162
Increase in noncredit related losses on securities designated as held-to-maturity, net	—	—	—	(139)	(139)

Balance at December 31, 2011	$3,785	$45,145	$(13,494)	$(737)	$34,699

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

	September 30,	September 30,
	2011	2010

Cash flows from operating activities
Net loss	$(2,738)	$(12,330)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	1,236	1,571
Provision for loan losses	5,436	11,040
Deferred income taxes	(13)	5,110
Gain on sale of securities	(957)	(301)
Gain on sale of loans	(77)	(401)
(Gain) loss on sale of assets	363	(813)
Stock option plan expense	90	33
Premium amortization on securities, net	501	676
Other-than-temporary impairment loss	92	1,302
Loans originated for sale in the secondary market	(4,509)	(23,752)
Proceeds from sale of loans	5,339	25,842
Earnings on bank owned life insurance	(749)	(747)
Net changes in other assets and other liabilities	1,785	2,800

Net cash provided by operating activities	5,799	10,030

Cash flows from investing activities
Securities
Purchases	(61,537)	(25,199)
Sales, maturities, principal payments, and calls	43,723	49,175
Net change in loans	55,047	51,859
Proceeds from sale of real estate owned	2,308	3,224
Investment in unconsolidated affiliates	—	2,061
Premises and equipment expenditures	(168)	(311)

Net cash provided by investing activities	39,373	80,809

Cash flows from financing activities
Net change in deposits	(19,648)	(92,379)
Net change in federal funds purchased and other short-term borrowings	(1,265)	(1,746)
Repayment of Federal Home Loan Bank advances	(18,466)	(4,646)

Net cash used in financing activities	(39,379)	(98,771)

Net change in cash and cash equivalents	5,793	(7,932)
Cash and cash equivalents at beginning of year	33,521	41,453

Cash and cash equivalents at end of year	$39,314	$33,521

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

	September 30,	September 30,
	2011	2010

Supplemental disclosure of cash flow information

Cash paid during the year for:
Interest on deposits and borrowings	$5,116	$7,221
Income taxes	$—	$—

Supplemental disclosure of non cash investing and financing activities:

Transfers from loans to real estate owned	$1,951	$3,487

See Accompanying Notes to Consolidated Financial Statement

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of DCB Financial Corp (“DCB”) and its wholly-owned subsidiaries, The Delaware County Bank and Trust Company (the “Bank”), DCB Title Services LLC, Datatasx LLC, DCB Insurance Services, Inc., and ORECO (collectively referred to hereinafter as the “Corporation”). All intercompany transactions and balances have been eliminated in the consolidated financial statements.

Nature of Operations: The Corporation provides financial services through its 14 banking locations in Delaware, Franklin and Union Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank also operates a trust department and engages in other personal wealth management activities.

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

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, federal funds sold and deposits with other financial institutions with original maturities of less than ninety days. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and other short-term borrowings.

Securities: Securities classified as held-to-maturity are carried at adjusted amortized cost when management has the positive intent and ability to hold them to maturity. Securities classified as available-for-sale might be sold before maturity. Securities classified as available-for-sale are carried at fair value, with unrealized holding gains and losses excluded from earnings and reported as a component of other comprehensive income. Realized gains and losses on sale of securities are recognized using the specific identification method. The Corporation does not engage in securities trading activities.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of this guidance, the Corporation’s consolidated statement of operations beginning on December 31, 2009, reflects the impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The allowance consists of both specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value, or value of expected discounted cash flows of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Management utilizes historical loss rates in the calculation by applying weights, so that the most recent data bears a larger impact on future loss rate calculations. Management has the ability to adjust these loss rates by utilizing risk ratings based on current period trends. If current period trends differ either positively or negatively from the given weighted historical loss rates, adjustments can be made. The risk ratings either increase the expected loss rates, or decrease the expected loss rates, depending on the variance on actual versus historical trends. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risking rating data.

A loan is impaired when full payment of interest and principal under the original contractual loan terms is not expected. Commercial and industrial loans, commercial real estate, including construction and land development, and multi-family real estate loans are individually evaluated for impairment. If a loan is impaired, the loan amount exceeding fair value, based on the most current information available is reserved. Management has developed a process by which commercial and commercial real estate loans receiving an internal grade of substandard or doubtful are individually evaluated for impairment through a loan quality review (LQR). The LQR details the various attributes of the relationship and collateral and determines based on the most recent available information if a specific reserve needs to be applied and at what level. The LQR process for all loans meeting the specific review criteria is completed on a quarterly basis. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, such loans are not separately identified for impairment disclosures.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management utilizes historical loss information and various economic data to enhance the process for determining the allowance for loan losses. Typically, three years of historical loss data is accumulated by portfolio type and weighted to the extent that the most recent loss results bear a larger impact on the future loss expectations. These historical loss calculations, can be adjusted on a quarterly basis if trends begin to emerge that indicate actual loss rates differ, either positively or negatively, from historical trends. Economic data plays a minor role in the loan loss calculation, but is considered. Typically, the primary economic data that Management considers is the unemployment rate; however, inflationary pressures, and real estate activity and pricing trends are also taken into consideration. Our proposed disclosures would indicate the following:

Management also utilizes its assessment of general economic conditions, and other localized economic data to more fully support its loan loss estimates. General economic data may include: inflation rates, savings rates and national unemployment rates. Local data may include: unemployment rates; housing starts; real estate valuations; and other economic data specific to the Corporation’s market area. Though not specific to individual loans, these economic trends can have an impact on portfolio performance as a whole.

The allowance for loan losses is a valuation allowance for probable but unconfirmed credit losses, increased by the provision for loan losses and decreased by charge-offs net of recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Uncollectability is usually determined based on a pre-determined number of days in the case of consumer loans, or, in the case of commercial loans, is based on delinquency, collateral and other legal considerations. Consumer loans are charged-off prior to 120 days of delinquency, but could be charged off earlier, depending on the individual circumstances. Mortgage loans are charged down prior to 180 days of delinquency, but could be charged off sooner, again, depending upon individual circumstance. Typically, loans collateralized by consumer real estate are partially charged down to the estimated liquidation value, which is generally based on appraisal less costs to hold and liquidate. Commercial and commercial real estate loans are evaluated for impairment and typically reserved based on the results of the analysis, then subsequently charged down to a recoverable value when loan repayment is deemed to be collateral dependent. Both consumer and commercial loans can be partially charged down depending on a number of factors including: the remaining strength of the borrow and guarantor; the type and value of the collateral, and the ease of liquidating collateral; and whether or not collateral is brought onto the bank’s balance sheet via repossession. In the case of commercial and commercial real estate loan charge-off, partial or whole, takes place when Management determines that full collectability of principal balance is unlikely to occur. Subsequent recoveries, if any, are credited to the allowance. Management’s policies for determining impairment, reserves and charge-offs are reviewed and approved by the Board of Directors on an annual basis, and were not materially changed in 2011. Management estimates the required allowance balance based on past loan loss experience, augmented by additional estimates related to the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk: The Bank grants commercial, real estate and consumer loans primarily in Delaware County, and the surrounding counties. Loans for commercial real estate, agricultural, construction and land development purposes comprise 36.2% of total loans at December 31, 2011. Loans for commercial purposes comprise 35.1% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate to 23.3% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 5.4% of total loans.

At December 31, 2010 loans for commercial real estate, agricultural, construction and land development purposes comprise 35.9% of total loans at December 31, 2010. Loans for commercial purposes comprise 36.6% of loans, and include loans secured by business assets and agricultural loans. Loans for residential real estate purposes, including home equity loans, aggregate to 22.0% of loans. Loans for consumer purposes are primarily secured by consumer assets and represent 5.5% of total loans.

Investment in Federal Home Loan Bank Stock: The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (“FHLB”) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At December 31, 2011, the FHLB placed no restrictions on redemption of shares in excess of a member’s required investment in the stock. The stock is carried at cost and evaluated for impairment.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives, estimated to be 7 to 39 years for buildings, improvements and leasehold improvements. The Corporation generally uses three to five years for the useful lives of furniture, fixtures, and equipment, using the straight line method, depending on the nature of the asset. Premises and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

Foreclosed Assets: Assets acquired through foreclosure are initially recorded at the lower of cost or fair value less selling costs when acquired. If fair value declines below the recorded amount, a valuation allowance is recorded through expense. The Corporation generally evaluates fair market values of foreclosed assets on a quarterly basis, and adjusts accordingly. Holding costs after acquisition are expensed as incurred; however, construction costs to improve a property’s value may be capitalized as part of the asset value.

Servicing Assets: Servicing assets represent the allocated value of retained servicing on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates, and then secondarily as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Loans serviced for others totaled $6,844 and $8,165 at December 31, 2011 and 2010, respectively. The Corporation had net servicing assets of $16 and $21 at December 31, 2011 and 2010, respectively.

Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the lower of its cash surrender value or its net redemption value.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment in Unconsolidated Affiliates: At December 31, 2011 and 2010, the Corporation did not carry any investments in unconsolidated affiliates on its balance sheet. The Corporation sold investments in two unconsolidated affiliates during 2010.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The computation of earnings (loss) per share is based upon the following weighted-average shares outstanding for the years ended December 31:

	September 30,	September 30,
	2011	2010

Weighted-average common shares outstanding (basic)	3,717,385	3,717,385
Dilutive effect of assumed exercise of stock options	—	—

Weighted-average common shares outstanding (diluted)	3,717,385	3,717,385

Stock Option Plan: The Corporation’s shareholders approved an employee share option Plan (the “Plan”) in May 2004. This Plan grants certain employees the right to purchase shares at a predetermined price. The Plan is limited to 300,000 shares. The shares granted to employees vest 20% per year over a five year period. The options expire after ten years. During the year ended December 31, 2011, options for 500 shares were granted to employees under the Plan, at a weighted average exercise price of $3.35; however, these options were subsequently forfeited during the year and no expense was recognized. At December 31, 2011, 103,757 shares were exercisable and 83,821 shares were available for grant under this Plan.

The Corporation recognizes compensation cost for unvested equity-based awards based on their grant-date fair value. The fair value of each option was estimated on the date of grant using the modified Black-Scholes options pricing model with weighted-average assumptions used for grants: dividend yield, expected volatility, risk-free interest rates, and contractual lives of 10 years for each grant. At December 31, 2011, outstanding options had no intrinsic value as the current share price of the options was greater than the market price.

The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Corporation recorded $40 and $33 in compensation cost for equity-based awards that vested during the years ended December 31, 2011 and 2010, respectively. The Corporation has $79 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock option plan as of December 31, 2011, which is expected to be recognized over a period of 3.2 years. A summary of the status of the Corporation’s stock option plan as of December 31, 2011, and changes during the year is presented below:

	September 30,	September 30,	September 30,	September 30,
	Year Ended December 31, 2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at beginning of year	285,806	$11.87	8.6 years	$—
Granted	500	3.35	—	—
Forfeited	(70,127)	9.40	—	—

Outstanding at end of year	216,179	$12.44	7.1 years	$—

Options exercisable at year end	103,757	$18.22		$—

Weighted-average fair value of options granted during the year		$0.00		$—

The following table depicts nonvested shares at December 31, 2011.

September 30,
Nonvested
Shares
Nonvested at January 1, 2011	204,006
Granted	500
Vested	(49,535)
Forfeited or expired	(42,549)

Nonvested at December 31, 2011	112,422

The following information applies to options outstanding at December 31, 2011:

September 30,
Number Outstanding	Range Of Exercise Prices

59,345	$23.00 - $30.70
32,986	$14.15 - $16.90
29,686	$7.50 - $ 9.00
94,162	$3.35 - $3.50

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,000 was required to meet regulatory clearing balance requirements at December 31, 2011 and 2010. The regulatory clearing balances maintained do not earn interest, but do provide an earnings credit used to offset transaction fees. Other deposits at the Federal Reserve Bank above the clearing balance requirements earn interest at an overnight right, and are not restricted. In addition, approximately $1,080 is held in another institution and is under the control of a third party due to a contractual agreement.

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

Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the 2011 and 2010 presentations. These reclassifications had no effect on net income for any period presented.

New Accounting Pronouncements: FASB ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In April 2011, the FASB issued ASU 2011-02, which provides additional guidance to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this update are effective for the Corporation beginning in the quarter ended September 30, 2011 and are to be applied retrospectively to January 1, 2011. In addition, the modification disclosures described in ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which were subsequently deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings, are effective on a prospective basis beginning in the quarter ended September 30, 2011. The adoption of ASU 2011-02 did not have a material impact on the consolidated financial statements.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FASB ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. The amendments to the Codification in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The impact of adoption of this ASU is not expected to be material.

FASB ASU 2011-05, Presentation of Comprehensive Income. In June 2011, the FASB issued ASU 2011-05, which provides entities with the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income, along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. This update should be applied retrospectively effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

As the Corporation currently reports comprehensive income in two separate but consecutive statements with all of the components required by ASU 2011-05, the adoption of this guidance will not have an impact on the consolidated financial statements.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 2 – SECURITIES

The amortized cost and approximate fair value of available-for-sale securities, together with gross unrealized gains and losses, were as follows at December 31, 2011:

	September 30,	September 30,	September 30,	September 30,
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Costs	Gains	Losses	Value

U.S. Government and agency obligations	$35,393	$439	$(24)	$35,808
State and municipal obligations	15,497	548	(50)	15,995
Corporate bonds	1,854	—	(17)	1,837
Mortgage-backed securities	33,478	1,021	(26)	34,473

Total	$86,222	$2,008	$(117)	$88,113

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2011 were as follows:

	September 30,	September 30,	September 30,
	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Gains	Value

Collateralized Debt Obligations	$1,010	$350	$1,360

The amortized cost and approximate fair value of available-for-sale securities, together with gross unrealized gains and losses, were as follows at December 31, 2010:

	September 30,	September 30,	September 30,	September 30,
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government and agency obligations	$29,510	$599	$(123)	$29,986
State and municipal obligations	12,153	193	(84)	12,262
Mortgage-backed securities	26,290	1,059	—	27,349

Total	$67,953	$1,851	$(207)	$69,597

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2010 were as follows:

	September 30,	September 30,	September 30,
	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Gains	Value

Collateralized debt obligations	$1,313	$367	$1,680

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 2 – SECURITIES (continued)

Credit Losses Recognized on Investments

The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income for the years ended December 31, 2011 and 2010.

	September 30,	September 30,
	Accumulated Credit Losses
	2011	2010

Credit losses on debt securities held to maturity
Beginning of period	$3,923	$2,621
Additions related to other-than-temporary losses not previously recognized	92	1,302
Reductions due to sales	—	—
Reductions due to change in intent or likelihood of sale	—	—
Additions related to increases in previously recognized other-than-temporary losses	—	—
Reductions due to increases in expected cash flows	—	—

End of period	$4,015	$3,923

The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

2011

	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept
	(Less than 12 months)			(12 months or longer)			Total		Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	5	$5,498	$(24)	—	$—	$—	5	$5,498	$(24)
State and municipal obligations	11	4,516	(50)	—	—	—	11	4,516	(50)
Corporate bonds	3	1,562	(17)	—	—	—	3	1,562	(17)
Mortgage-backed securities and other	5	5,435	(26)	—	—	—	5	5,435	(26)

Total securities	24	$17,011	$(117)	—	$—	$—	24	$17,011	$(117)

2010

	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept
	(Less than 12 months)			(12 months or longer)			Total		Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
Securities	investments	value	losses	investments	value	losses	investments	value	losses

U.S. Government and agency obligations	10	$9,904	$(123)	—	$—	$—	10	$9,904	$(123)
State and municipal obligations	9	3,575	(84)	—	—	—	9	3,575	(84)

Total securities	19	$13,479	$(207)	—	$—	$—	19	$13,479	$(207)

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 2 – SECURITIES (continued)

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. These declines primarily resulted from changes in market interest rates and failure of certain investments to maintain consistent credit quality ratings. Should the impairment of any of these securities become other-than-temporary, the unrealized losses will be recorded to operations in the period the determination of other-than-temporary impairment is made.

The unrealized losses on the Corporation’s investments in U.S. Government and agency obligations, corporate bonds, state and political subdivision obligations, and mortgage-backed securities were caused primarily by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at December 31, 2011.

Substantially all mortgage-backed securities are backed by pools of mortgages that are insured or guaranteed by the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).

The Corporation’s unrealized loss on investments in collateralized debt obligations relates to an original aggregate $8,000 investment in pooled trust securities. The unrealized loss was primarily caused by (a) decrease in performance and regulatory capital resulting from exposure to subprime mortgages and (b) sector downgrade by industry analysts. The Corporation currently expects the obligations to be settled at a price less than the amortized cost basis of the investments (that is, the Corporation expects to recover less than the entire amortized cost basis of the security). The Corporation has recognized a loss equal to the credit loss, establishing a new, and lower amortized cost basis. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. Because the Corporation does not intend to sell the investment and it is not more likely than not the Corporation will be required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in the securities to be other-than-temporarily impaired at December 31, 2011.

At December 31, 2011, the $8,000 original investment in pooled trust securities was being carried by the Corporation at $1,010. Based on the current carrying value, those pooled trust securities are 2.91% of total shareholders’ equity. There are no securities from the same issuer, besides agency investments, greater than 10% of total equity at December 31, 2011.

The amortized cost and estimated fair value of debt securities, including securities held-to-maturity, at December 31, 2011, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 2 – SECURITIES (continued)

	September 30,	September 30,
	Amortized	Fair
	Cost	Value

Due in one year or less	$557	$571
Due from one to five years	20,546	20,656
Due from five to ten years	22,586	23,108
Due after ten years	9,055	9,305
Mortgage-backed securities	33,478	34,473

Total debt securities	86,222	88,113
Other securities	1,010	1,360

Total	$87,732	$89,473

Sales of investment securities during the years ended December 31, 2011 and 2010 were as follows:

	September 30,	September 30,
	2011	2010

Proceeds from investments sales	$12,359	$15,764
Gross gains on investment sales	$957	$446
Gross losses on investment sales	$—	$145

Securities with a carrying amount of $80,771 and $67,952 at December 31, 2011 and 2010, respectively, were pledged to secure public deposits and other obligations.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 3 – LOANS

At December 31, 2011 and 2010, loans were comprised of the following:

	September 30,	September 30,
	2011	2010

Commercial and industrial	$126,225	$155,410
Commercial real estate	129,958	152,374
Residential real estate and home equity	83,814	93,646
Consumer and credit card	19,770	23,411

	359,767	424,841

Add: Net deferred loan origination fees/costs	—	23

Total loans receivable	$359,767	$424,864

Loans to principal officers, directors, and their related affiliates during 2011 and 2010 in the normal course of business were as follows.

	September 30,	September 30,
	2011	2010

Balance at beginning of year	$716	$7,988
New loans	—	1
Repayments	(78)	(7,273)

Balance at end of year	$638	$716

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY

Allowance for Credit Losses

The table below presents allowance for credit losses by loan portfolio. As presented within this note, commercial real estate includes real estate construction and land development loans.

	September 30,	September 30,	September 30,	September 30,	September 30,
	at December 31, 2011
	Consumer and Credit Card	Commercial and Industrial	Commercial Real Estate	Residential Real Estate and Home Equity	Total

Beginning Balance	$796	$4,174	$6,786	$491	$12,247

Charge Offs	(567)	(2,034)	(5,562)	(278)	(8,441)
Recoveries	247	58	27	10	342
Provision	(51)	(246)	5,665	68	5,436

Ending Balance	$425	$1,952	$6,916	$291	$9,584

Individually evaluated for impairment	$—	$345	$5,748	$—	$6,093
Collectively evaluated for impairment	425	1,607	1,168	291	3,491

Ending Balance	$425	$1,952	$6,916	$291	$9,584

Financing Receivables

Individually evaluated for impairment	$—	$12,620	$31,416	$—	$44,036
Collectively evaluated for impairment	19,770	113,605	98,542	83,814	315,731

Total	$19,770	$126,225	$129,958	$83,814	$359,767

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

	September 30,	September 30,	September 30,	September 30,	September 30,
	at December 31, 2010
	Consumer and Credit Card	Commercial and Industrial	Commercial Real Estate	Residential Real Estate and Home Equity	Total

Beginning Balance	$874	$2,476	$6,817	$312	$10,479

Charge Offs	(824)	(2,261)	(6,175)	(498)	(9,758)
Recoveries	200	270	4	12	486
Provision	546	3,689	6,140	665	11,040

Ending Balance	$796	$4,174	$6,786	$491	$12,247

Individually evaluated for impairment	$—	$2,812	$5,158	$—	$7,970
Collectively evaluated for impairment	796	1,362	1,628	491	4,277

Ending Balance	$796	$4,174	$6,786	$491	$12,247

Financing Receivables

Individually evaluated for impairment	$—	$18,967	$42,104	$—	$61,071
Collectively evaluated for impairment	23,411	136,144	110,270	93,646	363,770

Total	$23,411	$155,410	$152,374	$93,646	$424,841

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

Impaired Loans

A loan is considered impaired when based on current information and events it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Generally, commercial and commercial real estate loans with risk grades Substandard, Vulnerable, Doubtful, or Loss, with aggregate relationships greater than $250 are evaluated for impairment.

The following table indicates impaired loans with and without an allocated allowance at December 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Consumer and Credit Card	$—	$—	$—	$—	$—
Commercial and Industrial	4,400	5,303	—	4,324	200
Commercial Real Estate	16,061	21,116	—	12,501	663
Residential RE and Home Equity	—	—	—	—	—

With Allowance Recorded
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	8,220	9,647	2,003	10,844	593
Commercial Real Estate	15,355	18,740	4,090	26,399	778
Residential RE and Home Equity	—	—	—	—	—

Total
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	12,620	14,950	2,003	15,168	793
Commercial Real Estate	31,416	39,856	4,090	38,900	1,441
Residential RE and Home Equity	—	—	—	—	—

Total	$44,036	$54,806	$6,093	$54,068	$2,234

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

The following table indicates impaired loans with and without an allocated allowance at December 31, 2010.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Consumer and Credit Card	$—	$—	$—	$—	$—
Commercial and Industrial	5,615	5,757	—	4,196	295
Commercial Real Estate	17,529	20,855	—	14,597	993
Residential RE and Home Equity	—	—	—	—	—

With Allowance Recorded
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	13,352	15,238	2,812	13,651	741
Commercial Real Estate	24,575	28,823	5,158	25,209	821
Residential RE and Home Equity	—	—	—	—	—

Total
Consumer and Credit Card	—	—	—	—	—
Commercial and Industrial	18,967	20,995	2,812	17,847	1,036
Commercial Real Estate	42,104	49,678	5,158	39,806	1,814
Residential RE and Home Equity	—	—	—	—	—

Total	$61,071	$70,673	$7,970	$57,653	$2,850

Included in certain impaired loan categories are troubled debt restructurings that were classified as impaired. At December 31, 2011, the Bank had $1,621 of commercial, $20,540 of commercial real estate, and $58 of consumer that were modified in troubled debt restructurings and performing according to the modified terms.

In addition to these amounts, the Bank had troubled debt restructurings that were impaired and no longer performing in accordance with their modified terms. At year-end 2011 there were $1,310 1-4 family residential, $121 of commercial, and $5,002 of commercial real estate within that category. The allowance for impaired loans is included in the Corporation’s overall allowance for loan losses. The provision necessary to increase this allowance is included in the Corporation’s overall provision for losses on loans.

During 2011, the Corporation modified $19.1 million of loans that were not troubled debt restructures. This consisted of $5.7 million of commercial loans, $11.8 million of commercial real estate loans and $1.6 million of other loans including consumer and residential loans. These non-troubled debt restructures generally consist of renewals of operating lines of credit, renewals of project development lines of credit and extensions of loans related to real estate.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

During 2010, the Corporation modified $23.2 million of loans that were not troubled debt restructures. This consisted of $5.7 million of commercial loans, $13.6 million of commercial real estate loans and $3.9 million of other loans including consumer and residential loans. These non-troubled debt restructures generally consist of renewals of operating lines of credit, renewals of project development lines of credit and extensions of loans related to real estate.

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Interest income that would have been recognized had nonperforming loans performed in accordance with contractual terms totaled $198 and $894 for years ended December 31, 2011and 2010, respectively. At December 31, 2011 and 2010, management viewed all loans past due and still accruing interest as well-secured and in the process of collection.

Financing receivables on nonaccrual status for the year ending December 31, 2011and 2010 are as follows:

	September 30,	September 30,
	2011	2010
Consumer and credit card	$46	$33
Commercial and industrial	2,381	6,043
Commercial real estate	6,698	10,102
Residential real estate and home equity	451	389

Total	$9,576	$16,567

Credit Quality Indicators

Corporate risk exposure by risk profile was as follows at year-end 2011.

	September 30,	September 30,
Category	Commercial and Industrial	Commercial Real Estate

Pass-1-4	$88,948	$90,364
Vulnerable-5	15,265	5,605
Substandard-6	22,012	33,989
Doubtful-7	—	—
Loss-8	—	—

Total	$126,225	$129,958

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

Corporate risk exposure by risk profile was as follows at year-end 2010.

	September 30,	September 30,
Category	Commercial and Industrial	Commercial Real Estate

Pass-1-4	$108,295	$87,724
Vulnerable-5	22,154	11,785
Substandard-6	24,959	52,865
Doubtful-7	2	—
Loss-8	—	—

	$155,410	$152,374

Risk Category Descriptions

Pass (Prime – 1, Good – 2, Fair – 3, Compromised – 4)

Loans with a pass grade have a higher likelihood that the borrower will be able to service its obligations in accordance with the terms of the loan than those loans graded 5, 6, 7, or 8. The borrower’s ability to meet its future debt service obligations is the primary focus for this determination. Generally, a borrower’s expected performance is based on the borrower’s financial strength as reflected by its historical and projected balance sheet and income statement proportions, its performance, and its future prospects in light of conditions that may occur during the term of the loan.

Vulnerable (Special Mention) – 5

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

Substandard – 6

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

Doubtful – 7

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

Loss – 8

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

Consumer Risk

Consumer risk based on payment activity at December 31, 2011 is as follows.

	September 30,	September 30,
Payment Category	Consumer and Credit Card	Residential Real Estate and Home Equity

Performing	$19,525	$83,317
Non-Performing	245	497

Total	$19,770	$83,814

Consumer risk based on payment activity at December 31, 2010 is as follows.

	September 30,	September 30,
Payment Category	Consumer and Credit Card	Residential Real Estate and Home Equity

Performing	$22,970	$92,832
Non-Performing	441	814

Total	$23,411	$93,646

Age Analysis of Past Due Loans

The following table presents past due loans aged as of December 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Category	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 days and Accruing

Consumer and Credit Card	$250	$177	$245	$672	$19,098	$19,770	$199
Commercial and Industrial	9	165	706	880	125,345	126,225	740
Commercial Real Estate	—	—	5,803	5,803	124,155	129,958	—
Residential Real Estate and Home Equity	135	67	497	699	83,115	83,814	46

Total	$394	$409	$7,251	$8,054	$351,397	$359,767	$985

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

The following table presents past due loans aged as of December 31, 2010.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Category	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 days and Accruing

Consumer and Credit Card	$300	$104	$441	$845	$22,566	$23,411	$407
Commercial and Industrial	359	3	1,373	1,735	153,675	155,410	991
Commercial Real Estate	885	2,050	10,118	13,053	139,321	152,374	35
Residential Real Estate and Home Equity	472	123	814	1,409	92,237	93,646	425

Total	$2,016	$2,280	$12,746	$17,042	$407,799	$424,841	$1,858

Troubled Debt Restructurings

Information regarding Troubled Debt Restructuring (“TDR”) loans for the year ended December 31, 2011 is as follows:

	September 30,	September 30,
	Twelve Months Ended December 31, 2011
	Number of Contracts	Post-Modification Outstanding Recorded Investment
Consumer and Credit Card	8	$45
Commercial and Industrial	2	1,400
Commercial Real Estate	17	16,172
Residential Real Estate and Home Equity	1	8

Total	28	$17,625

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

The following presents by class loans modified in a TDR from January 1, 2011 through December 31, 2011 that subsequently defaulted (i.e. 60 days or more past due following a modification) during the twelve month periods ended December 31, 2011.

	September 30,	September 30,
	Loans modified as a TDR within the previous twelve months that subsequently defaulted during the Twelve Months Ended December 31, 2011
	Number of Contracts	Post-Modification Outstanding Recorded Investment (1)
Consumer and Credit Card	1	$11
Commercial and Industrial	1	115
Commercial Real Estate	3	2,290
Residential Real Estate and Home Equity	—	—

Total	5	$2,416

(1)	Period end balances are inclusive of all partial pay downs and charge-offs since the modification date. Loans modified in a TDR that were fully paid down, charged off, or foreclosed upon by period end are not reported.

A modification of a loan constitutes a TDR when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Corporation offers various types of concessions when modifying a loan; however, forgiveness of principal is rarely granted. Depending on the financial condition of the borrower, the purpose of the loan and the type of collateral supporting the loan structure; modifications can be either short-term (12 months of less) or long term (greater than one year). Commercial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor may be requested. Commercial mortgage and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a TDR may also involve extending the interest-only payment period.

Land loans are also included in the class of commercial real estate loans. Land loans are typically structured as interest-only monthly payments with a balloon payment due at maturity. Land loans modified in a TDR typically involve extending the balloon payment by one to three years, changing the monthly payments from interest-only to principal and interest, while leaving the interest rate unchanged.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY (continued)

Loans modified in a TDR are typically already on nonaccrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR for the Corporation may have the financial effect of increasing the specific allowance associated with the loan. The allowance for impaired loans that have been modified in a TDR is measured based on the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent or on the present value of expected future cash flows discounted at the loan’s effective interest rate. Management exercises significant judgment in developing these estimates.

As mentioned above, an individual loan is placed on a non-accruing status if, in the judgment of Management, it is unlikely that all principal and interest will be received according to the terms of the note. Loans on non-accrual may be eligible to be returned to an accruing status after six months of compliance with the modified terms. However, there are number of factors that could prevent a loan from returning to accruing status, even after remaining in compliance with loan terms for the aforementioned six month period. For example: deteriorating collateral, negative cash flow changes and inability to reduce debt to income ratios.

NOTE 5 – PREMISES AND EQUIPMENT

Year-end fixed assets were as follows:

	September 30,	September 30,
	2011	2010
Land	$1,899	$1,899
Buildings	13,916	13,916
Furniture and equipment	11,880	11,919

Subtotal	27,695	27,734
Accumulated depreciation	(15,788)	(14,839)

Total premises and equipment	11,907	12,895
Software, net of accumulated amortization	200	280

Total Fixed Assets	$12,107	$13,175

The Corporation has entered into operating lease agreements for branch offices and equipment, which expire at various dates through 2023, and provide options for renewals. Rental expense on lease commitments for 2011 and 2010 amounted to $754 and $832, respectively. The total future minimum lease commitments at December 31, 2011 under these leases are summarized as follows.

September 30,
2012	$626
2013	614
2014	496
2015	475
2016	455
Thereafter	704

Total	$3,370

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 6 – INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows:

	September 30,	September 30,
	2011	2010
Interest-bearing demand	$66,651	$65,732
Money market	101,435	110,087
Savings deposits	33,448	32,308
Time deposits
In denominations under $ 100,000	84,255	63,675
In denominations of $100,000 or more	89,965	129,579

Total	$375,754	$401,381

Scheduled maturities of time deposits were as follows:

September 30,
2012	$101,403
2013	62,676
2014	9,134
2015	763
2016	244

Total	$174,220

At December 31, 2011 and 2010 deposits received from officers, directors and related affiliates were considered to be immaterial to the total amount of deposits held at the institution.

NOTE 7 – BORROWED FUNDS

There were no short-term borrowings outstanding at December 31, 2011. As a member of the FHLB of Cincinnati, the Bank has the ability to obtain borrowings based on its investment in FHLB stock and other qualified collateral. FHLB advances are collateralized by a blanket pledge of the Bank’s qualifying 1-4 family and multi-family loan portfolios and all shares of FHLB stock. At December 31, 2011 total pledged loan collateral was $51,428 and investment in FHLB stock was $3,799. Those amounts at December 31, 2010 were $81,942 and $3,799 respectively.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 7 – BORROWED FUNDS (continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

	September 30,	September 30,	September 30,
Interest rate range	Maturing year ending December 31,	2011	2010

4.44% - 5.50%	2011	$—	$15,000
3.36% - 4.68%	2012	29,500	29,500
2.59% - 3.67%	2013	1,298	2,240
2.87% - 4.36%	2014	1,415	2,027
4.03% - 5.72%	2015	5,206	6,499
	2016	—	—
3.47% - 5.44%	Thereafter	2,617	3,236

	Total	$40,036	$58,502

Weighted-average interest rate		4.29%	4.38%

NOTE 8 – RETIREMENT PLANS

The Corporation provides a 401(k) savings plan (the “Plan”) for all eligible employees. To be eligible, an individual must complete six months of employment and be 20 or more years of age. Under provisions of the Plan, a participant can contribute a certain percentage of their compensation to the Plan up to the maximum allowed by the IRS. The Corporation also matches a certain percentage of those contributions up to a maximum match of up to 3% of the participant’s compensation. The Corporation may also provide additional discretionary contributions. Employee voluntary contributions are vested immediately and Corporation contributions are fully vested after three years. The 2011 and 2010 expenses related to the Plan were $138 and $151, respectively.

The Corporation maintains a deferred compensation plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The amount of each officer’s benefit will generally depend on their salary, and their length of employment. The Corporation accrues the cost of this deferred compensation plan during the working careers of the officers. Expense under this plan totaled $230 and $98 in 2011 and 2010, respectively. The total accrued liability under this plan was $719 and $593 at December 31, 2011 and 2010, respectively. In addition to recognizing expense associated with the plan, the Corporation also funds the plan via cash payments into separate accounts managed by the Corporation’s trust department. At December 31, 2011, $558 of the outstanding liability has been funded through this process.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 9 – FEDERAL INCOME TAXES

The Corporation files income tax returns in the U.S. federal jurisdiction and franchise tax returns in Ohio. Income tax expense (credits) for the years ended December 31, 2011 and 2010 included the following components.

	September 30,	September 30,
	2011	2010
Valuation Allowance	$1,622	$8,083
Deferred	(1,635)	(2,973)

Totals	$(13)	$5,110

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate to income before income taxes was as follows:

	September 30,	September 30,
	2011	2010
Income taxes (credits) computed at the statutory federal income tax rate	$(935)	$(2,455)
Tax exempt income	(401)	(512)
Change in Valuation Allowance	1,622	8,083
Other	(299)	(6)

Totals	$(13)	$5,110

Year-end deferred tax assets and liabilities were comprised of the following.

	September 30,	September 30,
	2011	2010
Deferred tax assets
Allowance for loan losses	$3,259	$4,164
Depreciation	227	202
Deferred compensation	244	217
Alternative minimum tax carry forward	145	145
Other-than-temporary impairment losses	1,365	1,334
Other	62	43
Expenses on foreclosed real estate	132	24
Unrealized loss on other-than-temporary impairment on held-to-maturity securities	1,021	950
NOL Carry forward	4,354	2,026

	10,809	9,105

Deferred tax liabilities
FHLB stock dividends	(455)	(455)
Unrealized gain on securities available-for-sale	(643)	(559)
Other	(6)	(8)

	(1,104)	(1,022)

Net deferred tax asset	9,705	8,083
Less: Valuation Allowance	(9,705)	(8,083)

Total	$—	$—

At December 31, 2011, the Corporation has a $12.8 million net operating loss carry forward available to reduce future income taxes through 2030.

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 10 – COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The contractual amount of financing instruments with off-balance sheet risk was as follows at year-end.

	September 30,	September 30,	September 30,	September 30,
	2011		2010
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to extend credit	$62	$195	$36	$—
Unused lines of credit and letters of credit	$1,313	$63,369	$2,108	$66,685

Commitments to make loans are generally made for periods of 30 days or less. The fixed-rate loan commitments have interest rates ranging from 2.35% to 8.25% for 2011. Maturities for loans subject to these fixed-rate commitments range from up to 1 to 30 years. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates at December 31, 2011, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flows from operations and existing excess liquidity.

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

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 11 – REGULATORY CAPITAL

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

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Bank met the well-capitalized requirements, as publicly defined, at December 31, 2011. The classification as well capitalized is made periodically by regulators and is subject to change over time. Because the Bank operates under a written order, it is considered by regulation to be “adequately” capitalized.

The Corporation’s wholly-owned subsidiary, The Delaware County Bank and Trust, entered into a written agreement with the Ohio Division of Financial Institutions (“ODFI”) and a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) effective October 28, 2010 which address matters pertaining to, among other things: management and operations of the Bank; credit risk management practices and credit administration policies and procedures; Bank actions with respect to problem assets; reserves for loan and lease losses; strengthening the capital position of the Bank; the strategic plan and budget for fiscal 2012; staffing; and submitting a funding contingency plan for the Bank that identifies available sources of liquidity and includes a plan for dealing with potential adverse economic and market conditions.

The Consent Order and the Agreement contain substantially similar provisions. Among other things it requires the Bank to attain a minimum 9% tier-1 capital ratio within 90 days of the effective date, and total risk-based capital ratio of not less than 13% within that same time period; submission of plans related to the reduction of non-performing assets; and a review of accounting matters related to subsidiary companies.

The Agreement and Consent Order also provide that the Bank may not declare or pay dividends to DCB without the prior approval of the FDIC and ODFI. And, as announced earlier this year by DCB, without the prior approval of the Federal Reserve, DCB may not declare or pay cash dividends, repurchase any of its shares, make payments on its trust preferred securities or incur or guarantee any debt.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 11 – REGULATORY CAPITAL (continued)

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

Actual and required capital ratios are presented below at year-end.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total capital to risk-weighted assets
Consolidated	$40,510	10.1%	$32,124	8.0%	N/A	N/A
Bank	$40,069	10.0%	$32,124	8.0%	$40,156	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	$35,434	8.8%	$16,062	4.0%	N/A	N/A
Bank	$34,993	8.7%	$16,062	4.0%	$24,093	6.0%
Tier 1 (core) capital to average assets
Consolidated	$35,634	6.6%	$21,433	4.0%	N/A	N/A
Bank	$34,993	6.5%	$21,498	4.0%	$26,872	5.0%

2010
Total capital to risk-weighted assets
Consolidated	$43,554	10.3%	$33,865	8.0%	N/A	N/A
Bank	$43,422	10.3%	$33,861	8.0%	$42,327	10.0%
Tier 1 (core) capital to risk-weighted assets
Consolidated	$38,177	9.0%	$16,933	4.0%	N/A	N/A
Bank	$38,045	9.0%	$16,931	4.0%	$25,396	6.0%
Tier 1 (core) capital to average assets
Consolidated	$38,177	6.4%	$23,802	4.0%	N/A	N/A
Bank	$38,045	6.4%	$23,750	4.0%	$29,688	5.0%

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 11 – REGULATORY CAPITAL (continued)

Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. The Bank has entered into a Consent Order with the FDIC and a Written Agreement with the ODFI that requires tier-1 capital and total risk-based capital to reach levels of 9% and 13%, respectively. The Bank has not yet reached those required levels, and continues to operate under certain restrictions as noted in the Consent Order and Written Agreement. Based on assets held at December 31, 2011, the tier-1 capital necessary to reach those requirements would be $48,370. To reach the 13% total risk-based capital requirement the Corporation would need to reach $52,202, based on risk based assets of $401,555 presented in the December 31, 2011 FDIC Call Report. At December 31, 2011 and 2010, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.

NOTE 12 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	September 30,	September 30,	September 30,	September 30,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$39,314	$39,314	$33,521	$33,521
Securities available for sale	88,813	88,813	69,597	69,597
Securities held to maturity	1,010	1,360	1,313	1,680
Loans held for sale	—	—	753	753
Loans (net of allowance)	350,183	345,774	412,617	401,967
FHLB stock	3,799	3,799	3,799	3,799
Accrued interest receivable	1,480	1,480	1,673	1,673

Financial liabilities
Noninterest-bearing deposits	$69,674	$69,674	$63,695	$63,695
Interest-bearing deposits	375,754	376,841	401,381	402,131
Federal funds purchased and other short-term borrowings	—	—	1,265	1,265
FHLB advances	40,036	40,616	58,502	60,581
Accrued interest payable	340	340	336	336

The estimated fair value of cash and cash equivalents, FHLB stock, accrued interest receivable, noninterest-bearing deposits, federal funds purchased and other short-term borrowings and accrued interest payable approximates the related carrying amounts. Estimated fair value for securities held-to-maturity is based on independent third-party evaluation including discounted cash flows and other market assumptions. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent re-pricing or re-pricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life. Fair values for impaired loans are estimated using

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 12 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

discounted cash flow analysis or underlying collateral values. For loans held on balance sheet, the discounted fair value is further reduced by the amount of reserves held against the loan portfolios. Fair value of loans held for sale is based on market quotes. Fair values of long-term FHLB advances are based on current rates for similar financing. Fair values of off-balance sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 12 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

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

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010.

	September 30,	September 30,	September 30,	September 30,
	Fair Value Measurements Using
December 31, 2011	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. agency obligations	$35,808	$—	$35,808	$—
State and municipal obligations	15,995	—	15,995	—
Corporate bonds	1,837	—	1,837	—
Mortgage-backed	34,473	—	34,373	—

Total	$88,113	$—	$88,113	$—

	September 30,	September 30,	September 30,	September 30,
	Fair Value Measurements Using
December 31, 2010	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. agency obligations	$29,986	$—	$29,986	$—
State and municipal obligations	12,262	—	12,262	—
Mortgage-backed	27,349	—	27,349	—

Total	$69,597	$—	$69,597	$—

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 12 – DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities

Collateralized debt obligations are classified as held to maturity. The Corporation recognized other-than-temporary impairment on the securities as of December 31, 2011 and 2010, based upon a Level 3 estimate of fair value, including a discounted cash flows calculation and a fair value estimate from an independent evaluation of the security.

Impaired loans

At December 31, 2011 and December 31, 2010, impaired loans consisted primarily of loans secured by nonresidential and commercial real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.

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

The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and December 31, 2010.

	September 30,	September 30,	September 30,	September 30,
	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2011
Collateralized debt obligations	$1,360	$—	$—	$1,360
Impaired loans	17,483	—	—	17,483
Real estate owned	1,590	—	—	1,590

December 31, 2010
Collateralized debt obligations	$1,313	$—	$—	$1,313
Impaired loans	24,187	—	—	24,187
Real estate owned	449	—	—	449

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 13 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of DCB Financial Corp was as follows:

CONDENSED BALANCE SHEETS

December 31, 2011 and 2010

	September 30,	September 30,
	2011	2010
Assets
Cash and cash equivalents	$413	$75
Investment in subsidiaries	34,311	37,442
Investment securities	—	—
Investment in affiliates	—	—
Other assets	—	—

Total assets	$34,724	$37,517

Liabilities
Short term borrowings	$—	$80
Other liabilities	3,760	3,758

Shareholders’ Equity	30,964	33,679

Total liabilities and shareholders’ equity	$34,724	$37,517

Note: At December 31, 2011and 2010, DCB Financial Corp. has a payable to the Bank in the amount of $3,735. The Bank evaluated the receivable for collectability and wrote off the receivable in 2009 based on its evaluation. The payable to the Bank represents the difference between consolidated shareholders’ equity and the shareholders’ equity of DCB Financial Corp.

CONDENSED STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

	September 30,	September 30,
	2011	2010

Dividends from Bank subsidiary	$492	$—
Equity in undistributed loss of subsidiaries	(3,154)	(12,547)
Other	(2)	(70)

Total income (loss)	(2,664)	(12,617)

Operating expenses	74	127
Federal income tax expense (credit)	—	(414)

Net loss	$(2,738)	$(12,330)

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 13 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

	September 30,	September 30,
	2011	2010
Cash flows from operating activities
Net loss	$(2,738)	$(12,330)
Adjustments to reconcile net loss to cash provided by operating activities:
Excess distributions from subsidiaries	3,154	12,547
Net change in other assets and liabilities	2	401

Net cash from operating activities	418	618

Cash flows from investing activities
Investments in unconsolidated affiliates	—	426

Net cash from investing activities	—	426

Cash flows from financing activities
Repayment of short-term borrowings	(80)	(2,290)
Cash dividends paid	—	—
Proceeds from exercise of stock options	—	—
Purchase of treasury stock, net	—	—

Net cash from financing activities	(80)	(2,290)

Net change in cash and cash equivalents	338	(1,246)

Cash and cash equivalents at beginning of year	75	1,321

Cash and cash equivalents at end of year	$413	$75

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 14 – SIGNIFICANT ESTIMATES AND CONCENTRATIONS

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

Deposit Concentration

At December 31, 2011, approximately 11.49% of the Bank’s deposits were received from public institutions. These concentrations pose possible liquidity and earnings risk to the Corporation. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2011 by the Corporation’s available lending and borrowing capacity.

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

At December 31, 2011, the Corporation held $129,958 in commercial real estate included in the Bank’s geographic area. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 15 – DETAILS OF OPERATING EXPENSES

The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2011 and 2010.

	September 30,	September 30,
	2011	2010

Bank premises rent	$613	$633
Bank premises maintenance	447	437
Bank premises depreciation	549	551
Equipment lease	143	199
Depreciation	687	1,019
Software maintenance	774	718
Other	624	480

Total	$3,837	$4,037

The following table details the composition of other operating expenses for the years ended December 31, 2011 and 2010.

	September 30,	September 30,
	2011	2010

ATM and debit cards	$622	$647
Telephone	440	379
Loan	942	914
Other operating	1,522	2,214

Total	$3,526	$4,154

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 16 – QUARTERLY FINANCIAL DATA (Unaudited)

The following tables summarize the Corporation’s quarterly results for the years ended December 31, 2011 and 2010.

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2011:

Total interest income	$5,413	$5,597	$5,770	$5,952
Total interest expense	1,223	1,269	1,282	1,339

Net interest income	4,190	4,328	4,488	4,613
Provision for losses on loans	1,600	625	2,536	675
Noninterest income	1,782	1,329	1,745	1,502
Noninterest expense	5,045	4,995	5,821	5,431

Income (loss) before income tax expense (benefit)	(673)	37	(2,124)	9
Federal income tax expense (benefit)	518	(239)	(268)	(24)

Net income (loss)	$(1,191)	$276	$(1,856)	$33

Income (loss) per share:
Basic	$(0.32)	$0.07	$(0.50)	$0.01
Diluted	$(0.32)	$0.07	$(0.50)	$0.01

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2010:

Total interest income	$6,631	$6,896	$7,196	$7,395
Total interest expense	1,448	1,742	1,834	1,901

Net interest income	5,183	5,154	5,362	5,494
Provision for losses on loans	1,162	4,531	3,386	1,961
Noninterest income	2,175	1,711	1,793	436
Noninterest expense	6,021	6,242	5,737	5,488

Income (loss) before income taxes (credits)	175	(3,908)	(1,968)	(1,519)
Federal income tax expense (credit)	530	5,151	60	(631)

Net loss	$(355)	$(9,059)	$(2,028)	$(888)

Loss per share:
Basic	$(0.10)	($2.44)	$(0.54)	$(0.24)
Diluted	$(0.10)	($2.44)	$(0.54)	$(0.24)