Form 10-K/A, Exhibit 13
period 2011-12-31
DCB FINANCIAL CORP
filed 2012-04-27
CIK 1025877

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

Common Stock and Shareholder Matters

DCB had 3,717,385 common shares outstanding on March 29, 2012, held of record by approximately 1,465 shareholders. There is no established public trading market for DCB’s common shares. DCB’s common shares are traded on a limited basis on the OTC Bulletin Board. At times however, various brokerage firms maintain daily bid and ask prices for DCB’s common stock. The range of high and low transactions as reported by the OTC Bulletin Board is reported below. These transactions are shown without retail mark-up, mark-down or commissions.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2011	2011	2011	2011
High	$3.75	$3.84	$3.60	$3.00

Low	3.05	3.10	2.50	2.20

Dividends per share	0.00	0.00	0.00	0.00

	March 31,	June 30,	September 30,	December 31,
	2010	2010	2010	2010
High	$7.25	$7.25	$6.20	$4.17

Low	6.00	5.00	3.70	3.02

Dividends per share	0.00	0.00	0.00	0.00

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

Margin Analysis – The following table presents certain information from the Corporation’s average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2011, 2010 and 2009. Such yields and costs are derived by dividing annual income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, net of the allowance for loan losses. Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax-exempt securities on a tax-equivalent basis was $485 in 2011, $977 in 2010, and $1,495 in 2009. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

	Year ended December 31,
	2011			2010			2009
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
Interest-earning assets:

Federal funds sold and other short term	$44,298	$108	0.24%	$33,426	$133	0.40%	$43,057	$167	0.39%

Taxable securities	72,031	2,208	3.07	75,836	2,697	3.56	75,050	3,299	4.40

Tax-exempt securities	7,940	320	4.03	16,608	645	3.88	22,452	987	4.40

Loans (includes nonaccrual loans)	394,765	20,096	5.09	465,983	24,643	5.29	504,844	27,888	5.52

Total interest-earning assets	519,034	22,732	4.38	591,853	28,118	4.75	645,403	32,341	5.01

Noninterest-earning assets	43,848			47,403			62,481

Total assets	$562,882			$639,256			$707,884

Interest-bearing liabilities:

Interest-bearing demand and money market deposits	$176,667	$405	0.23%	$199,457	$471	0.24%	$198,012	$651	0.33%

Savings deposits	33,100	49	0.15	33,607	49	0.15	32,828	54	0.16

Certificates of deposit	190,217	2,355	1.24	232,474	3,662	1.58	292,095	6,624	2.27

Total deposits	399,984	2,809		465,538	4,182		522,935	7,329

Borrowed funds	53,825	2,304	4.28	64,647	2,743	4.24	64,246	3,229	5.03

Total interest-bearing liabilities	453,809	5,113	1.13	530,185	6,925	1.31	587,181	10,558	1.80

Noninterest-bearing liabilities	72,129			62,251			66,612

Total liabilities	525,938			592,436			653,793

Shareholders’ equity	36,944			46,820			54,091

Total liabilities and shareholders’equity	$562,882			$639,256			$707,884

Net interest income; interest rate spread		$17,619	3.25%		$21,193	3.44%		$21,783	3.21%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.39%			3.58%			3.38%

Average interest-earning assets to average interest-bearing liabilities			114.37%			111.63%			109.92%

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

	Year ended December 31,
	2011 vs. 2010			2010 vs. 2009
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income attributable to:

Federal funds sold and other short term	$45	$(70)	$(25)	$(41)	$(46)	$(87)

Taxable securities	(136)	(353)	(489)	35	(585)	(550)

Tax-exempt securities	(337)	12	(325)	(257)	(84)	(341)

Loans	(3,766)	(780)	(4,546)	(2,146)	(1,099)	(3,245)

Total interest income	(4,194)	(1,191)	(5,385)	(2,409)	(1,814)	(4,223)

Interest expense attributable to:

Interest bearing demand and money market deposits	(54)	(12)	(66)	5	(185)	(180)

Savings deposits	(1)	1	—	1	(6)	(5)

Certificates of deposit	(666)	(641)	(1,307)	(1,352)	(1,610)	(2,962)

Borrowed funds	(456)	18	(438)	(3,228)	2,742	(486)

Total interest expense	(1,177)	(634)	(1,811)	(4,574)	941	(3,633)

Increase (decrease) in net interest income	$(3,017)	$(557)	$(3,574)	$2,165	$(2,755)	$(590)

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

As illustrated in the tables, the Bank’s balance sheet reacts nominally with respect to changes in overall interest rates. From an overall perspective, the sensitivity in the Bank’s balance sheet is somewhat attributed to the relatively short term structure of the liability side of the balance sheet compared to the longer structure of its assets. Though the institution does employ variable loan structures, these structures generally adjust based on annual time frames compared to shorter time frames for liabilities. These risks are offset somewhat by management’s use of matched funding principles for longer term loans, where longer term liability structures are used to provide similar cash flow structures. Additionally, as rates rise borrowers are less likely to refinance or payoff loans prior to contractual maturity, which potentially increases the risk that the Bank may hold below market rate loans in a rising rate environment.

The following table depicts the ALCO’s most likely interest rate scenarios and their affect on NPV. As depicted below, in a rising rate environment a liability sensitive balance sheet results in a moderate change in NPV. The Corporation operates within the ALCO’s interest rate risk limits.

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

See Accompanying Notes to Consolidated Financial Statements

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2011 and 2010

(Dollars in thousands, except per share amounts)

	2011	2010
Interest and dividend income

Loans	$20,096	$24,643

Taxable securities	2,208	2,697
Tax-exempt securities	320	645
Federal funds sold and other	108	133

Total interest income	22,732	28,118

Interest expense

Deposits	2,809	4,182
Borrowings	2,304	2,743

Total interest expense	5,113	6,925

Net interest income	17,619	21,193

Provision for loan losses	5,436	11,040

Net interest income after provision for loan losses	12,183	10,153

Noninterest income

Service charges on deposit accounts	2,724	2,726
Trust department income	855	960
Gain on sale of securities	957	301
Gain (loss) on sale of assets	(363)	813

Gain on sale of loans	77	401
Treasury management fees	345	417
Data processing servicing fees	506	606
Earnings on bank owned life insurance	749	747
Total other-than-temporary impairment losses	(75)	(487)
Portion of loss recognized in other comprehensive income (before taxes)	(17)	(815)

Net impairment losses recognized in income	(92)	(1,302)

Other	600	446

Total noninterest income	6,358	6,115

Noninterest expense

Salaries and employee benefits	9,710	10,285

Occupancy and equipment	3,837	4,037
Professional services	1,517	1,908
Advertising	348	412
Postage, freight and courier	282	356
Supplies	185	261
State franchise taxes	463	615
Federal deposit insurance premiums	1,424	1,460
Other	3,526	4,154

Total noninterest expense	21,292	23,488

Loss before income tax	(2,751)	(7,220)

Income tax expense (benefit)	(13)	5,110

Net loss	$(2,738)	$(12,330)

Basic loss per common share	$(0.74)	$(3.32)

Diluted loss per common share	$(0.74)	$(3.32)

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

Adjustments to reconcile loss to net cash provided by operating activities

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

The amortized cost and approximate fair value of available-for-sale securities, together with gross unrealized gains and losses, were as follows at December 31, 2010:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and agency obligations	$29,510	$599	$(123)	$29,986

State and municipal obligations	12,153	193	(84)	12,262

Mortgage-backed securities	26,290	1,059	—	27,349

Total	$67,953	$1,851	$(207)	$69,597

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2010 were as follows:

	Adjusted	Gross	Estimated
	Amortized	Unrealized	Fair
	Cost	Gains	Value
Collateralized debt obligations	$1,313	$367	$1,680

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

	Accumulated Credit Losses
	2011	2010
Credit losses on debt securities held to maturity
Beginning of period	$3,923	$2,621
Additions related to other-than-temporary losses not previously recognized	92	1,302
Reductions due to sales	—	—
Reductions due to change in intent or likelihood of sale	—	—
Additions related to increases in previously recognized other-than-temporary losses	—	—
Reductions due to increases in expected cash flows	—	—

End of period	$4,015	$3,923

The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

2011

	(Less than 12 months)			(12 months or longer)			Total		Total
Description of Securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
U.S. Government and agency obligations	5	$5,498	$(24)	—	$—	$—	5	$5,498	$(24)

State and municipal obligations	11	4,516	(50)	—	—	—	11	4,516	(50)

Corporate bonds	3	1,562	(17)	—	—	—	3	1,562	(17)

Mortgage-backed securities and other	5	5,435	(26)	—	—	—	5	5,435	(26)

Total securities	24	$17,011	$(117)	—	$—	$—	24	$17,011	$(117)

2010

	(Less than 12 months)			(12 months or longer)			Total		Total
Description of Securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
U.S. Government and agency obligations	10	$9,904	$(123)	—	$—	$—	10	$9,904	$(123)

State and municipal obligations	9	3,575	(84)	—	—	—	9	3,575	(84)

Total securities	19	$13,479	$(207)	—	$—	$—	19	$13,479	$(207)

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 2 – SECURITIES (continued)

	Amortized Cost	Fair Value
Due in one year or less	$557	$571

Due from one to five years	20,546	20,656

Due from five to ten years	22,586	23,108

Due after ten years	9,055	9,305

Mortgage-backed securities	33,478	34,473

Total debt securities	86,222	88,113

Other securities	1,010	1,360

Total	$87,732	$89,473

Sales of investment securities during the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Proceeds from investments sales	$12,359	$15,764

Gross gains on investment sales	$957	$446

Gross losses on investment sales	$—	$145

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 4 – CREDIT QUALITY

Allowance for Credit Losses

The Corporation’s methodology for estimating probable future losses on loans utilizes a combination of probability of loss by loan grade and loss given defaults for its portfolios. The probability of default is based on both market data from a third-party independent source and actual historical default rates within the Corporation’s portfolio. The loss rates are based on three-year historical trends weighted so that recent years data has more impact on the calculation. This methodology recognizes trends in portfolio behavior while allowing for reasonable loss ratios on which to estimate allowance calculations.

Further, the process for estimating probable loan losses is divided into reviewing impaired loans on an individual basis for probable losses and, as noted above, calculating probably future losses based on historical and market data for homogenous loan portfolios. As the Corporation’s troubled loan portfolios have been reduced through charge-off, the remaining loan portfolios possess better overall credit characteristics, and based on the Corporation’s methodology require lower rates of reserving than historical levels.

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

DCB FINANCIAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 6 – INTEREST-BEARING DEPOSITS

Year-end interest-bearing deposits were as follows:

	2011	2010
Interest-bearing demand	$66,651	$65,732

Money market	101,435	110,087

Savings deposits	33,448	32,308

Time deposits
In denominations under $100,000	84,255	63,675
In denominations of $100,000 or more	89,965	129,579

Total	$375,754	$401,381

Scheduled maturities of time deposits were as follows:

2012	$101,403

2013	62,676

2014	9,134

2015	763

2016	244

Total	$174,220

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

The Consent Order and the Agreement contain substantially similar provisions. Among other things they require the Bank to attain a minimum 9% tier-1 capital ratio within 90 days of the effective date, and total risk-based capital ratio of not less than 13% within that same time period; submission of plans related to the reduction of non-performing assets; and a review of accounting matters related to subsidiary companies. The Agreement and Consent Order also provide that the Bank may not declare or pay dividends to DCB without the prior approval of the FDIC and ODFI. And, as announced earlier this year by DCB, without the prior approval of the Federal Reserve, if applicable, DCB may not declare or pay cash dividends, repurchase any of its shares, make payments on trust preferred securities or incur or guarantee any debt.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2011 and 2010

(Dollars in thousands)

NOTE 11 – REGULATORY CAPITAL (continued)

Banking regulations limit capital distributions by the Bank. Generally, capital distributions are limited to undistributed net income for the current and prior two years. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Based on assets held at December 31, 2011, the tier-1 capital necessary to reach those requirements would be $48,370. To reach the 13% total risk-based capital requirement the Corporation would need to reach $52,202, based on risk based assets of $401,555 as presented in the December 31, 2011 FDIC Call Report. At December 31, 2011 and 2010, the Bank was unable to make dividend distributions to the Corporation without prior regulatory approval.

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

Note: At December 31, 2011and 2010, DCB Financial Corp. has a payable to the Bank in the amount of $3,735. The Bank evaluated the receivable for collectability and has written the receivable off based on its evaluation. The payable to the Bank represents the difference between consolidated shareholders’ equity and the shareholders’ equity of DCB Financial Corp.

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

Cash flows used in investing activities

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